As filed with the U.S. Securities and Exchange Commission on June 27, 2022.

Registration No. 333-261676

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Justworks, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	32-0390469 (I.R.S. Employer Identification Number)
55 Water Street
29th Floor
New York, New York 10041
(888) 534-1711
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Isaac Oates
Chief Executive Officer
Justworks, Inc.
55 Water Street
29th Floor
New York, New York 10041
(888) 534-1711
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Copies to:

Gregory P. Rodgers Benjamin J. Cohen Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10002 (212) 906-1200	Mario Springer General Counsel Justworks, Inc. 55 Water Street 29th Floor New York, New York 10041 (888) 534-1711	Dwight S. Yoo Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated June 27, 2022
          Shares
Class A Common Stock

This is an initial public offering of shares of Class A common stock of Justworks, Inc. We are offering      shares of our Class A common stock.
Prior to this offering, there has been no public market for our Class A common stock. It is currently estimated that the initial public offering price will be between $          and $          per share. We have applied to list our Class A common stock on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “JW.”
Upon the completion of this offering, we will have two classes of authorized common stock: Class A common stock and Class B common stock (collectively, our “common stock”). The rights of the holders of each class of our common stock are identical, except voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 10 votes per share and is convertible into one share of Class A common stock. See the section titled “Description of Capital Stock” for more information. Outstanding shares of Class B common stock will represent approximately     % of the voting power of our outstanding capital stock immediately following this offering, with our directors, executive officers, and 5% stockholders and their respective affiliates representing approximately     % of the voting power.
We will be treated as an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 for certain purposes until we complete this offering and, as such, have elected to comply with certain reduced public company reporting requirements for this registration statement.
Investing in our Class A common stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 19 to read about factors you should consider before buying shares of our Class A common stock.

	Per Share	Total
Initial public offering price
Underwriting discounts and commissions(1)
Proceeds, before expenses, to us
_______________
(1)See the section titled “Underwriting” for a description of the compensation payable to the underwriters.
At our request, the underwriters have reserved up to 5% of the shares of Class A common stock offered by us in this offering, for sale at the initial public offering price to certain persons associated with us. See “Underwriting.”
We have granted to the underwriters the option for a period of up to 30 days to purchase up to an additional          shares of Class A common stock from us at the initial public offering price, less the underwriting discounts and commissions.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of Class A common stock to purchasers on                    , 2022.

Goldman Sachs & Co. LLC	J.P. Morgan	BofA Securities
Baird	Piper Sandler	Raymond James
Stifel	William Blair	Siebert Williams Shank
Prospectus dated                    , 2022.

Our mission is to help entrepreneurs & businesses grow with confidence.

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You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission (“SEC”). Neither we nor any of the underwriters have authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared. Neither we nor the underwriters take responsibility for, and can provide assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of Class A common stock offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A common stock. Our business, results of operations, financial condition, and prospects may have changed since such date.
We have proprietary rights to trademarks, trade names, and service marks appearing in this prospectus that are important to our business. Solely for convenience, the trademarks, trade names, and service marks may appear in this prospectus without the ® and TM symbols, but any such references are not intended to indicate, in any way, that we forgo or will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, trade names, and service marks. All trademarks, trade names, and service marks appearing in this prospectus are the property of their respective owners.
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For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus and any free writing prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.
Through and including                    , 2022 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

LETTER FROM OUR FOUNDER, ISAAC OATES

Dear Prospective Shareholder:
Thank you for taking the time to learn about what it means to be a Justworks shareholder. I have always believed that you should “do what you say, and say what you do.” This prospectus is an opportunity for us to say what we do. First, though, let me explain why.
As I’ve grown up, there have been people along the way who mentored me or gave me an opportunity. They saw something in me before I could see it for myself. Perhaps there have been people like this in your life, too. Or perhaps not—I have come to appreciate that these moments are not evenly distributed among us. That needs to change.
I started Justworks to help people realize their potential. This is our shared purpose and we seek to achieve it in three distinct ways.
First, we help people realize their potential by working towards our mission of helping entrepreneurs and businesses grow with confidence. These businesses create jobs, strengthen communities, and spur innovation. They are an important part of our economy and our society.
Second, as we work towards our mission, our own people learn, grow, and develop. We are at our best when we are helping others be at their best.
Finally, through Justworks.org, we aim to create more equitable access to entrepreneurship. This is good for our business and good for the world.
Our business
We help our customers with payroll, HR, benefits, and compliance. Our customers did not start their businesses to focus on these areas. They would prefer to spend their energy on other things. (Some will tell you that they would rather focus on anything else.)
This creates a tremendous opportunity for Justworks which, as you have gathered from our name, is meant to “just work.” By helping small businesses with all of the complex, high-stakes aspects of having a workforce, we establish deep customer relationships characterized by unusually high switching costs.
Our customers
Justworks’ customers are, first and foremost, entrepreneurs. They are extraordinary.
They eschew mainstream careers. They see an opportunity where others don’t. They conceive of products and services that are better than anything on the market. They convince investors to put money into their fledgling business, customers to buy when they have almost nothing to sell, and employees to join them on their adventure.
They build the businesses that comprise your community and mine. They create the household brands of tomorrow. They create technologies that large corporations buy. They create jobs and opportunity. They are the engine of our economy.
We are here to support these businesses at the beginning of their journey. The target market for our services is U.S.-based small businesses with less than 100 employees. Collectively, these businesses employ about 40 million people. This enormous market tends not to be well served because small businesses are difficult to reach and have complex needs. Most providers don’t think the juice is worth the squeeze in this market. Instead, they tend to drift upmarket in search of more profitable customers.

For Justworks, though, we can’t imagine a better market to serve. Our customers have taken on perhaps the biggest challenge in their lifetime. They are looking for a partner they can trust. They are looking for modern software and high-quality service. They are looking for peace of mind.
Serving this segment efficiently—that is, offering the best product at the lowest cost—means that we must make certain trade-offs. We can’t be all things to all people. So, we prioritize inside sales and self-service over field sales; centralized support over on-site support; transparent pricing over “wheeling and dealing”; off-the-shelf software with limited customization. For our customers, these trade-offs make Justworks an ideal partner.
We are proud of our customers and proud to be part of their story. We will continue to work toward serving more of them and serving them in more ways. We are just getting started.
How we think
If you do choose to invest in Justworks, I hope you will plan to hold your shares for a long time. As in any partnership, it is useful for you to know how we think.
First, we think about our customers—the businesses we work with as well as their people—all the time. When they do well, we do well. They stand on our shoulders and we will never forget that.
Second, we consider every decision as it relates to our values: camaraderie, openness, grit, integrity, and simplicity. We call them COGIS for short. We won’t compromise these values because they are the essence of who we are.
Third, financially, we focus on maximizing the present value of future cash flows (per share) while maintaining a flexible balance sheet.
Our company
Justworks is a special company. We are intelligent, creative, optimistic, and have a high work ethic. We strive to maintain a culture of belonging and acceptance where people can be themselves, work together, trust each other, innovate, learn, laugh, and have fun.
When a new employee joins Justworks, one of our first conversations is about teamwork. We talk about what it means to be part of a high-performing team. We talk about how a team can be more than the sum of its parts, how it can accomplish something together that none of the individuals could do on their own. It is not an oversimplification to say that Justworks has gotten here because of how our teams work together.
Beyond the motivations described earlier, we also build products and provide services that people love because we crave the satisfaction of a job well done.
The most important product we build is our company itself. Justworks must continue to be a place where people want to be, a place where they can do their best work, and a place where people develop their leadership skills and go on to have a tremendous and positive impact on our world.
To all the people who have been part of building Justworks so far: Thank you.
Come join us.
Isaac

PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, the terms “Justworks,” the “company,” “we,” “us,” and “our” in this prospectus refer to Justworks, Inc. and its consolidated subsidiaries. The last day of our fiscal year is May 31.
Overview
Justworks is a cloud-based software platform that gives small and medium-sized businesses (“SMBs”) access to benefits, payroll, human resources (“HR”), and compliance support—all in one place. We drive economies of scale via co-employment, enabling attractive cost savings for our customers and providing them a richer suite of benefits for their employees. We believe we are the first provider to combine this powerful demand aggregation dynamic with a simple, intuitive user experience and 24/7 expert support—enabling entrepreneurs and SMBs to grow with confidence. That is why more than 9,000 customers across all 50 U.S. states representing over 160,000 worksite employees (“WSEs”), as of May 31, 2022, trust Justworks as their human capital management (“HCM”) platform.
For SMBs, particularly those with less than 100 employees who collectively represent over 40 million people in the United States, the vast majority of HCM tasks are manual or paper-based. These tasks can require an outsized amount of time for managers, distracting them from what matters most—running their businesses. Given their size, SMBs also often struggle to attract and retain top talent due to the relative cost of securing benefits packages in-line with what larger organizations are able to offer. Meanwhile, regulations often place a disproportionate burden on SMBs, particularly those with geographically distributed teams, forcing them to deal with complex compliance hurdles they are ill-equipped to handle.
Justworks modernizes nearly every aspect of people management for SMBs through our all-in-one and highly-scalable, cloud-based software. We combine a modern HCM platform that is purpose-built for entrepreneurs and emerging businesses with payroll and tax processing services, compliance solutions, and access to comprehensive employee benefits. We are able to sponsor and maintain a broad range of attractive benefits plans by aggregating employees from many small businesses into a single large entity known as a professional employer organization (“PEO”).
Our platform is designed for SMBs with under 100 employees, a typically underserved portion of the market, yet we often retain larger customers as they scale. Our product-market fit, award-winning support, and brand affinity within this segment of the SMB market has enabled us to establish a 5-year historical average Net Promoter Score® (“NPS”) of 58% for the fiscal year ended May 31, 2022, as compared to a 5-year historical average HR services industry NPS of around 20%, according to the ClearlyRated 2022 NPS Benchmarks for HR Service Providers.
We built our entire platform from the ground up for our customers with a focus on ease-of-use, while obsessing over our product design and brand. Together with our investments in self-service, simple user experience, and automation, our approachable identity is a key part of what enabled us to drive a subscription revenue net retention rate of 117% for the last fiscal year.
We have a cost efficient go-to-market engine, combining an inside sales team for established SMBs and an automated self-enrollment funnel for emerging businesses. This funnel represented 14% of new business during the twelve months ended February 28, 2022. Additionally, we engage with professional services providers such as insurance brokers and accountants to acquire more customers. This has enabled us to drive a lifetime value to customer acquisition cost ratio of 6.3x during the twelve months ended February 28, 2022.

Our team is led by our founder and CEO, Isaac Oates, and a deep bench of leaders with highly relevant industry experience, averaging 25 years. We thrive in a founder-led and entrepreneurial culture, allowing us to adjust to market changes with agility and make strategic decisions decisively. Justworks is also consistently ranked as a top place to work. In 2021, our team won the Gold and Silver Stevie® Awards for Sales & Customer Service, including for our COVID-19 response; we secured a top-three placement in Selling Power’s “50 Best Companies to Sell For” rankings for the fourth consecutive year; and we were recognized by Fortune Magazine and Great Place to Work® as one of the “Best Workplaces in NYC” for the fourth time.
Our business has experienced significant historical growth, has strong margins, is highly capital efficient, and enjoys a significant degree of predictability. For the fiscal years ended May 31, 2021 and 2020, we generated:
•Total revenue of $982.7 million and $742.4 million, respectively, representing 32.4% year-over-year growth;
•Gross profit of $106.1 million and $77.1 million, respectively;
•Contribution profit of $139.8 million and $103.7 million, respectively;
•Adjusted gross profit of $107.4 million and $78.1 million, respectively;
•Income from operations of $12.8 million and loss from operations of $21.3 million, respectively; and
•Adjusted income from operations of $17.8 million and adjusted loss from operations of $5.3 million, respectively.
Contribution profit, adjusted gross profit, and adjusted income from operations are non-GAAP financial measures. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information on our non-GAAP financial measures.
Industry Background
Human capital management is critical to the success of every organization. Labor costs, which include wages, benefits, taxes, onboarding, training, time and attendance, and performance management, are often the biggest costs of doing business. In addition to the expense, many of these items also require compliance with federal, state, and local employment laws, which can be a significant burden on management’s time and focus.
As a result, the HCM market is large, growing, and highly fragmented. It is comprised of various software and service providers who range from offering point solutions to fully outsourced HR services. Companies of different sizes often approach HCM in a variety of ways based on their geographic footprints, available resources, internal expertise, and other company-specific needs and factors.
Entrepreneurs and SMBs, in particular, are disproportionately affected by the time and resources required to handle these administrative tasks, which can distract them from focusing on their core business. While software-based point solutions can streamline and centralize the HR workflow, these solutions still require the SMBs to manage and integrate the software themselves.
Alternatively, SMBs can have their HR function managed by a provider through a PEO model which provides access to payroll, benefits, compliance and risk management, among other aspects of the HR workflow, all in one solution.
We believe the PEO model represents an attractive component of the HCM industry as it helps businesses manage the full HR workflow, navigate rising regulatory complexities, and offload the significant administrative burden—allowing companies to focus on their core operations.

PEO Model Overview
In a PEO model, SMBs engage in a contractual relationship with the PEO provider known as co-employment. This allows the provider to aggregate many WSEs at their customers’ businesses under a single federal employer identification number (“EIN”) and file employment taxes on a consolidated basis. It also provides WSEs access to more attractive benefits and insurance plans that come with the scale of a larger employee base. The PEO model also involves managing certain employment-related and insurance risks.
The PEO model helps SMBs by outsourcing HR functions including:
•Payroll. Process automated payroll deposits and other types of one-off payments and handle related payroll taxes.
•Benefits. Handle all aspects of employee benefits administration, such as facilitating plan selection, claims support, and other benefits-related paperwork. The PEO model also provides WSEs access to a wider variety of medical, dental, and vision coverage at more affordable rates than what an SMB would be able to provide.
•HR. Allow businesses to manage their people via tools to handle onboarding, training, tracking paid time off, time and attendance, and performance management.
•Compliance. Assist businesses with their employer-related compliance needs including new hire reporting, workers’ compensation coverage, employment payroll tax filings, W-2 processing, Employment Practices Liability Insurance (“EPLI”), and State Unemployment Insurance (“SUI”) filings.
Industry Trends
Operating a small business is getting increasingly harder—seemingly requiring more time to stay on top of HR-related tasks and regulations each year. We believe that several key trends are converging to create opportunity for Justworks to capture market share from other HCM providers:
•Millennial and Gen Z populations prefer a self-service model with limited touch points. Based on Department of Labor statistics, the Millennial and Gen Z population is projected to comprise approximately 50% of the total workforce in 2022 and approximately 60% of the total workforce by 2027. Meanwhile, as reported in a Gartner survey, “of more than 4,500 customers conducted in December 2020 revealed that most millennials (62%) and Gen Z customers (75%) report they would use noncompany guidance to self-resolve their issues either all or most of the time, even when they have the option of contacting customer service. This is a significant difference from the 19% of baby boomers and 43% of Gen X customers who report they would do the same.” For more information on the Gartner Content, see the section titled “Market and Industry Data”.
•Businesses are using more digital work processes. Companies are increasingly adopting digital solutions to create efficiencies in the workplace and improve the overall employee experience. According to MarketsandMarkets, the global digital workplace market is expected to grow from $22.7 billion in 2020 to $72.2 billion in 2026, representing a 21% compound annual growth rate. Digital work processes also allow companies to attract and retain employees, mitigate risks, and adhere to regulatory requirements.
•Businesses are increasingly geographically distributed. In recent years, the workforce has become more geographically distributed, a trend that has only been further accelerated by COVID-19. Companies are becoming more flexible as to where their employees work geographically. According to the May 2020 “Survey of Business Uncertainty” conducted by the Atlanta Federal Reserve, 5-6% of employee working days were spent at home prior to the pandemic. This figure is expected to settle to around 16% post-pandemic—a threefold increase over the pre-COVID-19 status quo.
•Regulation of employee benefits are becoming increasingly complex and expensive, making PEOs more attractive. There are currently more than 180 federal employment laws. This does not include the large and growing number of regulations that businesses need to comply with on a state and local level. For example, together, New York and California passed more than 45 new employment laws that took effect in 2020 and 2021. Moreover, regulation at the federal, state, and local levels can change materially and suddenly with the introduction of a major new piece of regulation, such as the Affordable Care Act (“ACA”). At the same time, small-group insurance premiums have been rising quickly and consistently. According to a survey conducted by Aon, the average medical plan premium has increased approximately 8% annually over the past 10 years. This complexity and expense has made PEO services more attractive. Research by the National Association of Professional Employer Organizations (“NAPEO”) showed average annual health benefits cost savings of 37% per employee for businesses using a PEO versus those that do not. In addition, the complexity of assembling a diverse range of plans and options for employees makes utilizing a PEO model increasingly attractive for SMBs.
•Talent acquisition and retention is becoming increasingly more competitive. The market for hiring quality talent has become increasingly competitive. According to a survey by the Society for Human Resource Management (“SHRM”), 46% of respondents said health insurance was either the deciding factor or a positive influence in choosing their current job. Further, the three main drivers in evaluating their satisfaction with the plan were coverage, cost, and choice. As companies seek to hire and retain talent, it is critical that they are able to provide comprehensive insurance, benefits coverage, and health and wellness perks that meet the expectations of the modern workforce.
Key Challenges Our Customers Are Facing
There are several key challenges SMBs face, particularly those with less than 100 employees, when managing their HCM needs, including:
•SMBs often struggle to manage critical HCM needs in an efficient and comprehensive manner. Small businesses often lack the internal resources and experience necessary to effectively and cost-efficiently address all of their HCM needs. Point solutions may solve individual needs of organizations but are often time consuming and difficult to integrate with other products, minimizing their effectiveness. Meanwhile, many legacy PEO service providers do not offer cloud-native solutions and are often disparate and labor-intensive to administer, driving up costs.
•Many legacy service providers offer cumbersome solutions while lacking self-service options. Many legacy PEO service providers’ solutions are complex and confusing, ultimately impacting the customer and employee experience. Everyday HCM tasks, from adding or removing an employee to the platform to requesting benefits enrollment changes, often require interaction with the PEO via a phone call or email.
•Managers often lack the time, experience, and resources necessary to handle personal and time-consuming employee issues. Benefits enrollment, payroll taxes, and related changes can be highly personal and complicated. Employees are often uncomfortable going to their manager to discuss private, sensitive, and health-related benefits questions. Furthermore, managers often do not have the time or expertise to deal with these issues. Legacy PEO service providers’ customer service teams are frequently unauthorized or unable to directly address and resolve employee questions and requests.
•Pricing tends to be opaque and counterintuitive. Many legacy PEO service providers do not publish their pricing models and have opaque invoices, often causing significant customer frustration. This lack of transparency can ultimately lead to higher costs with less money available for employee benefits.
•Lack of scale can be a barrier to access high-quality, cost-effective benefits. SMBs, particularly those with less than 100 employees, are disadvantaged relative to larger businesses with the scale and resources to secure quality benefits options, especially health insurance. Ultimately, this can impact an SMB’s ability to recruit and retain high quality talent.
•The complex web of regulations creates a disproportionate burden on small businesses. Regulations often overlap and vary significantly across states and counties, making it difficult for companies, and specifically SMBs, to keep up and ensure compliance. This complexity has only been exacerbated with more companies operating with distributed teams across multiple jurisdictions. Additionally, SMBs are often ill-equipped to monitor and react to sudden and material changes in the regulatory environment. Over the past several years, these changes have included the ACA and the Coronavirus Aid, Relief, and Economic Security Act (“CARES”).
The Benefits of Our Differentiated Platform
Our PEO platform modernizes the HCM functionality most critical for SMBs with less than 100 employees through our cloud-based solution, with the following key benefits:
•All-in-one cloud-based software platform that we built for our customers from the ground up. We are a scalable 100% cloud-based software platform, supporting more than 9,000 customers across all 50 U.S. states and over 160,000 WSEs as of May 31, 2022. We enable HCM managers and employees alike to quickly and securely access benefits, payroll, and other HR functionality from anywhere, anytime. Our cloud-based software platform maintains structural cost advantages from onboarding to operating and servicing our customers. Furthermore, our in-house tech stack allows us to efficiently build and integrate solutions as we continually refine our product offering through continuous software updates.
•Intuitive self-service user experience. 72% of our WSEs are Millennials or from Gen Z, who often prefer to handle issues themselves using modern and straightforward software. With an interface that is intuitive, easy-to-use, and automated, our platform was built to be self-service first. Whether it is the CEO adding a new hire or the HR manager choosing to offer new benefits for their employees, it just works, whether at night, over a weekend, or on a holiday. Our reporting tools also enable our customers to make real-time data-driven decisions. Our approachable and easy-to-use software platform is a key part of what has enabled us to create and sustain an experience that we believe our customers and their employees love.
•Direct high-value employee engagement. Our software makes many payroll, benefits, HR, and compliance tasks manageable via self-service, empowering our customer support team to focus on more complex topics and challenges that our customers and their employees may face. This means that the conversations that our customers and their employees have with our team are typically higher value interactions. Although our core customer demographic prefers self-service solutions, which also keep costs low for us, when they need incremental help, they expect support from someone who is empathetic, knowledgeable, competent, and available. We provide this to our customers with a staff that is available 24 hours a day, seven days a week.
•Transparent pricing delivering significant value to our customers. Our transparent pricing structure is published on our website and charged on a per employee basis with no hidden costs, ensuring customers know exactly what they are buying. By cutting through the pricing complexity of legacy PEO solutions, we are able to create customer trust, satisfaction, and loyalty.
•Comprehensive and integrated benefits options. We offer various curated benefits packages to our customers and their employees. These include access to national health insurance from three major carriers at competitive rates. We also offer access to dental and vision coverage,

401(k), Flexible Spending Accounts (“FSAs”), and Health Savings Accounts (“HSAs”), and many other types of benefits with offerings in-line with larger organizations. We believe this ultimately allows our SMB customers to attract and retain high quality talent. Our software also enables us to streamline the benefits selection and enrollment process with greater transparency, education, and self-service features, making the new employee onboarding process seamless and integrated for our customers.
•Frictionless compliance. With numerous, multi-layered regulations that vary significantly across states and counties, we provide compliance and reporting services that are constantly updated and integrated into our platform. Ultimately, this enables our customers to minimize risk and the cost of non-compliance, allowing them to focus on running their core business. As new regulations are created and the workforce becomes more geographically distributed, our customers are able to stay in compliance and access new government programs. For example, through May 31, 2022 we were able to help customers identify and secure over $150 million of relief throughout the COVID-19 pandemic via the CARES Act and the Families First Coronavirus Relief Act (“FFCRA”).
Our founder-led and entrepreneurial culture is a critical differentiating factor when our customers select our platform. We strive to foster an environment that allows our employees to thrive, and in turn, provide what we believe to be a world-class customer experience. Ultimately, this engenders significant customer loyalty, as reflected by our 5-year historical average NPS of 58% for the fiscal year ended May 31, 2022.
Our Opportunity
Our cloud-based software platform was purpose-built for our customers, and we believe we are well positioned to serve our target market of SMBs with less than 100 employees as a result. Our product is designed to be used across various industries, with a core set of tools designed to assist our customers in growing their business. This simultaneously allows us to scale without incremental support costs driven by industry specification, or unique needs that arise when customers reach a significant size.
We estimate our current annual addressable market size to be $45 billion. To calculate this estimation, we identified that there are approximately 40 million employees working at companies with less than 100 employees, our target customer size, in the United States, according to the U.S. Bureau of Labor Statistics (“BLS”). Within this segment, our core target market also excludes certain industries. To account for this, we cited the total employment statistics from BLS for 2020, which are available on a per industry basis. Using this data, we identified that there are approximately 97 million employees working at companies of any size excluding the agriculture, state and local government, federal government, educational services, mining, construction, and manufacturing sectors. This represented 74% of the total employees reported by BLS for 2020, excluding state, local, and federal government employees. We then applied this same ratio to the approximately 40 million employees working at companies with less than 100 employees in the United States to estimate that there are roughly 30 million addressable employees in our core target market.
We then applied our annualized average contribution profit per employee per month (“PEPM”) of $128 for the twelve months ended ended February 28, 2022 to derive our approximate addressable market size.
Our Growth Strategy
We are dedicated to continuing to differentiate ourselves as the leader in integrated benefits, payroll, HR, and compliance support for SMBs with less than 100 employees across the United States. Key elements of our growth strategy include:
•Acquiring newly formed and rapidly growing businesses as customers. Our platform is aimed at addressing the complexity of providing payroll and benefit services to newly formed and growing businesses. Given our estimated addressable market size of $45 billion, we believe our current customer base represents a small portion of the SMB market that could benefit from our platform. To further penetrate this market, we will continue to invest in sales and marketing initiatives in our current geographic markets, which includes our largest market, the New York city metropolitan area. Additionally, we believe there is substantial opportunity to deepen our geographic footprint outside of the New York City metropolitan area. As evidence of our progress, we have increased the portion of our customer base outside of the New York city area to 48% as of February 28, 2022 from 27% at the end of fiscal year 2016. We have successfully expanded outside of the New York area through increased brand awareness, market-specific customer and persona research leading to new product features, and increasing local compliance and insurance options. We expect to continue our geographic expansion playbook in additional large metropolitan statistical areas with high concentrations of digitally-native businesses.
•Growing and scaling with our existing customers. As of May 31, 2022, we served more than 9,000 customers across all 50 states representing over 160,000 WSEs. Our customer base is largely comprised of businesses in high growth industries such as technology and professional services. As our customers grow and add additional WSEs, our comprehensive cloud-based software platform is able to scale alongside them and support their growth. We achieved a subscription revenue net retention rate of 117% for the last fiscal year.
•Continuing to innovate and expand our core capabilities. We work with our customers to innovate and expand our core capabilities to make the HR experience for SMBs better and more accessible. For example, we launched Org Charts, which provides real-time visualization of a customer’s employee reporting structure and automatically updates when employee information changes. We also recently introduced bulk payments, which enables payroll administrators to schedule, modify, and delete multiple payments in a single upload saving them hours of work each month. In the fiscal year ended May 31, 2022, we launched and deployed over 55 product updates, and we will continue investing in our technology to sustain and increase our product leadership and deliver increased value to customers.
•Pursuing strategic M&A. Our M&A strategy centers on delivering additional value to our target market of SMBs with under 100 employees through expanded product capabilities and service offerings. For example, in October 2020, we acquired and successfully integrated Boomr, a leading cloud-based time and attendance solution that simplifies and automates the process of tracking employees’ work hours. We will continue to selectively execute M&A to enhance our platform, add new service offerings, and expand into different markets to capture additional share in the SMB market and augment our organic growth.
Recent Developments
Estimated Preliminary Results for the Three Months Ended May 31, 2022
Set forth below are certain preliminary and unaudited estimates of selected financial and other information for the three months ended May 31, 2022 and actual unaudited financial and other information for the three months ended May 31, 2021. All percentage comparisons to the three months ended May 31, 2021 are measured to the midpoint of the range provided for the three months ended May 31, 2022. The unaudited selected financial and other information for the three months ended May 31, 2022 reflects our preliminary estimates with respect to such results based on currently available information and is subject to completion of our financial closing procedures. Our financial closing procedures for the three months ended May 31, 2022 are not yet complete and, as a result, our actual results may vary from the estimated preliminary results presented here and will not be finalized until after the completion of this offering.
These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting practices (“GAAP”). Further, our preliminary estimated results are not necessarily indicative of the results to be expected for any future period as a result of various factors, including, but not limited to, those discussed in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for prior periods included elsewhere in this prospectus.
The preliminary estimates presented below have been prepared by, and are the responsibility of, management. Ernst & Young LLP, our independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial information. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

	Three Months Ended May 31, 2021	Three Months Ended May 31, 2022

(in millions)	Actual	Low (estimated)	High (estimated)
Consolidated Statements of Operations Data:
Total revenue	$266.8	$365.5	$380.7
Total cost of revenue	$234.1	$318.9	$331.8
Gross profit	$32.7	$46.6	$48.9
Income from operations	$5.6	$0.9	$2.5
The table below presents a reconciliation of gross profit to contribution profit:

	Three Months Ended May 31, 2021	Three Months Ended May 31, 2022

(in millions)	Actual	Low (estimated)	High (estimated)
Gross profit	$32.7	$46.6	$48.9
Cost of providing services	9.5	12.9	13.1
Contribution profit (1)	$42.2	$59.5	$62.0
The table below presents a reconciliation of loss from operations to adjusted income from operations:

	Three Months Ended May 31, 2021	Three Months Ended May 31, 2022

(in millions)	Actual	Low (estimated)	High (estimated)
Income from operations	$5.6	$0.9	$2.5
Stock-based compensation expense	1.3	4.5	4.5
Adjusted income from operations (1)	$6.9	$5.4	$7.0
_______________
(1)See “Selected Consolidated Financial Data—Non-GAAP Financial Measures” for the definitions of each unaudited non-GAAP financial measure listed above and for a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
•Total revenue for the three months ended May 31, 2022 is expected to be between $365.5 million and $380.7 million, a 39.8% increase from $266.8 million for the three months ended May 31, 2021. We expect this increase in total revenue to result primarily due to an increase in WSEs compounded by an increase in total revenue per WSE attributable to a more advantageous customer and pricing mix.

•Total cost of revenue for the three months ended May 31, 2022 is expected to be between $318.9 million and $331.8 million, a 39.0% increase from $234.1 million for the three months ended May 31, 2021. We expect this increase in total cost of revenue to result primarily due to an increase in WSEs resulting in higher benefits and insurance fees in addition to an increase in cost of providing services, largely driven by higher compensation costs.
•Gross profit for the three months ended May 31, 2022 is expected to be between $46.6 million and $48.9 million, a 46.0% increase from $32.7 million for the three months ended May 31, 2021. We expect this increase in gross profit to result primarily due to the increases associated with total revenue and total cost of revenue, in addition to a reduction in workers’ compensation costs.
•Contribution profit for the three months ended May 31, 2022 is expected to be between $59.5 million and $62.0 million, a 44.0% increase from $42.2 million for the three months ended May 31, 2021. We expect this increase in contribution profit to result primarily due to the increases associated with total revenue and total cost of revenue, in addition to a reduction in workers’ compensation costs.
•Income from operations for the three months ended May 31, 2022 is expected to be between $0.9 million and $2.5 million, a 69.6% decrease from $5.6 million for the three months ended May 31, 2021. We expect this decrease to result primarily due to an increase in compensation costs, including stock-based compensation expense, partially offset by an increase in gross profit.
•Adjusted income from operations for the three months ended May 31, 2022 is expected to be between $5.4 million and $7.0 million, a 10.1% decrease from $6.9 million for the three months ended May 31, 2021. We expect this decrease in adjusted income from operations to result primarily due to an increase in operating expenses due to increased compensation costs, including stock-based compensation expense, partially offset by an increase in gross profit.
Additionally, cash and cash equivalents as of May 31, 2022 are expected to be approximately $348.4 million, and total principal amount of debt outstanding as of May 31, 2022 is expected to be approximately $15.2 million.
Risk Factors Summary
Our business is subject to a number of risks and uncertainties of which you should be aware before making a decision to invest in our Class A common stock. These risks are more fully described in the section titled “Risk Factors” immediately following this prospectus summary. These risks relate to, among others, the following issues:
•SMBs may be unwilling to outsource their payroll administration and human resources support to a third-party service provider;
•our ability to compete successfully against existing and future competitors in the PEO industry;
•our ability to manage our growth effectively;
•our ability to maintain our company culture as we expand;
•pandemics, epidemics, or disease outbreaks, such as the COVID-19 pandemic;
•our ability to keep pace with technological and competitive developments and develop, or otherwise introduce new products and solutions and enhancements to our existing offerings;
•we may not be successful in our efforts to make acquisitions and successfully integrate newly acquired businesses or products in the future;

•risks associated with our co-employment relationship of worksite employees and the possible liability we may be subject to as a result of such relationships;
•our dependence on existing subscription customers, as well as our need to increase sales of our subscriptions to new customers;
•our dependence on our current management team and other key employees, and our inability to attract and retain highly skilled employees;
•our ability to develop and expand our marketing and sales capabilities and our ability to maintain consumer awareness of our brand;
•fluctuations in the sales prices of our products and solutions;
•the adequacy of our customer support;
•volatility in the financial and economic markets;
•our need for and ability to obtain additional financing to achieve our goals;
•complying with new and existing state and federal laws, especially relating to laws and regulations that govern what it means to be an employer or an employee, and uncertainty as to the application of these laws to us and our customers;
•losing recognition as an employer of worksite employees under federal and state laws and regulations, or for ERISA purposes;
•our reliance on third-party service providers that could experience a security breach, data loss, or other compromise, including if unauthorized parties obtain access to our customers’ data;
•our reliance on information technology systems, and any real or perceived bug, defect, security vulnerability, error, or other performance failure involving our platform, products or solutions;
•complying with laws and regulations relating to data privacy, data protection, advertising, and consumer protection;
•our ability to protect our proprietary technology, or to obtain, maintain, protect, and enforce sufficiently broad intellectual property rights therein;
•our reliance on third party software, including open source software, in our products and services;
•our dual class structure of our common stock; and
•risks related to our treatment as an emerging growth company.
Corporate Information
We were originally incorporated on October 5, 2012 as Clockwork Solutions, Inc., a Delaware corporation. On March 26, 2013, we changed our name to Justworks, Inc. Our principal executive offices are located at 55 Water Street, New York, New York 10041, and our telephone number is (888) 534-1711. Our website address is www.justworks.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. Investors should not rely on any such information in deciding whether to purchase our Class A common stock.
Implications of Being Treated as an Emerging Growth Company
On May 31, 2022, we ceased to be an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business

Startups Act of 2012 (the “JOBS Act”), because we had $1.07 billion or more in revenue during our most recently completed fiscal year. However, because we ceased to be an “emerging growth company” after we confidentially submitted to the SEC our registration statement related to this offering, we will be treated as an “emerging growth company” for certain purposes until the earlier of the date we complete this offering and May 31, 2023. As a result, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include, but are not limited to, being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosures, and reduced disclosure obligations regarding executive compensation.
The JOBS Act also permits emerging growth companies to delay adopting new or revised accounting standards until such time as those standards would apply to private companies. We have elected to avail ourselves of this accommodation allowing for delayed adoption of new or revised accounting standards and, as a result, our consolidated financial statements and the results of operations contained therein may not be directly comparable to those of public companies who have adopted the new or revised accounting standards.
Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

THE OFFERING

Class A common stock offered by us	shares.

Option to purchase additional shares of Class A common stock	shares.

Class A common stock to be outstanding after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class B common stock to be outstanding after this offering	42,135,392 shares.

Total common stock to be outstanding after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Use of proceeds
We estimate that that we will receive net proceeds from this offering of approximately $      million (or $      million if the underwriters exercise their option to purchase additional shares of Class A common stock in full), based on an assumed initial public offering price of $           per share (which is the midpoint of the price range set forth on the cover page of this prospectus) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We currently intend to use the net proceeds from this offering for working capital, to fund growth and for other general corporate purposes. We will have broad discretion in the way that we use the net proceeds of this offering. See the section titled “Use of Proceeds” for additional information.

Directed Share Program
At our request, the underwriters have reserved for sale at the initial public offering price up to 5% of the shares of Class A common stock offered by us in this offering, to certain individuals or entities, including our directors and employees and certain other individuals or entities identified by them, through a directed share program. If purchased by these individuals or entities, these shares will be subject to a lock-up restriction for a period of 180 days from the date of this prospectus. The number of shares of Class A common stock available for sale to the general public will be reduced by the number of reserved shares sold to these individuals or entities. Any reserved shares not purchased by these individuals or entities will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock offered under this prospectus. See “Certain Relationships and Related Party Transactions” and “Underwriting.”

Voting Rights
Shares of our Class A common stock are entitled to one vote per share. Shares of our Class B common stock are entitled to ten votes per share.
Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation. Following the completion of this offering, each share of our Class B common stock will be convertible into one share of Class A common stock at any time and will convert automatically upon certain transfers or, if earlier, upon the tenth anniversary of the completion of this offering. Immediately following the completion of this offering, the outstanding shares of our Class B common stock will represent approximately             % of the voting power of our outstanding capital stock, assuming no exercise of the underwriters’ option to purchase additional shares. The Class B stockholders will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and the approval of any change of control transaction. See the section titled “Description of Capital Stock” for additional information.

Risk factors	See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Class A common stock.

Proposed Nasdaq symbol	“JW”
The number of shares of our common stock to be outstanding after this offering is based on 13,358,203 shares of Class A common stock and 42,135,392 shares of Class B common stock, in each case outstanding as of February 28, 2022 (including 66,943 shares of Class A common stock and 77,952 shares of Class B common stock subject to our right of repurchase), after giving effect to the Preferred Stock Conversion (as defined below), and excludes:
•3,386,010 shares of Class B common stock issuable upon the exercise of stock options outstanding under our 2012 Plan as of February 28, 2022, with a weighted average exercise price of $6.36 per share;
•9,526,939 shares of Class A common stock issuable upon the exercise of stock options outstanding under our Third Amended and Restated 2018 Stock Plan (the “2018 Plan”) as of February 28, 2022 with a weighted-average exercise price of $8.35 per share;
•125,579 shares of Class A common stock issuable upon the exercise of stock options granted under our 2018 Plan subsequent to February 28, 2022, with a weighted-average exercise price of $20.30 per share;
•458,313 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units (“RSUs”) outstanding under our 2018 Plan as of February 28, 2022;
•248,740 shares of Class A common stock issuable in connection with the vesting and settlement of RSUs granted to certain of our employees under our 2018 Plan subsequent to February 28, 2022;
•53,000 shares of Class A common stock issuable upon the exercise of a warrant to purchase Class A common stock outstanding as of February 28, 2022 with an exercise price of $0.01 per share;
•87,500 shares of Class B common stock issuable upon the exercise of a warrant to purchase Class B common stock outstanding as of February 28, 2022 with an exercise price of $0.01 per share;

•      shares of Class A common stock issuable upon the exercise of stock options that we intend to grant to our Founder, Isaac Oates, under our 2022 Incentive Award Plan (the “2022 Plan”), which will become effective in connection with this offering, with an exercise price equal to the initial public offering price (the “Founder Award”) (see “Executive and Director Compensation” for additional information regarding the Founder Award);
•      shares of Class A common stock, based on an assumed initial public offering price of $              per share, which is the midpoint of the price range set forth on the cover page of this prospectus, issuable upon the exercise of stock options that we intend to grant, to certain of our employees, under our 2022 Plan, which will become effective in connection with this offering, with an exercise price equal to the initial public offering price (the “IPO Options”);
•       shares of Class A common stock, based on an assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, issuable in connection with the vesting and settlement of RSUs that we intend to grant, to certain of our employees, under our 2022 Plan, which will become effective in connection with this offering (the “IPO RSUs”);
•          additional shares of our Class A common stock reserved for future issuance under our 2022 Plan (which number, for the avoidance of doubt, excludes the Founder Award, IPO Options, and IPO RSUs), which will become effective in connection with this offering, as well as any automatic increases in the number of shares of our Class A common stock reserved for future issuance under our 2022 Plan;
•          shares of our Class A common stock that will become available for future issuance under the 2022 Employee Stock Purchase Plan (the “2022 ESPP”), which will become effective in connection with this offering, as well as any automatic increases in the number of shares of our Class A common stock reserved for future issuance under our 2022 ESPP; and
•675,180 shares of our Class A common stock that we have reserved for future issuance, over a period of 10 years, to Justworks Foundation, a 501(c)(3) private foundation (“Justworks.org”), to fund and support our social impact initiatives (67,518 of which shares we plan to issue to Justworks.org within 30 days after the closing of this offering and an additional 67,518 of which we plan to issue in each year subsequent to this offering until such reserved amount has been issued in full).
On the date immediately prior to the date of this prospectus, we will cease granting awards under each of the 2012 Plan and 2018 Plan. See the section titled “Executive and Director Compensation—Equity Compensation Plans” for additional information.
Unless otherwise indicated, this prospectus reflects and assumes the following:
•the automatic conversion of all outstanding shares of (i) our Series A preferred stock, Series B preferred stock, and Series C preferred stock into an aggregate of 30,756,552 shares of our Class B common stock and (ii) our Series A-1 preferred stock, Series B-1 preferred stock, Series C-1 preferred stock, Series D preferred stock, and Series E preferred stock into an aggregate of 9,820,964 shares of our Class A common stock, in each case, which will occur immediately prior to the filing and effectiveness of our amended and restated certificate of incorporation (the “Preferred Stock Conversion”);
•no exercise of the outstanding options or warrants referred to above after February 28, 2022;
•no exercise by the underwriters of their option to purchase up to                additional shares of our Class A common stock; and

•the filing and effectiveness of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, each of which will occur immediately prior to the completion of this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables summarize our consolidated financial and other data. The summary consolidated statements of operations data for the nine months ended February 28, 2022 and 2021, and consolidated balance sheet data as of February 28, 2022 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial statements on the same basis consistent with the presentation of our audited consolidated financial statements that are included elsewhere in this prospectus. We have included, in our opinion, all adjustments necessary to state fairly our results of operations for these periods. The summary consolidated statements of operations data for the fiscal years ended May 31, 2021 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future and our results of operations for the nine months ended February 28, 2022 are not necessarily indicative of the results that may be expected for the year ended May 31, 2022 or any other interim periods or any future year or period. You should read the following summary consolidated financial and other data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and

Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Nine Months Ended February 28,		Year Ended May 31,
	2022	2021	2021	2020

(in millions, except per share data)	(Unaudited)
Consolidated Statements of Operations Data:
Revenue:
Subscription revenue	$89.9	$63.2	$87.4	$68.4
Benefits and insurance related revenue	917.9	652.7	895.3	674.0
Total revenue	1,007.8	715.9	982.7	742.4
Cost of revenue:
Benefits and insurance fees	848.3	618.3	842.9	638.7
Cost of providing services	37.0	24.2	33.7	26.6
Total cost of revenue	885.3	642.5	876.6	665.3
Gross profit	122.5	73.4	106.1	77.1
Operating expenses:
Sales and marketing	42.7	27.8	37.8	49.2
General and administrative	51.2	27.3	39.9	38.0
Product development	21.1	11.1	15.6	11.2
Total operating expenses	115.0	66.2	93.3	98.4
Income (loss) from operations	7.5	7.2	12.8	(21.3)
Loss on extinguishment of debt	(1.1)	—	—	—
Interest and other expense	(0.5)	(1.9)	(2.2)	(1.8)
Interest and other income	0.2	0.2	0.3	2.8
Net income (loss) before taxes	6.1	5.5	10.9	(20.3)
Income taxes	—	—	—	—
Net income (loss)	$6.1	$5.5	$10.9	$(20.3)
Per Share Data (1):
Net income (loss) per share attributable to Class A and Class B common stockholders:
Basic	$0.11	$0.10	$0.20	$(1.52)
Diluted	$0.10	$0.10	$0.19	$(1.52)
Weighted average Class A and Class B common shares outstanding:
Basic	14,635,812	14,302,336	14,346,763	13,407,274
Diluted	63,000,763	56,791,935	56,860,078	13,407,274
Pro forma net income per share attributable to Class A and Class B common stockholders (unaudited)
Basic	$0.03		$0.20
Diluted	$0.10		$0.19
Pro forma weighted average Class A and Class B common shares outstanding (unaudited)
Basic	55,213,328		54,924,279
Diluted	63,000,763		56,860,078
_______________
(1)See Note 3 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate historical basic and diluted net income (loss) per share of common stock and the weighted average number of shares used in the computation of the per share amounts. Pro forma basic and diluted net income per share give effect, where applicable, to the conversion of the outstanding redeemable convertible preferred stock into 40,577,516 shares of common stock immediately prior to the closing of this offering.

	As of February 28, 2022
	Actual	Pro Forma (1)	Pro Forma as Adjusted (2)(3)
(in millions)	(Unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$126.1	$126.1	$
Working capital (4)	$90.2	$90.2	$
Total assets	$669.6	$669.6	$
Total liabilities	$546.4	$546.4	$
Redeemable convertible preferred stock	$147.1	$—	$
Additional paid-in capital	$39.1	$186.2	$
Accumulated deficit	$(63.0)	$(63.0)	$
Total stockholders’ deficit	$(23.9)	$123.2	$
_______________
(1)The pro forma column in the consolidated balance sheet data table above reflects (i) the filing and effectiveness of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws and (ii) the Preferred Stock Conversion.
(2)The pro forma as adjusted column reflects: (i) the pro forma adjustments set forth in footnote (1) above and (ii) the sale of                shares of our Class A common stock in this offering at an assumed initial public offering price of $                 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Approximately $4.1 million in offering expenses were prepaid as of February 28, 2022.
(3)The pro forma as adjusted information discussed above is illustrative only and will depend on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed initial public offering price per share of $                 (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase or decrease, as applicable, the pro forma as adjusted amount of each of cash and cash equivalents, total assets, additional paid-in capital and total stockholders’ deficit by approximately $                  million, assuming that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each 1,000,000 share increase or decrease in the number of shares of Class A common stock offered in this offering would increase or decrease, as applicable, the pro forma as adjusted amount of each of cash and cash equivalents, total assets, additional paid-in capital, and total stockholders’ deficit by $                  million, assuming that the initial public offering price per share remains at $                  (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(4)We define working capital as current assets less current liabilities. See our consolidated financial statements and related notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

	Nine Months Ended February 28,		Year Ended May 31,
	2022	2021	2021	2020

(in millions)	(Unaudited)
Non-GAAP Financial Data (1):
Contribution profit	$159.5	$97.6	$139.8	$103.7
Adjusted gross profit	$125.2	$74.3	$107.4	$78.1
Adjusted income (loss) from operations	$21.1	$10.9	$17.8	$(5.3)
_______________
(1)See “Selected Consolidated Financial Data—Non-GAAP Financial Measures” for the definitions of each unaudited non-GAAP financial measure listed above and for a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, before making a decision to invest in our Class A common stock. If any of the risks actually occur, our business, results of operations, financial condition, and prospects could be harmed. In that event, the trading price of our Class A common stock could decline, and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.
Risks Related to Our Business and Industry
Our success depends on a growing market for payroll and benefits administration, human resources outsourcing and related services.
Our success depends on the willingness of SMBs, particularly those with under 100 employees that represent our target customer size, to outsource their payroll administration and HR support to a third-party service provider. To the extent these companies have invested substantial personnel, infrastructure, and financial resources in their own internal HR organizations, they may be reluctant to switch to Justworks. In addition, SMBs may not engage us for other reasons, including a desire to maintain control over all aspects of their payroll and benefits administration, a belief that they manage their payroll and benefits administration more effectively using their internal administrative organizations or more established competitors, perceptions about the expenses associated with our services, perceptions about whether our services comply with laws and regulations applicable to SMBs or their particular businesses or other considerations that may not always be evident. If we are not successful in addressing potential customers’ concerns and convincing SMBs that Justworks can fulfill their payroll, benefits, and HR support needs, our business may not grow, and it may be difficult for us to achieve and maintain profitability.
We operate in a highly competitive, developing market, and we may be unable to compete successfully against existing and future competitors.
We face significant competition on a national and regional level from a number of established and emerging PEOs. In addition to competition from PEOs, we also face significant competition in the form of companies that perform their own administration of benefits, payroll and other HR functions in-house, companies that provide certain endpoint HR services, including payroll, benefits and business process outsourcing with high-volume transaction and administrative capabilities (such as TriNet, Inc., Automatic Data Processing, Inc., Paychex, Inc., Insperity, Inc., Paycom Software, Inc., Paylocity Holding Corporation, Paycor HCM, Inc., and other third-party administrators), and companies acting as benefits exchanges that provide benefits administration services over the Internet to customers that otherwise maintain their own benefits plans. Our competitors may develop products, features or services that are similar to ours or that achieve greater market acceptance; may undertake more successful product development efforts, employment listings or marketing campaigns; or may adopt more aggressive pricing policies. If and to the extent that we are successful in growing our businesses, we anticipate that competitors will continue to enter this industry. Many of our current and potential competitors may have significantly greater resources or better competitive positions than we do, and may be better-positioned than we are in certain markets. Increased competition in our industry could result in price reductions or loss of market share, any of which could harm our business and negatively impact our financial condition and results of operations.
We also compete with insurance brokers and other providers of workers’ compensation, health insurance and other benefits coverage. In order for us to attract and retain customers, our offerings for such coverage must be at similar or better quality and priced competitively with offerings provided by these competitors. We expect that we will continue to experience competitive pricing pressure in the future. If we cannot compete effectively, our market share and operational and financial condition will likely suffer.
We have a history of operating losses and may not be able to operate profitably or sustain positive cash flow in future periods.
Prior to our most recent fiscal year ended May 31, 2021, we recognized a net loss in each year since beginning operations in October 2012. As of May 31, 2021, we had an accumulated deficit of approximately $69.1 million.
We intend to continue to expend substantial financial and other resources on, among other things:
•growing our base of sales and customer service managers;
•expanding our customer base;
•strengthening and broadening our marketing process and outreach;
•increasing sales within our existing customer base through increased usage of our platform and the cross-selling of additional products and solutions;
•augmenting our current offerings by organic in-house development, increasing the breadth of our technology partnerships, and exploring potential transactions that may enhance our capabilities or increase the scope of our technology footprint; and
•general administration, including legal, accounting, and other expenses related to our transition to being a new public company.
These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses. In addition, to the extent we are successful in increasing our customer base, we may also experience increased losses because the costs associated with acquiring customers are generally incurred up front, while the revenue is generally recognized over time, when, or as, performance obligations under the terms of the applicable contract are satisfied. Revenue growth may slow or revenue may decline for a number of possible reasons, many of which are beyond our control, including lower demand for our platform, products or solutions from new or existing customers, increased competition or any of the other factors discussed in this “Risk Factors” section. Any failure to increase our revenue as we grow our business could prevent us from achieving profitability at all or on a consistent basis, which would cause our business, financial condition and results of operations to suffer and the market price of our Class A common stock to decline.
Our past growth may not be indicative of future growth, and we may not be able to sustain our revenue growth rate in the future.
Our total revenue for the fiscal years ended May 31, 2021 and 2020 was $982.7 million and $742.4 million, respectively, representing an annual growth rate of 32.4%. You should not rely on the revenue growth of any prior period as an indication of future performance. We believe our revenue growth will depend on a number of factors including, among other things, our ability to:
•attract new customers and maintain our relationships with, and increase revenues from, our existing customers;
•maintain the security and reliability of our platform, products, and solutions;
•provide excellent customer user experiences;
•hire, integrate, and retain skilled personnel;
•introduce and grow adoption of our offerings in new markets within and outside the United States;

•adequately expand our sales force;
•continually improve and enhance our products and solutions, including the features, integrations, and capabilities we offer and develop or otherwise introduce new products and solutions;
•obtain, maintain, protect, and enforce intellectual property for our platform and technologies;
•expand and maintain our partner ecosystem;
•continually improve our systems infrastructure and operational efficiency;
•comply with existing and new applicable laws and regulations, including those related to data privacy and security;
•price our products and solutions effectively and determine appropriate contract terms;
•successfully compete against established companies and new market entrants; and
•increase awareness of our brand on a global basis.
If we are unable to accomplish these objectives, our revenue growth will be impaired. Even if our revenue continues to increase, we expect that our revenue growth rate will decline in future periods. Many factors may contribute to a decline in our revenue growth rate, including greater market penetration by competitors, lower demand for our offerings, a failure by us to capitalize on growth opportunities, the maturation of our business and economic downturns that impact the United States and/or other countries around the world, among others. If our revenue growth rate declines as a result of these or any of the other factors described above, investors’ perceptions of our business and the market price of our Class A common stock could be adversely affected.
In addition, our prior rate of growth may make it difficult to evaluate our current business and future prospects. Our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model our future growth. If we fail to achieve the necessary level of efficiency in our organization as it grows, or if we are not able to accurately forecast future growth, our business would be adversely affected.
Our limited operating history makes it difficult to evaluate our current business and future prospects.
We began operations in October 2012. We have not yet reached a mature stage and have a limited history of generating revenues. As a result of our short operating history, we have limited financial data that can be used to evaluate the current business, and that data may not be indicative of future performance. Estimates of future revenue growth are subject to many risks and uncertainties, and our future revenue may be materially higher or lower than projected. Strategic partnerships we enter into in the future may not perform as well as historical partnerships or expectations. Our inability to adequately assess our performance and growth could have a material adverse effect on our brand, reputation, business, financial condition, and results of operations.
If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service, or address competitive challenges adequately.
We have grown as a company since inception and we plan to make continued investments in the growth and expansion of our business and customer base. The growth and expansion of our business places a continuous and significant strain on our managerial, operational, financial, and other resources. In order to manage our growth effectively, we must continue to improve and expand our information technology and financial infrastructure, our security and compliance requirements, our operating and administrative systems, our customer service and support capabilities, our relationships with various partners, and other third parties and our ability to manage headcount and processes in an efficient manner. Failure to manage our growth to date and any future growth effectively could increase costs, negatively affect customer satisfaction and adversely affect our business, financial condition, results of operations, and growth prospects.
We may not be able to successfully sustain the pace of improvements to our platform, products and solutions, develop and introduce new offerings or implement systems, processes, and controls in an efficient or timely manner or in a manner that does not negatively affect our business, financial condition or results of operations. Our failure to improve our systems, processes, and controls, or their failure to operate in the intended manner, may result in our inability to manage the growth of our business, forecast our revenue, expenses, and earnings accurately or prevent losses.
As we continue to grow and expand our business, operate as a public company and implement more complex organizational management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture while managing our employee growth, including maintaining the creative, open, and entrepreneurial spirit that we believe has contributed to our success to date. Any failure to manage our anticipated growth and related organizational changes in a manner that preserves our culture could negatively impact future growth, and achievement of our business objectives. Additionally, our productivity and the quality of our offerings may be adversely affected if we do not integrate and train our new employees quickly and effectively. These challenges have been, and likely will continue to be, heightened due to the ongoing COVID-19 pandemic and any related stay-at home, travel, and other restrictions.
The ongoing COVID-19 outbreak could adversely affect our business, financial condition, and results of operations.
In December 2019, an outbreak of a novel coronavirus disease, COVID-19, was first identified and began to spread across the globe and, in March 2020, the World Health Organization declared it a pandemic. This contagious disease has spread across the globe and continues to impact economic activity and financial markets worldwide. As a result of the COVID-19 pandemic, government authorities around the world ordered schools and businesses to close, imposed restrictions on non-essential activities and significant restrictions on travel and social gatherings.
In light of the uncertain and rapidly evolving situation relating to the spread of COVID-19, as well as government mandates, we took precautionary measures intended to minimize the risk of the virus to our employees, customers, vendors and the communities in which we operate, which could negatively impact our business. In March 2020, we temporarily closed our offices and required our entire workforce to work remotely. We also suspended all travel for our employees for non-essential business. In June 2021, we reopened our NYC office on an optional basis, and beginning in March 2022, our employees began returning to the office for at least one day per week. These measures and conditions could extend into future periods.
While COVID-19 has not had a material adverse impact on our operations through the date of this prospectus, the impact of COVID-19 and its variants on our ability to attract, serve and retain customers is inherently uncertain and depends on the duration, severity and potential resurgence of the outbreak, as well as the availability and efficacy of vaccines, and the disease’s impact on our customers and the macroeconomic environment as a whole. Prior to the COVID-19 pandemic, our employees traveled occasionally to establish and maintain relationships with one another, as well as our customers and vendors. We continue to monitor the situation and may adjust our current policies as more information and public health guidance become available; continued limitations on travel and doing business in person may negatively affect our customer service efforts, sales and marketing efforts, challenge our ability to enter into customer contracts in a timely manner, slow down our recruiting efforts, or create operational or other challenges, any of which could adversely affect our business, financial condition, and results of operations.

Furthermore, COVID-19 has disrupted and may continue to disrupt the operations of our customers and vendors for an indefinite period of time, including as a result of travel restrictions and/or business shutdowns, all of which could negatively impact our business, financial condition, and results of operations. More generally, the COVID-19 outbreak has adversely affected economies and financial markets globally, including in the United States, leading to an economic downturn, which could decrease spending on HR outsourcing and related services we provide and adversely affect demand for our offerings and harm our business, financial condition, and results of operations.
The change in the economic environment has had, and will continue to have, an adverse economic impact on certain of our existing and potential customers. We have seen, and depending on certain developments may continue to see, impacted businesses freeze headcount, furlough employees and terminate employment, and partially or completely shut down impacted business operations. Impacted businesses have faced and will likely continue to face liquidity issues, reduced budgets, or an inability to pay for our services or the same level of our services as they have historically. Existing and potential customers may choose to reduce their engagement of third-party service providers in response to the COVID-19 pandemic, or attempt to renegotiate contracts and obtain concessions, which may materially and negatively impact our business, financial condition, and results of operations. Any of these issues have the potential to result in a material adverse effect on our revenues and margins, our business, financial condition, and results of operations, and/or on our ability to attract and retain customers.
The COVID-19 pandemic has also resulted in, and may continue to result in, significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. It is also possible that continued widespread remote work arrangements may have a negative impact on our operations, the execution of our business plans, the productivity and availability of key personnel and other employees necessary to conduct our business and on third-party service providers who perform critical services for us, or otherwise may cause operational failures due to changes in our normal business practices necessitated by the outbreak and related governmental actions. The increase in remote working may also result in privacy, data protection, data security and fraud risks. Our understanding of applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities in connection with the COVID-19 pandemic, may be subject to legal or regulatory challenge, particularly as regulatory guidance evolves in response to future developments.
It is not possible at this time to estimate the long-term impact that COVID-19 could have on our business, financial condition, and results of operations as the impact will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, the emergence of variants of COVID-19 and their severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 pandemic has subsided, we may experience materially adverse impacts to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.
Our customers are particularly affected by volatility in the financial and economic environment, which could harm our business.
Our customers are SMBs that we believe are particularly susceptible to changes in the level of overall economic activity in the markets in which they operate. These businesses are often exposed to credit and cash liquidity risks that larger businesses may be able to avoid. During economic downturns, our customers have in the past and may in the future reduce employee headcount, compensation and/or benefits levels, which could negatively affect our revenues and margins.
The conflict between Russia and Ukraine could lead to disruption, instability, and volatility in global financial markets and industries that could negatively impact our operations and the operations of our existing and potential customers. The U.S. government and other governments have already imposed severe sanctions and export controls against Russia and Russian interests and may yet impose additional sanctions and controls. The impact of these measures, as well as potential responses to them by Russia, is currently unknown and has created global security concerns that could result in a regional conflict and otherwise have a lasting impact on regional and global economies, any or all of which could adversely affect our business, partners, or customers.
During economic downturns, such as the downturn associated with the COVID-19 pandemic, we have seen, and expect to see during such periods in the future, including any downturn that may result from the conflict between Russia and Ukraine, increased WSE attrition and/or fewer new customers, an increase in customers that are unable to pay their obligations on time and an increase in unemployment and related COBRA claims and employment-related costs from our customers, which we may be legally or practically unable to recover based on the fees we charge our customers.
In addition, most of our customers are concentrated in certain geographic regions and operate in a relatively small number of industries, including the administrative services, professional services, publishing, financial services, technology, life sciences, and not-for-profit industries. For example, as of February 28, 2022, New York, California, and Texas accounted for 50.2%, 11.9%, and 3.5% of our WSEs, respectively. As a result, if any of those geographic regions or specific industries suffers an economic downturn, even if the economy at the national level remains strong, the portion of our business attributable to customers in such region or industry could be adversely affected, which could have a material adverse effect on our business, financial condition, and results of operations.
We regularly experience customer attrition and decreases in new customer sales due to a variety of factors that are difficult for us to control or predict, including the economic factors above, as well as cost pressures, customer merger and acquisition activity, reactions to any proposed increases in our service fees, customer business failure, effects of competition, and customer decision to bring HR support, payroll and benefits administration in-house. Historically, customers who intend to cease doing business with us often elect to do so effective as of the beginning of a calendar year. As a result, in the first quarter of each calendar year, which occurs during our third and fourth fiscal quarters, we typically experience our largest concentration of customer attrition. If we were to experience customer attrition due to the above reasons or otherwise in excess of historic rates, it could have a material adverse effect on our business, financial condition, and results of operations.
Concerns over inflation, geopolitical issues, the conflict between Russia and Ukraine, the U.S. financial markets, foreign exchange rates, capital and exchange controls, unstable global credit markets and financial conditions and the COVID-19 pandemic, have led to periods of significant economic instability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward. Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, our customers, service providers or other partners could also be negatively affected, which could adversely affect our ability to attain our operating goals on schedule and on budget or meet our business and financial objectives.
If we are not able to keep pace with technological and competitive developments and develop or otherwise introduce new products and solutions and enhancements to our existing offerings, our offerings may become less marketable, less competitive, or obsolete, and our business, financial condition, and results of operations may be adversely affected.
The markets in which we compete are characterized by rapid technological change, frequent introductions of new products, services, features and capabilities, and evolving industry standards and regulatory requirements. Our ability to grow our customer base and increase our revenue will depend in significant part on our ability to develop or otherwise introduce new products and solutions; develop or otherwise introduce new features, integrations, capabilities and other enhancements to our existing offerings on a timely basis; and interoperate across an increasing range of devices, operating systems and third-party applications. The success of any new products or solutions, or enhancements to our existing offerings, will depend on a number of factors including, but not limited to, the timeliness and effectiveness of our research and product development activities and go-to-market strategy, our ability to anticipate customer needs and achieve market acceptance, our ability to manage the risks associated with new product releases, the effective management of development and other spending in connection with the product development process, and the availability of other newly-developed products and technologies by our competitors.
In addition, in connection with our product development efforts, we may introduce significant changes to our existing products or solutions or develop or otherwise introduce new and unproven products or solutions, including technologies with which we have little or no prior development or operating experience. These new products, solutions and updates may not perform as expected, may fail to engage our customer base or other end users of our products, or may otherwise create a lag in adoption of such new products. New products may initially suffer from performance and quality issues that may negatively impact our ability to market and sell such products to new and existing customers. Some of our customers may either defer purchasing our offerings until the next upgrade is released or switch to a competitor if we are not able to keep up with technological developments.
The short- and long-term impact of any major change to our existing offerings, or the introduction of new products or solutions, is particularly difficult to predict. If new or enhanced offerings fail to engage our customer base or other end users of our products, or do not perform as expected, we may fail to generate sufficient revenue, operating margin, or other value to justify our investments in such products, any of which may adversely affect our reputation and negatively affect our business in the short-term, long-term, or both. If we are unable to successfully enhance our existing offerings to meet evolving customer requirements, increase adoption and use cases of our offerings, develop or otherwise introduce new products and solutions and quickly resolve security vulnerabilities or other errors or defects, or if our efforts in any of these areas are more expensive than we expect, our business, financial condition, and results of operations would be adversely affected.
We may not be successful in our efforts to make acquisitions, integrate newly acquired products or businesses or enter into other strategic transactions and relationships that support our long-term strategy.
As part of our business strategy, we have pursued and may in the future consider opportunities to acquire or make investments in complementary companies, products or technologies, and we may enter into other strategic transactions and relationships in the ordinary course of business. We may be unable to identify suitable targets, opportunistic or otherwise, for acquisition or partnership in the future on acceptable terms or at all. Promising acquisitions, investments, and other strategic transactions are difficult to identify and complete for a number of reasons, including high valuations, competition among prospective buyers, the availability of affordable funding and the need to satisfy applicable closing conditions and obtain applicable antitrust and other regulatory approvals on acceptable terms. In addition, competition for acquisitions, investments and other strategic transactions may result in higher purchase prices or other terms less economically favorable to us. Changes in accounting or regulatory requirements or instability in the credit markets could also adversely impact our ability to consummate these transactions on acceptable terms or at all.
In addition, exploring acquisition or strategic opportunities may divert management attention from our core business and organic innovation and growth, which could negatively impact our business, financial condition, and results of operations.
In addition, even if we are able to consummate acquisitions and enter into other strategic transactions and relationships, these transactions and relationships involve a number of financial, accounting, managerial, operational, legal, compliance and other risks and challenges, including the following, any of which could negatively affect our growth rate and the trading price of our Class A common stock, and may have a material adverse effect on our business, financial condition, and results of operations:
•any business, technology, product or solution that we acquire or invest in could under-perform relative to our expectations and the price that we paid or not perform in accordance with our anticipate timetable, or we could fail to operate any such business or deploy any such technology, product, or solution profitably;
•we may incur or assume significant debt in connection with our acquisitions and other strategic transactions and relationships, which could cause a deterioration of our credit ratings, result in increased borrowing costs and interest expenses and diminish our future access to the capital markets;
•acquisitions and other strategic transactions and relationships could create demands on management, operational resources, and financial and internal control systems;
•we could experience difficulty and increased or unanticipated operational costs in integrating personnel, operations, and financial and other controls and systems and retaining key employees and customers;
•we may be unable to achieve cost savings or other synergies anticipated in connection with an acquisition or other strategic transaction or relationship;
•we may assume unknown liabilities, known contingent liabilities that become realized, known liabilities that prove greater than anticipated, internal control deficiencies or exposure to regulatory sanctions resulting from the acquired company’s or investee’s activities, and the realization of any of these liabilities or deficiencies may increase our expenses, adversely affect our financial position, and/or cause us to fail to meet our public financial reporting obligations;
•we may experience risks associated with entering markets through such acquisitions or strategic transactions in which we have no prior experience and may not succeed; and
•revenues, insurance, or seller indemnification may be insufficient to offset increased expenses associated with the acquisitions and unanticipated liabilities of the acquired business.
Adverse changes in our relationships with key vendors could impair the quality of our solutions.
Our success depends in part on our ability to establish and maintain arrangements and relationships with vendors that supply us with essential components of our services. These vendors include insurance carriers to provide health insurance, workers’ compensation and employment practices liability insurance coverage, and banks and payment processors used to electronically transfer funds to employees, vendors and tax authorities. Failure by these vendors, for any reason, to deliver their services in a timely and accurate manner could cause material interruptions to our operations, impact customer relations, and result in significant penalties or other liabilities. Our agreements with these service providers typically have a term of one year. In addition, many of our employee benefit plan agreements may be terminated for convenience by the insurance companies on short term notice, often as short as 60 days’ notice. If any of these vendors decided to terminate its relationship with us, we may have difficulty obtaining replacement services at reasonable rates or on a timely basis, if at all. The loss of any one or more of our key vendors, or our inability to partner with certain vendors that are better-known or more desirable to our customers or potential customers, could impair the quality of our platform and services and may have a material adverse effect on our business, financial condition, and results of operations.
Our co-employment relationship with WSEs exposes us to business risks.
We are a co-employer of WSEs, and we may be exposed to liability for violations of employment laws by our customers and acts or omissions of WSEs, who may be alleged to be our agents, even if we do not participate in any such acts or violations. Such employment laws include, but are not limited to, laws relating to payment of wages, employment discrimination, labor relations and whistleblower protection. Although our customer agreements establish the contractual division of responsibilities and liabilities between us and our customers for various personnel management matters, including compliance with and liability under various governmental regulations, as well as requiring customers to indemnify us for any liability attributable to customers’ or their employees’ conduct, we may not be able to effectively enforce or collect these contractual obligations with our customers, which could harm our business, financial condition, and results of operations. We maintain employment practices liability insurance coverage (including coverages for our customers) to manage our and our customers’ exposure for various employment-related claims, and as a result, our incurred costs with respect to this exposure have historically been insignificant to our operating results. Employment practices liability insurance generally excludes coverage for claims relating to compliance with laws associated with the classification of employees as exempt or non-exempt, such as overtime pay and minimum wage law compliance. We cannot assure you that our insurance will be sufficient in amount or scope to cover all claims that may be asserted against us and for which we are unable to obtain indemnification from our customers. If judgments or settlements related to WSEs that we and our customers co-employ exceed our insurance coverage, it could harm our business, financial condition, and results of operations. We cannot assure you that we will be able to obtain appropriate types and levels of insurance in the future, that we will be able to replace existing policies on acceptable terms, or at all, or that our insurers will be able to pay all claims that we may make under our policies, any of which could harm our business, financial condition, and results of operations.
Our results of operations may fluctuate as a result of numerous factors, many of which are outside of our control.
Our results of operations are likely to fluctuate, and our results in some periods may be below the expectations of our management or investors. Some of our significant expenses, such as insurance costs, rent expense, and debt expense, may require significant lead time to reduce. If we do not achieve our expected revenues targets, we may be unable to adjust our costs quickly enough to offset any revenues shortfall, which could harm our business, financial condition, and results of operations. Some of the important factors that may cause our revenues, results of operations, and cash flows to fluctuate include:
•the number of new customers initiating service;
•changing consumer demand and loss of existing customers;
•reduction in the number of WSEs employed by existing customers;
•the number and severity of workers’ compensation insurance claims by WSEs;
•the number and severity of unemployment insurance claims by WSEs;
•the timing of customer payments and payment defaults by customers;
•amount and timing of our operating expenses and capital expenditures;
•costs associated with our acquisitions of companies, assets, and technologies;
•expenses we incur for geographic and service expansion;
•regulatory compliance costs;
•changes to our credit ratings by rating agencies;
•economic downturn of the technology sector and/or the United States;
•inflation, rising interest rates, weakness in general economic conditions, and recessions;
•changes in our effective tax rate; and

•extraordinary expenses such as litigation or other dispute-related settlement payments.
Many of these factors are outside of our control, and the variability and unpredictability of these factors could cause us to fail to meet our expectations for revenues or results of operations for a given period. In addition, the occurrence of one or more of these factors might cause our results of operations to vary widely, which could lead to negative impacts on our margins, short-term liquidity or ability to retain or attract key personnel and could cause other unanticipated issues. Such fluctuations make forecasting more difficult and could cause us to fail to meet the expectations of investors and securities analysts, which could cause the trading price of our Class A common stock to fall substantially, resulting in the loss of all or part of your investment, and subject us to costly lawsuits, including securities class action suits. Accordingly, we believe that quarter-to-quarter comparisons of our revenues, results of operations, and cash flows may not always be meaningful and should not be relied upon as an indication of our future performance.
If we are unable to increase sales of our subscriptions to new customers, or our existing customers do not renew their subscriptions, or if they renew on terms that are less economically beneficial to us, it could have an adverse effect on our business, financial condition, and results of operations.
We expect to derive a significant portion of our revenue from renewals of existing subscriptions. Our customers have no contractual obligation to renew their subscriptions after the completion of the subscription term. Subscriptions for our offerings are offered on either an annual or monthly basis. As a result, we cannot provide assurance that customers will renew their subscriptions for a similar contract period or with other terms that are equally or more economically beneficial to us, if they renew at all. Additionally, our success depends on our ability to sell our subscriptions to new customers and to do so in a cost-effective manner.
In order to attract and retain customers, we believe that we must compete in our industry effectively on the basis of the value proposition that we deliver to our customers, including customer experience and satisfaction, relevance and cost-effectiveness of our benefit plans, geographic market expertise, total price of service, brand awareness and reputation, ability to innovate and respond to customer needs rapidly, access to online solutions, and human resources subject matter expertise. The expectations of our customers and prospective customers in these areas change over time as a result of many factors outside of our control, such as competition, regulatory and technical changes, and changing trends in the demands employees place on their SMB employers.
To satisfy customer expectations, we must timely and effectively identify, develop, or license appropriate technologies, and incorporate them into the solutions that we provide. New services or upgrades may not be released according to schedule, or may contain defects when released. Difficulties with the performance of our new technologies could result in adverse publicity, loss of sales, delay in market acceptance of our services, or customer claims against us, any of which could materially harm our business. Even if we are capable of satisfying customer expectations in these areas, we may not be able to do so on a cost-effective basis, which could have a material adverse effect on our business, financial condition, and our results of operations. We could lose market share if our competitors develop superior products and services or satisfy customer or regulatory demands before we are able to do so. If we are unable to satisfy the evolving product and service expectations and regulatory requirements, then we would experience lower customer satisfaction, fewer new customers and higher customer attrition, which could have a material adverse effect on our business, financial condition, and results of operations.
Unexpected changes in workers’ compensation, dental, vision, and short-term disability claims by WSEs could harm our business and/or industry.
Our insurance costs are impacted significantly by WSE workers’ compensation insurance claims experience in particular. We establish reserves to provide for the estimated costs of reimbursing our workers’ compensation, dental, vision, and short-term disability insurance carriers for paying claims within a particular deductible or risk layer in accordance with their insurance policies. A number of factors affect claim activity levels, such as changes in general economic conditions, proposed and enacted regulatory changes and disease outbreaks. Estimating these reserves involves our consideration of a number of factors and requires significant judgment. If there is an unexpected increase in the severity or frequency of claims or if we subsequently receive updated information indicating insurance claims were higher than previously estimated and reported, our insurance costs could be higher in that period or subsequent periods as we adjust our reserves accordingly. In addition, we may be unable to increase our pricing to offset increases in insurance costs on a timely basis or, if we are able to increase our pricing, we may experience lower customer satisfaction, fewer new customers or higher customer attrition in response to such an increase, all of which could have a material adverse effect on our business, financial condition, and results of operations.
Under our risk-based dental, vision, and short-term disability insurance policies, which began on November 1, 2021, we assume the risk of variability in future claims costs for our enrollees. We have experienced variability, and may experience variability in the future, in the amounts that we are required to pay for group dental and vision insurance expenses incurred by worksite employees within our deductible or risk layer under these risk-based policies, based on changing trends in the volume and severity of claims. This variability arises from changes to the components of cost trends. These trends change, and other seasonal trends and variability may develop, which makes it difficult for us to predict this aspect of our business and which may have an adverse effect on our business, financial condition, and results of operations.
As of June 1, 2021, under our fully-insured workers’ compensation insurance policies, we assume the risk for losses up to $1 million per claim occurrence (deductible layer) and is currently capped at $19.1 million annually. The ultimate cost of the workers’ compensation services provided will not be known until all the claims are settled. If we do not accurately predict the risks that we assume, we may not charge adequate fees to cover our costs, which could reduce our net income and result in a material adverse effect on our business, financial condition, and results of operations. Our ability to predict these costs is limited by unexpected increases in frequency or severity of claims, which can vary due to changes in the cost of treatments or claim settlements. See “Business—Regulatory Landscape” for additional information on the regulatory framework we are subject to.
We accrue for the estimated future costs of reimbursing our workers’ compensation, dental, vision, and short-term disability carriers under our insurance policies, using external actuaries and our own experience to develop the estimate. However, the volume and severity of claims activity is inherently unpredictable. Estimating these accrued costs requires us to consider a number of factors and requires significant judgment.
If we subsequently receive updated information indicating that the volume and severity of workers’ compensation, dental, vision, and short-term disability insurance claims were higher than previously estimated and reported, our insurance costs could be higher in that period or subsequent periods as we adjust our accrued costs accordingly, which could have a material adverse effect on our business, financial condition, and results of operations.
The definitions of employers, employees, and independent contractors are evolving. Changes to the laws and regulations that govern what it means to be an employer or an employee may require us to make significant changes in our operations and may negatively affect our business.
National views and legislation on employers, employees and independent contractors are changing at a rapid rate, as evidenced by recent federal and state rule changes. In September 2019, California passed AB5, a law that could potentially reclassify customer independent contractors as employees. In November 2020, California voters passed Proposition 22, which supersedes AB5 for certain types of contractors. On August 20, 2021, a California state court found that portions of Proposition 22 were unconstitutional and further held that the entirety of Proposition 22 was unenforceable. Similar changes to the rules in any jurisdiction that define when a worker is an employee or independent contractor can increase or decrease the pool of WSEs that we can co-employ and include in our Justworks-sponsored benefit plans, which may negatively impact customer demand for the services we provide, require us to modify or change how we operate our business and have a material adverse effect on our business, financial condition, and results of operations.
In January 2020, the U.S. Department of Labor (the “DOL”) issued a new rule modifying the definition of joint employer that has been used for obligations and liabilities under the Fair Labor Standards Act (“FLSA”) for more than sixty years. While this rule was rescinded in July 2021, effective September 2021, future broadening of the long-standing definition of joint employer could potentially result in increased FLSA joint employment claims, which could divert management attention and cause us to incur additional and potentially material costs to defend.
The examples above highlight the impact to our business when regulations regarding the definitions or classification of employers, employees, independent contractors and other groups of workers change. Any such regulatory changes could affect the way in which we provide Justworks-sponsored benefits to our WSEs, the way in which we report and remit payroll taxes to tax authorities, and our legal liability for the actions and inactions of our customers. Any of such regulatory changes could also require us to change the manner in which we operate our business or provide our services, and could have an adverse effect on our business, financial condition, and results of operations.
Increased expenditures for certain aspects of our business, including planned improvements to certain parts of our platform, will negatively impact our operating margins in the near-term and may not lead to increased visits to our platform and increased revenue in the long-term.
We have incurred and intend to continue to incur significant expenses related to the improvement of our platform. One such expense is hiring to improve, among other things, the customer experience and engagement on our platform. Such expenses do not directly generate related revenue, and these changes may negatively impact our operating margins in the near-term. These changes also may not result in increased visits to, or increased revenue generated by, our platform.
We focus on product innovation and customer engagement rather than short-term operating results.
We encourage our employees to develop and help launch new and innovative products, features, and services for our customers, and we often prioritize innovation and the customer experience. In this regard, we frequently make product and service decisions that may negatively impact our short-term operating results. These decisions may not be consistent with the short-term expectations of our stockholders and may not produce the long-term benefits that we expect, in which case our customer base growth and customer engagement and our business, financial condition, and results of operations could be harmed.
Our growth depends on a strong brand, and any failure to maintain, protect and enhance our brand could hurt our ability to retain or expand our customer base and our ability to increase its level of engagement.
We believe that a strong brand is necessary to attract and retain customers. Among other ways we enhance brand awareness, we use traditional outdoor, direct mail and digital advertising, as well as third-party social media platforms (such as Facebook, Twitter, and Instagram) as marketing tools. As advertising venues, direct mail, online, and social media platforms continue to rapidly evolve, we must continue to maintain a presence on these platforms and establish presences on new or emerging popular social media and advertising and marketing platforms. If we are unable to cost-effectively use outdoor, direct mail, digital, and social media platforms as marketing tools, our ability to acquire new customers and our financial condition may suffer as a result. In addition, an increase in the use of outdoor, direct mail, digital, and social media for product promotion and marketing may increase the burden on us to monitor compliance of such materials and increase the risk that such materials could contain problematic product or marketing claims in violation of applicable regulations.

Additionally, unfavorable publicity about us, including our products, services, technology, customer service, or personnel could diminish confidence in, and the use of, our products, features, and services. Such negative publicity also could have an adverse effect on the size, engagement and loyalty of our customer base and result in decreased revenue, which could have a material adverse effect on our business, financial condition, and results of operations.
Finally, while we take steps to protect our brand against unauthorized use by third parties under applicable trademark and similar laws, our efforts may be inadequate or ineffective. Furthermore, our efforts to enforce our rights in our brand may be met with defenses, counterclaims, and countersuits attaching the validity and enforceability of our rights, which may be successful.
We depend on recruiting and retaining key executives and technical personnel whose expertise is difficult to replace.
Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly in engineering and sales, may seriously and adversely affect our business, financial condition, and results of operations. We also substantially depend on the continued service of our existing engineering personnel because of the complexity of our products. Although we have entered into employment offer letters with our key personnel, their employment is for no specific duration and constitutes at-will employment.
Our future performance also depends on the continued services and continuing contributions of our senior management team, which includes Isaac Oates, our founder and Chief Executive Officer, to execute on our business plan and to identify and pursue new opportunities and product innovations. The loss of services of our senior management team, particularly our Chief Executive Officer, could significantly delay or prevent the achievement of our development and strategic objectives, which could adversely affect our business, financial condition, and results of operations.
Additionally, the industry in which we operate is generally characterized by significant competition for skilled personnel, as well as high employee attrition. There is currently a high demand for experienced software industry personnel, particularly for engineering, research and development, sales, and support positions, and we may not be successful in attracting, integrating and retaining qualified personnel to fulfill our current and future needs. This intense competition has resulted in increasing wages and/or fringe benefits, especially in New York, where our headquarters is located, which may make it more difficult for us to attract and retain qualified personnel, as a number of the companies against which we compete for personnel are in a later stage of their company lifecycle and thus may have greater financial resources than we do, and/or are able to provide fringe benefits that are more comprehensive or are otherwise viewed as more attractive than ours. These competitors may also actively seek to hire our existing personnel away from us, even if such employees have entered into a non-compete agreement. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work.
If we fail to attract new personnel, or fail to retain and motivate our current personnel, our business, financial condition, results of operations, and growth prospects could be adversely affected. In addition, we have not purchased key person life insurance on any members of our senior management.
The failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our offerings.
Our ability to increase our customer base and achieve broader market acceptance of our products and solutions will depend to a significant extent on our ability to expand our sales and marketing operations. As part of our growth strategy, we plan to continue to invest in growing our direct sales force, which consists of inside sales representatives who focus on serving customers in specific geographic markets. If we are unable to hire a sufficient number of qualified sales personnel in the near-term, our business, financial condition, results of operations, and growth prospects will be adversely impacted. Identifying and recruiting qualified sales representatives and training them is time-consuming and resource-intensive, and they may not be fully trained and productive for a significant amount of time. Newly hired sales personnel are typically not as productive as experienced sales personnel for up to a year following their hiring resulting in increased near-term costs to our business relative to the sales contributions of these newly hired sales personnel.
We also plan to continue to dedicate significant resources to our marketing programs. All of these efforts will require us to invest significant financial and other resources. Our business will be harmed if our efforts do not generate a correspondingly significant increase in revenue. We will not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop, and retain talented sales personnel, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.
The prices of our products and solutions may change, which may reduce our revenue and adversely affect our financial results.
The prices of our products and solutions may be subject to change for a variety of reasons, including competitive pricing pressures, discounts, anticipation of the introduction of new offerings, general economic conditions, or our marketing, customer acquisition and technology costs, and as a result, we anticipate that we will need to change our pricing model from time to time. In the past, we have sometimes adjusted our prices for individual customers in certain situations, and expect to do so in the future. Moreover, demand for our products and solutions is price-sensitive. Competition continues to increase in the markets in which we operate, and we expect competition to further increase in the future, thereby leading to increased pricing pressures. Larger competitors with more diverse offerings may reduce the price of offerings that compete with ours or may bundle them with other offerings and provide for free. Similarly, certain competitors may use marketing strategies that enable them to gain customers more rapidly or at a lower cost than us, or both, and we may be unable to attract new customers or grow and retain our customer base based on our historical pricing. As we develop and introduce new offerings, as well as features, integrations, capabilities and other enhancements, we may need to, or choose to, revise our pricing. There can be no assurance that we will not be forced to engage in price-cutting initiatives or to increase our marketing and other expenses to attract customers in response to competitive or other pressures. Any decrease in the sales prices for our products, without a corresponding decrease in costs, increase in volume or increase in revenue from our other offerings will adversely affect our revenue and gross profit. We cannot assure you that we will be able to maintain our prices and gross profits at levels that will allow us to achieve and maintain profitability.
Our failure to offer high quality customer support may harm our reputation and have an adverse effect on our business, financial condition, and results of operations.
Our customers depend on our internal support team to resolve issues and realize the full benefits relating to our products and solutions. If we do not succeed in helping customers quickly resolve issues or provide effective ongoing support and education, our ability to renew subscription with, or sell subscriptions for additional offerings to, existing customers, or expand the value of existing customers’ subscriptions, may be adversely affected and our reputation with potential customers could be damaged.
Additionally, growing our internal support team is a key component of our growth strategy. We may not be able to hire or train such resources fast enough to keep up with demand. To the extent that we are unsuccessful in hiring, training, and retaining adequate support resources, our ability to provide adequate and timely support to our customers, and our customers’ satisfaction with our products and solutions will be adversely affected.
We depend on external sources of capital and may not be able to obtain capital when desired on favorable terms, if at all, or without substantial dilution to our stockholders, which may impact our ability to execute on our current or future business strategies.
We may not generate sufficient cash flow from operations or otherwise have the capital resources to meet our future capital needs, including investing in areas for growth. If we do not generate sufficient cash flow from operations or otherwise have sufficient capital resources available, we may need to enter into a new financing arrangement to execute on our current or future business strategies, including developing new or investing in existing service offerings, maintaining our operating infrastructure, acquiring complementary businesses, hiring additional personnel or otherwise responding to competitive pressures. We cannot assure you that a new financing arrangement will be available to us on favorable terms, or at all.
We may be unable to generate sufficient cash flow to satisfy our debt service obligations.
Our ability to make principal and interest payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations in the amounts projected or at all, or if future borrowings are not available to us in amounts sufficient to fund our other liquidity needs including working capital needs or acquisition needs, then our business, financial condition, and results of operations may be adversely affected. If we cannot generate sufficient cash flow from operations to make scheduled principal amortization and interest payments on our debt obligations in the future, then we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets, delay vendor payments, and capital expenditures, or seek additional equity investments. If we are unable to refinance any of our indebtedness on commercially reasonable terms or at all or to effect any other action relating to our indebtedness on satisfactory terms or at all, then our business, financial condition, and results of operations may be adversely affected.
Our Credit Agreement has, and agreements governing any future indebtedness may contain, restrictive covenants and our failure to comply with any of these covenants could put us in default.
In June 2021, we entered into a credit agreement (as amended, the “Credit Agreement”) with JP Morgan Chase Bank, N.A. Unless and until we repay all outstanding borrowings under our Credit Agreement we will remain subject to the terms and restrictive covenants of these borrowings. The terms of any future indebtedness will likely impose similar restrictions as those imposed by our Credit Agreement. The Credit Agreement contains, and agreements governing any future indebtedness may contain, a number of covenants which put some limits on our ability to, among other things:
•sell assets;
•engage in mergers, acquisitions, and other business combinations;
•declare dividends or redeem or repurchase capital stock;
•incur, assume or permit to exist additional indebtedness or guarantees;
•make loans and investments;
•incur liens or give guarantees; and
•enter into transactions with affiliates.
The Credit Agreement also requires us to maintain certain financial ratios, and our ability to meet these financial ratios may be affected by events beyond our control, and we may not satisfy such a test. A breach of the covenants including in our Credit Agreement or of any agreements governing future debt obligations could result in a default under such agreements. By reason of cross-acceleration or cross-default provisions, other indebtedness may then become immediately due and payable. Our assets or cash flows may not be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. If amounts owed under the Credit Agreement are accelerated because of a default and we are unable to pay such amounts, our lenders may have the right to assume control of substantially all of the assets securing the Credit Agreement.

No assurance can be given that any refinancing or additional financing will be possible when needed or that we will be able to negotiate acceptable terms. In addition, our access to capital is affected by prevailing conditions in the financial and capital markets and other factors beyond our control. There can be no assurance that market conditions will be favorable at the times that we require new or additional financing. In addition, the Credit Agreement contains, and agreements governing any future indebtedness are likely to contain, restrictive covenants that limit our subsidiaries from making certain dividend payments, loans or advances to us, unless certain conditions are met. Our failure to comply with such covenants may result in default, which could result in the acceleration of all our debt.
The London Inter-bank Offered Rate (“LIBOR”) and other interest rates that are indices deemed to be “benchmarks” are the subject of recent and ongoing national, international, and other regulatory guidance and proposals for reform. Some of these reforms are already effective, while others are still to be implemented. These reforms may cause such benchmarks to perform differently than in the past, or to disappear entirely, or have other consequences that cannot be predicted. Any such consequence could have a material adverse effect on our existing facilities, our interest rate swap agreement or our future debt linked to such a “benchmark” and our ability to service debt that bears interest at floating rates of interest.
Risks Related to Tax and Regulatory Compliance
Our business is subject to numerous state and federal laws, and uncertainty as to the application of these laws, or adverse applications of these laws, as well as changes in applicable laws, including those related to the COVID-19 pandemic, could adversely affect our business.
Our operations are governed by numerous federal, state, and local laws relating to labor, tax, benefits, insurance, and employment matters. We provide benefits to our PEO customers, and by entering into co-employer relationships with WSEs, we assume certain obligations, responsibilities and potential legal risks of an employer under these laws. However, many of these laws (such as the Employee Retirement Income Security Act, as amended (“ERISA”), and federal and state employment tax laws) do not specifically address the obligations and responsibilities of a provider of outsourced HR services in a co-employer relationship, and the definition of employer under these laws is not uniform. In addition, many states have not addressed the co-employer relationship for purposes of compliance with applicable state laws governing the relationship between employers and employees and state insurance laws.
We are not able to predict whether broader federal or state regulation governing the co-employer relationship will be implemented, or if it is, how it will affect us. Any adverse application or interpretation (in courts, agencies or otherwise) of new or existing federal or state laws to the co-employer relationship with our WSEs and customers could harm our business. If federal, state or local jurisdictions were to change their regulatory framework related to outsourced HR, or introduce new laws governing our industry that were materially different from existing laws, those changes could reduce or eliminate the need for some of our services, or could require that we make significant changes in our methods of doing business, which could increase our cost of doing business. Changes in regulations could also affect the extent and type of benefits employers can or must provide employees, the amount and type of taxes employers and employees are required to pay or the time within which employers must remit taxes to the applicable authority. These changes could substantially decrease our revenues and substantially increase our cost of doing business. If we fail to educate and assist our customers regarding new or revised legislation that impacts them, our reputation could be harmed, and our business, financial condition, and results of operations may be adversely affected.
Most states have adopted laws and regulations for licensing, registration, certification or recognition of PEOs, and the Internal Revenue Service (“IRS”) has implemented a voluntary federal certification program for PEOs. We expect states without such laws and regulations to adopt them in the future. While these laws and regulations can vary widely, most regulators monitor the financial health and other relevant business information of PEOs on an annual or quarterly basis. In some cases, these laws and regulations codify and clarify the co-employment relationship for certain payroll, unemployment, workers’ compensation and other employment-related purposes or require specific customer contractual terms and/or WSE disclosures. We may be required to spend significant time and resources to satisfy licensing requirements or other applicable regulations in some states, and we may not be able to satisfy these requirements or regulations in all states, which could prohibit us from doing business in such states. In addition, we cannot assure you that we will be able to renew our licenses in all states in a timely manner or at all.
We must also comply with the federal and state payroll tax and unemployment tax requirements that apply where our customers are located. Tax reform efforts, and other payroll tax changes, at the federal, state and local level can impact our payroll tax reporting obligations for our customers and the services we can provide. State unemployment tax rates vary by state based, in part, on prior years’ compensation and unemployment claims experience and may also vary based on the overall claims experience of a PEO. As a result, depending on where customers are located, the fees we charge for unemployment taxes can be higher or lower than a customer could obtain alone. In some cases, the unemployment taxes we pay can also be retroactively increased to cover deficiencies in the unemployment tax funds. We also rely on our customers to accurately report their work locations and inaccurate reporting, due to work from home policies during the COVID-19 pandemic or otherwise, can impact our payroll tax obligations and the obligations of our customers and WSEs.
Due to the ongoing COVID-19 pandemic, new laws and programs have been enacted, and may continue to be enacted, at every level of government to help the economy, employers, and employees. For example, the Families First Coronavirus Response Act (“FFCRA”) and the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) were signed into law in March 2020, creating numerous new programs, including a paycheck protection program (“PPP”), mandatory employee leave requirements, payroll tax deferral and tax credit programs and other employment- and employment tax-related incentives. The Paycheck Protection Program Flexibility Act was signed into law in June 2020, modifying and expanding the original PPP program. The appropriations package passed into law in December 2020 further expanded the availability of some of the employee leave and tax credit programs available to SMBs and their employees, as well as the PPP. Many states have also passed laws to address the impact of COVID-19, and many local governments have enacted ordinances for the same reason. New and amended laws may be passed at the federal, state, and local level at any time. We are spending, and will continue to spend, significant time and resources to comply with new and amended laws and to provide the benefits created by these laws for our customers, where applicable. Most of these laws and programs have not been, and we do not anticipate will be, enacted with the PEO industry in mind. As a result, we cannot guarantee we will be able to support any of these laws and programs in a timely and cost effective manner or at all, which could reduce or eliminate the attractiveness of our services and/or affect the ability of our customers to fully realize the benefits of these laws and programs. Many of these laws are complex and require interpretation from various federal and state agencies to implement. Government agency interpretations, at any level of government, can increase the unpredictability and inconsistent application, interpretation and enforcement of these laws. In addition, since many of these laws do not specifically address the PEO industry and many regulators are unfamiliar with the PEO industry, we have been, and expect in the future to be, particularly impacted by unpredictable and inconsistent application, interpretation, and enforcement of these laws. For example, implementation of the PPP and the tax credit programs offered under the FFCRA and CARES Act involves substantial input and interpretation from the U.S. Small Business Association (“SBA”), the DOL and the IRS, respectively. We have experienced delays in our support for, and have been required to change our approach to implementing, various COVID-19 programs created by these laws in the past due to guidance from the SBA, DOL, IRS and other government agencies, and we expect to experience future delays and changes. Any government agency interpretation may delay, reduce or eliminate our ability to support any of these COVID-19 assistance programs, which could have a material adverse effect on our business.

Furthermore, on December 22, 2017, the U.S. government enacted legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), which significantly reformed the Internal Revenue Code of 1986, as amended (the “Code”). The TCJA, among other things, contained significant changes to corporate taxation, including a reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, the limitation of the tax deduction for net interest expense to 30% of adjusted taxable income (except for certain small businesses), the limitation of the deduction for net operating losses, or NOLs, arising in taxable years beginning after December 31, 2017 to 80% of current year taxable income and elimination of NOL carrybacks for losses arising in taxable years ending after December 31, 2017 (though any such NOLs may be carried forward indefinitely), the imposition of a one-time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, the elimination of U.S. tax on foreign earnings (subject to certain important exceptions), the allowance of immediate deductions for certain new investments instead of deductions for depreciation expense over time and the modification or repeal of many business deductions and credits.
As part of Congress’s response to the COVID-19 pandemic, the FFCRA was enacted on March 18, 2020, and the CARES Act was enacted on March 27, 2020. Both contain numerous tax provisions. The CARES Act also temporarily (for taxable years beginning in 2019 or 2020) relaxed the limitation of the tax deduction for net interest expense by increasing the limitation from 30% to 50% of adjusted taxable income.
Regulatory guidance under the TCJA, the FFCRA and the CARES Act is and continues to be forthcoming, and such guidance could ultimately increase or lessen impact of these laws on our business and financial condition. It is uncertain if and to what extent various states will conform their laws to the TCJA, the FFCRA, or the CARES Act.
We were required, and may in the future continue to be required, to modify our systems to effectively implement the assistance provided to businesses and employees through programs and incentives like those created via the FFCRA and CARES Act. For example, certain of these programs and incentives have required us to make changes to our systems that manage payroll and payroll-related tax calculation and reporting and invoicing and collection of service fees. To make these types of modifications, we were, and may continue to be, required to invest additional resources and/or to reallocate earmarked resources. If we do not successfully or timely deploy these types of modifications, we may be unable to comply with applicable regulations, including any further legislation that is enacted by states, localities and the federal government, which could subject us to litigation, as well as fines, penalties, and other regulatory action, any of which could adversely impact our PEO state licenses or registrations and our certified PEO status. Furthermore, if we are unable to support such laws and programs in a timely and cost-effective manner or at all, such inability could reduce or eliminate the attractiveness of our platform, products and solutions and/or affect the ability of our customers to fully realize the benefits of these law and programs. In addition, if any of our customers accessed these benefits and there are allegations of fraud or improprieties, we could be subject to government inquiries, which could distract our management, and our reputation may be harmed.
We are voluntarily subject to certification requirements by the IRS and could lose such certification.
The Small Business Efficiency Act (“SBEA”) amended the Code to create a voluntary certification program for PEOs. The SBEA specifically recognizes certificated professional employer organizations (“CPEOs”) by providing, among other things, potential benefits to the customers of CPEOs (e.g., stringent operational and financial standards such as ongoing bonding requirements, audits, and IRS reporting). We are voluntarily subject to the IRS’ CPEO program that establishes our sole statutory liability for federal employment taxes processed through Justworks. Our “certified” designation under the voluntary CPEO program may be unilaterally suspended or revoked by the IRS if we fail to comply with applicable rules and regulations in connection with the program, including if such failure is due to inadvertent administrative errors. For example, our voluntary CPEO certification with the IRS was suspended on November 15, 2019 due to certain inadvertent administrative errors. We added payroll tax personnel and implemented process improvements and control enhancements in order to reduce the risk of this situation reoccurring. After concluding an independent review of the matter, the IRS Office of Professional Responsibility lifted our suspension as of September 30, 2020, and fully restored our status as a CPEO. If the IRS suspends or revokes our “certified” designation under the voluntary CPEO program, such suspension or revocation could harm our business, financial condition, and results of operations.
If we are not recognized as an employer of WSEs under federal and state laws and regulations, we and our customers could be adversely impacted.
In order for WSEs to receive the full benefit of our benefits offerings, it is important that we act and qualify as an employer of the WSEs under the Code and ERISA. In addition, our status as an employer is important for purposes of ERISA preemption of state laws. The definition of employer under various laws is not uniform, and under both the Code and ERISA the term is defined in part by complex multi-factor tests under common law. The DOL has issued guidance that certain entities in the HR outsourcing industry do not qualify as common law employers of WSEs for ERISA purposes. If we were found not to be an employer for ERISA purposes, one or more of our employee benefit plans may need to be restructured to comply with ERISA and/or certain state laws and regulations, including laws governing multiple employer welfare arrangements.
Further, if we are deemed to be a money transmitter, we may incur fines and significant additional costs and expenses, which could harm our business, financial condition, and results of operations. While specific laws vary among jurisdictions, a money transmitter is commonly defined as a party that is engaged in: (i) receipt of money (or something of value) and (ii) transmission of money (or something of value) to a different person or place. Federal law requires registration of money services businesses, including money transmitters, and such companies are required to adopt and follow an anti-money laundering program consistent with the Bank Secrecy Act. State regulatory authorities generally require licenses for companies that are considered money transmitters or money service businesses under the laws of their states, as well as bond requirements and limitations and reporting for how outstanding liabilities are maintained. Money transmitter licensing laws vary by state. If regulatory authorities in any state determine that the nature of our business requires that we be licensed as a money transmitter, we may need to hire additional personnel to manage regulatory compliance and become obligated to pay fines for prior unlicensed activity as well as annual licensing fees, which could adversely affect our business, financial condition, and results of operations.
If we are deemed to be an insurance agent or third-party administrator, we may incur significant additional costs and expenses, which could harm our business, financial condition, and results of operations.
State regulatory authorities generally require licenses for companies that do business in their states as insurance agents or third-party administrators, such as those that handle health or retirement plan funding and claim processing. Insurance and third-party administrator regulation cover a host of activities, including sales, underwriting, rating, claims payments, and record keeping by companies and agents. If regulatory authorities in any state determine that the nature of our business requires that we be licensed as an insurance agent or as a third-party administrator, we may need to hire additional personnel to manage regulatory compliance and become obligated to pay annual regulatory fees, which could adversely affect our business, financial condition, and results of operations.
We and our customers could be adversely impacted by health care reform.
Since enactment, there have been numerous attempts to modify, repeal or replace the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (“ACA”). While initial attempts at repeal and replacement have not been successful, uncertainty regarding the potential future modification, repeal or replacement of the ACA at the federal or state levels could adversely affect our ability to sell certain of our services to new customers. For example, for several years, the New York legislature has advanced, but not enacted, various bills that would create a single-

payer healthcare system in the State of New York. Such a system would materially disrupt and possibly eliminate the current employment-based health insurance system in the State of New York. Given our significant presence in New York and the importance of benefits administration to our product offering, the enactment of a single-payer healthcare system in the State of New York could materially harm our business, financial condition, and results of operations. Failure to update our services to comply with modified or new legislation in the area of health care reform as well as failure to educate and assist our customers regarding this legislation could adversely impact our business reputation and negatively impact our customer base. Furthermore, the uncertainty surrounding the terms and application of the ACA may delay or inhibit the decisions of potential customers to outsource their HR needs. Any of these developments could harm our business, financial condition, and results of operations.
Increased use of payroll tax credits and other payroll tax-related incentive or stimulus programs could adversely impact our business.
In the past several years, the Protecting Americans from Tax Hikes (PATH) Act of 2015, the FFCRA, the CARES Act, the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021 created or extended various federal incentive or stimulus programs that deliver benefits to customers through payroll tax credits or other payroll tax-related incentives or stimulus, such as the employer Social Security tax deferral program under the CARES Act. We expect an increase in the use of these types of programs at the federal, state, and local levels over the next several years. These programs have required us to spend significant time and resources to comply with new and amended laws and to provide the benefits created by these laws for our customers. In addition, these programs involve processing payroll tax credits or other incentives or stimulus for customers, which may later result in payroll tax deficiencies assessed against us if the credits or other incentives or stimulus are disallowed, in whole or in part, following an audit of customer facts and circumstances that are not within our knowledge or control. If we are unable to timely administer incentive or stimulus programs that deliver benefits to customers through payroll tax credits or other payroll tax-related incentives or stimulus, or incur substantial additional costs or liabilities in doing so, our business, financial condition, and results of operations could be adversely impacted.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
Under the rules of sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership over a rolling three-year period, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes to offset its post-change taxable income may be limited. The applicable rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning, directly or indirectly, 5% or more of the stock of a corporation, as well as changes in ownership arising from new issuances of stock by the corporation. We may have experienced ownership changes in the past and could experience one or more ownership changes in the future, including in connection with this offering and as a result of future changes in our stock ownership, some of which changes may be outside our control. Further, U.S. tax laws limit the time during which NOL carryforwards generated before January 1, 2018 may be applied against future taxes. While NOL carryforwards generated on or after January 1, 2018 are not subject to expiration, the deductibility of such NOL carryforwards is limited to 80% of our taxable income for taxable years beginning on or after January 1, 2021. Similar provisions of state tax law may also apply to our state NOLs. As a result, if we earn net taxable income, our ability to use our pre-change NOL carryforwards to offset post-change taxable income may be subject to limitations. For these reasons, we may not be able to utilize our NOLs and other tax attributes, which could adversely affect our future cash flows.

Risks Related to Technology, Data Privacy, and Security
Our efforts to protect against and to remediate cyber-attacks, other security-related incidents, and data breaches may not succeed and any such event, whether intentional or inadvertent and whether attributable to us or our service providers, could have a material adverse effect on our business, reputation and the price of our Class A common stock.
We collect, process, store and use a wide variety of data and personal information from current and prospective customers, employees of customers, and, in some cases, customers’ third-party vendors, including bank account and social security numbers, tax information, certain health information, certain health claim information, retirement account information, payroll data and email and physical addresses. Federal, state and international laws and regulations governing privacy, data protection, and e-commerce transactions require us to safeguard our customers’ personal information, including names, addresses, bank account information and social security numbers. Furthermore, changes in the laws and regulations that govern our collection, use and disclosure of customers’ data and personal information could impose additional requirements with respect to the retention and security of such data and personal information and related notification requirements. While we have security measures and programs in place to prevent, detect, and respond to cyber-attacks, security-related incidents, data breaches and other similar threats, and we require our service providers to do so as well, these security measures and programs and our collective efforts have not always succeeded, and may not succeed in the future. A significant number of our customers provide us with bank account and other confidential information and authorize us to bill their bank accounts directly for our products and services. Typically, we rely on encryption and authentication technology licensed from third parties to enhance the security of our confidential information transmissions. Advances in computer capabilities, the development of new cyberattack tools and techniques, new discoveries in the field of cryptography, inadequate facility security or other developments may result in a compromise or breach of the technology used by us to protect customers’ data and personal information.
We cannot fully eliminate the possibility of such cyber-attacks, security-related incidents and other threats, whether intentional or inadvertent and whether internal or external, and we, our customers or our service providers may not discover a security incident for a significant period of time after the incident occurs. Other malicious actors may direct social engineering, phishing, credential stuffing, ransomware, extortion, denial or degradation of service attacks and similar types of attacks against any or all of us, our customers and our service providers. These attacks may come from individual hackers, criminal groups or state-sponsored organizations. If our security measures are breached as a result of third-party action, employee error or negligence, a defect or bug in our offerings or those of our third-party service providers, malfeasance or otherwise and, as a result, someone obtains unauthorized access to any data, including our confidential, sensitive, or personal information or the confidential, sensitive, or personal information of our customers or other persons, or any of these types of information is lost, destroyed, or used, altered, disclosed, or acquired without authorization, then our reputation may be damaged, our business may suffer, and we could incur significant liability, including under applicable data privacy and security laws and regulations. Even the perception of inadequate security may damage our reputation and negatively impact our ability to win new customers and retain and receive timely payments from existing customers. Further, we could be required to expend significant capital and other resources to protect against and address any data security incident or breach, which may not be covered or fully covered by our insurance and which may involve payments for investigations, forensic analyses, regulatory compliance, breach notification, legal advice, public relations advice, system repair or replacement, or other services.
While we typically conduct risk assessments of our service providers and/or require them to undertake security measures through contractual provisions, we do not control our service providers, and our ability to monitor their data security is limited. As such, we cannot ensure the security measures they take will be sufficient to protect our confidential, sensitive and personal information. Due to applicable laws and regulations or contractual obligations, we may be held responsible for any cyber-attack or other security-related incident attributed to our service providers regarding the information we share with them and any contractual protections we may have from our service providers may not be sufficient to adequately protect us from any such liabilities and losses.
We, our customers, and our service providers have been the victims of these types of threats, attacks, and security incidents in the past, and we, our customers, and our service providers expect to be victims of such threats, attacks, and security incidents again in the future. We have in the past reported these types of threats, attacks, and security incidents to regulators, affected individuals, customers, and/or other third parties. Moreover, we expect in the future to report data breaches to regulators, affected individuals, customers, and/or other third parties. We cannot guarantee that any future threats, attacks, and security incidents will not have a material impact on our business, reputation, financial conditions, and results of operations.
Although we maintain insurance coverage, the amount of our insurance may not cover the costs associated with any security incident, and we cannot be certain that cyber insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. Moreover, there could be public announcements regarding any security-related incidents and any steps we take to respond to or remediate such incidents, if securities analysts or investors perceive these announcements to be negative, could have a material adverse effect on the price of our Class A common stock.
The security protections and strategies that we implement, and the investigation and remediation efforts we undertake, may not be successful. Any security breach, data loss, or other compromise, including those resulting from a cybersecurity attack, phishing attack, or any unauthorized access, unauthorized usage, virus or similar breach or disruption, whether intentional or inadvertent, could result in the access, public disclosure, loss or theft of our customers’, WSEs’ and corporate employees’ confidential, sensitive and personal information, which could negatively affect our ability to attract new customers, cause existing customers to terminate their agreements with us, result in significant reputational damage and subject us to significant lawsuits, regulatory fines, or other actions or liabilities, any of which could materially and adversely affect our business, financial condition, and results of operations.
Any failure in our business systems could reduce the quality of our business services, which could harm our reputation and expose us to liability.
Our business systems rely on the complex integration of numerous hardware and software subsystems to manage the transactions involved in managing the customer relationship through the processing of employee, payroll and benefits data. These systems can be disrupted by, among other things, equipment failures, computer server or systems failures, network outages, malicious acts, software errors or defects, vendor performance problems and power failures. Any delay or failure in our systems that impairs our ability to communicate electronically with our customers, employees or vendors or our ability to store or process data could harm our reputation and our business. If we are unable to meet customer demands or service expectations, we may lose existing customers and we may have difficulty attracting new customers. In addition, errors in our products and services, such as delays in making payroll, could expose our customers to liability claims from improperly serviced WSEs, for which we might have contractual indemnification obligations.
Our platform, products and solutions are inherently complex and have in the past and may in the future contain bugs, defects, security vulnerabilities, errors, or other performance failures, especially when first introduced, or otherwise not perform as intended. Any such bug, defect, security vulnerability, error, or other performance failure could cause damage to our reputation, loss of customers or revenue, order cancellations, service terminations, and lack of market acceptance of our offerings. As the use of our offerings among new and existing customers expands, particularly to more sensitive, secure, or mission critical uses, we may be subject to increased scrutiny, potential reputational risk, or potential liability should our offerings fail to perform as contemplated in such deployments. We have in the past and may in the future need to issue corrective releases of our software to fix these defects, errors or performance failures, which could require us to allocate significant research and development and customer support resources to address these problems. Despite our efforts, such corrections may take longer to develop and release than we or our customers anticipate and expect.
Any limitation of liability provision contained in an agreement with a customer, user, third-party vendor, service provider, or partner may not be enforceable, adequate or effective as a result of existing or future applicable law or judicial decisions, and may not function to limit our liability arising from regulatory enforcement or other specific circumstances. The sale and support of our offerings entail the risk of liability claims, which could be substantial in light of the use of our offerings in enterprise-wide environments. In addition, our insurance against any such liability may not be adequate to cover a potential claim, and may be subject to exclusions, or subject us to the risk that the insurer will deny coverage as to any future claim or exclude from our coverage such claims in policy renewals, increase our fees or deductibles or impose co-insurance requirements. Any such bugs, defects, security vulnerabilities, errors, or other performance failures in our platform, products or solutions, including as a result of denial of claims by our insurer or the successful assertion of claims by others against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including increases or the imposition of large deductible or co-insurance requirements, could harm our reputation and have a material adverse effect on our business, financial condition, and results of operations. Further, our ability to seek reimbursement from our third party vendors or service providers for damages we incur may be limited by limitation of liability provisions in our agreements with these third parties.
We have crisis management plans and procedures designed to protect our business against a multitude of events, including natural disasters, military or terrorist actions, power or communication failures, or similar events. Our plans may not be successful in preventing the loss of customer data, service interruptions, and disruptions to our operations, or damage to our important facilities. If we suffer damage to our data or operations centers, experience a telecommunications failure or experiences a security breach, our operations could be interrupted. Any interruption or other loss may not be covered by our insurance and could harm our reputation.
If our systems were to fail for any reason during payroll processing, preventing the proper payment of employees, or the proper remission of payroll taxes, we could be liable for wage payment delay penalties and payroll tax penalties, as well as other contractual penalties. Any inaccuracies in the processing of health insurance benefits could result in liability for lapses in coverage. If any of our systems fails to operate properly or becomes disabled even for a brief period of time, we could suffer financial loss, a disruption of our businesses, liability to customers, regulatory intervention, or damage to our reputation.
We must comply with constantly evolving data privacy and security laws and regulations, which may require substantial costs or changes to our business, and any actual or perceived compliance failure could result in reduced revenue, increased costs, liability claims, regulatory penalties, and damage to our reputation.
We are subject to various federal, state, and local laws, rules, and regulations, as well as contractual obligations, relating to the collection, storage, use, retention, security, disclosure, transfer and other processing of confidential, sensitive and personal information. Existing laws and regulations are constantly evolving, and new laws and regulations that apply to our business are being introduced at every level of government inside and outside of the United States. As we seek to expand our business, we are, and may increasingly become subject to various laws, regulations and standards, as well as contractual obligations, relating to data privacy and security in the jurisdictions in which we operate. These laws, regulations and standards are continuously evolving and may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material adverse effect on our reputation, business, financial condition, and results of operations.
Many states are considering adopting, or have already adopted, privacy regulations. Such regulations, including the California Consumer Privacy Act (“CCPA”) which came into effect in 2020,

provide new data privacy rights for California consumers and new operational requirements for covered companies. Specifically, the CCPA mandates that covered companies provide new disclosures to California consumers and afford such consumers new data privacy rights that include, among other things, the right to request a copy from a covered company of the personal information collected about them, the right to request deletion of such personal information, and the right to request to opt-out of certain sales of such personal information. The California Attorney General can enforce the CCPA, including seeking an injunction and civil penalties for violations. The CCPA also provides a private right of action for certain data breaches that is expected to increase data breach litigation. Additionally, a new privacy law, the California Privacy Rights Act (“CPRA”), was approved by California voters in the November 3, 2020 election. The CPRA generally takes effect on January 1, 2023 and significantly modifies the CCPA, including by expanding consumers’ rights with respect to certain personal information and creating a new state agency to oversee implementation and enforcement efforts, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. Moreover, on March 2, 2021, the Governor of Virginia signed into law the Virginia Consumer Data Protection Act (the “VCDPA”). The VCDPA creates consumer rights, similar to the CCPA, but also imposes security and assessment requirements for businesses. In addition, on July 7, 2021, Colorado enacted the Colorado Privacy Act (“COCPA”), becoming the third comprehensive consumer privacy law to be passed in the United States (after the CCPA and VCDPA). The COCPA closely resembles the VCDPA, and will be enforced by the respective states’ Attorney General and district attorneys, although the two differ in many ways and once they become enforceable in 2023, we must comply with each if our operations fall within the scope of these newly enacted comprehensive mandates. Personal information we handle may be subject to the CCPA, CPRA, VCDPA, and COCPA, which may increase our compliance costs and potential liability. Similar laws have been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States. Furthermore, due to the nature of our business and operations, we have interpreted laws in other jurisdictions, such as the General Data Protection Regulation, as not applying to us; however, such interpretations may prove incorrect and/or as our business evolves, we may become subject to such laws, leading to risks of noncompliance and increased compliance costs. This legislation may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment in resources to compliance programs, could impact strategies and availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.
Our communications with our customers are subject to certain laws and regulations, including the Telephone Consumer Protection Act of 1991 (the “TCPA”), the Controlling the Assault of Non-Solicited Pornography and Marketing (“CAN-SPAM”) Act of 2003, and the Telemarketing Sales Rule and analogous state laws, that could expose us to significant damages awards, fines and other penalties that could materially impact our business. For example, the Telephone Consumer Protection Act, or TCPA, is a federal law that imposes significant restrictions on the ability to make telephone calls or send text messages to mobile telephone numbers without the prior consent of the person being contacted. The TCPA provides for substantial statutory damages for violations, which has generated extensive class-action litigation. In addition, class-action plaintiffs in the United States are employing novel legal theories to allege that federal and state eavesdropping/wiretapping laws and state constitutions prohibit the use of analytics technologies widely employed by website and mobile app operators to understand how their users interact with their services. The CAN-SPAM Act and the Telemarketing Sales Rule and analogous state laws also impose various restrictions on marketing conducted use of email, telephone, fax or text message. As laws and regulations, including FTC enforcement, rapidly evolve to govern the use of these communications and marketing platforms, the failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations could adversely impact our business, financial condition, and results of operations or subject us to fines or other penalties.
In addition, the FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Our failure to take any steps perceived by the FTC as appropriate to protect consumers’ personal information may result in claims by the FTC that we have engaged in unfair or deceptive acts or practices in violation of Section 5(a) of the FTC Act. State consumer protection laws provide similar causes of action for unfair or deceptive practices for alleged privacy, data protection, and data security violations.
Further, some laws may require us to notify governmental authorities and/or affected individuals of data breaches involving certain personal information or other unauthorized or inadvertent access to or disclosure of such information. For example, laws in all 50 U.S. states may require businesses to provide notice to consumers whose personal information has been disclosed as a result of a data breach. These laws are not consistent, and compliance in the event of a widespread data breach may be difficult and costly. We also may be contractually required to notify consumers or other counterparties of a security breach. Regardless of our contractual protections, any actual or perceived security breach or breach of our contractual obligations could harm our reputation and brand, expose us to potential liability or require us to expend significant resources on data security and in responding to any such actual or perceived breach.
We make public statements about our use and disclosure of personal information through our privacy policies, information provided on our website and press statements. Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policies and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices. Any concerns about our data privacy and security practices, even if unfounded, could damage the reputation of our business and harm our business, financial condition, and results of operations.
We rely on vendors to handle Payment Card Industry Data Security Standards (“PCI DSS”) matters and to ensure compliance with PCI DSS based on past, present, and future business practices. Despite our compliance efforts, we may become subject to claims that we have violated the PCI DSS requirements, which could subject us to substantial fines, termination of banking relationships, and increased transaction fees. In addition, there is no guarantee that PCI DSS compliance will prevent illegal or improper use of our payment systems or the theft, loss or misuse of payment card data or transaction information.
Despite our efforts, we may not be successful in complying with the rapidly evolving privacy, data protection, and data security requirements discussed above. Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to users or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection, or data security, may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, other obligations, and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our platform. Additionally, if third parties we work with violate applicable laws, regulations or contractual obligations, such violations may put our users’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks. Any of the foregoing could materially and adversely affect our business, financial condition, and results of operations.

Risks Related to Our Intellectual Property
Inability to protect, or the misappropriation or misuse of, our intellectual property could harm our reputation, affect our competitive position, and cost us money.
We believe the protection of our intellectual property is critical to our success. In addition to the JUSTWORKS trademark and trade secrets and unregistered copyrights in our proprietary software, we also currently hold various web domain names, including www.justworks.com, which are critical to the operation of our business and the promotion of our brands. We seek to protect our intellectual property rights by relying on applicable laws and regulations in the United States; however, we may not be able to prevent third parties from infringing or misappropriating our intellectual property or deter independent development of equivalent or superior intellectual property rights by others. We also rely on contractual restrictions to protect our proprietary rights when offering or procuring products and services, including confidentiality, work-for-hire and invention assignment agreements entered into with our employees, consultants and contractors and confidentiality agreements with parties with whom we conduct business; however, we may not be able to discover or determine the extent of any unauthorized use of our proprietary rights. Furthermore, our efforts to enforce our rights in our intellectual property may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our rights, which may be successful. Any failure to adequately protect or enforce our intellectual property rights, or significant costs incurred in doing so, could materially harm our business, financial condition, and results of operations.
Our products and services may infringe or be alleged to infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products and services. Moreover, from time to time we may hire employees previously employed by competitors, which may subject us to claims that such employees have wrongfully divulged intellectual property or confidential information belonging to such competitors.
The markets in which we operate and compete are characterized by large numbers of patents, copyrights, trademarks, trade secrets, and other intellectual property rights, and by litigation based on allegations of infringement or other violations of intellectual property or other proprietary rights. Furthermore, it is common for individuals and groups to purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. We cannot guarantee that on the basis of our internally developed or acquired software and other intellectual property we use in our operations, products and services we will not be accused of infringing or misappropriating the intellectual property rights of others. In such regard, it is notable that we use certain software and products licensed or purchased from third parties, which software and products may be subject to claims of infringement or misappropriation. The licensors or other third parties from whom we obtained such software and products may not be required to indemnify us fully or at all from such claims. Any intellectual property-related infringement or misappropriation claims, whether or not meritorious, could result in costly litigation and divert management resources and attention. Such claims could force us to enter into licensing agreements, which may not be available on commercially reasonable terms, pay substantial damages, or limit or curtail our operations, products and services. Furthermore, we may need to redesign our operations, products or services to avoid future infringement liability. Any of the foregoing could prevent us from competing effectively and increase our costs.
Finally, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or that they have divulged their former employers’ proprietary or other confidential information or incorporated such information into our products, which could include claims that such former employers therefore own or otherwise have rights to their inventions or other work product developed while employed by us.

We rely on third party software, including open source software, in our operations, products and services, and as such we are subject to certain risks and restrictions.
Certain of our internal operations, as well as our products and services include software of third parties, which we license under agreements that may need to be renewed or renegotiated from time to time. We may not be able to obtain licenses to such software on reasonable terms, or at all. If we are unable to obtain the rights necessary to use this software, we may not be able to continue our internal operations, or to sell the affected products and services, and customers who are currently using the affected products and services may be disrupted, which may in turn harm our future financial results, damage our brand, and result in customer loss. In our internal operations, and in our products and services, we use third party software that is licensed under “open source” licenses, some of which may include a requirement that, under certain circumstances, we make available, or grant licenses to, any modifications or derivative works we create based upon the open source software, in particular if we deploy our software to a customer site. We cannot be sure that all open source software is submitted for approval prior to use in our products and services. Some of the risks and restrictions associated with usage of open source may not be eliminated, and may, if not properly addressed, harm our business.
Risks Related to this Offering and Ownership of Our Class A Common Stock
There has been no prior public market for our Class A common stock. An active market may not develop or be sustainable, and you may not be able to resell your shares at or above the initial public offering price.
There has been no public market for our Class A common stock prior to this offering. The initial public offering price for our Class A common stock was determined through negotiations between us and the underwriters and may vary from the market price of our Class A common stock following the completion of this offering. An active or liquid market in our Class A common stock may not develop upon completion of this offering or, if it does develop, it may not be sustainable. In the absence of an active trading market for our Class A common stock, you may not be able to resell any shares you hold at or above the initial public offering price or at all. We cannot predict the prices at which our Class A common stock will trade.
Our stock price may be volatile or may decline regardless of our operating performance, resulting in substantial losses for investors purchasing shares in this offering.
The market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:
•actual or anticipated fluctuations in our financial condition and results of operations;
•the projections we may provide to the public, any changes in these projections, or our failure to meet these projections;
•failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates or ratings by any securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;
•announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, results of operations, or capital commitments, whether or not they are successfully consummated;
•changes in stock market valuations and operating performance of other PEOs generally, or those in the payroll and benefits administration industry in particular;
•price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•changes in our board of directors or management, or any actions by our directors or management that damages our reputation or the image of our brands;
•sales of large blocks of our Class A common stock, including sales by certain affiliates of Redpoint Omega, Bain Capital Ventures, Index Ventures, and Thrive Capital, our founder or our executive officers and directors;
•lawsuits threatened or filed against us;
•actions taken or threatened by any regulatory or government agency;
•anticipated or actual changes in laws, regulations or government policies applicable to our business;
•changes in our capital structure, such as future issuances of debt or equity securities;
•short sales, hedging. and other derivative transactions involving our capital stock;
•general economic conditions around the world, particularly in the United States;
•other events or factors, including those resulting from war (including the conflict between Russia and Ukraine), pandemics (including COVID-19), incidents of terrorism, or responses to these events; and
•the other factors described in the sections of this prospectus titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”
The stock market has recently experienced extreme price and volume fluctuations. The market prices of securities of companies have experienced fluctuations that often have been unrelated or disproportionate to their results of operations. Market fluctuations could result in extreme volatility in the price of shares of our Class A common stock, which could cause a decline in the value of your investment. Price volatility may be greater if the public float and trading volume of shares of our Class A common stock are low. Furthermore, in the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources, and harm our business, financial condition, and results of operations.
Sales, directly or indirectly, of a substantial amount of our Class A common stock in the public markets by our existing security holders may cause the price of our Class A common stock to decline.
Sales of a substantial number of shares of our Class A common stock into the public market, particularly sales by our directors, executive officers and principal stockholders, or the perception that these sales might occur, could cause the market price of our Class A common stock to decline. Many of our existing security holders have substantial unrecognized gains on the value of the equity they hold, and may take steps to sell their shares or otherwise secure or limit their risk exposure to the value of their unrecognized gains on those shares. We are unable to predict the timing or effect of such sales on the market price of our Class A common stock.
All of the shares of Class A common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except that any shares held by our affiliates, as defined in Rule 144 under the Securities Act (“Rule 144”), would only be able to be sold in compliance with Rule 144 and any applicable lock up agreements described below.
In connection with this offering, we, all of our directors and executive officers and holders of substantially all of our outstanding securities have entered into market standoff agreements with us or lock-up agreements with the underwriters that restrict our and their ability to sell or transfer shares of our capital stock for a period of 180 days from the date of this prospectus, subject to certain exceptions and certain provisions that provide for the automatic early release of certain shares. See “Shares Eligible for Future Sale” for a discussion of such exceptions and of the early release provisions that would allow for sales during the 180-day period. In addition, we and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, and BofA Securities, Inc. may release certain stockholders from the market standoff agreements or lock-up agreements prior to the end of the lock-up period. If not otherwise released early, when the applicable market standoff and lock-up periods expire, we and our security holders subject to a lock-up agreement or market standoff agreement will be able to sell our shares freely in the public market, except that any shares held by our affiliates, as defined in Rule 144, would only be able to be sold in compliance with Rule 144. Sales of a substantial number of such shares upon expiration of the lock-up and market standoff agreements, or the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate.
In addition, as of February 28, 2022, we had stock options and RSUs outstanding that, if fully exercised or vested and settled, as applicable, would result in the issuance of 13,371,262 shares of common stock. In connection with this offering, we also intend to grant the Founder Award, IPO Options, and IPO RSUs, which, if fully exercised or vested and settled, as applicable, would result in the issuance of                shares of common stock. See “Prospectus Summary—The Offering” for additional information regarding the shares of common stock issuable upon exercise of such stock options and upon vesting and settlement of such RSUs. All of the shares of common stock issuable upon the exercise of stock options, and the shares reserved for future issuance under our equity incentive plans, will be registered for public resale under the Securities Act. Accordingly, these shares will be able to be freely sold in the public market upon issuance subject to existing lock-up or market standoff agreements and applicable vesting requirements.
Further, based on shares outstanding as of February 28, 2022, holders of                shares of our common stock (including certain shares of common stock issuable upon exercise of stock options) will have rights after the completion of this offering, subject to certain conditions, to require us to file registration statements for the public resale of such shares or to include such shares in registration statements that we may file for us or other stockholders.
We anticipate incurring substantial stock-based compensation expense related to the Founder Award, which may have an adverse effect on our financial condition and results of operations and may result in substantial dilution.
In light of the long-term performance-based stock option award that we intend to grant to Isaac Oates, our Founder and Chief Executive Officer, in connection with this offering, which we refer to as the Founder Award, we anticipate that we will incur substantial stock-based compensation expense. The Founder Award covers           shares of Class A common stock and will be eligible to vest based on both (a) the achievement of pre-determined stock price goals, ranging from to times the initial public offering price per share of our Class A common stock, over a five-year period following this offering (the “Performance Condition”) and (b) Mr. Oates’ continued employment with the Company as Chief Executive Officer (the “Service Condition”).
The Performance Condition of the Founder Award will be satisfied in ten equivalent tranches (each consisting of           shares of Class A common stock covered by the Founder Award) upon the achievement of such stock price thresholds (measured based upon a volume-weighted average stock price over 60 days) prior to the fifth anniversary of this offering. To the extent the Performance Condition of any tranche is not satisfied by the fifth anniversary of this offering, it will be forfeited. The Service Condition of the Founder Award will be satisfied with respect to each tranche upon Mr. Oates’ continued employment as our Chief Executive Officer for a specified number of months following this offering.
Each tranche of the Founder Award will only vest upon achievement of both its Performance Condition and Service Condition. Mr. Oates will also be required to hold vested options (or, if exercised,

the underlying shares of Class A common stock) for a one-year period commencing on the vesting date. The Founder Award is subject to certain acceleration terms, including in the event of a Change in Control (as defined below). Upon termination of Mr. Oates’ employment as our Chief Executive Officer for any reason, any unvested portion of the Founder Award will be forfeited. In the event of termination of Mr. Oates’ employment as our Chief Executive Officer by us without cause or by Mr. Oates for good reason or due to his disability or death, the one-year post-vesting holding requirement described above will be waived and will no longer apply, and the Founder Award will be subject to the terms and conditions of our Executive Severance Policy, as described in the section titled “Executive and Director Compensation.” In the event of termination of Mr. Oates’ employment as our Chief Executive Officer by us for cause, all of the options of the Founder Award, whether or not vested, will be forfeited.
We expect that the stock-based compensation expense related to the Founder Award will be at least $       million and will be recognized over the period of time the Performance Condition for each tranche is expected to be satisfied (i.e., the derived service period). We expect the stock-based compensation expense relating to the Founder Award to adversely impact our future financial results. In addition, to the extent the Performance Conditions and Service Conditions of the Founder Award are satisfied, a potentially large number of shares of Class A common stock will be issuable upon the exercise of the applicable stock options, which would dilute your ownership interest in the Company. For additional information regarding the Founder Award, please see the section titled “Executive and Director Compensation.”
The dual class structure of our common stock will have the effect of concentrating voting control with holders of our Class B common stock, including our Founder, for the foreseeable future, which will limit the ability of our other investors to influence corporate matters, including the election of directors and the approval of any change of control transaction.
Upon completion of this offering, our Class B common stock will have ten votes per share, and our Class A common stock will have one vote per share. Following this offering, and without giving effect to any purchases that may be made in this offering, the holders of our outstanding Class B common stock, which will include former holders of certain series of our preferred stock and our Founder, after giving effect to the Preferred Stock Conversion, will beneficially own approximately       % of our outstanding capital stock and hold approximately      % of the voting power of our outstanding capital stock (or       % and      %, respectively, if the underwriters exercise their option to purchase additional shares of our Class A common stock in full). Because of the ten-to-one voting ratio between our Class B common stock and Class A common stock, the holders of Class B common stock collectively will control over a majority of the combined voting power of all of our Class A common stock and Class B common stock and therefore will be able to control substantially all matters submitted to our stockholders for approval until a significant portion of such shares of outstanding Class B common stock have been converted to shares of Class A common stock as further described in “Description of Capital Stock.” This concentrated control will limit or preclude the ability of our other investors to influence corporate matters for the foreseeable future. For example, holders of our Class B common stock will have sufficient voting power to determine the outcome with respect to elections of directors, amendments to our certificate of incorporation, amendments to our bylaws that are subject to a stockholder vote, increases to the number of shares available for issuance under our equity incentive plans or adoption of new equity incentive plans, and approval of any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction requiring stockholder approval for the foreseeable future. In addition, this concentrated control may also prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders. This control may also adversely affect the market price of our Class A common stock.
Because the interests of the holders of our Class B common stock may differ from those of our other stockholders, actions that such holders take with respect to us, as significant stockholders, may not be favorable to our other stockholders, including holders of our Class A common stock who purchase shares in this offering.

The dual class structure of our common stock may adversely affect the trading market for our Class A common stock.
We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with dual class or multi-class share structures in certain of their indexes. In July 2017, S&P Dow Jones and FTSE Russell announced changes to their eligibility criteria for the inclusion of shares of public companies on certain indices, including the Russell 2000, the S&P 500, the S&P MidCap 400 and the S&P SmallCap 600, to exclude companies with multiple classes of shares of common stock from being added to these indices. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. As a result, our dual class capital structure would make us ineligible for inclusion in any of these indices, and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our stock. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Furthermore, we cannot assure you that other stock indices will not take a similar approach to S&P Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A common stock less attractive to investors and, as a result, the market price of our Class A common stock could be adversely affected.
Although we ceased to be an “emerging growth company,” we can continue to take advantage of certain reduced disclosure requirements in this prospectus, which may make our Class A common stock less attractive to investors.
We ceased to be an “emerging growth company,” as defined in the JOBS Act, on May 31, 2022, since we had $1.07 billion or more in revenue during our most recently completed fiscal year. However, because we ceased to be an “emerging growth company” after we confidentially submitted our registration statement related to this offering to the SEC, we will be treated as an “emerging growth company” for certain purposes until the earlier of the date on which we complete this offering and May 31, 2023. As such, we have elected to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include, but are not limited to, being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosures and being subject to reduced disclosure obligations regarding executive compensation.
We cannot predict if investors will find our Class A common stock less attractive because we have relied on these exemptions and relief granted by the JOBS Act. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may decline or become more volatile.
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our Class A common stock and trading volume could decline.
The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business, our market, and our competitors. We do not have any control over these analysts. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our Class A common stock would be negatively affected. If one or more of the analysts who cover us downgrade our Class A common stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which might cause our stock price and trading volume to decline.
Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.
The assumed initial public offering price of our Class A common stock of $         per share (which is the midpoint of the price range set forth on the cover page of this prospectus) is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock immediately after this offering. Therefore, if you purchase our Class A common stock in this offering, you will incur immediate dilution of $         in the pro forma as adjusted net tangible book value per share from the price you paid assuming that stock price. In addition, following this offering, purchasers who bought shares from us in this offering will have contributed       % of the total consideration paid to us by our stockholders to purchase                 shares of common stock in this offering, in exchange for acquiring approximately       % of our total outstanding shares as of February 28, 2022, after giving effect to this offering. If the underwriters exercise their option to purchase additional shares, if we issue any additional stock options or warrants or any outstanding stock options are exercised, if RSUs are settled, or if we issue any other securities or convertible debt in the future, investors will experience further dilution.
We will have broad discretion in the use of the net proceeds we receive in this offering and may not use them in ways that prove to be effective.
We will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use and it is possible that a substantial portion of the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, and results of operations could be harmed, and the market price for our Class A common stock could decline.
We do not intend to pay dividends for the foreseeable future.
We currently intend to retain any future earnings to finance the operation and expansion of our business and we do not expect to declare or pay any dividends in the foreseeable future. Moreover, the terms of our existing credit facility restrict our ability to pay dividends, and any additional debt we may incur in the future may include similar restrictions. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock. As a result, stockholders must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.
Delaware law and provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make a merger, tender offer or proxy contest more difficult, limit attempts by our stockholders to replace or remove our current management and depress the market price of our Class A common stock.
Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective immediately prior to the closing of this offering may discourage, delay or prevent a merger, acquisition or other change in control of us or tender offer that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Class A common stock, thereby depressing the market price of our Class A common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. Among others, these provisions include that:
•restrict the forum for certain litigation against us to Delaware or the federal courts, as applicable;
•subject to the rights of the holders of any series of our preferred stock to elect directors, our board of directors has the exclusive right to expand the size of our board of directors and to elect directors to fill newly created directorships and vacancies created by the death, disability, resignation, disqualification or removal of directors or from any other cause, which prevents stockholders from being able to fill vacancies on our board of directors;
•subject to the rights of the holders of any series of our preferred stock to elect directors, our board of directors is divided into three classes, Class I, Class II, and Class III, with each class serving staggered three-year terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;
•subject to the rights of the holders of any series of our preferred stock, our stockholders may not act by written consent, which requires all stockholder action to be taken at an annual or special meeting of our stockholders;
•a special meeting of stockholders may be called only by or at the direction of the chair of the board of directors, the chief executive officer, the lead independent director, or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;
•our amended and restated certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•our board of directors may amend our bylaws without obtaining stockholder approval;
•the approval of the holders of at least two-thirds of the outstanding voting power of the shares entitled to vote generally at an election of directors, voting together as a single class, is required for stockholders to adopt, amend or repeal our amended and restated bylaws;
•the approval of the holders of at least two-thirds of the outstanding voting power of the shares entitled to vote generally at an election of directors, voting together as a single class, is required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the amendment of terms of our common stock, the classified board of directors, the size of our board of directors, the removal of directors, the filling of vacancies on our board of directors, the calling of special meetings of stockholders, actions by written consent of stockholders, limitation of liability of directors, indemnification of officers and directors, and the choice of forum relating to certain legal actions;
•stockholders must provide advance notice and additional disclosures in order to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company; and
•our board of directors is authorized to issue shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer.
Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) which generally prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the time of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.
Our amended and restated certificate of incorporation will provide that, subject to limited exceptions, the state and federal courts (as appropriate) located within the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, (A)(i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees, or stockholders to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or amended and restated bylaws (as either may be amended or restated) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware, and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act.
The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. Our exclusive forum provision shall not relieve the Company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules, and regulations.
We have identified a material weakness in our internal control over financial reporting. If we experience material weaknesses in the future or otherwise fail to implement and maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations which may adversely affect investor confidence in us, and as a result, the value of our Class A common stock.
As a privately-held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act (“Section 404”). As a public company, we will be subject to significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. In addition, beginning with our second annual report following the completion of this offering, we will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting, and our auditors will be required to issue an attestation report on the effectiveness of our internal controls on an annual basis.

The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business.
In the course of preparing the financial statements that are included in this prospectus, management has determined that a material weakness exists within the internal controls over financial reporting. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual and interim financial statements will not be detected or prevented on a timely basis. The material weakness identified relates to (i) information technology general controls, in the areas of user access and program change management, over our key accounting and reporting systems, and (ii) certain controls within our financial reporting processes supporting timely reconciliations, analysis of certain key accounts, the review of journal entries, as well as, controls to address segregation of certain accounting duties. We concluded that the material weakness in our internal control over financial reporting occurred because, prior to this offering, we were a private company and did not have the necessary business processes, systems, personnel, and related internal controls necessary to satisfy the accounting and financial reporting requirements of a public company.
As part of our plan to remediate these material weaknesses, we have made progress in several actions. To remediate the material weakness, we have hired additional accounting and finance resources with public company experience. We have also implemented additional review controls and processes that require timely account reconciliations and analyses; IT general controls to manage access and program changes within our IT environment; and processes and controls to better identify and manage risks associated with segregation of duties. Furthermore, we have completed a preliminary exercise with a third-party specialist to assist with evaluating and documenting the design and operating effectiveness of our internal controls over financial reporting and to generally assist with these remediation efforts, including implementation of new controls and processes.
We will not be able to fully remediate the identified material weakness until the ongoing steps described above have been completed and our internal controls have been operating effectively for a sufficient period of time. We believe we will make significant progress in our remediation plan within the first half of fiscal year 2023, but cannot assure you that we will be able to fully remediate the material weakness by such time. We also may incur significant costs to execute various aspects of our remediation plan but cannot provide a reasonable estimate of such costs at this time.
In accordance with the provisions of the JOBS Act, we and our independent registered public accounting firm were not required to, and did not, perform an evaluation of our internal control over financial reporting as of May 31, 2021 nor any period subsequent in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act after the completion of this offering.
In the future, it is possible that additional material weaknesses or significant deficiencies may be identified that we may be unable to remedy before the requisite deadline for these reports. Our ability to comply with the annual internal control reporting requirements will depend on the effectiveness of our financial reporting and data systems and controls across our company. Any weaknesses or deficiencies or any failure to implement new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm our operating results and cause us to fail to meet our financial reporting obligations, or result in material misstatements in our consolidated financial statements, which could adversely affect our business and reduce our stock price.
If we are unable to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404, our independent registered public accounting firm may not issue an unqualified opinion. If either we are unable to conclude that we have effective internal control over financial reporting, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our Class A common stock. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.
General Risk Factors
Our management team has limited experience managing a public company, and the requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain qualified board members.
As a public company listed in the United States, we will incur significant additional legal, accounting, and other expenses. In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and Nasdaq, may increase legal and financial compliance costs, and make some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies.
Most members of our management team have no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. Furthermore, we are committed to maintaining high standards of corporate governance and public disclosure, and our efforts to establish the corporate infrastructure required of a public company and to comply with evolving laws, regulations, and standards are likely to divert management’s time and attention away from revenue-generating activities to compliance activities, which may prevent us from implementing our business strategy and growing our business. Moreover, we may not be successful in implementing these requirements. If we do not effectively and efficiently manage our transition into a public company and continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition, and results of operations.
Additionally, as a public company, we may from time to time be subject to proposals by stockholders urging us to take certain corporate actions. If activist stockholder activity ensues, we may be required to incur additional costs to retain the services of professional advisors, management time and attention will be diverted from our core business operations, and perceived uncertainties as to our future direction, strategy or leadership may cause us to lose potential business opportunities and impair our brand and reputation, any of which could materially and adversely affect our business, financial condition, and results of operations.
In addition to increasing our legal and financial compliance costs, the additional rules and regulations described above might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of our senior management team.
If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below the expectations of our investors and securities analysts, resulting in a decline in the trading price of our common stock.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on many factors, including historical experience and various other assumptions that we believe to be reasonable under the circumstances, as discussed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.
Our reported financial results may be negatively impacted by changes in GAAP and financial reporting requirements.
GAAP and related financial reporting requirements are complex, continually evolving and may be subject to varied interpretation by the relevant authoritative bodies, including the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. FASB has in the past issued new or revised accounting standards that superseded existing guidance and significantly impacted the reporting of financial results. Any future change in GAAP and financial reporting requirements or interpretations could also have a significant effect on our reported financial results, and may even affect the reporting of past transactions completed before the announcement or effectiveness of a change if retrospective adoption is required. It is difficult to predict the impact of future changes to accounting principles or our accounting policies, any of which could negatively affect our reported results of operations.
We are, and may in the future be, subject to legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, financial condition, and results of operations.
We are subject to various litigation matters from time to time, the outcome of which could have a material adverse effect on our business, financial condition, and results of operations. Claims arising out of actual or alleged violations of law could be asserted against us by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations and proceedings or by other entities. These claims could be asserted under a variety of laws, including but not limited to consumer finance laws, consumer protection laws, environmental laws, intellectual property laws, privacy laws, labor and employment laws, securities laws and employee benefit laws. Claims may also arise out of actual or alleged breaches of contract or other actual or alleged acts or omissions by or on behalf of us. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business. Even if we are successful in defending against legal claims, litigation could result in substantial costs and demand on management resources. See “Business—Legal Proceedings.”
Failure to comply with anti-bribery, anti-corruption, anti-money laundering laws, and similar laws, could subject us to penalties and other adverse consequences.
If we further expand our operations outside of the United States, we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate. Our business activities may be subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and other anti-bribery and anti-money laundering laws in countries outside of the

United States in which we conduct our activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. The FCPA generally prohibits companies and their employees and third party intermediaries from offering, promising, giving or authorizing the provision of anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments.
Any actual or alleged violation of the FCPA or other applicable anti-bribery, anti-corruption or anti-money laundering laws could result in whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, fines, damages, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. government contracts, any of which would adversely affect our reputation, as well as our business, financial condition, results of operations, and growth prospects. Responding to any investigation or action would likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. In addition, the U.S. government may seek to hold us liable for successor liability for FCPA violations committed by companies in which we invest or that we acquire.
We are monitoring developments in Ukraine as well as the related export controls and financial and economic sanctions imposed on certain industry sectors and parties in Russia by the United States, the United Kingdom, the European Union, and others. Although we do not presently foresee direct material adverse effects upon our business, financial condition, or results of operations as a result of developments in Ukraine and the consequent controls and sanctions, these factors may affect companies in many sectors and could lead to increased market volatility and uncertainty, which could affect us in turn.
The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, or at all.
The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate. Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, including as a result of any of the risks described in this prospectus.
The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable customers covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. In addition, our ability to expand in any of our target markets depends on a number of factors, including the cost, performance and perceived value associated with our products and traditional medical apparel. Even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.
Our insurance may not provide adequate coverage against claims.
We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot or may not be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. In addition, some of our agreements with our suppliers may not indemnify us from product liability for a particular supplier’s merchandise or our suppliers may not have sufficient resources or insurance to satisfy their indemnity and defense obligations.
We will incur significant additional costs as a result of being a public company.
Upon completion of this offering, we expect to incur increased costs associated with corporate governance requirements that will become applicable to us as a public company, including rules and regulations of the SEC, under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Customer Protection Act of 2010, and the Exchange Act, as well as the rules of the Nasdaq. These rules and regulations are expected to significantly increase our accounting, legal and financial compliance costs and make some activities more time consuming. We expect such expenses to further increase after we are no longer treated as an “emerging growth company” following this offering. We also expect these rules and regulations to make it more expensive for us to maintain directors’ and officers’ liability insurance. If we fail to maintain sufficient levels of such insurance, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.
Our business is subject to the risk of earthquakes, fire, power outages, floods, and other catastrophic events, and to interruption by man-made events such as terrorism.
Our business is vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins, and similar events. The third-party systems and operations and suppliers and service providers we rely on are subject to similar risks. For example, a significant natural disaster, such as an earthquake, fire, or flood, could have an adverse effect on our business, financial condition, and results of operation, and our insurance coverage may be insufficient to compensate us for losses that may occur. Acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could also cause disruptions in our or our customers’ businesses or the economy as a whole. We may not have sufficient protection or recovery plans in some circumstances, such as natural disasters affecting locations that store significant inventory of our products. Any prolonged disruption of operations, whether due to technical, information systems, communication networks, strikes, accidents, weather conditions or other natural disasters, the COVID-19 pandemic or otherwise, whether short- or long-term, would materially and adversely affect our business, financial condition, and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future financial condition, future operations, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “goal,” “objective,” “seeks,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions.
These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in “Risk Factors” and the following issues:
•SMBs may be unwilling to outsource their payroll administration and human resources support to a third-party service provider;
•our ability to compete successfully against existing and future competitors in the PEO industry;
•our ability to manage our growth effectively;
•our ability to maintain our company culture as we expand;
•pandemics, epidemics, or disease outbreaks, such as the COVID-19 pandemic;
•our ability to keep pace with technological and competitive developments and develop, or otherwise introduce new products and solutions and enhancements to our existing offerings;
•we may not be successful in our efforts to make acquisitions and successfully integrate newly acquired businesses or products in the future;
•risks associated with our co-employment relationship of worksite employees and the possible liability we may be subject to as a result of such relationships;
•our dependence on existing subscription customers, as well as our need to increase sales of our subscriptions to new customers;
•our dependence on our current management team and other key employees, and our inability to attract and retain highly skilled employees;
•our ability to develop and expand our marketing and sales capabilities and our ability to maintain consumer awareness of our brand;
•fluctuations in the sales prices of our products and solutions;
•the adequacy of our customer support;
•volatility in the financial and economic markets;
•our need for and ability to obtain additional financing to achieve our goals;
•complying with new and existing state and federal laws, especially relating to laws and regulations that govern what it means to be an employer or an employee, and uncertainty as to the application of these laws to us and our customers;

•losing recognition as an employer of worksite employees under federal and state laws and regulations, or for ERISA purposes;
•our reliance on third-party service providers that could experience a security breach, data loss, or other compromise, including if unauthorized parties obtain access to our customers’ data;
•our reliance on information technology systems, and any real or perceived bug, defect, security vulnerability, error, or other performance failure involving our platform, products or solutions;
•complying with laws and regulations relating to data privacy, data protection, advertising, and consumer protection;
•our ability to protect our proprietary technology, or to obtain, maintain, protect, and enforce sufficiently broad intellectual property rights therein;
•our reliance on third party software, including open source software, in our products and services;
•our dual class structure of our common stock; and
•risks related to our treatment as an emerging growth company.
Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus.
The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

MARKET AND INDUSTRY DATA
This prospectus contains estimates, projections and other information concerning our industry and our business, as well as data regarding market research, estimates and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which we paid for, sponsored or conducted, unless otherwise expressly stated or the context otherwise requires. While we have compiled, extracted and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See “Special Note Regarding Forward-Looking Statements.”
In particular, certain information identified in this prospectus is contained in the following independent industry publications or reports:
•Gartner Press Release, Gartner Says Millennials and Gen Z Customers Prefer Third-Party Customer Service Channels, April 2021
•MarketsandMarkets, Digital Workplace Market by Component (Solutions Unified Communication and Collaboration, Unified Endpoint Management, Enterprise Mobility and Management and Services), Deployment, Organization Size, Vertical, and Region - Global Forecast to 2026
The Gartner content described herein (the “Gartner Content”) represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Gartner Content speaks as of its original publication date (and not as of the date of this prospectus), and the opinions expressed in the Gartner Content are subject to change without notice.

USE OF PROCEEDS
We estimate that we will receive net proceeds from this offering of approximately $         million (or $         million if the underwriters exercise their option to purchase additional shares of Class A common stock in full), based on an assumed initial public offering price of $         per share (which is the midpoint of the price range set forth on the cover page of this prospectus) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Each $1.00 increase or decrease in the assumed initial public offering price per share of $         (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase or decrease the net proceeds to us from this offering by approximately $         million, assuming the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each 1,000,000 share increase or decrease in the number of shares of Class A common stock offered in this offering would increase or decrease the net proceeds to us from this offering by approximately $         million, assuming that the initial public offering price per share remains at $         (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock, and enable access to the public equity markets for us and our stockholders. We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We may also use a portion of the net proceeds to acquire or make investments in businesses, products, offerings and technologies, although we do not have agreements or commitments for any material acquisitions or investments at this time.
The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have broad discretion in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending their use, we intend to invest the net proceeds of this offering in a variety of capital-preservation investments, including short- and intermediate-term investments, interest-bearing investments, investment-grade securities, government securities and money market funds.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. In addition, our Credit Agreement contains restrictions on our ability to pay cash dividends on our capital stock. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facilities” for additional information.

CAPITALIZATION
The following table sets forth cash and cash equivalents and capitalization as of February 28, 2022, as follows:
•on an actual basis;
•on a pro forma basis, giving effect to (i) the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the completion of this offering, and (ii) the Preferred Stock Conversion; and
•on a pro forma as adjusted basis, giving effect to (i) the pro forma adjustments set forth above and (ii) the sale and issuance of                 shares of our Class A common stock in this offering at an assumed initial public offering price of $           per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The information below is illustrative only. Our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and related notes, and the sections titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus.

	As of February 28, 2022
	Actual	Pro Forma	Pro Forma As Adjusted

	(in millions, except share amounts and par values)
	(Unaudited)
Cash and cash equivalents	$126.1	$126.1	$
Long-term debt	14.8	14.8
Redeemable convertible preferred stock, $0.0005 par value: 71,465,641 shares authorized, 40,577,516 shares issued and outstanding, actual; no shares authorized, issued, and outstanding, pro forma and pro forma as adjusted	147.1	—	—
Stockholders’ deficit:
Preferred stock, par value $0.0005 per share; no shares authorized, issued, and outstanding, actual; 20,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Class A common stock, par value $0.0005 per share; 67,000,000 shares authorized, 3,537,239 shares issued and 3,470,296 shares outstanding, actual; 400,000,000 shares authorized, 13,358,203 shares issued and 13,291,260 shares outstanding, pro forma; 400,000,000 shares authorized, shares issued and shares outstanding, pro forma as adjusted	—	—	—
Class B common stock, par value $0.0005 per share; 47,732,649 shares authorized, 11,378,840 shares issued and 11,300,888 shares outstanding, actual; 50,000,000 shares authorized, 42,135,392 shares issued and 42,057,440 shares outstanding, pro forma; 50,000,000 shares authorized, shares issued and shares outstanding, pro forma as adjusted	—	—	—
Additional paid-in capital	39.1	186.2
Accumulated deficit	(63.0)	(63.0)
Total stockholders’ deficit	(23.9)	123.2
Total capitalization	$264.1	$264.1	$
Each $1.00 increase or decrease in the assumed initial public offering price per share of $            (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase or decrease, as applicable, the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ deficit, and total capitalization by approximately $            million, assuming that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each 1,000,000 share increase or decrease in the number of shares of Class A common stock offered in this offering would increase or decrease, as applicable, the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ deficit, and total capitalization by $            million, assuming that the initial public offering price per share remains at $            (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION
If you invest in our Class A common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of Class A common stock and the pro forma as adjusted net tangible book value per share of Class A common stock immediately after this offering.
Our historical net tangible book value as of February 28, 2022 was negative $64.9 million or negative $4.39 per share. Our historical net tangible book value per share represents total tangible assets less total liabilities and redeemable convertible preferred stock, divided by the number of shares of our Class A common stock and Class B common stock outstanding as of February 28, 2022.
Our pro forma net tangible book value as of February 28, 2022 was $82.2 million, or $1.49 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of our shares of our Class A common stock and Class B common stock outstanding as of February 28, 2022, after giving effect to (i) the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the completion of this offering and (ii) the Preferred Stock Conversion.
After giving further effect to receipt of the net proceeds from our issuance and sale of                shares of Class A common stock in this offering at an assumed initial public offering price per share of $          (which is the midpoint of the price range set forth on the cover page of this prospectus) and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of February 28, 2022 would have been approximately $          million, or $           per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $          per share to our existing stockholders and an immediate dilution of approximately $           per share to new investors purchasing Class A common stock in this offering.
We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors for a share of Class A common stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share of Class A common stock		$
Historical net tangible book value per share as of February 28, 2022	$(4.39)
Increase per share attributable to the pro forma adjustments described above	$5.88
Pro forma net tangible book value per share as of February 28, 2022	$1.49
Increase in pro forma net tangible book value per share attributable to new investors purchasing Class A common stock in this offering
Pro forma as adjusted net tangible book value per share immediately after this offering		$
Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$
The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering. Each $1.00 increase or decrease in the assumed initial public offering price per share of $          (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share after this offering by $           per share and the dilution per share to new investors participating in this offering by $          per share, assuming that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a 1,000,000 share increase in the number of shares of Class A

common stock offered by us would increase the pro forma as adjusted net tangible book value after this offering by $          per share and decrease the dilution per share to new investors participating in this offering by $          per share, and a 1,000,000 share decrease in the number of shares of Class A common stock offered by us would decrease the pro forma as adjusted net tangible book value by $           per share, and increase the dilution per share to new investors in this offering by $          per share, assuming that the assumed initial public offering price per share of $          (which is the midpoint of the price range set forth on the cover page of this prospectus) remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise in full their option to purchase additional shares of Class A common stock from us, the pro forma as adjusted net tangible book value per share after giving effect to this offering would be $          per share, and the dilution to investors participating in this offering would be $          per share.
The following table summarizes, on the pro forma as adjusted basis described above, the differences between the number of shares purchased from us, the total consideration paid and the average price per share paid to us by existing stockholders and by investors purchasing shares in this offering at the assumed initial public offering price per share of $          (which is the midpoint of the price range set forth on the cover page on this prospectus), before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	55,348,700	%	$180,603,017	%	$3.26
New investors		%	$	%	$
Total		100%		100%
A $1.00 increase or decrease in the assumed initial public offering price per share of $          (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase or decrease, as applicable, the total consideration paid by new investors by $          million and, in the case of an increase, would increase the percentage of total consideration paid by new investors to % and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors to        %, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, a 1,000,000 share increase or decrease in the number of shares offered by us would increase or decrease, as applicable, the total consideration paid by new investors by $          million and, in the case of an increase, would increase the percentage of total consideration paid by new investors to        % and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors to        %, assuming that the assumed initial public offering price per share of $          (which is the midpoint of the price range set forth on the cover page of this prospectus) remains the same.
If the underwriters exercise their option to purchase additional shares of Class A common stock in full, our existing stockholders would own        % and our new investors would own        % of the total number of shares of our Class A common stock outstanding upon the completion of this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables summarize our consolidated financial and other data. The summary consolidated statements of operations data for the nine months ended February 28, 2022 and 2021, and consolidated balance sheet data as of February 28, 2022 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have included, in our opinion, all adjustments necessary to state fairly our results of operations for these periods. We have prepared the unaudited consolidated financial statements on the same basis consistent with the presentation of our audited consolidated financial statements that are included elsewhere in this prospectus. The summary consolidated statements of operations data for the fiscal years ended May 31, 2021 and 2020, and consolidated balance sheet data as of May 31, 2021 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future and our results of operations for the nine months ended February 28, 2022 are not necessarily indicative of the results that may be expected for the year ended May 31, 2022 or any other interim periods or any future year or period. You should read the summary consolidated financial and other data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Nine Months Ended February 28,		Year Ended May 31,
	2022	2021	2021	2020

(in millions, except per share data)	(Unaudited)
Consolidated Statements of Operations Data:
Revenue:
Subscription revenue	$89.9	$63.2	$87.4	$68.4
Benefits and insurance related revenue	917.9	652.7	895.3	674.0
Total revenue	1,007.8	715.9	982.7	742.4
Cost of revenue:
Benefits and insurance fees	848.3	618.3	842.9	638.7
Cost of providing services	37.0	24.2	33.7	26.6
Total cost of revenue	885.3	642.5	876.6	665.3
Gross profit	122.5	73.4	106.1	77.1
Operating expenses:
Sales and marketing	42.7	27.8	37.8	49.2
General and administrative	51.2	27.3	39.9	38.0
Product development	21.1	11.1	15.6	11.2
Total operating expenses	115.0	66.2	93.3	98.4
Income (loss) from operations	7.5	7.2	12.8	(21.3)
Loss on extinguishment of debt	(1.1)	—	—	—
Interest and other expense	(0.5)	(1.9)	(2.2)	(1.8)
Interest and other income	0.2	0.2	0.3	2.8
Net income (loss) before taxes	6.1	5.5	10.9	(20.3)
Income taxes	—	—	—	—
Net income (loss)	$6.1	$5.5	$10.9	$(20.3)
Per Share Data: (1)
Net income (loss) per share attributable to Class A and Class B common stockholders:
Basic	$0.11	$0.10	$0.20	$(1.52)
Diluted	$0.10	$0.10	$0.19	$(1.52)
Weighted average Class A and Class B common shares outstanding:
Basic	14,635,812	14,302,336	14,346,763	13,407,274
Diluted	63,000,763	56,791,935	56,860,078	13,407,274
Pro forma net income per share attributable to Class A and Class B common stockholders (unaudited)
Basic	$0.03		$0.20
Diluted	$0.10		$0.19
Pro forma weighted average Class A and Class B common shares outstanding (unaudited)
Basic	55,213,328		54,924,279
Diluted	63,000,763		56,860,078
_______________
(1)See Note 3 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate historical basic and diluted net loss per share of common stock and the weighted average number of shares used in the computation of the per share amounts. Pro forma basic and diluted net income per share give effect, where applicable, to the conversion of the outstanding redeemable convertible preferred stock into 40,577,516 shares of common stock immediately prior to the closing of this offering.

	February 28, 2022	May 31, 2021	May 31, 2020
(in millions)	(Unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$126.1	$101.0	$96.1
Working capital (1)	$90.2	$67.9	$70.3
Total assets	$669.6	$454.3	$238.2
Total liabilities	$546.4	$352.3	$153.2
Total redeemable convertible preferred stock and stockholders’ deficit	$123.2	$102.0	$85.0
_______________
(1)We define working capital as current assets less current liabilities. See our consolidated financial statements and related notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities.
Non-GAAP Financial Measures
In addition to financial measures presented in accordance with GAAP, we monitor other non-GAAP financial measures that we use to manage our business, to make planning decisions, to allocate resources and to use as performance measures in our executive compensation plan. These key financial measures provide an additional view of our operational performance over the long-term and provide useful information that we use in order to maintain and grow our business.
These non-GAAP financial measures are supplemental measures of our performance, are not defined by or presented in accordance with GAAP, and should not be considered in isolation from, superior to or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.
Although we use these non-GAAP financial measures as described above, they have significant limitations as analytical tools. Some of these limitations include:
•adjusted gross profit and adjusted income (loss) from operations do not reflect the impact of stock-based compensation expense;
•although depreciation and amortization expense is a non-cash charge, the assets being depreciated and amortized will often have to be replaced in the future and adjusted gross profit and adjusted income (loss) does not reflect any cash requirements for such replacements;
•corporate free cash flow does not include cash provided by financing activities or changes in certain items considered cash and cash equivalents; and
•other companies in our industry may calculate such measures differently than we do, thereby limiting their usefulness as comparative measures.

Non-GAAP Financial Measure	Definition	How We Use the Measure
Contribution profit	•Gross profit excluding cost of providing services
•Provides a comparable measure of profitability, including gross profit excluding associated business support costs, as included within cost of providing services. Contribution profit is presented excluding the impact of costs that are under direct control of the business, including payment and tax and customer success team-related expenses, in addition to depreciation and amortization of products acquired or built to grow and support the platform.
•Promotes an understanding of profit generated from direct fees, including those paid directly to third-parties for our insurance and benefits offerings. We internally evaluate our contribution profit as a way to measure the success of our third-party contractual relationships and determine the amount to commit to future internal support and investments, including those within cost of providing services.
•Provides a measure, among others, used in the determination of incentive compensation for management.

Adjusted gross profit	•Gross profit, excluding the effects of cost of providing services related to: –Stock-based compensation expense –Depreciation and amortization expense
•Provides a consistent measure of gross profit by excluding certain non-cash charges such as stock-based compensation and depreciation and amortization included within the cost of providing services financial statement line item, which are recognized based on the estimated fair values. We believe these charges are not directly resulting from our core operations or indicative of our ongoing operations.

Adjusted income (loss) from operations	•Income (loss) from operations, excluding the effects of: –Stock-based compensation expense
•Provides period-to-period comparisons on a consistent basis and an understanding as to how our management evaluates the effectiveness of our business strategies by excluding certain non-cash charges such as stock-based compensation, which is recognized based on estimated fair values. We believe these charges are not directly resulting from our core operations or indicative of our ongoing operations.

•Enhances comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects.
Corporate free cash flow	•Cash provided by (used in) operating and investing activities, excluding the effects of: –Changes in co-employment assets –Changes in restricted cash
•Provides a measure of liquidity that adjusts free cash flow to exclude changes in co-employment assets, and changes in restricted cash, which includes funds to be used for the payment of benefits and insurance fees and amounts reserved that are owed to our customers. We believe this measure provides clearer insight into how we collect and manage cash.

•Promotes an understanding of free cash flow associated with cash we maintain for general operations. We internally evaluate our cash movement based on this calculation.
•Facilitates the development of future cash flow projections and future investment prospects.
Reconciliation of GAAP to Unaudited Non-GAAP Financial Measures
The table below presents a reconciliation of gross profit to contribution profit:

	Nine Months Ended February 28,		Year Ended May 31,
	2022	2021	2021	2020
(in millions)	(Unaudited)
Gross profit	$122.5	$73.4	$106.1	$77.1
Cost of providing services	37.0	24.2	33.7	26.6
Contribution profit	$159.5	$97.6	$139.8	$103.7
The table below presents a reconciliation of gross profit to adjusted gross profit:

	Nine Months Ended February 28,		Year Ended May 31,
	2022	2021	2021	2020
(in millions)	(Unaudited)
Gross profit	$122.5	$73.4	$106.1	$77.1
Stock-based compensation expense (1)	2.1	0.5	0.7	0.5
Depreciation and amortization (2)	0.6	0.4	0.6	0.5
Adjusted gross profit	$125.2	$74.3	$107.4	$78.1

The table below presents a reconciliation of income (loss) from operations to adjusted income (loss) from operations:

	Nine Months Ended February 28,		Year Ended May 31,
	2022	2021	2021	2020
(in millions)	(Unaudited)
Income (loss) from operations	$7.5	$7.2	$12.8	$(21.3)
Stock-based compensation expense (1)	13.6	3.7	5.0	3.4
Stock-based compensation tender offer (1)	—	—	—	12.6
Adjusted income (loss) from operations	$21.1	$10.9	$17.8	$(5.3)
________________
(1)Stock-based compensation expense included in the consolidated statements of operations for the periods presented below is as follows:

	Nine Months Ended February 28,		Year Ended May 31,
	2022	2021	2021	2020
(in millions)	(Unaudited)
Cost of providing services	$2.1	$0.5	$0.7	$0.5
Sales and marketing	2.0	0.7	0.8	0.7
General and administrative	6.4	1.7	2.5	14.0
Product development	3.1	0.8	1.0	0.8
Stock-based compensation expense	$13.6	$3.7	$5.0	$16.0
(2)Depreciation and amortization expense included in cost of providing services in the consolidated statements of operations.
The table below presents a reconciliation of net cash provided by (used in) operating and investing activities to corporate free cash flow:

	Nine Months Ended February 28,		Year Ended May 31,
	2022	2021	2021	2020
(in millions)	Unaudited
Net cash provided by (used in) operating activities	$212.3	$140.4	$95.2	$(33.9)
Net cash (used in) provided by investing activities	(7.3)	(7.3)	(9.4)	7.8
Less: change in co-employment assets	171.3	114.5	41.1	(44.6)
Less: change in restricted cash	9.0	16.8	40.6	20.6
Corporate free cash flow	$24.7	$1.8	$4.1	$(2.1)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Consolidated Financial and Other Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” or in other parts of this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Except as otherwise noted, all references to 2021 refer to the fiscal year ended May 31, 2021 and all references to 2020 refer to the fiscal year ended May 31, 2020.
OVERVIEW
Justworks is a cloud-based software platform that gives small and medium-sized businesses (“SMBs”) access to benefits, payroll, human resources (“HR”), and compliance support—all in one place. We drive economies of scale via co-employment, enabling attractive cost savings for our customers and providing them a richer suite of benefits for their employees. We believe we are the first provider to combine this powerful demand aggregation dynamic with a simple, intuitive user experience and 24/7 expert support—enabling entrepreneurs and SMBs to grow with confidence. That is why more than 9,000 customers across all 50 U.S. states representing over 160,000 worksite employees (“WSEs”), as of May 31, 2022, trust Justworks as their human capital management (“HCM”) platform.
We have achieved a number of key milestones in the following fiscal years, including:
•2012: Founded in New York.
•2013: Hired first corporate employees, defined Justworks’ core values, and launched pilot of Justworks to a small group of companies.
•2014: Surpassed 90 customers and 300 WSEs on the platform and built out our customer service function.
•2015: Surpassed 300 customers and 1,900 WSEs on the platform and rolled out the first Justworks ad campaign on the NYC subway.
•2016: Surpassed 1,000 customers and 8,000 WSEs on the platform, launched access to Aetna as a national health insurance provider, and teamed up with OneMedical to provide our customers with access to their offering.
•2017: Surpassed 1,600 customers and 17,000 WSEs on the platform, launched the Benefits Center in Justworks, 24/7 support, completed first SOC-1 audit, and certified by the IRS as a certified professional employer organization (“CPEO”).
•2018: Surpassed 2,900 customers and 37,000 WSEs on the platform and added HealthAdvocate as our Employee Assistance Program (“EAP”) provider.
•2019: Surpassed 5,000 customers and 69,000 WSEs on the platform, launched access to UnitedHealthcare in select markets, launched free harassment prevention and inclusion trainings and tools to all customers, teamed up with ClassPass to provide our customers with access to their offering, and accredited by the Employer Services Assurance Corporation (“ESAC”).
•2020: Surpassed 6,700 customers and 89,000 WSEs on the platform, launched access to Kaiser Permanente in select markets, completed first SOC-2 audit, and launched tools that enabled our customers to access critical COVID-19 relief programs.

•2021: Surpassed 7,800 customers and 118,000 WSEs on the platform, acquired Boomr, a cloud-based time and attendance software company, teamed up with Talkspace to provide our customers with access to their offering, and launched native e-Signature functionality in Justworks.
OUR BUSINESS MODEL
We drive revenue by selling subscriptions to our HCM SaaS product and providing benefits to our PEO customers. We typically generate revenue on a per employee per month (“PEPM”) basis, whereby we charge our customers monthly, and in some cases annually, for our HCM SaaS products based on the number of employees our customers pay on our platform. In addition to this, our revenue includes insurance-related billings and administrative fees collected from customers. We internally set the fees we charge our customers based on the cost composition of the underlying insurance or benefit offering based on the amounts billed to us from third-party insurance and benefits providers and profit from their continued subscriptions to our HCM SaaS products and services.
Our revenue is largely recurring in nature. Our recurring revenue increases as we grow our customer base, as our customers expand their workforces, as the volume of payroll we process increases and as customers adopt incremental products on our platform.
We have a cost efficient go-to-market engine, combining an inside sales team for established SMBs and an automated self-enrollment funnel for emerging companies, which represented 14% of new business during the twelve months ended February 28, 2022. Additionally, we engage professional services providers such as insurance brokers and accountants to acquire more customers. This has enabled us to drive a lifetime value to customer acquisition cost ratio of 6.3x during our twelve months ended February 28, 2022.
COVID-19 UPDATE
During COVID-19, we instituted a number of service offerings and developed tools to assist customers in obtaining government provided tax credits, tax deferrals and loans while also providing resources that assisted customers in addressing the challenges faced by employers as a result of the pandemic. At the same time, cornerstone features of our platform, including self-service, tax processing, and multi-state compliance and online open enrollment for health insurance, continue to take on increased importance for our customers in an increasingly hybrid remote working-environment. During fiscal 2021, our total revenue grew by 32.4% compared to the same period in 2020, demonstrating both our ability to adapt and steer our business through an unprecedented economic downturn as well as the underlying strength of our customer base.
The extent to which our future results are affected by the COVID-19 pandemic will depend on various factors and consequences beyond our control, such as the scope, duration, and magnitude of the pandemic as well as additional actions by businesses and governments in response to the pandemic and the speed and effectiveness of responses to combat the virus and its variants.
IPO AWARDS
In connection with this offering, we intend to grant options and restricted stock unit awards under the 2022 Incentive Award Plan that can be exercised or settled for an aggregate of approximately               shares of our Class A common stock, based on an assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus. The grant date fair value of these awards totals approximately                   , and the majority of stock-based compensation expense related to these grants will be recognized over a four-year period.
In connection with this offering, our board of directors is expected to approve a grant to our Founder and Chief Executive Officer, Isaac Oates, of                    performance-based stock options (the “Founder Award”). The stock options will be eligible to vest based on both (a) the achievement of pre-determined stock price goals over a five-year period following this offering and (b) Mr. Oates’ continued employment as our Chief Executive Officer. See “Executive and Director Compensation” for additional details.
We are in the process of estimating the fair value of the Founder Award, in which the fair value of shares of Class A common stock will be used as an input to a Monte Carlo simulation used to estimate the fair value of the underlying stock options. We expect that the stock-based compensation expense related to the Founder Award will be at least $        million. The stock-based compensation expense will be recognized using the accelerated attribution method over the period of time the performance condition for each tranche is expected to be met (i.e., the derived service period).
KEY OPERATING AND FINANCIAL METRICS
We use the following metrics to assess the progress of our business, make decisions on where to allocate capital, time and technology investments, and assess the near-term and long-term performance of our business.

	Nine Months Ended February 28,			Year Ended May 31,
	2022	2021	% Change	2021	2020	% Change
(in millions)	Unaudited
Income Statement Data:
Total revenue	$1,007.8	$715.9	40.8%	$982.7	$742.4	32.4%
Gross profit	$122.5	$73.4	66.9%	$106.1	$77.1	37.6%
Income (loss) from operations	$7.5	$7.2	4.2%	$12.8	$(21.3)	NM
Non-GAAP financial measures (1):
Contribution profit	$159.5	$97.6	63.4%	$139.8	$103.7	34.8%
Adjusted gross profit	$125.2	$74.3	68.5%	$107.4	$78.1	37.5%
Adjusted income (loss) from operations	$21.1	$10.9	93.6%	$17.8	$(5.3)	NM

	Nine Months Ended February 28,		Year Ended May 31,
	2022	2021	2021	2020
(in millions)	(Unaudited)
Cash Flow Data:
Net cash provided by (used in) operating activities	$212.3	$140.4	$95.2	$(33.9)
Net cash (used in) provided by investing activities	$(7.3)	$(7.3)	$(9.4)	$7.8
Net cash provided by financing activities	$0.4	$0.7	$0.8	$51.1
Non-GAAP financial measures (1):
Corporate free cash flow	$24.7	$1.8	$4.1	$(2.1)
_______________
(1)See “Selected Consolidated Financial Data—Non-GAAP Financial Measures” for the definitions of each unaudited non-GAAP financial measure listed above and for a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
KEY FACTORS AFFECTING OUR PERFORMANCE
Our financial performance has been, and we expect our financial performance in the future to be, driven by our ability to:
Maintain or Increase the Number of Customers Using Our Platform
We have built a cost efficient go-to-market engine with robust and diversified sales channel strategies. Our Account Executives and Sales Development teams target SMBs with less than 100 employees on average. We also operate a broad sales channel program that establishes relationships with partners who cater to our market and generate lead flow. Additionally, our seamless automated self-enrollment funnel for emerging companies is a highly cost effective and scalable sales channel, representing 14% of new business during the twelve months ended February 28, 2022.
We expect to increase sales and marketing spend in both current markets and new markets in order to capture new qualified opportunities. The share of our customer base located outside the New York City area has continued to grow. At the end of fiscal year 2016, for example, this portion of our customer base was 27%. As of February 28, 2022, 48% of our customer base existed outside the New York City area. We believe there is substantial opportunity to broaden our geographic footprint. We expect to increase our sales and marketing investments to target additional large metropolitan statistical areas with high concentrations of companies with less than 100 employees.
The value our customers receive from Justworks and our efficient customer acquisition engine is evidenced by our lifetime value to customer acquisition cost ratio of 6.3x for the twelve months ended February 28, 2022. We calculate our lifetime value to customer acquisition cost ratio for a particular year by dividing (i) the change in adjusted gross profit year-over-year divided by one minus our customer gross retention rate over the same period by (ii) total sales and marketing expense excluding stock-based compensation over the same period.
Increase Monetization of Existing Customers
Our strategy is to grow alongside our customers, in particular those with less than 100 employees who find legacy service providers cumbersome, complex and often high cost, and to focus on our core market, which we believe has been underserved by legacy PEO service providers. This strategy is successful as the number of their employees grows, as the volume of payroll increases and as customers adopt incremental products on our platform. We believe our ability to retain and grow revenue from existing customers is evidenced by our subscription revenue net retention rate, which was 138% and 117% in the fiscal years ended 2020 and 2021, respectively, and increased slightly to 128% for the twelve months ended February 28, 2022. Due to the fact that new business is partially realized in the year customers are acquired, with a full year’s impact in the following year, we believe that net retention rates will begin to stabilize as new business becomes a smaller percentage of the installed base. Additionally, these rates can trend lower during our second and third fiscal quarters due to increased customer churn during health insurance renewal periods and transition to the new calendar year.
We calculate our subscription revenue net retention rate by taking (i) subscription revenue from the previous fiscal year, adding upsells and expansion less contraction and cancellations during the current fiscal year, excluding subscription revenue from new customers, and dividing by (ii) subscription revenue from the previous fiscal year.
Our success depends on our platform’s ability to scale alongside customers and support their growth. We also increase our monetization as customers’ payroll volume increases, specifically as WSEs’ overall compensation increases over time. As a result, our other revenue lines are highly correlated to our subscription revenue. As highlighted below, we have experienced increasing subscription revenue annual recurring revenue (“ARR”) on each customer cohort since 2016. Our subscription revenue ARR has been slightly impacted by COVID-19-related business contraction and closures during the fourth fiscal quarter of 2020, but has since rebounded. Customers generally change their payroll and benefits provider in November or January; as a result, we have historically experienced our highest volumes of churn in our fiscal second and third quarter and highest levels of new customer additions in our fiscal third quarter.

Subscription Revenue ARR by Annual Customer Cohort

$120M
$100M
$80M
$60M
$40M
$20M
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Q1 '16
Q2 '16
Q3 '16
Q4 '16
Q1 '17
Q2 '17
Q3 '17
Q4 '17
Q1 '18
Q2 '18
Q3 '18
Q4 '18
Q1 '19
Q2 '19
Q3 '19
Q4 '19
Q1 '20
Q2 '20
Q3 '20
Q4 '20
Q1 '21
Q2 '21
Q3 '21
Q4 '21
Q1 '22
Q2 '22
Q3 '22
FY 2015
FY 2016
FY 2017
FY 2018
FY 2019
FY 2020
FY 2021
FY 2022

For each annual cohort, we measure the subscription revenue for the last month in each quarter and annualize it. We refer to the resulting measure as subscription revenue ARR. This metric includes recurring, monthly subscriptions so long as the Company does not have any indication that the customer has canceled or intends to cancel its subscription and we continue to generate revenue from such customer. We note that monthly subscription rates are subject to auto-renewal unless a customer affirmatively cancels their subscription. There is, however, no guarantee that this revenue will be realized in future periods.
Continuing to Innovate and Expand Our Core Capabilities
We believe that our product features and functionality are a key differentiator of our offerings. We intend to continue to invest in research and development to sustain and advance our product leadership, as evidenced by over 55 product enhancements launched during the year ended May 31, 2022. As we continue to add more features and benefits offerings to the Justworks platform, we may make changes to our existing pricing plans. Our ability to innovate and introduce competitive new products is dependent on our ability to recruit and retain top technical talent and invest in research and development initiatives.
COMPONENTS OF OUR RESULTS OF OPERATIONS
Revenue and Cost of Revenue
Subscription revenue. Subscription revenue consists of the fees charged to customers for access to our cloud-based software that facilitates the processing of payroll-related transactions on their behalf, access to our HR expertise, employment and benefit law compliance services, and other HR-related services.
Benefits and insurance related revenue. Benefits and insurance related revenue consists of insurance-related billings and administrative fees collected from customers related to health insurance plans provided by insurance carriers, workers’ compensation, state unemployment insurance, and other employee benefits. The largest component of benefits and insurance related revenue consists of medical, dental, vision and other insurance related amounts charged to customers, and is generally non-risk bearing in nature with the majority of this revenue passed on to insurance carriers and other benefits vendors in the form of benefits and insurance fees.
Benefits and insurance fees. Benefits and insurance fees consist of health insurance-related charges paid to insurance carriers, workers’ compensation claims and premiums, state unemployment insurance taxes and other employee benefit fees that directly support both subscription and benefits and insurance related revenue. The largest components of benefits and insurance fees are direct amounts payable to third parties that include charges for medical, dental, vision and other insurance-related fees and are generally non-risk bearing in nature. Certain benefits and insurance fees, including workers’ compensation and state unemployment insurance taxes, may fluctuate based on actual claims activity and changes to remittance rates applied by the states, respectively.
Cost of providing services. Cost of providing services consists primarily of employee-related costs, including stock-based compensation costs, related to our customer service and payroll and benefits operations teams. Cost of providing services also includes costs associated with the operation and maintenance of the Justworks platform including our cloud-based hosting and bandwidth services, amortization and other expenses related to the underlying infrastructure utilized by customer service and payroll and benefits operations teams, and website maintenance and security, including employee-related costs and stock-based compensation costs for technology operations teams.
Operating Expenses
Operating expenses include sales and marketing, general and administrative, and product development expenses.
Sales and marketing. Sales and marketing expenses consist primarily of targeted advertising campaigns and employee-related costs, including stock-based compensation, associated with our sales, marketing and insurance pricing teams. Sales and marketing expenses also include professional service fees associated with public relations, communications, and other marketing-related activities. We expect sales and marketing expense to continue to increase in absolute dollars as we continue to invest in our sales and marketing efforts, but we expect sales and marketing expense to remain relatively consistent as a percentage of gross profit and contribution profit in the long-term.
General and administrative. General and administrative expenses consist primarily of employee-related costs, including stock-based compensation, associated with our employees supporting finance, legal, strategy, business operations, people, diversity equity and inclusion, workplace, and IT functions. Additional general and administrative expenses include rent and other overhead costs, depreciation of property and equipment, professional service fees, software, and other corporate-related administrative costs. We anticipate that we will incur additional costs for personnel and related expenses and third-party professional fees related to the preparation to operate as a public company and expect our general and administrative expenses to increase in absolute dollars as we continue to grow our business and enhance our systems, processes and internal controls, but we expect general and administrative expense to decrease as a percentage of gross profit and contribution profit in the long-term.
Product development. Product development expenses consist primarily of employee-related costs, including stock-based compensation, associated with our product, engineering, and design teams. Additional product development expenses include costs associated with product research and development and the amortization of capitalized software associated with building out new website features and enhancements. We expect our product development expenses to continue to increase in absolute dollars as we continue our strategy to develop new product offerings, and we expect that our product development expenses may fluctuate as a percentage of gross profit and contribution profit from period to period and increase as a percentage of gross profit and contribution profit in the long-term.

Net Interest and Other (Expense) Income
Net interest and other (expense) income consists primarily of interest expense and amortization of deferred financing costs associated with our long-term debt agreements, and interest income associated with investments in money market funds and short-term investments.
RESULTS OF OPERATIONS
Comparison of the Nine Months Ended February 28, 2022 and 2021
WSEs and Customers
Total WSEs increased by 40,706, or 38.0%, to 147,929 as of February 28, 2022, from 107,223 as of February 28, 2021. These increases were due to new customers joining our platform as well as net expansion from our existing customer base. We had 7,505 customers on our platform as of February 28, 2021 compared to 8,992 customers on our platform as of February 28, 2022, which represents a 19.8% increase year-over-year.
Revenue and Cost of Revenue
In addition to focusing on growing our WSEs, we also continued to focus on pricing strategies to expand our revenue opportunities. Average gross profit PEPM increased 20.7% for the nine months ended February 28, 2022 compared to the same period in 2021, from $82 to $99. Average contribution profit PEPM, a measure used to monitor the success of our pricing strategies, resulted in an average PEPM of $129 for the nine months ended February 28, 2022 compared to $109 for the same period in 2021, an increase of 18.3%. This increase is the result of an improved margin of our benefits and insurance plans and higher subscription revenue PEPM.
The table below presents a breakdown of revenue and cost of revenue:

	Nine Months Ended
	February 28,
(in millions)	2022	2021	% Change
Revenue:
Subscription revenue	$89.9	$63.2	42.2%
Benefits and insurance related revenue	917.9	652.7	40.6
Total revenue	1,007.8	715.9	40.8
Cost of Revenue:
Benefits and insurance fees	848.3	618.3	37.2
Cost of providing services	37.0	24.2	52.9
Total cost of revenue	885.3	642.5	37.8
Gross profit	$122.5	$73.4	66.9%
Total revenue increased by $291.9 million, or 40.8%, to $1,007.8 million for the nine months ended February 28, 2022, from $715.9 million for the nine months ended February 28, 2021. This increase in total revenue was due to an increase in subscription revenue of 42.2% and an increase in benefits and insurance related revenue of 40.6% for the nine months ended February 28, 2022 as compared to the same period in 2021.
The increase in subscription revenue of $26.7 million was largely due to the increase in WSEs compounded by an increase in subscription fees per WSE, attributable to a more advantageous customer and pricing mix.

Gross profit increased by $49.1 million, or 66.9%, to $122.5 million for the nine months ended February 28, 2022, from $73.4 million for the nine months ended February 28, 2021. In addition to increases related to revenue growth discussed above, the remaining change was driven primarily from the following:
•Increase in workers’ compensation revenue less expenses of $20.2 million due to continued volume growth of payroll processed in conjunction with a more favorable cost structure.
•Increase in state unemployment insurance revenue less expenses of $12.3 million due to new customer growth and expansion of existing customers.
The above increases to gross profit were partially offset by an increase in cost of providing services of $12.8 million primarily due to higher compensation costs of $9.1 million, including $1.6 million in stock-based compensation expense, mostly due to increased headcount, and an increase in hosting and bandwidth costs of $3.4 million.
Operating Expenses
Operating expenses include sales and marketing, general and administrative, and product development expenses.
At February 28, 2022, we had approximately 906 full-time corporate employees based out of our headquarters location in New York City, increased from 621 on February 28, 2021. Our corporate employees’ compensation-related expenses represent the highest percentage of our total operating expenses. Compensation costs for our corporate employees include payroll, payroll taxes, stock-based compensation, bonuses, commissions and other payroll and benefits-related costs. The percentage of compensation-related expenses to operating expense was 57.6% in the nine months ended February 28, 2022, which was an increase from 56.4% in the same period in 2021 due to increased headcount and stock-based compensation expense.
The table below presents a breakdown of operating expenses:

	Nine Months Ended
	February 28,
(in millions)	2022	2021	% Change
Sales and marketing	$42.7	$27.8	53.6%
General and administrative	51.2	27.3	87.5
Product development	21.1	11.1	90.1
Total operating expenses	$115.0	$66.2	73.7%
Operating expenses increased by $48.8 million, or 73.7%, to $115.0 million for the nine months ended February 28, 2022, from $66.2 million for the nine months ended February 28, 2021. Specific costs varied as follows:
•Sales and marketing increased by $14.9 million for the nine months ended February 28, 2022. The increase was primarily a result of an increase in advertising of $5.2 million and an increase in compensation costs of $7.8 million, including $1.4 million in stock-based compensation expense.
•General and administrative increased by $23.9 million for the nine months ended February 28, 2022. The increase was largely due to an increase in compensation costs of $13.5 million, including $4.6 million in stock-based compensation expense, an increase in legal and professional services fees of $3.9 million, an increase in rent expense related to the commencement of the new corporate headquarters lease in July 2020 of $1.7 million, and increased software expense of $1.3 million.

•Product development increased by $10.0 million for the nine months ended February 28, 2022, which was primarily related to an increase in compensation costs of $7.6 million, including $2.8 million in stock-based compensation expense, and $1.4 million of contractor costs, resulting from engineering and product team growth as we continued to commit to our investment in technology throughout fiscal year 2022.
Net Interest and Other (Expense) Income
We recognized net interest expense of $1.4 million for the nine months ended February 28, 2022, compared to net interest expense of $1.7 million for the nine months ended February 28, 2021. The change is attributed to the extinguishment of debt costs recognized in the nine months ended February 28, 2022 related to the termination of our Loan and Security Agreement, which was offset by an improved interest rate on our debt with JP Morgan Chase.
The table below presents a breakdown of net interest and other (expense) income:

	Nine Months Ended
	February 28,
(in millions)	2022	2021	% Change
Loss on extinguishment of debt	$(1.1)	$—	N/M
Interest and other expense	(0.5)	(1.9)	(73.7)%
Interest and other income	0.2	0.2	—%
Net interest and other (expense) income	$(1.4)	$(1.7)	(17.6)%
RESULTS OF OPERATIONS
Comparison of the Years Ended May 31, 2021 and 2020
WSEs and Customers
Total WSEs increased by 28,990, or 32.2%, to 118,916 as of May 31, 2021, from 89,926 as of May 31, 2020. These increases were due to new customers joining our platform as well as net expansion from our existing customer base, the former of which resulted in approximately 70% of the total WSE expansion. We had 6,731 customers on our platform as of May 31, 2020 compared to 7,861 customers on our platform as of May 31, 2021, which represents a 16.8% increase year-over-year.
Revenue and Cost of Revenue
In addition to focusing on growing our WSEs, we also continued to focus on pricing strategies to expand our revenue opportunities. Average gross profit per employee PEPM increased 13.3% for the year ended May 31, 2021 compared to the same period in 2020, from $75 to $85. Average contribution profit PEPM, a measure used to monitor the success of our pricing strategies, resulted in an average PEPM of $113 for the year ended May 31, 2021 compared to $101 for the year ended May 31, 2020, an increase of 11.9%. This increase is the result of an improved margin of our benefits and insurance plans and higher subscription revenue PEPM.

The table below presents a breakdown of revenue and cost of revenue:

	Year Ended
	May 31,
(in millions)	2021	2020	% Change
Revenue:
Subscription revenue	$87.4	$68.4	27.8%
Benefits and insurance related revenue	895.3	674.0	32.8
Total revenue	982.7	742.4	32.4
Cost of Revenue:
Benefits and insurance fees	842.9	638.7	32.0
Cost of providing services	33.7	26.6	26.7
Total cost of revenue	876.6	665.3	31.8
Gross profit	$106.1	$77.1	37.6%
Total revenue increased by $240.3 million, or 32.4%, to $982.7 million for the year ended May 31, 2021, from $742.4 million for the year ended May 31, 2020. This increase in total revenue was due to an increase in subscription revenue of 27.8% and an increase in benefits and insurance related revenue of 32.8% for the year ended May 31, 2021 as compared to the same period in 2020.
The increase in subscription revenue of $19.0 million was largely due to the increase in WSEs compounded by an increase in subscription fees per WSE, attributable to a more advantageous customer and pricing mix.
Gross profit increased by $29.0 million, or 37.6%, to $106.1 million for the year ended May 31, 2021, from $77.1 million for the year ended May 31, 2020. In addition to increases related to revenue growth discussed above, the remaining change was driven primarily from the following:
•Increase in workers’ compensation revenue less expenses of $8.1 million due to continued volume growth of payroll processed in conjunction with lower than anticipated workers’ compensation claims.
•Increase in state unemployment insurance revenue less expenses of $6.9 million due to new customer growth and higher volume of payroll processed in addition to favorable SUI rates enacted during the fourth quarter.
The above increases to gross profit were partially offset by an increase in cost of providing services of $7.1 million primarily due to higher compensation costs of $3.4 million, an increase in hosting and bandwidth costs of $3.4 million, and an increase in professional service fees of $0.5 million to support process improvements.
Operating Expenses
Operating expenses include sales and marketing, general and administrative and product development expenses.
On May 31, 2021, we had approximately 681 full-time corporate employees based out of our headquarters location in New York City. Our corporate employees’ compensation-related expenses represent the highest percentage of our total operating expenses. Compensation costs for our corporate employees include payroll, payroll taxes, stock-based compensation, bonuses, commissions and other payroll and benefits-related costs. The percentage of compensation-related expenses to operating expense was 56.6% in the year ended May 31, 2021 from 59.0% in the same period in 2020.

The table below presents a breakdown of operating expenses:

	Year Ended
	May 31,
(in millions)	2021	2020	% Change
Sales and marketing	$37.8	$49.2	(23.2)%
General and administrative	39.9	38.0	5.0
Product development	15.6	11.2	39.3
Total operating expenses	$93.3	$98.4	(5.2)%
Operating expenses decreased by $5.1 million, or 5.2%, to $93.3 million for the year ended May 31, 2021, from $98.4 million for the year ended May 31, 2020. Specific costs varied as follows:
•Sales and marketing decreased by $11.4 million for the year ended May 31, 2021. The decrease was primarily a result of discretion in advertising spend, resulting in a decrease of $7.8 million, lower compensation costs of $1.0 million, and decreased travel and entertainment expenses of $0.7 million.
•General and administrative increased by $1.9 million for the year ended May 31, 2021. The increase was largely due to higher rent expense related to the commencement of the new corporate headquarters lease in July 2020 of $7.7 million and higher professional services and other third-party fees to implement process improvements of $1.9 million. The increase was partially offset by a reduction in salaries and benefits expense of $7.3 million as a result of a tender offer in fiscal year 2020 with no corresponding charge to stock based compensation expense in the current period, as well as lower depreciation expense of $0.4 million.
•Product development increased by $4.4 million for the year ended May 31, 2021, which was primarily related to higher compensation costs resulting from engineering and product team headcount growth as we continued to commit to our investment in technology throughout fiscal year 2021.
Net Interest and Other (Expense) Income
We recognized net interest expense of $1.9 million for the year ended May 31, 2021, compared to net interest income of $1.0 million for the year ended May 31, 2020. The full year change is attributed to the movement of funds out of money market funds and other short-term investments and into cash over the last fiscal year.
The table below presents a breakdown of net interest and other (expense) income:

	Year Ended
	May 31,
(in millions)	2021	2020	% Change
Interest and other expense	$(2.2)	$(1.8)	22.2%
Interest and other income	0.3	2.8	(89.3)%
Net interest and other (expense) income	$(1.9)	$1.0	NM
SEASONALITY AND QUARTERLY TRENDS
The following tables summarize our unaudited quarterly results of operations for each of the nine quarters of the period ended February 28, 2022. We have prepared the unaudited consolidated financial statements on the same basis consistent with the presentation of our audited consolidated financial statements that are included elsewhere in this prospectus. We have included, in our opinion, all adjustments necessary to state fairly our results of operations for these periods. Our quarterly results of operations financial data will vary in the future. These quarterly operating results are not necessarily indicative of our operating results for any future quarter or fiscal year.

	Three Months Ended
	February 29,	May 31,	August 31,	November 30,	February 28,	May 31,	August 31,	November 30,	February 28,
	2020	2020	2020	2020	2021	2021	2021	2021	2022
Revenue:
Subscription revenue	$17.4	$19.3	$19.9	$21.2	$22.1	$24.2	$27.5	$30.5	$31.9
Benefits and insurance related revenue	198.9	185.5	186.9	201.7	264.1	242.6	263.7	291.3	362.9
Total revenue	216.3	204.8	206.8	222.9	286.2	266.8	291.2	321.8	394.8
Cost of revenue:
Benefits and insurance fees	186.0	177.8	178.0	193.0	247.3	224.6	249.2	272.8	326.3
Cost of providing services	7.8	6.9	6.7	8.1	9.4	9.5	11.0	12.1	13.9
Total cost of revenue	193.8	184.7	184.7	201.1	256.7	234.1	260.2	284.9	340.2
Gross profit	22.5	20.1	22.1	21.8	29.5	32.7	31.0	36.9	54.6
Operating expenses:
Sales and marketing	9.9	9.7	8.7	9.8	9.3	10.0	12.9	15.2	14.6
General and administrative	7.6	18.8	7.8	9.3	10.2	12.6	15.8	17.1	18.3
Product development	2.9	3.1	3.0	3.9	4.2	4.5	6.2	6.6	8.3
Total operating expenses	20.4	31.6	19.5	23.0	23.7	27.1	34.9	38.9	41.2
(Loss) income from operations	2.1	(11.5)	2.6	(1.2)	5.8	5.6	(3.9)	(2.0)	13.4
Loss on extinguishment of debt	—	—	—	—	—	—	(1.1)	—	—
Interest and other expense	(0.3)	(0.7)	(0.4)	(0.8)	(0.7)	(0.2)	(0.1)	(0.2)	(0.2)
Interest and other income	0.8	0.7	—	0.1	0.1	—	—	0.1	0.1
Net (loss) income before taxes	2.6	(11.5)	2.2	(1.9)	5.2	5.4	(5.1)	(2.1)	13.3
Income taxes	0.1	—	—	—	—	—	—	—	—
Net (loss) income	$2.7	$(11.5)	$2.2	$(1.9)	$5.2	$5.4	$(5.1)	$(2.1)	$13.3
Our revenue is seasonal. Quarterly seasonality arises from potential churn related to health insurance renewals during the second quarter of our fiscal year, the timing of companies switching large payroll systems during the third quarter of our fiscal year (beginning of the calendar year), state unemployment insurance (“SUI”) revenue related to the resetting of the wage base during the third quarter of our fiscal year, and workers’ compensation revenue impacted by the seasonality of WSEs payroll, including year-end bonuses and other variable compensation payments. Due to these factors, the third quarter of our fiscal year is typically our highest revenue-generating quarter. Benefits and insurance fees are generally aligned with the seasonal trend in revenue.
Operating expenses are less seasonal in nature and tend to increase in line with the increase in corporate employee headcount. Excluding the impact of stock-based compensation expense, operating expenses decreased beginning in the three months ended May 31, 2020 due to a decrease in hiring and overall spend as a direct result of the COVID-19 pandemic. Overall operating expenses did not come back in line with historic trends until the second quarter of fiscal year 2021. Operating expenses were further impacted by a one-time charge to stock-based compensation expense associated with the tender offer during the three months ended May 31, 2020.
LIQUIDITY AND CAPITAL RESOURCES
Liquidity
Our consolidated balance sheets include assets and liabilities related both directly and indirectly with our PEO business model, including payroll and payroll-related taxes and withholdings, health insurance, and other insurance and benefits programs. We designate funds to ensure that we have adequate current assets to satisfy our current co-employment obligations. We manage our payroll and benefits obligations through collections of payments from our customers, which generally occurs one-to-three days in advance of a customer’s payroll date. We regularly review our short-term co-employment obligations and designate funds required to fulfill these short-term obligations. Additionally, our cash and cash equivalents balance includes funds reserved for insurance and other payments in addition to our corporate operating cash.
The following table summarizes our cash and cash equivalents, co-employment assets, restricted cash, and working capital:

	February 28,	May 31,
	2022	2021	2020
(in millions)	(Unaudited)
Cash and cash equivalents	$126.1	$101.0	$96.1
Restricted cash	$104.3	$95.3	$54.7
Co-employment assets	$260.3	$89.0	$47.9
Noncurrent restricted cash	$0.3	$0.3	$0.3

Current assets	$506.6	$296.1	$205.0
Current liabilities	416.4	228.2	134.7
Working capital	$90.2	$67.9	$70.3
Since our inception, we have financed our operations primarily through net cash provided by operating activities, the net proceeds we have received from sales of equity securities, and borrowings under our long-term debt arrangements. Our principal sources of liquidity following this offering are expected to be our cash and cash equivalents and borrowings available under our Credit Agreement (as defined below).
In June 2021, we entered into a credit agreement (as amended, the “Credit Agreement”) with JP Morgan Chase Bank, N.A., which provides for a term loan in the aggregate principal amount of up to $20.0 million (the “Term Loan”), $15.2 million of which was funded on the closing date, and an undrawn revolving credit facility of up to $30.0 million (the “Revolving Credit Facility”). The proceeds of the Term Loan were used to repay all outstanding amounts under the Loan and Security Agreement, including transaction fees and expenses. In connection with our entry into the Credit Agreement, we transferred the outstanding letters of credit over from the Loan and Security Agreement to the Revolving Credit Facility.
We believe that our existing corporate operating cash, positive working capital, and availability under our Credit Agreement will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. Our future capital requirements will depend on many factors, including our subscription growth rate, subscription renewal activity, including the timing and the amount of cash received from customers, the expansion of sales and marketing activities, the timing and extent of spending to support development efforts, the introduction of new and enhanced products, and the continuing market adoption of our platform. We may, in the future, enter into arrangements to acquire or invest in complementary businesses, products, and technologies. If necessary, we may borrow funds under our Revolving Credit Facility to finance our liquidity requirements, subject to customary borrowing conditions. To the extent additional funds are necessary to meet our long-term liquidity needs as we continue to execute our business strategy, we anticipate that they will be obtained through equity or debt financings. In the event that we require additional financing, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, operations, and financial condition.
Cash Flows
The following table presents our cash flow activities for the stated periods:

	Nine Months Ended		Year Ended
	February 28,		May 31,
	2022	2021	2021	2020
(in millions)	(Unaudited)
Net cash provided by (used in)
Operating activities	$212.3	$140.4	$95.2	$(33.9)
Investing activities	(7.3)	(7.3)	(9.4)	7.8
Financing activities	0.4	0.7	0.8	51.1
Net increase in cash and cash equivalents, co-employment assets, and restricted cash	$205.4	$133.8	$86.6	$25.0

Cash and cash equivalents, co-employment assets, and restricted cash
Beginning of period	$285.6	$199.0	$199.0	$174.0
End of period	$491.0	$332.8	$285.6	$199.0
Operating Activities
Components of net cash used in operating activities are as follows:

	Nine Months Ended		Year Ended
	February 28,		May 31,
	2022	2021	2021	2020
(in millions)	(Unaudited)
Net income (loss)	$6.1	$5.5	$10.9	$(20.3)
Depreciation and amortization	3.7	2.8	3.9	3.4
Stock-based compensation expense	13.6	3.7	5.0	16.0
Other non-cash adjustments	8.6	8.0	10.4	7.1
Changes in operating assets	(13.7)	(6.8)	(11.1)	(8.6)
Changes in operating liabilities	194.0	127.2	76.1	(31.5)
Net cash provided by (used in) operating activities	$212.3	$140.4	$95.2	$(33.9)
Fluctuations in net cash provided by operating activities for the nine months ended February 28, 2022 compared to February 28, 2021 were primarily driven by the change in net income, in addition to the timing of payments of payroll and payroll-related taxes, as reflected by the increase in change in operating liabilities, and an increase in stock-based compensation expense.

Year-over-year fluctuations in net cash provided by (used in) operating activities for the years ended May 31, 2021 compared to May 31, 2020 were primarily driven by the change in net income (loss), in addition to the timing of payments of payroll and payroll-related taxes, as reflected by the increase in change in operating liabilities.
Investing Activities
Net cash used in investing activities in the nine months ended February 28, 2022 primarily consisted of the capitalization of internally developed software of $6.7 million. For the nine months ended February 28, 2021, cash used in investing activities primarily consisted of capitalization of internally developed software of $3.0 million, the acquisition of Boomr, net of cash acquired of $2.8 million, and construction of our new corporate headquarters totaling $1.5 million.
Net cash used in investing activities in the year ended May 31, 2021 primarily consisted of the acquisition of Boomr, net of cash acquired of $2.8 million, continued construction of our new corporate headquarters totaling $2.0 million, and the capitalization of internally developed software of $4.6 million. For the year ended May 31, 2020, net cash provided by investing activities primarily consisted of net proceeds from marketable securities of $15.0 million, offset by capital expenditures related to the build-out of the new corporate headquarters of $3.9 million, and capitalization of internally developed software of $3.3 million.
Our primary objectives when investing cash include the preservation of principal and maintenance of liquidity to meet cash flow requirements. These objectives are consistent with our investment policy and general liquidity obligations. We review our cash flow requirements on a regular basis to determine the amount of liquidity required for working capital and analyze the results compared to benchmarks to ensure expectations are met.
Financing Activities
Net cash provided by financing activities for the nine months ended February 28, 2022 consisted of proceeds from the issuance of long-term debt, net of financing costs of $14.7 million and proceeds from the exercise of stock options of $1.3 million. These influxes were offset by the repayment of debt under the Loan and Security Agreement of $15.0 million and cash paid for the early extinguishment of debt for $0.6 million. For the nine months ended February 28, 2021, cash provided by financing activities consisted of the exercise of stock options of $0.7 million.
Net cash provided by financing activities in the year ended May 31, 2021 consisted of proceeds from the exercise of stock options of $0.8 million. For the year ended May 31, 2020, cash provided by financing activities consisted of proceeds from the issuance of preferred shares, net of issuance costs, of $49.9 million in addition to proceeds from the exercise of stock options of $1.2 million.
Credit Facilities
In June 2021, we entered into a credit agreement with JP Morgan Chase Bank, N.A. that provides for a term loan in the aggregate principal amount of up to $20.0 million, $15.2 million of which was funded on the closing date, along with a total revolving credit facility of $30.0 million of which $6.3 million remains undrawn. The Term Loan and Revolving Credit Facility mature on June 4, 2025 and June 4, 2024, respectively.
Borrowings under the Credit Agreement bear interest at a rate per annum equal to the London Inter-bank Offered Rate (“LIBOR”), or the Applicable Margin Rate, plus a Benchmark Spread of 2.50% or 3.50% depending on our EBITDA for the trailing twelve month period.
Borrowings under the Credit Agreement are secured by substantially all of our assets (excluding, among other things, deposit accounts used exclusively as escrow, fiduciary, withholding, tax payment or trust accounts). Subject to certain terms of the Credit Agreement, we may prepay borrowings under the

Credit Agreement without premium or penalty prior to maturity. The Credit Agreement contains certain customary affirmative and negative covenants that, among other things, limit our ability to: incur indebtedness; grant liens on assets; enter into certain investments; consummate fundamental change transactions; engage in mergers or acquisitions or dispose of assets; enter into certain transactions with affiliates; make changes to our fiscal year; enter into certain restrictive agreements; and make certain restricted payments (including for dividends and stock repurchases, which are generally prohibited, except in a few circumstances and/or up to specified amounts). Each of these limitations are subject to various conditions.
The Term Loan is subject to an interest only period which lasts until December 4, 2022. Commencing December 4, 2022 through and including December 4, 2024, the outstanding principal balance of the Term Loan will be subject to equal quarterly payments of principal based on a 5% per annum amortization schedule, or $0.2 million per quarter, and thereafter a 10% per annum amortization schedule until maturity, or $0.4 million for the remaining two quarters.
The Credit Agreement provides for a $25 million sub-limit for letters of credit. In connection with our entry into the Credit Agreement, we transferred outstanding letters of credit over from the Loan and Security Agreement to the Revolving Credit Facility.
As of February 28, 2022, the Company had $15.2 million outstanding under its Term Loan. The Company had approximately $23.7 million in letters of credit under its Revolving Credit Facility, including $9.9 million in connection with its obligations to its workers’ compensation carrier and $13.8 million in connection with certain lease obligations.
The foregoing summary describes the material provisions of our credit agreements, but may not contain all information that is important to you. We urge you to read the provisions of the Credit Agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.
RECENT ACCOUNTING PRONOUNCEMENTS
Accounting pronouncements not listed below were assessed and determined to be not applicable or are expected to have minimal impact on our consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires a reporting entity to estimate credit losses on certain types of financial instruments, and present assets held at amortized cost and available-for-sale debt securities at the amounts expected to be collected. The new guidance is effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021, and early adoption is permitted. The early adoption of ASU 2016-13 on June 1, 2020 did not have a material effect on our consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which modifies the treatment of intraperiod tax allocation in certain circumstances, eliminating an exception to recognizing deferred tax liabilities for outside basis differences for foreign equity method investments and foreign subsidiaries when ownership or control changes, and modifying interim period tax calculations when a loss is forecast. In addition, this ASU also requires that enacted changes in tax laws or rates be included in the annual effective rate determination in the period that includes the enactment date and clarifies the tax accounting of a step-up in the tax basis of goodwill. The new guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, and early adoption is permitted. The early adoption of ASU 2019-12 on June 1, 2020 did not have a material effect on our consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance to ease the potential burden in accounting for the discontinuation of a reference rate such as LIBOR because of reference rate reform. The ASU is effective for all entities as of March 12, 2020 through December 31, 2022. We are currently evaluating the impact of adopting this guidance on our consolidated financial statements.
CONTRACTUAL OBLIGATIONS
The following table summarizes our significant contractual obligations at May 31, 2021 associated with our debt obligations, insurance contracts and lease agreements for our corporate office:

(in millions)	Total	2022	2023	2024	2025	2026 and after
Debt obligations	$15.0	$5.0	$5.0	$5.0	$—	$—
Insurance commitments	$8.5	$8.5	$—	$—	$—	$—
Operating leases	$173.4	$8.5	$8.8	$13.1	$15.3	$127.7
The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding. Obligations under contracts that we can cancel without significant penalty are not included in the table above.
In addition, subsequent to May 31, 2021, we (i) repaid all amounts under our Loan and Security Agreement and terminated all outstanding commitments thereunder and (ii) entered into a new credit agreement providing for the Term Loan and Revolving Credit Facility, which are described above under “—Liquidity and Capital Resources—Credit Facilities.” Other than this transaction, there were no material changes to the contractual obligations table as of February 28, 2022.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT JUDGMENTS
Revenue recognition
Revenue is recognized when, or as, performance obligations under the terms of a contract are satisfied, which generally occurs when, or as, control of the promised products or services is transferred to customers. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring products or services to a customer (“transaction price”). To the extent the transaction price includes variable consideration, we estimate the amount of variable consideration that should be included in the transaction price.
At contract inception, we assess the services promised in our contracts with customers and identify a performance obligation for each distinct promise to transfer to the customer a service or bundle of services. Contracts with customers contain multiple performance obligations. For such arrangements, the transaction price is allocated to each performance obligation based on the estimated relative standalone selling prices of the promised products or services underlying each performance obligation or using the variable consideration allocation exception if the required criteria are met.
The majority of our customers are subject to month-to-month contractual arrangements. Remaining customers are subject to annual contractual arrangements. Subscription revenue is typically billed to customers and collected in the month in which the service is performed. Customers subject to annual contracts are billed based on an annualized usage for the number of existing users in the month the contract is executed. The majority of benefits and insurance related revenue is billed to customers in the month prior to the service being performed and collected from customers prior to the processing of payroll for the applicable billing period. Either party may generally terminate the contract upon thirty days’ prior written notice without penalty.
Our revenue recognition policies summarizing the nature, amount, timing, and uncertainty associated with each major source of revenue from contracts with customers are described below.
Subscription revenue
Subscription Revenue represents fees charged to customers for accessing our cloud-based HR administration solution for employee payroll and benefits management, recruiting, and onboarding. The solution facilitates payroll and payroll tax processing, which includes filing and remitting federal, state, and local payroll taxes on behalf of our customers, and benefits administration services related to Company-sponsored health benefit plans. The transaction price is determined based on the number of WSEs and the fixed per employee per month (“PEPM”) rate. Subscription revenue is recognized over the time in which the customer has access to the solution for payroll and benefit processing, recruiting, and onboarding using an output method. Although the transaction price includes variable consideration, as these services qualify as a series of distinct services, we apply the variable consideration allocation exception and allocate the fees to each distinct service period (i.e. each pay period).
Subscription revenue is stated net of the gross payroll and payroll tax amounts funded by our customers. Although we assume the responsibilities to process and remit the payroll and payroll related obligations, we do not assume employment-related responsibilities including determining the amount of the payroll and related payroll obligations, and the worksite employer remains the common law employer of its WSEs. As a result, we are the agent in the arrangement for revenue recognition purposes.
Benefits and insurance related revenue
Benefits and insurance related revenues consist of insurance-related amounts collected from customers and withheld from covered employees for risk-based and non-risk based insurance plans primarily provided through third-party insurance carriers, including employee health insurance benefits and workers’ compensation insurance. Our performance obligation is to provide access to our sponsored health benefits and insurance coverage through insurance policies provided by third-party insurance carriers under its benefits and insurance related revenue consisting of state unemployment insurance (“SUI”), workers’ compensation insurance, and health insurance benefits provided to WSEs under our sponsored plans.
SUI revenue is recognized over the monthly period using an output method in which the control of the promised services is considered transferred when a customer’s payroll is processed over the contract period. For workers’ compensation insurance and health insurance benefits, we recognize revenue over the monthly period of time that the customer and WSEs are covered under our sponsored insurance policies.
The transaction price for SUI is based on the payroll costs of WSEs serviced and the applicable state’s tax rate. For workers’ compensation insurance, the transaction price is determined as a percentage of payroll processed by us. The transaction price for our health insurance benefits is based on the number of WSEs serviced, the individual benefits elected by the WSEs, and the fees established by us for the various benefits. Although the transaction price for these performance obligations are variable, as these services qualify as a series of distinct services, we apply the variable consideration allocation exception and allocate the fees to each distinct service period.
Benefits and insurance related revenue is recorded on a gross basis as we are considered the principal for each of the performance obligations noted above as we control payment for SUI, along with the selection of workers’ compensation and health benefit coverage made available.

Disaggregation of revenue
Substantially all of our revenues relate to services transferred over time and we do not recognize any significant revenue for products and services transferred at a point in time.
Deferred revenue
Deferred revenue represents advance payments received from customers for PEO services, which include payroll, human resources, and compliance support, and are deferred and recognized as revenue over the contract period as the performance obligations are satisfied. In instances where the timing of revenue recognition differs from the timing of advance payments, we have determined our contracts do not include a significant financing component as the related performance obligations are generally satisfied within one year. As of May 31, 2021 and May 31, 2020, the balance of deferred revenue was $86.8 million and $67.4 million, respectively. The majority of our deferred revenue balance is collected from customers one month preceding the month of revenue recognition and relates mainly to benefits and insurance-related revenue. Approximately $60.1 million of the deferred revenue balance as of May 31, 2020 was recognized into revenue during the first quarter of fiscal year 2021.
Costs to obtain revenue contracts
Sales commissions earned by our sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions are deferred and amortized on a straight-line basis over the estimated average customer life which we have determined to be approximately seven years. Deferred sales commissions were $21.2 million and $18.7 million at May 31, 2021 and May 31, 2020, respectively. During fiscal year 2021, we capitalized $6.5 million of sales commissions compared to $7.5 million in fiscal year 2020. We amortized $4.0 million in sales commissions during fiscal year 2021 compared to $3.1 million in fiscal year 2020, which is included in sales and marketing expenses in the accompanying consolidated statements of operations.
Leases
At the inception of an arrangement, we determine whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement including the use of an identified asset(s) and our control over the use of that identified asset. We have elected, as allowed under ASC Topic 842, Leases, to not recognize on our consolidated balance sheets leases with a lease term of one year or less. Leases with a term greater than one year are recognized on the consolidated balance sheets as right-of-use assets and current and noncurrent operating lease liabilities, as applicable.
We evaluate the classification of our leases as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: (i) the lease transfers ownership of the asset by the end of the lease term, (ii) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (iii) the lease term is for a major part of the remaining useful life of the asset, (iv) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset, or (v) the leased asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease. A lease is classified as an operating lease if it does not meet any of these criteria. Currently, all of our leases are classified as operating leases.
Operating lease liabilities and their corresponding operating lease right-of-use assets are initially recorded based on the present value of lease payments over the expected remaining lease term. Certain adjustments to the right-of-use asset may be required for items such as incentives received or paid. We typically only include the initial lease term in our assessment of a lease arrangement. Options to extend a lease are not included in our assessment unless there is reasonable certainty that it will renew. We monitor our plans to renew our material leases based on current economic factors and as circumstances may change.

The interest rate implicit in our leases is typically not readily determinable. As a result, we utilize our incremental borrowing rate, which reflects the fixed rate at which we could borrow, on a collateralized basis, the amount of the lease payments in a similar economic environment over the lease term.
Lease cost for operating leases is recognized on a straight-line basis over the lease term as an operating expense. We elected to combine lease and non-lease components and there is $5.3 million due to tenant improvements included in the right of use asset balance. Variable lease costs are expensed as incurred as an operating expense.
Workers’ compensation costs
Our workers’ compensation coverage has been provided through an arrangement with an insurance carrier since 2016. The insurance carrier is a fully insured policy whereby it has the responsibility to pay all claims incurred regardless of whether we satisfy our responsibilities. Under the plan, and through May 31, 2021, we bear the economic burden for the first $0.5 million layer of claims per occurrence. As of June 1, 2021, the deductible threshold was increased to $1.0 million. The insurance carrier bears the economic burden for all claims in excess of this level.
Because we bear the economic burden for claims up to the levels noted above, such claims are recorded in the period incurred. Workers’ compensation insurance includes ongoing health care and indemnity coverage whereby claims are paid over numerous years following the date of injury. Accordingly, the accrual of related incurred costs in each reporting period includes estimates, which take into account the ongoing development of claims and therefore requires a significant level of judgment.
We consult with a third-party actuarial service to assist with establishing actuarial reserving methods to arrive at a range of ultimate loss indications by policy period, from which we select the ultimate loss development rate. These factors are based on overall workers’ compensation industry trends as well as geographic locations, industry segments, and payroll classifications within our program, in addition to actual claims activity processed by the insurance carrier. We consider these rates to be reasonable.
At the beginning of each policy period, the insurance carrier establishes monthly funding requirements comprised of premium costs and funds to be set aside for payment of future claims (claim funds). The level of claim funds is primarily based upon anticipated worksite employee payroll levels and expected workers’ compensation loss rates, as determined by the insurance carrier. Our estimate of incurred claim costs expected to be paid within one year are included in accrued expenses and other current liabilities while the estimate of incurred claim costs expected to be paid beyond one year are included in other noncurrent liabilities on our consolidated balance sheets. Expenses associated with both liabilities are recorded in benefits and insurance fees within the consolidated statements of operations. The breakout between short-term and long-term workers’ compensation liabilities can be seen below:

(in millions)	May 31, 2021	May 31, 2020
Accrued workers’ compensation short-term	$2.1	$2.0
Accrued workers’ compensation long-term	$4.1	$2.9
For the years ended May 31, 2021 and 2020, the undiscounted workers’ compensation costs for claims and premiums were $22.1 million and $18.0 million, respectively.
Stock-based compensation
Stock-based compensation represents the cost related to stock-based awards granted to employees and non-employees. We measure stock-based compensation cost at grant date, based on the estimated fair value of the award, and recognize the expense straight-lined over the employee’s requisite service period. Compensation expense associated with stock options are based on the estimated grant date fair value method using the Black-Scholes option pricing model. Expense is recognized using a straight-line amortization method over the respective vesting period, with adjustments to expense recognized in the period in which forfeitures occur.
Key Assumptions
Our Black-Scholes option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected volatility of the price of our common stock, risk-free interest rates, the expected term of the option, and the expected dividend yield of our common stock. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future.
•Fair Value of Our Common Stock. Because our stock is not publicly traded, we must estimate the fair value of our common stock, as discussed in “—Common Stock Valuations” below.
•Expected Volatility. As we have not been a public company and do not have a trading history for our common stock, the expected stock price volatility for our common stock is estimated by taking the average historical price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. Industry peers, which we have selected, consist of several public companies in the industry similar in size, stage of life cycle, and financial leverage. These industry peers are also used in our common stock valuations. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case more suitable companies whose share prices are publicly available would be used in the calculation.
•Risk-free Interest Rate. The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.
•Expected Term. The expected term represents the period that our stock-based awards are expected to be outstanding. As we do not have sufficient historical experience for determining the expected term of the stock option awards granted, we base our expected term for awards issued to employees or members of our board of directors on the simplified method, which represents the average period from vesting to the expiration of the stock option.
•Expected Dividend Yield. We have never declared or paid any cash dividends to common stockholders and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we use an expected dividend yield of zero.
Common Stock Valuations
Prior to this offering, given the absence of a public trading market for our common stock, and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised its reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of our common stock, including:
•contemporaneous valuations of our common stock performed at periodic intervals by independent third-party valuation firm;
•the prices of recent preferred stock sales by us to investors in arm’s-length transactions;
•the price of sales of our common stock and preferred stock in secondary transactions by existing stockholders to investors;
•our capital resources and financial condition;

•our historical operating and financial performance as well as our estimates of future financial performance;
•valuations of comparable companies;
•the liquidation preferences, rights, and privileges of our preferred stock classes relative to our common stock;
•the likelihood and timing of achieving a liquidity event, such as an initial public offering or sale of the Company;
•macroeconomic trends and conditions and our industry outlook;
•the relative lack of marketability of our common stock; and
•additional objective and subjective factors relating to our business.
In valuing our common stock, absent an arm’s-length pending or recent round of financing, the fair value of our business, or equity value, was determined using both the income approach and market approach. The income approach estimates the fair value of a company based on the present value of the company’s future estimated cash flows and the residual value of the company beyond the projection period. These estimated future cash flows are discounted to their present values using a discount rate that reflects the risks inherent in the company achieving these estimated cash flows, as well as the time value of money. The market approach estimates value based on a comparison of a subject company to comparable public companies in a similar line of business. From the comparable companies, representative market value multiples are determined and then applied to the subject company’s financial results to estimate the value of such company.
The resulting equity value was then allocated to each share class using an Option Pricing Model (“OPM”). Under the OPM, preferred and common stock are treated as a series of call options, with preferred stock having an exercise price based on the liquidation preference of the respective preferred share. The OPM operates through a series of Black-Scholes option pricing models, with the exercise prices of the options representing the upper and lower bounds of the proceed ranges that a security holder would receive upon a liquidity event. The strike prices occur at break points where the allocation of firm value changes among the various security holders. The shares of common stock are presumed to have value only if funds available for distribution to shareholders exceed the value of the respective liquidation preferences at the time of a liquidity event.
Beginning in July 2021, a separate analysis for an initial public offering was incorporated into the above approach. An OPM was built that assumed the conversion of preferred shares and calculated break points according to the allocation of proceeds at the liquidity event. In light of our expected near-term initial public offering, a fully-diluted analysis was then conducted, whereby our common stock was considered economically equivalent to our preferred stock.
For each valuation date, after the common stock value was determined, a discount for lack of marketability (“DLOM”) was applied to arrive at the fair value of the common stock on a non-marketable basis. A DLOM is a concept used in the valuation field to acknowledge that ownership in a private company is more difficult to sell than ownership in a publicly-held company whose shares are traded in an established market. A market participant purchasing such an ownership interest would generally recognize the illiquidity associated with such interest, which would reduce its overall fair value. As such, a DLOM is applied to reflect its lack of liquidity and ready market.
For each valuation date, our board of directors also, to the extent applicable, considered secondary transactions involving our capital stock, including tender offers and preferred series financings. In its evaluation of such transactions, our board of directors considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered included:
•transaction volume;
•proximity in time to other transactions as well as the valuation date;
•frequency of similar transactions;
•whether the transactions occurred between willing and unrelated parties; and
•whether the transactions involved parties with sufficient access to our financial; information from which to make an informed decision on price.
Application of the above approaches involved the use of highly complex and subjective estimates, judgments, and assumptions, such as those regarding our expected future revenue, expenses, future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events.
Following this offering, our common stock will be publicly traded, and we will rely on the closing price of our common stock as reported on the date of grant to determine the fair value of our common stock.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure to potential changes in interest rates. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure.
Interest Rate Risk
Our primary market risk exposure is changing interest rates in connection with our credit facilities. Interest rate risk is highly sensitive due to many factors, including U.S. monetary and tax policies, U.S. and international economic factors, and other factors beyond our control. As of February 28, 2022, we had outstanding floating debt obligations of $15.2 million (consisting, in each case, of the principal balance under our existing credit facilities). A hypothetical 10% change in interest rates during the years presented would have resulted in no changes to interest expense for the nine months ended February 28, 2022.
Our cash and cash equivalents as of February 28, 2022 consisted of $126.1 million in cash which includes an immaterial amount of money-market funds. We believe that we do not have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash and cash equivalents.
Inflation Risk
The key markets in which we operate have and are continuing to experience a period of rapid inflation. We do not believe that these inflationary pressures have had a material effect on our business, financial condition, or results of operations. However, if this inflationary environment were to worsen or persist, and our costs were to increase materially due to such significant inflationary pressures, we may not be able to fully offset such higher costs through price increases or other corrective measures. Our inability or failure to do so could harm our business, financial condition, and results of operations.

BUSINESS
Overview
Justworks is a cloud-based software platform that gives small and medium-sized businesses (“SMBs”) access to benefits, payroll, human resources (“HR”), and compliance support—all in one place. We drive economies of scale via co-employment, enabling attractive cost savings for our customers and providing them a richer suite of benefits for their employees. We believe we are the first provider to combine this powerful demand aggregation dynamic with a simple, intuitive user experience and 24/7 expert support—enabling entrepreneurs and SMBs to grow with confidence. That is why more than 9,000 customers across all 50 U.S. states representing over 160,000 worksite employees (“WSEs”), as of May 31, 2022, trust Justworks as their human capital management (“HCM”) platform.
For SMBs, particularly those with less than 100 employees who collectively represent over 40 million people in the United States, the vast majority of HCM tasks are manual or paper-based. These tasks can require an outsized amount of time for managers, distracting them from what matters most—running their businesses. Given their size, SMBs also often struggle to attract and retain top talent due to the relative cost of securing benefits packages in-line with what larger organizations are able to offer. Meanwhile, regulations often place a disproportionate burden on SMBs, particularly those with geographically distributed teams, forcing them to deal with complex compliance hurdles they are ill-equipped to handle.
Justworks modernizes nearly every aspect of people management for SMBs through our all-in-one and highly-scalable, cloud-based software. We combine a modern HCM platform that is purpose-built for entrepreneurs and emerging businesses with payroll and tax processing services, compliance solutions, and access to comprehensive employee benefits. We are able to sponsor and maintain a broad range of attractive benefits plans by aggregating employees from many small businesses into a single large entity known as a professional employer organization (“PEO”).
Our platform is designed for SMBs with under 100 employees, a typically underserved portion of the market, yet we often retain larger customers as they scale. Our product-market fit, award-winning support, and brand affinity within this segment of the SMB market has enabled us to establish a 5-year historical average Net Promoter Score® (“NPS”) of 58% for the fiscal year ended May 31, 2022, as compared to a 5-year historical average HR services industry NPS of around 20%, according to the ClearlyRated 2022 NPS Benchmarks for HR Service Providers.
We built our entire platform from the ground up for our customers with a focus on ease-of-use, while obsessing over our product design and brand. Together with our investments in self-service, simple user experience, and automation, our approachable identity is a key part of what enabled us to drive a subscription revenue net retention rate of 117% for the last fiscal year.
We have a cost efficient go-to-market engine, combining an inside sales team for established SMBs and an automated self-enrollment funnel for emerging businesses. This funnel represented 14% of new business during the twelve months ended February 28, 2022. Additionally, we engage with professional services providers such as insurance brokers and accountants to acquire more customers. This has enabled us to drive a lifetime value to customer acquisition cost ratio of 6.3x during the twelve months ended February 28, 2022.
Our team is led by our founder and CEO, Isaac Oates, and a deep bench of leaders with highly relevant industry experience, averaging 25 years. We thrive in a founder-led and entrepreneurial culture, allowing us to adjust to market changes with agility and make strategic decisions decisively. Justworks is also consistently ranked as a top place to work. In 2021, our team won the Gold and Silver Stevie® Awards for Sales & Customer Service, including for our COVID-19 response; we secured a top-three placement in Selling Power’s “50 Best Companies to Sell For” rankings for the fourth consecutive year; and we were recognized by Fortune Magazine and Great Place to Work® as one of the “Best Workplaces in NYC” for the fourth time.

Our business has experienced significant historical growth, has strong margins, is highly capital efficient, and enjoys a significant degree of predictability. For the fiscal years ended May 31, 2021 and 2020, we generated:
•Total revenue of $982.7 million and $742.4 million, respectively, representing 32.4% year-over-year growth;
•Gross profit of $106.1 million and $77.1 million, respectively;
•Contribution profit of $139.8 million and $103.7 million, respectively;
•Adjusted gross profit of $107.4 million and $78.1 million, respectively;
•Income from operations of $12.8 million and loss from operations of $21.3 million, respectively; and
•Adjusted income from operations of $17.8 million and adjusted loss from operations of $5.3 million, respectively.
Contribution profit, adjusted gross profit, and adjusted income from operations are non-GAAP financial measures. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information on our non-GAAP financial measures.
Industry Background
Human capital management is critical to the success of every organization. Labor costs, which include wages, benefits, taxes, onboarding, training, time and attendance, and performance management, are often the biggest costs of doing business. In addition to the expense, many of these items also require compliance with federal, state, and local employment laws, which can be a significant burden on management’s time and focus.
As a result, the HCM market is large, growing, and highly fragmented. It is comprised of various software and service providers who range from offering point solutions to fully outsourced HR services. Companies of different sizes often approach HCM in a variety of ways based on their geographic footprints, available resources, internal expertise, and other company-specific needs and factors.
Entrepreneurs and SMBs, in particular, are disproportionately affected by the time and resources required to handle these administrative tasks, which can distract them from focusing on their core business. While software-based point solutions can streamline and centralize the HR workflow, these solutions still require the SMBs to manage and integrate the software themselves.
Alternatively, SMBs can have their HR function managed by a provider through a PEO model which provides access to payroll, benefits, compliance and risk management, among other aspects of the HR workflow, all in one solution.
We believe the PEO model represents an attractive component of the HCM industry as it helps businesses manage the full HR workflow, navigate rising regulatory complexities, and offload the significant administrative burden—allowing companies to focus on their core operations.
PEO Model Overview
In a PEO model, SMBs engage in a contractual relationship with the PEO provider known as co-employment. This allows the provider to aggregate many WSEs at their customers’ businesses under a single federal employer identification number (“EIN”) and file employment taxes on a consolidated basis. It also provides WSEs access to more attractive benefits and insurance plans that come with the scale of a larger employee base. The PEO model also involves managing certain employment-related and insurance risks.

The PEO model helps SMBs by outsourcing HR functions including:
•Payroll. Process automated payroll deposits and other types of one-off payments and handle related payroll taxes.
•Benefits. Handle all aspects of employee benefits administration, such as facilitating plan selection, claims support, and other benefits-related paperwork. The PEO model also provides WSEs access to a wider variety of medical, dental, and vision coverage at more affordable rates than what an SMB would be able to provide.
•HR. Allow businesses to manage their people via tools to handle onboarding, training, tracking paid time off, time and attendance, and performance management.
•Compliance. Assist businesses with their employer-related compliance needs including new hire reporting, workers’ compensation coverage, employment payroll tax filings, W-2 processing, Employment Practices Liability Insurance (“EPLI”), and State Unemployment Insurance (“SUI”) filings.
Industry Trends
Operating a small business is getting increasingly harder—seemingly requiring more time to stay on top of HR-related tasks and regulations each year. We believe that several key trends are converging to create opportunity for Justworks to capture market share from other HCM providers:
•Millennial and Gen Z populations prefer a self-service model with limited touch points. Based on Department of Labor statistics, the Millennial and Gen Z population is projected to comprise approximately 50% of the total workforce in 2022 and approximately 60% of the total workforce by 2027. Meanwhile, as reported in a Gartner survey, “of more than 4,500 customers conducted in December 2020 revealed that most millennials (62%) and Gen Z customers (75%) report they would use noncompany guidance to self-resolve their issues either all or most of the time, even when they have the option of contacting customer service. This is a significant difference from the 19% of baby boomers and 43% of Gen X customers who report they would do the same.” For more information on the Gartner Content, see the section titled “Market and Industry Data”.
•Businesses are using more digital work processes. Companies are increasingly adopting digital solutions to create efficiencies in the workplace and improve the overall employee experience. According to MarketsandMarkets, the global digital workplace market is expected to grow from $22.7 billion in 2020 to $72.2 billion in 2026, representing a 21% compound annual growth rate. Digital work processes also allow companies to attract and retain employees, mitigate risks, and adhere to regulatory requirements.
•Businesses are increasingly geographically distributed. In recent years, the workforce has become more geographically distributed, a trend that has only been further accelerated by COVID-19. Companies are becoming more flexible as to where their employees work geographically. According to the May 2020 “Survey of Business Uncertainty” conducted by the Atlanta Federal Reserve, 5-6% of employee working days were spent at home prior to the pandemic. This figure is expected to settle to around 16% post-pandemic—a threefold increase over the pre-COVID-19 status quo.
•Regulation of employee benefits are becoming increasingly complex and expensive, making PEOs more attractive. There are currently more than 180 federal employment laws. This does not include the large and growing number of regulations that businesses need to comply with on a state and local level. For example, together, New York and California passed more than 45 new employment laws that took effect in 2020 and 2021. Moreover, regulation at the federal, state, and local levels can change materially and suddenly with the introduction of a major new piece of regulation, such as the Affordable Care Act (“ACA”). At the same time, small-group insurance premiums have been rising quickly and consistently. According to a survey conducted by Aon, the average medical plan premium has increased approximately 8% annually over the past 10 years. This complexity and expense has made PEO services more attractive. Research by the National Association of Professional Employer Organizations (“NAPEO”) showed average annual health benefits cost savings of 37% per employee for businesses using a PEO versus those that do not. In addition, the complexity of assembling a diverse range of plans and options for employees makes utilizing a PEO model increasingly attractive for SMBs.
•Talent acquisition and retention is becoming increasingly more competitive. The market for hiring quality talent has become increasingly competitive. According to a survey by the Society for Human Resource Management (“SHRM”), 46% of respondents said health insurance was either the deciding factor or a positive influence in choosing their current job. Further, the three main drivers in evaluating their satisfaction with the plan were coverage, cost, and choice. As companies seek to hire and retain talent, it is critical that they are able to provide comprehensive insurance, benefits coverage, and health and wellness perks that meet the expectations of the modern workforce.
Key Challenges Our Customers Are Facing
There are several key challenges SMBs face, particularly those with less than 100 employees, when managing their HCM needs, including:
•SMBs often struggle to manage critical HCM needs in an efficient and comprehensive manner. Small businesses often lack the internal resources and experience necessary to effectively and cost-efficiently address all of their HCM needs. Point solutions may solve individual needs of organizations but are often time consuming and difficult to integrate with other products, minimizing their effectiveness. Meanwhile, many legacy PEO service providers do not offer cloud-native solutions and are often disparate and labor-intensive to administer, driving up costs.
•Many legacy service providers offer cumbersome solutions while lacking self-service options. Many legacy PEO service providers’ solutions are complex and confusing, ultimately impacting the customer and employee experience. Everyday HCM tasks, from adding or removing an employee to the platform to requesting benefits enrollment changes, often require interaction with the PEO via a phone call or email.
•Managers often lack the time, experience, and resources necessary to handle personal and time-consuming employee issues. Benefits enrollment, payroll taxes, and related changes can be highly personal and complicated. Employees are often uncomfortable going to their manager to discuss private, sensitive, and health-related benefits questions. Furthermore, managers often do not have the time or expertise to deal with these issues. Legacy PEO service providers’ customer service teams are frequently unauthorized or unable to directly address and resolve employee questions and requests.
•Pricing tends to be opaque and counterintuitive. Many legacy PEO service providers do not publish their pricing models and have opaque invoices, often causing significant customer frustration. This lack of transparency can ultimately lead to higher costs with less money available for employee benefits.
•Lack of scale can be a barrier to access high-quality, cost-effective benefits. SMBs, particularly those with less than 100 employees, are disadvantaged relative to larger businesses with the scale and resources to secure quality benefits options, especially health insurance. Ultimately, this can impact an SMB’s ability to recruit and retain high quality talent.

•The complex web of regulations creates a disproportionate burden on small businesses. Regulations often overlap and vary significantly across states and counties, making it difficult for companies, and specifically SMBs, to keep up and ensure compliance. This complexity has only been exacerbated with more companies operating with distributed teams across multiple jurisdictions. Additionally, SMBs are often ill-equipped to monitor and react to sudden and material changes in the regulatory environment. Over the past several years, these changes have included the ACA and the Coronavirus Aid, Relief, and Economic Security Act (“CARES”).
The Benefits of Our Differentiated Platform
Our PEO platform modernizes the HCM functionality most critical for SMBs with less than 100 employees through our cloud-based solution, with the following key benefits:
•All-in-one cloud-based software platform that we built for our customers from the ground up. We are a scalable 100% cloud-based software platform, supporting more than 9,000 customers across all 50 U.S. states and over 160,000 WSEs as of May 31, 2022. We enable HCM managers and employees alike to quickly and securely access benefits, payroll, and other HR functionality from anywhere, anytime. Our cloud-based software platform maintains structural cost advantages from onboarding to operating and servicing our customers. Furthermore, our in-house tech stack allows us to efficiently build and integrate solutions as we continually refine our product offering through continuous software updates.
•Intuitive self-service user experience. 72% of our WSEs are Millennials or from Gen Z, who often prefer to handle issues themselves using modern and straightforward software. With an interface that is intuitive, easy-to-use, and automated, our platform was built to be self-service first. Whether it is the CEO adding a new hire or the HR manager choosing to offer new benefits for their employees, it just works, whether at night, over a weekend, or on a holiday. Our reporting tools also enable our customers to make real-time data-driven decisions. Our approachable and easy-to-use software platform is a key part of what has enabled us to create and sustain an experience that we believe our customers and their employees love.
•Direct high-value employee engagement. Our software makes many payroll, benefits, HR, and compliance tasks manageable via self-service, empowering our customer support team to focus on more complex topics and challenges that our customers and their employees may face. This means that the conversations that our customers and their employees have with our team are typically higher value interactions. Although our core customer demographic prefers self-service solutions, which also keep costs low for us, when they need incremental help, they expect support from someone who is empathetic, knowledgeable, competent, and available. We provide this to our customers with a staff that is available 24 hours a day, seven days a week.
•Transparent pricing delivering significant value to our customers. Our transparent pricing structure is published on our website and charged on a per employee basis with no hidden costs, ensuring customers know exactly what they are buying. By cutting through the pricing complexity of legacy PEO solutions, we are able to create customer trust, satisfaction, and loyalty.
•Comprehensive and integrated benefits options. We offer various curated benefits packages to our customers and their employees. These include access to national health insurance from three major carriers at competitive rates. We also offer access to dental and vision coverage, 401(k), Flexible Spending Accounts (“FSAs”), and Health Savings Accounts (“HSAs”), and many other types of benefits with offerings in-line with larger organizations. We believe this ultimately allows our SMB customers to attract and retain high quality talent. Our software also enables us to streamline the benefits selection and enrollment process with greater transparency, education, and self-service features, making the new employee onboarding process seamless and integrated for our customers.

•Frictionless compliance. With numerous, multi-layered regulations that vary significantly across states and counties, we provide compliance and reporting services that are constantly updated and integrated into our platform. Ultimately, this enables our customers to minimize risk and the cost of non-compliance, allowing them to focus on running their core business. As new regulations are created and the workforce becomes more geographically distributed, our customers are able to stay in compliance and access new government programs. For example, through May 31, 2022 we were able to help customers identify and secure over $150 million of relief throughout the COVID-19 pandemic via the CARES Act and the Families First Coronavirus Relief Act (“FFCRA”).
Our founder-led and entrepreneurial culture is a critical differentiating factor when our customers select our platform. We strive to foster an environment that allows our employees to thrive, and in turn, provide what we believe to be a world-class customer experience. Ultimately, this engenders significant customer loyalty, as reflected by our 5-year historical average NPS of 58% for the fiscal year ended May 31, 2022.
Our Opportunity
Our cloud-based software platform was purpose-built for our customers, and we believe we are well positioned to serve our target market of SMBs with less than 100 employees as a result. Our product is designed to be used across various industries, with a core set of tools designed to assist our customers in growing their business. This simultaneously allows us to scale without incremental support costs driven by industry specification, or unique needs that arise when customers reach a significant size.
We estimate our current annual addressable market size to be $45 billion. To calculate this estimation, we identified that there are approximately 40 million employees working at companies with less than 100 employees, our target customer size, in the United States, according to the U.S. Bureau of Labor Statistics (“BLS”). Within this segment, our core target market also excludes certain industries. To account for this, we cited the total employment statistics from BLS for 2020, which are available on a per industry basis. Using this data, we identified that there are approximately 97 million employees working at companies of any size excluding the agriculture, state and local government, federal government, educational services, mining, construction, and manufacturing sectors. This represented 74% of the total employees reported by BLS for 2020, excluding state, local, and federal government employees. We then applied this same ratio to the approximately 40 million employees working at companies with less than 100 employees in the United States to estimate that there are roughly 30 million addressable employees in our core target market.
We then applied our annualized average contribution profit per employee per month (“PEPM”) of $128 for the twelve months ended February 28, 2022 to derive our approximate addressable market size.
Our Growth Strategy
We are dedicated to continuing to differentiate ourselves as the leader in integrated benefits, payroll, HR, and compliance support for SMBs with less than 100 employees across the United States. Key elements of our growth strategy include:
Acquiring newly formed and rapidly growing businesses as customers. Our platform is aimed at addressing the complexity of providing payroll and benefit services to newly formed and growing businesses. Given our estimated addressable market size of $45 billion, we believe our current customer base represents a small portion of the SMB market that could benefit from our platform. To further penetrate this market, we will continue to invest in sales and marketing initiatives in our current geographic markets, which includes our largest market, the New York city metropolitan area. Additionally, we believe there is substantial opportunity to deepen our geographic footprint outside of the New York City metropolitan area. As evidence of our progress, we have increased the portion of our customer base outside of the New York city area to 48% as of February 28, 2022 from 27% at the end of fiscal year 2016. We have successfully expanded outside of the New York area through increased brand awareness, market-specific customer and persona research leading to new product features, and increasing local compliance and insurance options. We expect to continue our geographic expansion playbook in additional large metropolitan statistical areas with high concentrations of digitally-native businesses.
Growing and scaling with our existing customers. As of May 31, 2022, we served more than 9,000 customers across all 50 states representing over 160,000 WSEs. Our customer base is largely comprised of businesses in high growth industries such as technology and professional services. As our customers grow and add additional WSEs, our comprehensive cloud-based software platform is able to scale alongside them and support their growth. We achieved a subscription revenue net retention rate of 117% for the last fiscal year.
Continuing to innovate and expand our core capabilities. We work with our customers to innovate and expand our core capabilities to make the HR experience for SMBs better and more accessible. For example, we launched Org Charts, which provides real-time visualization of a customer’s employee reporting structure and automatically updates when employee information changes. We also recently introduced bulk payments, which enables payroll administrators to schedule, modify and delete multiple payments in a single upload saving them hours of work each month. In the fiscal year ended May 31, 2022, we launched and deployed over 55 product updates, and we will continue investing in our technology to sustain and increase our product leadership and deliver increased value to customers.
Pursuing strategic M&A. Our M&A strategy centers on delivering additional value to our target market of SMBs with under 100 employees through expanded product capabilities and service offerings. For example, in October 2020, we acquired and successfully integrated Boomr, a leading cloud-based time and attendance solution that simplifies and automates the process of tracking employees’ work hours. We will continue to selectively execute M&A to enhance our platform, add new service offerings, and expand into different markets to capture additional share in the SMB market and augment our organic growth.

Our Platform
Our cloud-based software platform gives SMBs access to benefits, payroll, HR, and compliance support—all in one place. Our simple, easy-to-use software has everything entrepreneurs and small businesses need to run their business with confidence.

The all-in-one solution modern SMBs have always deserved

Worksite Employees ("WSEs")
Small Business
Small Business
Small Business
1 Federal EIN
Aggregation via PEO
Self-Enrollment
Self-Service Software
24/7 Full-Service Support
J
Medical Insurance
401(K)
OneMedical
Commuter Benefits
Disability Insurance
HealthAdvocate
Dental Insurance
Supplemental Life Insurance
Talkspace
FSAs
HSAs
Vision Insurance
Workers' Compensation Insurance
Payroll Tax Filing
One-off Payments
Automated Payroll
Tax Credit Programs
Geo-Fencing
Employee Shift Tracking
Mobile Clock-in, Clock-out
Automated Overtime Calculations
New Hire Reporting
EEO-1 & ACA Filings
Updates on Employment Laws & Regulations
Online Compliance Trainings
Employee Onboarding
HR Consulting
Org Charts & Directory
Document Management & Electronic Signature
Access to Benefits
Compliance Support
Automated Payroll & Tax Processing
HR Tools & Support
Justworks Hours

Automated payroll and tax processing. We simplify payroll and one-off payments for employees—whether they are salaried, hourly, full-time, or part-time. Additionally, we file payroll taxes at the federal level, across all 50 states, and in over 3,400 tax localities. We support numerous tax credit programs on behalf of our customers. We also process payments for vendors and contractors.
Time and attendance (Justworks Hours). With Justworks Hours, we bring automation to Time and Attendance to make employers more efficient and compliant, and provide management with tools to track employee productivity. With seamless time tracking for employees and powerful tools like geo-fencing, shift tracking, and automated overtime calculations, customers can save time, stay compliant, and make better decisions.
Access to benefits. We integrate with major health insurance carriers like Aetna, MetLife, Kaiser Permanente, and UnitedHealthcare to give employees access to the type of high-quality medical, dental, and vision plans typically only available in the large employer market. We also offer 401(k) plans, disability insurance, supplemental life insurance, FSAs and HSAs, as well as other plans. In addition to traditional benefits, we also offer modern health and wellness perks like One Medical, Health Advocate, and Talkspace. All of our medical insurance premiums are for policies where our carriers set the premiums and we are not responsible for any deductible.
Workers’ compensation insurance. We provide workers’ compensation coverage to customers, where allowed, through a negotiated contract with one of the top-tier, A-rated insurance carriers. We limit our risk by utilizing a structure which sets financial liability to Justworks at $1 million per occurrence and is currently capped at $19.1 million annually. Our underwriting team reviews the risk profile for potential customers to assess acceptability and applicable charges. We manage the risk of this program by completing regular claims reviews with third party adjusters and conducting internal customer audits. We utilize a third party actuarial firm to assist us in the projection of claims liabilities on a quarterly basis.
HR tools and support. We enable seamless online onboarding for new employees, paid time off management, and powerful pre-built reports with real-time metrics and data. From company handbooks to employment contracts, teams can securely store and send documents for electronic signature with automated reminders. In addition, our team of SHRM- and HR Certification Institute (“HRCI”)- certified HR consultants provide tailored guidance and best practices to customers around managing their people.
Compliance support. We make employment-related compliance and filings seamless including: new hire reporting, EEO-1, and ACA filings, especially for multi-jurisdiction teams. We also provide access to online compliance training and tracking tools which empower our customers to create harassment- and discrimination-free workplaces.
Self-enrollment. For smaller companies, including those hiring employees for the first time, we have built a seamless self-enrollment funnel that enables expedited onboarding. New entrepreneurs can take themselves through the enrollment process necessary to become a Justworks customer without the need to talk to a salesperson.
Self-service software. Our platform empowers employers and employees to accomplish administrative-related tasks on their own. For example, employers can add and terminate employees, generate reports, configure company holidays and time-off policies, and select which benefits to offer employees. Similarly, employees can easily choose their benefits, request time off, and make updates following a qualifying life event, such as getting married, moving, or having a baby.
24/7 support, for employers and their employees. When our customers and their employees need to speak with someone, we offer 24/7 full-service support by phone, email, chat, Slack, or SMS. We help our customers navigate complex employment issues including payroll, taxes, and benefits. Our team also helps our customers’ employees understand their pay stubs and tax withholdings, as well as address more challenging issues including health care insurance and claims. This helps take the burden off of our customers and their employees.

Pricing plans. We offer our customers two pricing plans, Basic and Plus, to utilize our software. Both plans charge our customers on a per employee per month basis and the details are clearly displayed on our website to ensure transparency.
Our Basic plan costs our customers between $39.00 and $59.00 per employee per month, depending upon how many employees the customer has. Our Basic package includes payroll and payments, HR consulting, 24/7 support, employer tax forms, and filings, workers’ compensation coverage, employment practices liability insurance, 401(k) retirement services, life insurance plans, pre-tax commuter benefits, fitness memberships, and access to our comprehensive HR tools and resources.
Our Plus plan costs our customers between $79.00 and $99.00 per employee per month depending upon how many employees the customer has. Our Plus package includes everything in our Basic package, plus enhanced services, such as employee access to medical, dental, and vision insurance along with HSA and FSA accounts.
The total cost of both our Basic and Plus plans is capped at a maximum of approximately $14,000 per customer per month. Less than 1% of our customer base has reached this cap as of February 28, 2022.
Our Customers
As of May 31, 2022, we served a highly diversified base of more than 9,000 customers across all 50 U.S. states and had over 160,000 WSEs on our platform. Our target customers are businesses with less than 100 employees and our customer base is largely comprised of digitally-native businesses in high growth industries such as technology and professional services. We believe our unique value proposition has allowed us to scale with our customers, as evidenced by our subscription revenue net retention rate of 117% for the last fiscal year.
Case Studies
The examples below illustrate the benefits our customers have experienced as a result of choosing Justworks as their HCM platform.
Shine
Customer since: 2018
Industry: Healthcare Technology
Situation: Shine’s co-founders wanted to give people access to the same support they found in each other as friends. Together, they created an app that acts as a self-care program to help users navigate stress and anxiety. The Shine team started off by sending motivational messages with research-backed content about confidence, happiness, mental health, and productivity. The app officially launched in April 2016 and today helps millions of consumers with daily meditations, motivational messages, and a supportive digital community. While Shine was previously using a legacy PEO, we believe the provider’s complexity, cumbersome user experience, and opaque pricing drove it to look for a better option. As Shine and its community grew, the co-founders needed a solution that would help them to focus more on their business goals and enhance the way they were using their time.
Why Justworks: Shine chose Justworks for our all-in-one platform that was purpose-built for companies of its size. Shine’s co-founders were looking to empower their team with self-service software tools to manage things like time off and track important company documents. They wanted a provider who could not only provide access to medical, dental, and vision insurance but other modern health and wellness benefits too. It was also important to them that Justworks aligned with their modern and inclusive culture and was able to help them speak to what they offered their employees—to ensure the team was taking advantage of all their new benefits.

Benefit: Justworks provided an easy and seamless way for Shine’s employees to access their benefits and manage time off, as well as make it simple for Shine’s co-founders to manage the administrative details that go into running a business. They also felt more confident knowing that Justworks gave employees a clear sense of their available benefits. Above all, their favorite thing about Justworks was the amount of time they got back. Now, they’re able to use their time more effectively and focus on all the great work Shine is doing surrounding self-care.
Shine onboarded to Justworks with seven employees. As of May 31, 2022, it had 15.
Cultivate Advisors
Customer since: 2019
Industry: Professional Services
Situation: Cultivate was born when its co-founders realized that they shared a passion for helping businesses grow. The company offers tailored advising, access to resources, and a community of small business owners to help entrepreneurs grow their companies. Over time, their firm of advisors grew from just two people to a large, diverse community of professionals who share that same passion. Like many small business owners, the founders spent a lot of time on HR. Cultivate was already using a legacy PEO, but found it labor-intensive to manage. They wanted a modern solution that could help them get that time back, as well as continue to manage the complexity of hiring remote employees across states.
Why Justworks: Cultivate’s co-founders knew they could not settle for just any PEO—they needed one whose commitment to small businesses matched their own. In Justworks, they found a mutual commitment to entrepreneurs and a platform built to serve companies of a similar size as their clients.
Benefit: Justworks provided Cultivate with access to attractive benefits that would appeal to top talent, as well as the means to onboard new hires using a modern, user-friendly platform. In addition, Justworks helped Cultivate navigate complex compliance requirements across multiple states. Our ability to provide compliance support via our PEO, while also providing a modern, easy-to-use platform for employees was a big differentiator for Cultivate. After having a positive experience with Justworks for its own company, Cultivate went on to become part of our channel sales program—leveraging its role as an advisor to other small businesses to recommend Justworks.
Cultivate Advisors onboarded to Justworks with 26 employees. As of May 31, 2022, it had over 70.
Little Cinema Digital
Customer since: 2020
Industry: Digital Media
Situation: Since 2016, Little Cinema has produced bespoke visionary experiences that connect people. Prior to the ongoing COVID-19 pandemic, these were largely for in-person events like theatrical productions and performance art pieces. However, in light of the pandemic, the company decided to pivot its core business model to the building of immersive virtual experiences and became Little Cinema Digital. At the start of this transition, the company did not have a payroll provider and was implementing HR systems on an ad-hoc basis. Little Cinema Digital needed a platform that could handle payroll for employees and freelancers, as well as ensure the company was complying with multi-state employee regulations.
Why Justworks: Prior to joining Little Cinema, Little Cinema’s COO had used our platform in roles at two previous companies that were Justworks customers. In looking to bring more infrastructure and process to HR and compliance in this new leadership role, he was able to easily sign up for Justworks online using our self-enrollment funnel. Once Little Cinema was onboarded, Justworks provided the management team with an easy-to-use platform with all the HR tools they needed in one place. They also liked that Justworks provided direct access and support to their employees.
Benefit: Justworks helped Little Cinema Digital quickly scale its team remotely while navigating the compliance challenges of hiring in new states. Justworks also provided the company’s employees access to a benefits package with national coverage, giving them the peace of mind that comes with having access to in-network care regardless of where they are.
Little Cinema onboarded to Justworks with six employees. As of May 31, 2022, it had over 30.
Trainual
Customer since: 2020
Industry: Technology
Situation: Trainual helps growing businesses build interactive training manuals, test employee knowledge, and build scalable processes. After raising its initial Series A funding in 2019, the company wanted to hire top talent from larger technology companies to help support the company’s growth plans. Trainual was already using a modern point solution for its payroll and this same provider’s brokerage network for access to health insurance. To expand its team successfully, Trainual’s Head of People Ops knew that low-quality, high-cost plans would not cut it. This drove Trainual to look for a platform that could help it meet a simple goal: offer more comprehensive benefit plans to its employees without breaking the bank.
Why Justworks: Justworks’ PEO enabled Trainual to create a high-quality benefits offering for its employees. When comparing the plans available through Justworks to those offered by its existing point solution’s brokerage, quality was not the only difference—the cost savings Trainual could pass on to its employees was substantial. Trainual’s Head of People Ops had used Justworks at a former company and loved the ease of use, which helped seal the deal.
Benefit: With Justworks, Trainual was able to offer competitive benefits and a seamless onboarding process for new hires as it grew after raising its Series A. Its employees also got access to a modern platform that allowed them to pick plans and view all their benefits information in one place. Most importantly, Justworks provided Trainual a sense of relief in knowing that its employees had access to high-quality coverage. The team’s positive feedback and satisfaction with the new benefits plans turned out to be a great tool for recruiting new hires.
Trainual onboarded to Justworks with 18 employees. As of May 31, 2022, it had over 80.
Mamava
Customer since: 2018
Industry: Healthcare Technology
Situation: Mamava was founded to make nursing easier for working moms everywhere. The company designs and builds freestanding lactation suites that can be found in airports, offices, event spaces, and other locations across the country. As Mamava began to scale, its administrative challenges grew too. The company wanted to continue offering competitive benefits to its growing team, which included remote employees. Mamava knew it needed a cloud-based solution to help them manage payroll, benefits, HR, and compliance in one place.
Why Justworks: Mamava chose Justworks for its cloud-based platform, which helped it streamline payroll, benefits, and HR for its growing remote team instead of relying on multiple providers. In doing so, Justworks allowed Mamava to focus on its core business operations. In running the numbers, management also found that going with Justworks’ all-in-one offering for Mamava’s payroll and benefits was actually going to save them money.
Benefit: Mamava was able to transition many disparate aspects of managing its team to one simple login. Justworks also made it easier to onboard and manage the company’s remote employees across the country and provided the team with access to high-quality health insurance. With Justworks, Mamava is also able to ensure that employees’ W-2s are properly filed and that its people have on-demand access to information about their available benefits. The company also tracks time for its hourly workforce using Justworks Hours, which makes running payroll for employees in multiple states and time zones seamless.
Mamava onboarded to Justworks with 17 employees. As of May 31, 2022, it had over 50.
Customer Success
Our Customer Success (“CS”) team aims to help entrepreneurs and their employees at every stage of the customer lifecycle. This holistic approach has solidified our service brand and reputation as an industry leader in customer support. Our team is U.S.-based and takes a consultative and solution-oriented approach, which is a core part of our unique value proposition as a partner to small businesses.
New customers benefit from a dedicated customer onboarding manager who acts as their single point of contact to help them get the most out of Justworks from day one. After onboarding, larger customers will also work with a dedicated Account Manager who acts as an extension of their team to deliver long-term value of our solutions. All customers, regardless of their size, also have access to our SHRM- and HRCI-certified HR consultants.
Customer Board
The Justworks Customer Board is a select group of Justworks customers who provide valuable input on Justworks’ product and business on an ongoing basis. The board is composed of employers across a broad range of markets, industries, and company sizes that Justworks serves. Through in-person and virtual meetings, the board serves as a valuable stakeholder in the product development and go-to-market process, weighing in on key milestones and overall strategy.
NPS and Closed-Loop Customer Feedback
Customer satisfaction is a priority, as evidenced by our subscription revenue net retention rate of 117% for the last fiscal year and our 5-year historical average NPS score of 58% for the fiscal year ended May 31, 2022. Furthermore, we achieved our highest-ever NPS of 66% during the early months of the pandemic, representing the trust that customers place in our team—especially during times of crisis. We respond to all customer surveys and share key insights across the company, which helps to create a feedback loop of improvement across product, marketing, and sales.
Award-winning Team
For four years, our CS team has been recognized as a Silver award winner in the highly competitive “Customer Service Department of the Year” category in the annual Stevie® Awards for Sales & Customer Service. In 2022, our team was acknowledged as a Silver winner for the “most valuable response by a customer service team” in the COVID-19 response category. In prior years, our CS team has been recognized for its employee development opportunities, the launch of 24/7 support, omni-channel availability, its quality assurance function, continued investment in Floor Coaching, innovative approach to health insurance renewals, and its anti-harassment policy.
Quality Assurance
We employ a quality assurance team which is focused on the continuous improvement of our Customer Service capabilities. This team ensures that our representatives consistently provide our customers and their employees with a differentiated experience.

HR Expertise
We have a team of SHRM- and HRCI-certified HR consultants that partner with our customers to ensure they receive specialized HR guidance on sensitive employee-related issues. We also aim to provide the broader SMB community with expert advice to support their businesses. For example, we launched a new webinar series called “Ask an Expert” where various industry leaders provide guidance and advice to small business owners and managers. Past topics have included managing distributed teams, navigating mental health at work, financial planning, and picking health insurance during a pandemic. To accompany the webinar series, we run customer workshops where customers can share advice and stories.

Sales and Marketing
To drive depth in key markets and bring newly formed and growing businesses onto our platform at scale, we built an efficient and differentiated customer acquisition engine. Throughout the prospect journey, we lead with compassion, integrity, simplicity, and transparency. Our transparent pricing can be easily found on our website, which is an important step in building trust with small business leaders.
Our sales experience is consultative, providing prospects with clear insights into what it means to be a Justworks customer. To consistently achieve this at scale, all sales representatives go through a robust 12-week training program covering our products and services, how we solve key business issues for our customers, and how to take a value-driven approach in the sales process. We focus on the best ways to educate our customers, build deep relationships in the sales process, and the mission-critical nature of our product. For example, sales representatives learn how to guide prospects in building a benefits strategy that meets the needs of their business and team.
We also offer a seamless online self-enrollment funnel that enables expedited onboarding. New entrepreneurs can take themselves through the enrollment process necessary to become a Justworks customer without the need to speak with a sales representative, including health insurance and workers compensation quoting.
Our sales and marketing department is aligned geographically with our key markets. We invest in high-impact advertising and other brand building efforts to drive awareness, trust, and interest where our sales representatives are prospecting. We believe it is critical to have a diversified demand channel strategy in order to calibrate effectively in response to real-time developments in the broader SMB market.
We drive customer acquisition through four main channels:
Account Executives (“AEs”). AEs are responsible for building an ecosystem of referral channels and deep relationships that enable them to source highly qualified opportunities through outbound efforts and their networks. Junior AEs start with a narrow focus on a specific territory and expand their footprint as they become more tenured.
Sales development. Our Sales Development team is responsible for creating highly qualified opportunities and revenue pipeline. Representatives utilize an outbound sales approach in strategic markets comprised of outreach via email, phone, social media, and events. We have a training program in place for high-performing representatives to become AEs.
Channel sales programs. Our broad channel sales program involves establishing relationships with providers who cater to our target market. This team develops and nurtures relationships with insurance brokers, accountants, and investment firms in order to drive lead flow for our sales team. This is in addition to the referral networks developed by our AEs.
Integrated marketing. We execute integrated inbound campaigns leveraging paid, owned, and earned channels to generate demand. Our data-driven marketing function is focused on driving cost-efficient lead volume through continuous optimization and experimentation of paid advertising programs, as well as scaling organic search and referrals.
Our Team and Culture
As of May 31, 2022, we had a total of 961 U.S.-based corporate employees. We hire people who are intelligent, creative, optimistic, and have a high work ethic. We strive to maintain a culture of belonging and acceptance where people can be themselves, work together, trust each other, innovate, learn, laugh, and have fun. As we work towards our mission, our own people learn, grow, and develop as they realize their potential. We are at our best when we are helping others to be at their best. Even as our people leave Justworks and move onto the next leg of their journey, they take with them skills, experience, and confidence.
Our Values
We are united by shared goals and shared motivations at Justworks. These are best summed up in our company values, which are reflected in our products and in our team.
•Camaraderie. We work together towards a higher purpose while having fun.
•Openness. We share information, understand other perspectives, and consider new possibilities.
•Grit. We have the courage to commit and persevere.
•Integrity. We do the right thing and match our words with our actions.
•Simplicity. We make things easy for everyone to understand and do.
Our values guide how we recruit talent, develop employees and managers, design our work environment, structure our organization, foster well-being, and recognize performance.
Diversity, Equity, and Inclusion
We work hard to reflect the world we want to see by leading with diversity, equity, and inclusion principles, a guiding mission and vision, and follow-through.
We strive to create a workplace where diversity of identity, culture, and life experience is the norm and is celebrated authentically and respected consistently, while committing to addressing and tearing down systemic barriers to create a safe, fair, and equitable workplace for all. Our goal is to have a respectful and supportive workplace that enables us to attract and retain diverse talent that represents our customers and community, and to create a workplace where people of all life experiences feel welcomed, supported, and empowered to be a part of the Justworks team.
One way we celebrate our sense of inclusion and community at Justworks is through our Employee Resource Groups (“ERGs”). Like our company as a whole, our ERG program has expanded and evolved over the years. What has remained consistent from the outset, however, is that ERGs are a vital part of the fabric that makes Justworks a great place to work. They give our employees more ways to connect with their peers, learn about and celebrate our differences, and feel supported and included. We offer rewards and recognition to our ERG leaders, commensurate with their additional responsibilities and accountabilities.
We also maintain external partnerships to provide learning, development, and recruitment opportunities to groups that are typically underrepresented in our industry.
Justworks.org
Entrepreneurship is at the heart of the American dream—and the American economy. Each new business creates jobs, spurs innovation, and strengthens its community. Yet starting and running a business in America is akin to navigating an obstacle course. Entrepreneurs have to raise financing, build products, find customers, and ultimately deliver revenues and profits.
This endeavor is challenging enough on its own, but inequities in opportunity along race, gender, and other socioeconomic lines make access to these fundamentals a major obstacle for many entrepreneurs in realizing their potential.
At Justworks, we are driven by our mission to help entrepreneurs and businesses grow with confidence. We know that in order for this to truly and consistently take place, there must be equitable access to resources and opportunities. The charter of Justworks.org is to create equitable access to entrepreneurship. We aim to build on our mission and level the playing field by removing unfair barriers to up-and-coming entrepreneurs. To this end, we have reserved 675,180 shares of our Class A common stock for future issuance to Justworks.org to fund and support our social impact initiatives. We plan to issue 67,518 of these shares within 30 days after the closing of this offering and an additional 67,518 of these shares in each year subsequent to this offering until such reserved amount has been issued in full.
We pledge to donate 1% of our profits following the consummation of this offering to increase equitable access to entrepreneurship. To make interim progress on realizing the charter of Justworks.org, in the quarter ended May 31, 2022, we opened applications for a standalone $250,000 tranche of grant-making. We plan to award five non-profit organizations whose existing work supports underrepresented founders of early-stage businesses grants of $50,000 each.
Technology Infrastructure and Operations
We offer our solutions on a cloud-based platform and a multi-tenant SaaS framework that modernizes nearly every aspect of people management for SMBs and allows customers to access our solutions all in one place. This gives us an advantage over many obsolete and disparate legacy systems which are less adaptable and require longer, costly development and upgrade cycles. Our technology is powered by a cloud configuration leveraging a highly scalable and fault tolerant design offered by our public cloud provider. Our platform is designed to be flexible, scalable, and highly configurable. It is built on a layer of cloud-native services that support integration with other technologies in our customers’ digital ecosystems.
We maintain internal security policies related to network security, logical access, credentialing, passwords, and data classification. We have security controls in our cloud server environment to help ensure that access to hosted data is restricted to appropriate personnel. We also leverage a host of other data security best practices to protect sensitive data (e.g., two-factor authentication, virtual private network, firewalls, patching, vulnerability scans, and tokenization) and validate our internal controls via SOC-1 and SOC-2 audits.
Competition
The market for HCM and payroll processing solutions is fragmented, highly competitive, and rapidly evolving with the onset of new technology. HCM and payroll processing are mission-critical functions of any business and typically require significant investments. Our competitors vary across different markets and range from highly-specialized point solution software packages to a full-suite of integrated HCM solutions from legacy PEO providers and payroll processors such as ADP, Paychex, TriNet, and Insperity, SMB-focused payroll processors such as Intuit and Gusto, cloud-based HCM and payroll software providers such as Paycom, Paylocity, and Paycor, smaller regional PEOs and payroll processors, and other in-house solutions that offer limited functionality and/or scalability.
While we offer a broad set of solutions on a unified SaaS platform for SMBs, many companies offer technologies that compete with certain aspects of our platform. We routinely are compared to competing solutions on a number of aspects or features, including, but not limited to:
•Focus and ability to serve small-to-medium sized organizations;
•Breadth and depth of product availability and functionality, including employee benefits;
•Ease of use;
•Ability to innovate and respond to customers’ needs rapidly;
•Cloud-based technology platform and scalability;
•Product pricing and contract terms;
•Domain expertise in payroll and HCM;

•Quality of implementation and customer service;
•Real-time web-based payroll processing; and
•Integration with a wide variety of third-party applications and systems.
We believe that we compete favorably on these factors within the SMB market. Our ability to remain competitive will depend on the success of our continued investment in sales and marketing, research and development, and implementation and customer services.
Intellectual Property
Intellectual property is an important aspect of our business and we seek protection for our intellectual property rights as appropriate. To establish and protect our proprietary rights, we rely on a combination of copyright, trade secret and trademark laws, know-how and continuing innovation, and contractual restrictions such as confidentiality agreements, licenses, and intellectual property assignment agreements.
We pursue the registration of our domain names, trademarks, copyrights, and service marks in the United States. To protect our brand, we file trademark registrations in the United States. As of May 31, 2022, we owned six registered trademarks in the United States.
We generally seek to enter into confidentiality agreements and proprietary rights agreements with our employees to control access to, and distribution of, our proprietary information. Our agreements with consultants also contain confidentiality terms. However, we cannot guarantee that all applicable parties have executed such agreements. Such agreements can also be breached, and we may not have adequate remedies for such breach.
Intellectual property laws, procedures, and restrictions provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, misappropriated or otherwise violated. Furthermore, the laws of certain countries do not protect intellectual property and proprietary rights to the same extent as the laws of the United States, and we therefore may be unable to protect our proprietary technology in certain jurisdictions.
Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or obtain and use our technology to develop products and services with the same functionality as our platform. Policing unauthorized use of our technology is difficult. Our competitors could also independently develop technologies like ours, and our intellectual property rights may not be broad enough for us to prevent competitors from selling products and services incorporating those technologies. For more information regarding the risks relating to intellectual property, see “Risk Factors—Risks Related to Our Intellectual Property.”
Data Privacy & Security
The protection of identifiable information about individuals, or personal data, that we collect is important for ensuring trust with our stakeholders. In the course of operations, we collect and process a variety of personal data from interactions with customers and visitors, individuals’ use of our websites and/or applications, social media, and advertisements, or individuals’ communications with us relating to any services we offer. We also collect personal data from job applicants, employees and independent contractors, and employees of certain companies with which we work.
We are subject to a variety of data privacy and security laws and regulations across multiple jurisdictions. Such laws and regulations include, but are not limited to:
•Section 5(a) of the FTC Act and state-level Unfair and Deceptive Acts and Practices laws;
•Telephone Consumer Protection Act;

•Controlling the Assault of Non-Solicited Pornography and Marketing Act;
•California Consumer Privacy Act, as amended by the California Privacy Rights Act;
•State-level data security and breach notification laws; and
•State-level employee email and Internet monitoring laws.
The laws and regulations included above set forth a variety of compliance requirements related to the collection and processing of personal data.
In order to ensure compliance with such requirements, we maintain and continuously develop our privacy program that covers, among other things, training and awareness; vendor management; privacy impact assessment; policy management; and incident management.
We maintain internal security policies related to network security, network security, logical access, credentialing, passwords, and data classification. We have security controls in our cloud environment to help ensure that access to hosted data is restricted to appropriate personnel. We also leverage a host of other data security best practices to protect sensitive data (e.g., two-factor authentication, virtual private network, firewalls, patching, vulnerability scans, and tokenization) and validate our internal controls via SOC-1 and SOC-2 audits. We store, protect, use and transmit personal data in accordance with our online privacy policy and internal data security and data handling policies and procedures, in addition to a variety of industry-standard technical, administrative, and physical measures. We also employ a variety of measures designed to comply with our legal obligations in relation to the collection and processing of personal data and promote the use of fair information practice principles to protect personal data. For more information regarding the risks relating to data privacy and cybersecurity, see “Risk Factors—Risks Related to Technology, Data Privacy, and Security.”
Regulatory Landscape
We are subject to a wide variety of laws, rules, and regulations enforced by both governments and private organizations. The operations for our PEO services are affected by numerous federal and state laws relating to tax, employment and related matters. By entering into co-employer relationships with our WSEs, we assume certain obligations and responsibilities of an employer under these federal and state laws. Because many of these federal and state laws were enacted prior to the development of nontraditional employment relationships, such as PEOs, temporary employment and outsourcing arrangements, many of these laws do not specifically address the obligations and responsibilities of nontraditional employers. Currently, the federal government and 38 states have passed laws that recognize PEOs or require licensing, registration or certification requirements for PEOs, and several others are considering such regulation. The Small Business Efficiency Act established a voluntary IRS certification program and created a federal regulatory framework for the payment of wages to WSEs and for the reporting and remittance of federal payroll taxes on those wages paid by certified PEOs. Many of these rules and regulations are constantly evolving. If we are unable to comply with them, we could be subject to penalties, revocation, or suspension of our licenses or other adverse actions. We may also be required to modify or discontinue some or all of our offerings, and our ability to grow our business and our reputation may be harmed. See “Risk Factors” for a discussion of our regulatory risks.
Facilities
Our headquarters are located in New York, New York, where we lease 236,545 square feet of office space pursuant to a lease expiring in June 2034. We believe that our current facilities are adequate to meet our current needs for the immediate future.
Legal Proceedings
From time to time, we are involved in various legal proceedings arising from the normal course of business activities. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition. Defending such proceedings is costly and can impose a significant burden on management and employees. We may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained. See “Risk Factors” for a discussion of our litigation risks.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information for our executive officers and directors, and their ages as of the date of this prospectus.

Name	Age	Position(s)
Executive Officers:
Isaac Oates	42	Founder, Chief Executive Officer, Director
Michael Seckler	49	President, Chief Operating Officer
Aida Sukys	60	Senior Vice President, Chief Financial Officer

Non-Employee Directors:
Charles Berg(1)(3)	64	Director
Matthew Harris(1)	49	Director
Kristina Leslie(1)(2)	57	Director
Karen Magee*(2)(3)	61	Director
Jared Weinstein(2)(3)	42	Director
______________
*Lead Independent Director
(1)Member of the audit committee.
(2)Member of the compensation and leadership development committee.
(3)Member of the nominating and corporate governance committee.
Executive Officers
Isaac Oates. Mr. Oates founded Justworks in 2012 and has since served as our Chief Executive Officer and Chair of our board of directors. Prior to founding Justworks, Mr. Oates served as Vice President, Special Projects at Etsy, Inc., an online retail company, from December 2009 to December 2012. He co-founded and served as the Chief Operating Officer of Adtuitive, Inc., an advertising technology company, from December 2008 to December 2009. Prior to co-founding Adtuitive, Mr. Oates was a Product Manager at Amazon.com, Inc., a multinational Internet company, from June 2007 to December 2008 and a Software Development Engineer from June 2002 to March 2005. Mr. Oates served in the Army National Guard and the United States Army Reserve from February 1998 to May 2010, completing his service as a military intelligence captain. Mr. Oates holds a Bachelor of Science in Computer Science from the University of Illinois at Urbana-Champaign and a Master of Business Administration from Cornell University. We believe Mr. Oates’ experience and perspective as our founder and Chief Executive Officer, as well as his extensive experience with online services platforms, qualifies him to serve as a member of our board of directors.
Michael Seckler. Mr. Seckler has served as our President since June 2021 and Chief Operating Officer since September 2019. He also served as a member of our board of directors from May 2015 to September 2019. He is a co-founder of and has served as a managing member of Euclidean Technologies, an investment management firm, since 2008. Mr. Seckler previously served as a division vice president at ADP, after the firm’s acquisition of Employease, an HR SaaS company that he co-founded in 1996 and built for over a decade. Mr. Seckler holds a Bachelor of Arts from Williams College.
Aida Sukys. Ms. Sukys has served as our Senior Vice President and Chief Financial Officer since February 2021. Prior to joining us, Ms. Sukys held various financial roles at Willis Towers Watson PLC since 1991, including Group Chief Financial Officer and Global Head of Financial Business Services from July 2018 to January 2021, and Head of Investor Relations from January 2012 to July 2018. Ms. Sukys holds a Bachelor of Science from Northeastern University and a Master of Business Administration from George Washington University.

Non-Employee Directors
Charles Berg. Mr. Berg has served on our board of directors since May 2016. Since March 2007, Mr. Berg has been a director of DaVita Inc., an international dialysis provider, and between 2016 and 2017 he served as the Executive Chair of DaVita Medical Group. Mr. Berg currently sits on the board of directors of CareCentrix, Inc., a care management provider to health plan members who require post-acute or home care services, since June 2020, and Talkspace, Inc., an online therapy services provider, since June 2021. Mr. Berg also currently serves as a member of the Operating Council & Senior Advisory Board of Consonance Capital Partners, a private equity firm. From 2008 to 2013, Mr. Berg served as Executive Chairman of WellCare Health Plans, Inc., a provider of managed care services for government-sponsored healthcare programs. Prior to his role at WellCare Health Plans, Inc., Mr. Berg held various executive positions, including Chief Executive Officer, with Oxford Health Plans, Inc., a health benefit plan provider. Mr. Berg holds a Bachelor of Arts from Macalester College and a Juris Doctorate from Georgetown University Law Center. We believe that Mr. Berg’s leadership experience throughout the healthcare industry qualifies him to serve on our board of directors.
Matthew Harris. Mr. Harris has served on our board of directors since July 2015. Mr. Harris joined Bain Capital Ventures in September 2012 to lead the New York City office, where he currently serves as a Partner. Mr. Harris focuses on business services companies, with a particular interest in financial services. Mr. Harris has served as a member of the board of directors of BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust)), a provider of cloud-based software and integrated payment processing solution, since January 2021, and prior to this, he served as director of Factor Systems, Inc. (d/b/a Billtrust) since November 2012. Mr. Harris has also served as a member of the board of directors of Flywire Corporation, a global payments enablement and software company, since January 2015, and of AvidXchange Holdings, Inc, a provider of accounts payable automation software and payment solutions for middle market businesses and their suppliers, since July 2015. Prior to joining Bain Capital Ventures, Mr. Harris founded Village Ventures, Inc., an early stage venture capital firm focused on the media and financial services sectors, and served as Managing Director from January 2000 to September 2012. Mr. Harris holds a Bachelor of Arts from Williams College. We believe Mr. Harris’ extensive experience as an investor and board member of a variety of fintech companies qualifies him to serve on our board of directors.
Kristina Leslie. Ms. Leslie has served on our board of directors since April 2019. Ms. Leslie previously served as the Chief Financial Officer of DreamWorks Animation SKG, Inc., a multimedia animation company, from 2004 to 2007. Ms. Leslie has previously sat on the board of directors of many publicly listed companies, including Pico Holdings Inc., a holding company with principal assets in water resource and storage, from 2009 to 2016, and Orbitz Worldwide Inc. from 2011 to 2015. She has served as a director of Sunstone Hotel Investors, Inc., since April 2021, Rover Group Inc., since March 2021, and CVB Financial Corp., since August 2015, and is Chair of the board of directors of Blue Shield of California, where she has served since 2013. Ms. Leslie holds a Bachelor of Arts from Bucknell University and a Master of Business Administration from Columbia University. We believe Ms. Leslie’s extensive experience serving on public company boards, as well as her professional experience as Chief Financial Officer of a large public company, qualifies her to serve on our board of directors.
Karen Magee. Ms. Magee has served on our board of directors since June 2018. Ms. Magee previously served as the Executive Vice President & Chief Human Resources Officer at Time Warner Inc., a media and entertainment conglomerate, from January 2011 to August 2018. Ms. Magee holds a Bachelor of Science in Engineering from Princeton University and a Master of Business Administration from The Wharton School of the University of Pennsylvania. We believe Ms. Magee’s extensive professional human resources and management-level experience qualifies her to serve on our board of directors.

Jared Weinstein. Mr. Weinstein has served on our board of directors since November 2015. Mr. Weinstein has served as Partner of Thrive Capital Management, LLC since September 2011 and as their Chief Operating Officer from 2011 to 2022. Mr. Weinstein also serves on the board of directors of several other private and non-profit entities. Mr. Weinstein holds a Bachelor of Arts from Duke University and a Master of Business Administration from Stanford University. We believe Mr. Weinstein’s extensive investment management and financial experience qualifies him to serve on our board of directors.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Board Composition and Election of Directors
Our board of directors currently consists of six members. Pursuant to our amended and restated certificate of incorporation as in effect prior to the completion of this offering and our fourth amended and restated voting agreement, our directors were elected as follows: (i) Jared Weinstein was elected by the holders of our Series A preferred stock and/or Series A-1 preferred stock, as the designee of Thrive Capital Partners III, L.P., (ii) Matthew Harris was elected by the holders of our Series B preferred stock and/or Series B-1 preferred stock, as the designee of Bain Capital Venture Fund 2014, L.P., (iii) Karen Magee was elected by the holders of our Class B common stock, as the designee of our founder and Chief Executive Officer, Isaac Oates, (iv) Charles Berg was elected by the holders of a majority of our Class A common stock and Class B common stock, voting as a single class, (v) Isaac Oates was elected by the holders of our capital stock, and (vi) Kristina Leslie was elected by the holders of our capital stock, as an independent director designated by the majority of the foregoing directors. The provisions of our amended and restated certificate of incorporation and the fourth amended and restated voting agreement by which the directors are currently elected will terminate in connection with this offering and there will be no contractual obligations regarding the election of our directors following this offering.
Following this offering, the number of directors will be fixed by our board of directors, subject to the rights of the holders of any series of our preferred stock to elect directors and further subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of this offering. Each of our current directors will continue to serve until the annual meeting at which such director’s term expires and until the election and qualification of his or her successor, or his or her earlier death, resignation, disqualification, or removal.
Director Independence
We have applied to list our Class A common stock on the Nasdaq. Under the rules of the Nasdaq, independent directors may comprise a majority of a listed company’s board of directors within one year following the listing date of the company’s securities. Under the rules of the Nasdaq, a director will only qualify as an “independent director” if that that company’s board of directors affirmatively determines that such person does not have a relationship with the company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors has undertaken a review of the independence of each director and, based on the information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Charles Berg, Matthew Harris, Kristina Leslie, Karen Magee, and Jared Weinstein qualify as independent directors in accordance with the Nasdaq rules. Our board of directors has made a subjective determination as to each independent director that no relationships exists that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Classified Board of Directors
In accordance with our amended and restated certificate of incorporation that will go into effect immediately prior to the closing of this offering, our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:
•the Class I directors will be Isaac Oates and Charles Berg, and their terms will expire at our first annual meeting of stockholders following this offering;
•the Class II directors will be Matthew Harris and Karen Magee, and their terms will expire at our second annual meeting of stockholders following this offering; and
•the Class III directors will be Kristina Leslie and Jared Weinstein, and their terms will expire at the third annual meeting of stockholders following this offering.
Our amended and restated certificate of incorporation that will go into effect immediately prior to the closing of this offering will provide that the authorized number of directors may be changed only by resolution of the board of directors, subject to the rights of holders of any series of our preferred stock to elect directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company. Our directors may be removed only for cause by the affirmative vote of the holders of our capital stock representing a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote thereon, voting together as a single class.
Lead Independent Director
Our board of directors will adopt, effective prior to the completion of this offering, corporate governance guidelines that provide that one of our independent directors may serve as our lead independent director. Our board of directors has appointed Karen Magee to serve as our lead independent director. As lead independent director, Ms. Magee will preside over periodic meetings of our independent directors, serve as a liaison between the Chief Executive Officer, chair of our board of directors, and the independent directors, and perform such additional duties as our board of directors may otherwise determine and delegate.
Role of the Board of Directors in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations, or strategies, and presents the steps taken by management to mitigate or eliminate such risks.
Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. While our board of directors has a fiduciary duty to monitor and assess strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, overseeing cybersecurity risks and assisting the board of directors in its oversight over enterprise risk management. The audit committee also approves or disapproves any related person transactions. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and manages risks associated with the independence of the board of directors. Our compensation and leadership development committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Committees of the Board of Directors
Our board of directors has established an audit committee, a compensation and leadership development committee, and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee intends to adopt a written charter that satisfies the applicable rules and regulations of the SEC and Nasdaq, which we will post on our website at www.justworks.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. Investors should not rely on any such information in deciding whether to purchase our Class A common stock.
Audit Committee
Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee’s responsibilities include:
•appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
•overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
•assisting the board of directors in its oversight of enterprise risk management;
•reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;
•reviewing our internal control over financial reporting and code of business conduct and ethics and the procedures in place to enforce the code;
•discussing our risk management policies;
•meeting independently with our internal auditing staff, registered public accounting firm, and management;
•reviewing and approving or ratifying any related person transactions; and
•preparing the audit committee report required by SEC rules.
Upon the completion of this offering, our audit committee will consist of Charles Berg, Matthew Harris, and Kristina Leslie, with Ms. Leslie serving as chair. We intend to rely on the phase-in rules of Rule 10A-3 under the Exchange Act and Nasdaq rules with respect to the requirement that the audit committee be composed entirely of members of our board of directors who satisfy the standards of independence established for independent directors under Nasdaq rules and the additional independence standards applicable to audit committee members established pursuant to Rule 10A-3 under the Exchange Act. Our board of directors has determined that each of Mr. Berg and Ms. Leslie is independent under the Nasdaq rules and Rule 10A-3 under the Exchange Act. Our board of directors has also determined that each of Messrs. Berg and Harris and Ms. Leslie is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Our board of directors has also determined that each member of our audit committee can read and understand fundamental consolidated financial statements and meets the “financial literacy” requirement for audit committee members under the Nasdaq rules.
Compensation and Leadership Development Committee
Our compensation and leadership development committee oversees policies relating to the compensation and benefits of our officers and employees. Among other matters, the compensation and leadership development committee’s responsibilities include:
•reviewing and setting, or making recommendations to our board of directors regarding the compensation of our Chief Executive Officer and our other executive officers;
•making recommendations to our board of directors regarding the compensation of our directors;
•reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans and arrangements;
•overseeing and reviewing with management the company’s strategies, policies and practices with respect to human capital management and management development; and
•appointing and overseeing any compensation consultants.
Upon the completion of this offering, our compensation and leadership development committee will consist of Kristina Leslie, Karen Magee, and Jared Weinstein, with Ms. Magee serving as chair. Each member of our compensation and leadership development committee meets the requirements for independence under the Nasdaq rules, including the Nasdaq rules specific to membership on a compensation committee. Each of Mses. Leslie and Magee and Mr. Weinstein is a non-employee director, as defined in Rule 16b-3 under the Exchange Act.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Among other matters, our nominating and corporate governance committee’s responsibilities include:
•identifying individuals qualified to become board members;
•recommending to our board of directors the persons to be nominated for election as directors and to each board committee;
•reviewing periodically the succession planning for the Chief Executive Officer and other executive officers;
•developing and recommending to our board of directors corporate governance guidelines, and reviewing and recommending to our board of directors proposed changes to our corporate governance guidelines from time to time;
•ensuring that the board of directors is providing regular oversight with respect to the Company’s strategy, policies and ongoing initiatives concerning corporate social responsibility, including environmental and social matters; and
•overseeing a periodic evaluation of our board of directors.
Upon the completion of this offering, our nominating and corporate governance committee will consist of Charles Berg, Karen Magee, and Jared Weinstein, with Mr. Berg serving as chair. Our board of directors has determined that all members of the nominating and corporate governance committee are independent under the Nasdaq rules.

Compensation and Leadership Development Committee Interlocks and Insider Participation
No member of our compensation and leadership development committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or on our compensation and leadership development committee.
Board of Directors Review and Selection
Our nominating and corporate governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills, and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:
•personal and professional integrity;
•ethics and values;
•experience in corporate management, such as serving as an officer or former officer of a publicly-held company;
•professional and academic experience relevant to our industry;
•experience as a board member of another publicly-held company;
•strength of leadership skills;
•experience in finance and accounting and/or executive compensation practices;
•ability to devote the time required for preparation, participation, and attendance at board of directors meetings and committee meetings, if applicable;
•background, gender, age, and ethnicity;
•conflicts of interest; and
•ability to make mature business judgments.
Our board of directors will evaluate each individual in the context of the board of directors as a whole, with the objective of ensuring that the board of directors, as a whole, has the necessary tools to perform its oversight function effectively in light of our business and structure.
Code of Ethics and Code of Conduct
We have adopted a written code of business conduct and ethics that applies to all of our directors, officers, and employees, including those officers responsible for financial reporting. The full text of our code of business conduct and ethics will be posted on our website at www.justworks.com. Any amendments to the code, or any waivers of its requirements, that are required to be disclosed by SEC or Nasdaq rules will be disclosed on our website. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. Investors should not rely on any such information in deciding whether to purchase our Class A common stock.

EXECUTIVE AND DIRECTOR COMPENSATION
Executive Compensation
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2022 Summary Compensation Table” below. For the fiscal year ended May 31, 2022, our “named executive officers” and their positions were as follows:
•Isaac Oates, Chief Executive Officer;
•Michael Seckler, President and Chief Operating Officer; and
•Aida Sukys, Senior Vice President and Chief Financial Officer.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the IPO may differ materially from the currently planned programs summarized in this discussion. Given our treatment as an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
2022 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for our fiscal year ended May 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Total
Isaac Oates	2022	$325,000	$—	$—	$300,000	$625,000
Chief Executive Officer	2021	$325,109	$—	$38,275	$270,000	$633,384
Michael Seckler	2022	$358,333	$—	$6,789,340	$420,000	$7,567,673
President and Chief Operating Officer	2021	$350,109	$—	$45,813	$360,000	$755,922
Aida Sukys	2022	$380,000	$50,000 (2)	$3,095,028	$400,000	$3,875,028
Senior Vice President and Chief Financial Officer	2021	$103,796	$50,000 (2)	$1,324,950	$90,000	$1,518,746
______________
(1)Amounts reflect the full grant-date fair value of stock options granted during 2022 computed in accordance with ASC Topic 718, Compensation—Stock Compensation rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock option awards made to executive officers in Note 9 to our consolidated financial statements appearing elsewhere in this prospectus.
(2)This amount represents a portion of Ms. Sukys’ signing bonus that was payable in March 2021 and 2022, for which partial clawback upon certain terminations of employment ceased to apply in the Company’s 2022 fiscal year, as further described in “—Executive Compensation Arrangements—Aida Sukys” below.
2022 Salaries
The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. Effective as of June 1, 2021, Mr. Seckler received an increase in base salary from $350,000 to $360,000.

2022 Cash Incentive Compensation
In 2022, we implemented an executive bonus program for certain of our management employees, including our named executive officers. The bonuses were determined based on the achievement of two performance metrics for the Company’s 2022 fiscal year: (1) year-end cash and (2) revenue growth. The year-end cash metric is achieved if we do not exceed our cash burn budget by more than $3 million, unless otherwise determined by the board of directors. If the year-end cash metric is achieved, then the Company will determine the achievement of the revenue growth performance metric. The revenue growth target for 2022 is thirty-three percent (33%), with a maximum payout of 200% of target bonuses at revenue growth of at least forty percent (40%). For the Company’s 2022 fiscal year, Mr. Oates had a target bonus payment equal to $150,000, Mr. Seckler had a target bonus payment equal to $210,000 and Ms. Sukys had a target bonus payment equal to $200,000. Both metrics were measured as of the end of the Company’s 2022 fiscal year and the compensation and leadership development committee of the board of directors determined whether each performance metric was achieved. The compensation and leadership development committee determined that the Company achieved the year-end cash performance metric and the Company achieved the revenue growth of greater than 40%. As a result, each of the named executive officers received annual bonuses under the executive bonus program at 200% of target bonus opportunity for the 2022 fiscal year. The actual annual cash bonuses awarded to each named executive officer for 2022 performance are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”
Equity Compensation
Our named executive officers currently hold stock options, which were granted pursuant to our Third Amended and Restated 2018 Stock Plan, which is summarized below. Specifically, in 2022, we granted Ms. Sukys two stock option grants, each covering 120,000 shares, in June 2021, and granted Mr. Seckler two stock option grants, each covering 200,000 shares, in July 2021. With respect to each of Ms. Sukys and Mr. Seckler’s grants, 0.833% of the stock option will vest after each of the initial 12 months of continuous service (such that 10% of the stock option will be vested after the 12th month of continuous service) and thereafter, the remaining portion of each stock option will vest in equal monthly installments of 2.5% over each of the next 36 months of continuous service. In the event of a change in control, the foregoing vesting schedule will be replaced with the following: 25% of each stock option grant will vest upon one year of continuous service, and the remaining portion of the stock option will vest in equal monthly installments over the subsequent three-year period, subject to continued service. Each of Ms. Sukys’ and Mr. Seckler’s stock option grants was granted at an exercise price of $11.06.
The following table sets forth the stock options granted to our named executive officers in the 2022 fiscal year.

Named Executive Officer	2022 Stock Options Granted
Isaac Oates	—
Michael Seckler	400,000
Aida Sukys	240,000
We have adopted the 2022 Incentive Award Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers), and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which we believe is essential to our long-term success. The 2022 Incentive Award Plan will be effective prior to the effectiveness of this offering. For additional information about the 2022 Incentive Award Plan, please see the section titled “New Incentive Plans” below.

Other Elements of Compensation
Executive Severance Policy
The Company currently sponsors an executive severance policy (the “Executive Severance Policy”), pursuant to which certain employees who have a title of vice president and above are eligible to participate. The Executive Severance Policy is administered by the Company’s board of directors or, if authorized by the board of directors, a committee thereof. In the event a participant in the Executive Severance Policy is terminated without Cause or resigns for Good Reason (each, as defined below), he or she will be entitled to receive, subject to the execution and revocation of a general release of claims and compliance with any applicable restrictive covenants, the following: (a) cash severance payments with an aggregate value equal to the product of (i) fifty percent and (ii) the sum of the participant’s annual base salary and target bonus in effect of the time of termination, payable in six equal monthly installments, (b) a pro-rated target bonus for the fiscal year in which the termination occurs, payable in a lump sum, (c) a $10,000 benefits stipend, payable in a lump sum, (d) for participants in the United States, reimbursement of the participant’s COBRA premiums for the six month period following termination, and (e) an extension of the post-termination exercise period for all outstanding stock options (other than incentive stock options outstanding on September 15, 2020) until the earlier of (i) the two-year anniversary of the participant’s termination date and (ii) the expiration of the option. Further, in the event that the participant’s termination without Cause or due to resignation for Good Reason occurs within three months prior to, or twenty-four months following a Change in Control (as defined in the Executive Severance Policy) (such period, the “CIC Protection Period”), all outstanding equity awards, as of the date of such termination, will vest and become exercisable.
Mr. Oates does not currently participate in the Executive Severance Policy, but will become a participant (and become eligible for payments thereunder) following this initial public offering. Mr. Seckler participates in the Executive Severance Policy and is entitled to the payments described above, except (a) that the CIC Protection Period includes the six month period prior to, and any time following, a Change in Control and (b) as otherwise noted in the section entitled “Executive Compensation Arrangements” below. Ms. Sukys participates in the Executive Severance Policy and is eligible for the payments described above.
For purposes of the Executive Severance Policy, “Cause” means (a) a conviction of, a plea of nolo contendere, or a guilty plea (i) to an act of fraud, misappropriation, or embezzlement or (ii) to a felony which is materially injurious to the Company, (b) an act of gross negligence or willful misconduct which the administrator of the Executive Severance Policy reasonably determines to the materially injurious to the Company, (c) a material breach of any agreement between the participant and the Company or failure to comply with the Company’s material policies or rules, (d) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, or (e) a continuing failure to perform assigned duties after receiving written notification of the failure from the administrator of the Executive Severance Policy.
For purposes of the Executive Severance Policy, “Good Reason” means a separation as a result of a participant’s resignation from employment after one of the following conditions has come into existence without the participant’s consent: (a) a material diminution by the Company in the nature or scope of the participant’s responsibilities, duties or authority with the Company (at the time of the termination); provided that, following a change in control, a material diminution in the participant’s responsibilities, duties or authority shall not exist if, following such change in control, the participant has substantially the same responsibilities, duties, and authority with respect to the subsidiary, division or business unit represented by the Company’s business as the participant had prior to such change in control, (b) the Company’s material failure to provide the participant with the compensation and benefits in accordance with the terms and conditions of the participant’s employment offer letter, or (c) the participant’s reassignment to a principal place of employment more than 50 miles away from the closer of the Company’s principal place of employment and the participant’s residence. A participant’s resignation will not be considered a resignation for Good Reason unless the participant gives the Company written notice of the condition constituting grounds for a resignation for Good Reason within 90 days after the condition comes into existence, the Company fails to remedy the condition within 30 days after receiving the participant’s written notice and the participant’s resignation is effective within 30 days after expiration of the cure period.
Retirement Plans
We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching and non-elective contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Employee Benefits and Perquisites
Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
a.medical, dental, and vision benefits;
b.medical and dependent care flexible spending accounts;
c.short-term and long-term disability insurance;
d.life insurance;
e.commuter benefits; and
f.an employee assistance program.
We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our employees, including our named executive officers. During the year ended May 31, 2022, we did not provide any material perquisites to our named executive officers.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or benefits paid or provided by our Company.

Outstanding Equity Awards at 2022 Fiscal Year-End
The following table summarizes the number of outstanding equity incentive plan awards for each named executive officer as of May 31, 2022.

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Isaac Oates	7/27/2020	(1)	11,140	—	6.41	7/26/2030
	5/12/2017	(2)	2,000,000	—	10.00	5/11/2027
Michael Seckler	7/27/2020	(1)	13,334	—	6.41	7/26/2030
	9/24/2019	(2)	540,216	481,439	5.28	9/23/2029
	7/08/2021	(4)	20,000	180,000	11.06	7/07/2031
	7/08/2021	(5)	—	200,000	11.06	7/07/2031
Aida Sukys	3/16/2021	(3)	75,000	225,000	8.39	3/15/2031
	6/15/2021	(4)	12,000	108,000	11.06	6/14/2031
	6/15/2021	(5)	—	120,000	11.06	6/14/2031
______________
(1)The option was fully vested as of the date of grant.
(2)The option vested over a five-year period, with 1/60th of the shares vesting upon the completion of each continuous month of service, minus one day.
(3)The option vests over a five-year period, with 20% of the shares vesting on February 22, 2022, and 1/48th of the remaining shares vesting upon the completion of each continuous month of service thereafter.
(4)Commencing on June 1, 2021, 0.833% of the stock option will vest after each of the initial 12 months of continuous service (such that 10% of the stock option will be vested after the 12th month of continuous service) and thereafter, the remaining portion of each stock option will vest in equal monthly installments of 2.5% over each of the next 36 months of continuous service. In the event of a change in control, the foregoing vesting schedule will be replaced with the following: 25% of each stock option grant will vest upon one year of continuous service, and the remaining portion of the stock option will vest in equal monthly installments over the subsequent three-year period, subject to continued service.
(5)Commencing on June 1, 2022, 0.833% of the stock option will vest after each of the initial 12 months of continuous service (such that 10% of the stock option will be vested after the 12th month of continuous service) and thereafter, the remaining portion of each stock option will vest in equal monthly installments of 2.5% over each of the next 36 months of continuous service. In the event of a change in control, the foregoing vesting schedule will be replaced with the following: 25% of each stock option grant will vest upon one year of continuous service, and the remaining portion of the stock option will vest in equal monthly installments over the subsequent three-year period, subject to continued service.
Executive Compensation Arrangements
Our named executive officers’ existing individual employment arrangements are described below.
Isaac Oates
Mr. Oates is not party to an offer letter or employment agreement. He is subject to certain restrictive covenants and confidentiality and invention assignment obligations pursuant to a confidential information and invention assignment agreement, including a one-year post-termination non-compete and non-solicit of employees and customers and a perpetual non-disparagement provision in favor of the Company.
Michael Seckler
Mr. Seckler is a party to an offer letter with the Company, dated as of August 24, 2019 (the “Seckler Offer Letter”), providing for his position as Senior Vice President and Chief Operating Officer of the Company. Mr. Seckler was subsequently appointed as President and Chief Operating Officer of the

Company in June 2021. Mr. Seckler’s employment with the Company is at-will and either party may terminate Mr. Seckler’s employment at any time for any reason. The Seckler Offer Letter provides that Mr. Seckler is entitled to a base salary of $350,000 per year (which has been increased to $360,000 for 2022) and a target annual cash bonus opportunity of $200,000 per year (which has been increased to $210,000 for 2022).
Mr. Seckler is eligible for certain severance payments and benefits under the Seckler Offer Letter and through his participation in the Executive Severance Policy (as described above). Specifically, in the event of a termination by the Company without Cause or by Mr. Seckler for Good Reason, (a) Mr. Seckler is entitled to receive the greater of (i) the cash severance payments set forth in the Executive Severance Policy and (ii) the following cash severance payments: (A) continued base salary payments for a period of twelve months, (B) a pro-rated target bonus for the year in which termination occurs, payable in a lump sum, (C) payment of his target bonus, payable in twelve monthly installments, and (D) reimbursement of his COBRA premiums until the earliest of (x) the twelve month anniversary of his termination, (y) the expiration of the continuation coverage period under COBRA, or (z) the date on which he becomes eligible to substantially equivalent health insurance coverage in connection with new employment or self-employment, (b) Mr. Seckler’s outstanding option grants will immediately vest and become exercisable as if he had remained employed for an additional 12 months and (c) Mr. Seckler will be provided with an extension of the post-termination exercise period for all outstanding stock options until the earlier of (i) the two-year anniversary of Mr. Seckler’s termination date and (ii) the expiration of the option; provided that, the period over which such payments and benefits described herein in subsection (a)(ii) and (b) (other than pro-rated target bonus in subsection (a)(ii)(B)) are made or calculated shall be reduced by three months for each year Mr. Seckler was in service with the Company after his employment start date, but in no event shall such period be reduced to less than two months.
Mr. Seckler is also subject to certain restrictive covenants and confidentiality and inventions assignment obligations pursuant to a separate confidential information and invention assignment agreement, including perpetual confidentiality and a one-year post-termination non-compete and non-solicit of employees and customers and a perpetual non-disparagement provision in favor of the Company.
Aida Sukys
Ms. Sukys is a party to an offer letter with the Company, dated as of February 8, 2021 (the “Sukys Offer Letter”), providing for her position as Senior Vice President and Chief Financial Officer of the Company. Ms. Sukys’ employment with the Company is at-will and either party may terminate Ms. Sukys’ employment at any time for any reason. The Sukys Offer Letter provides that Ms. Sukys is entitled to a base salary of $380,000 per year and a target annual cash bonus opportunity of $200,000, pro-rated for the year in which she commenced employment. In connection with the commencement of her employment, Ms. Sukys is entitled to a signing bonus of $100,000, payable in two equal installments, with $50,000 paid in March 2021 and $50,000 paid in March 2022. In the event that Ms. Sukys resigned from the Company or was terminated for Cause (as defined above in “—Executive Severance Policy”), within 12 months of the commencement of her employment, she would have been responsible for reimbursing the Company a pro-rated portion of the first payment and in the event that Ms. Sukys resigns from the Company or is terminated for Cause after the 12 month anniversary of the commencement of her employment and prior to the two-year anniversary of the commencement of her employment, she will be responsible for reimbursing the Company a pro-rated portion of the second payment.
Director Compensation
In connection with service as a director, certain of our non-employee directors are eligible to receive certain grants of stock options. In the fiscal year ended May 31, 2022, as described in the table below, four of our directors each received a grant of 10,000 stock options to purchase shares of our common stock. One quarter of each stock option will vest on the one-year anniversary on the date of grant, with the remaining three-quarters eligible to vest in equal monthly installments over a three-year period thereafter, subject to each directors’ continued service with the Company.

Name	Option Awards ($)(1)	Total ($)
Charles Berg	$167,944	$167,944
Matthew Harris	$—	$—
Kristina Leslie	$167,944	$167,944
Karen Magee	$167,944	$167,944
Gabrielle Sulzberger(2)	$167,944	$167,944
Jared Weinstein	$—	$—
_______________
(1)Amounts reflect the full grant-date fair value of stock options granted during 2022 computed in accordance with ASC Topic 718, Compensation—Stock Compensation rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock option awards made to executive officers in Note 9 to our consolidated financial statements appearing elsewhere in this prospectus.
(2)Ms. Sulzberger resigned from our board of directors, effective as of October 4, 2021 and her shares were subsequently forfeited.
The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of May 31, 2022 by each non-employee director who served during the fiscal year ended May 31, 2022.

Name	Options Outstanding at Fiscal Year End
Charles Berg	10,000
Matthew Harris	—
Kristina Leslie	185,000
Karen Magee	185,000
Gabrielle Sulzberger	—
Jared Weinstein	—
In connection with this offering, we adopted a non-employee director compensation policy.
Pursuant to this policy, each eligible non-employee director will be entitled to certain cash fees, including an annual retainer of $32,000. In addition, the non-employee director serving as the chair of the board will receive an additional retainer of $25,000 and the non-employee director serving as the lead director of the board will receive an additional annual retainer of $15,000. Further, non-employee directors serving on one or more committees of our board of directors will receive the following additional annual fees, each earned on a quarterly basis: (a) the chair of our audit committee and compensation committee will each receive an additional annual fee of $20,000, and other members of our audit and compensation committee will each receive an additional annual fee of $10,000; and (b) the chair of our nominating and governance committee will receive an additional annual fee of $8,000, and other members of our nominating and governance committee will receive an additional annual fee of $4,000.
Pursuant to this policy, each eligible non-employee director will also be entitled to certain equity-based compensation. In connection with this offering, each non-employee director serving at the time of this offering will receive a one-time restricted stock unit award with a grant date value of the product of (a) $155,000 and (b) a fraction, the numerator of which is the expected number of days from the pricing date to the Company’s first annual shareholder meeting following this offering and the denominator of which is 365, which will vest on the first annual meeting of stockholders following this offering. Following this offering, eligible non-employee directors who are engaged in their role for at least six months as of the date of any annual shareholder meeting (or otherwise since this offering) will also receive an annual restricted stock unit award with a grant date value of $155,000, which will generally vest in full on the earlier of (i) the day immediately preceding the first annual shareholder meeting immediately following the date of grant, and (ii) the first anniversary of the date of grant, subject to the non-employee director continuing in service through such date. Lastly, each non-employee director who is elected or appointed to the board after this offering will receive, on the date of the initial election or appointment, a one-time restricted stock unit award with a grant date value of $310,000, which will vest ratably over three years on the each of the first, second and third anniversaries of the date of grant, subject to the non-employee director continuing in service through such date. In the event of a Change in Control (as defined in the 2022 Plan), the equity awards granted pursuant to this policy will accelerate and vest in full.
Equity Compensation Plans
Third Amended and Restated 2018 Stock Plan
We currently maintain our Third Amended and Restated 2018 Stock Plan (the “2018 Plan”). The 2018 Plan provides our employees (including the named executive officers), consultants, non-employee directors, and other service providers and those of our affiliates the opportunity to participate in the equity appreciation of our business through the receipt of stock options to purchase shares of our common stock and restricted stock. We believe that such awards encourage a sense of proprietorship and stimulate interest in our development and financial success. The summary of the 2018 Plan below is qualified in its entirety by reference to the complete text of the 2018 Plan.
The 2018 Plan and 2012 Plan (as defined below) will no longer be available for use for the grant of future awards following this offering, but will continue to govern the terms of awards granted before this offering that remain outstanding.
Eligibility and Administration
Our employees, consultants and non-employee directors are eligible to receive awards under the 2018 Plan. The 2018 Plan provides that it will be administered by our board of directors (the “Board”), which may delegate its duties and responsibilities to one or more committees of its directors or, in certain cases, one or more officers of the Company, subject to the limitations imposed under the 2018 Plan and applicable stock exchange rules and other applicable laws. The Board has the authority to take any actions it deems necessary or advisable for the administration of the 2018 Plan.
Shares Available for Awards
Our 2018 Plan will not be used for awards granted after this offering. Any shares subject to awards previously granted under the 2018 Plan that are forfeited will not be available for further issuance under the 2018 Plan.
Awards
The 2018 Plan provides for the grant of stock options, including stock options which are intended to qualify as “incentive stock options” under Section 422 of the Code (“ISOs”) and nonqualified stock options (“NSOs”), restricted stock units (“RSUs”) and the right to purchase or receive our Class A common stock. Certain awards under the 2018 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2018 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting, settlement and payment terms, and post-termination exercise limitations.
a.Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to NSOs that are in compliance with Section 409A of the Code and certain substitute awards granted in connection with a merger or other corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).
b.RSUs. RSUs are contractual obligations to deliver shares of our common stock or cash in the future, which are subject to vesting and other restrictions. No shares of our common stock are issued at the time the RSU is granted, and holders of RSUs have no voting rights unless and until shares of common stock are delivered in settlement of the RSUs.
c.Stock. Stock are nontransferable shares of our common stock that may be subject to certain vesting conditions and other restrictions. Unless otherwise determined by the Board, any right to purchase shares of our common stock shall automatically expire if not exercised within 30 days after the grant of such right was communicated to the purchaser by the Company.
Tax Withholdings
Each holder shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with awards to such holder no later than the date of the event creating the tax liability. Notwithstanding the foregoing, to the extent permitted by the Board, with regard to tax withholding obligations arising in connection with awards under the 2018 Plan, the Board may, in its discretion, permit participants to satisfy all or part of his or her tax, withholding or any other required deductions or payments by cashless exercise or by surrendering shares, as permitted by applicable law. Except as otherwise provided with respect to a specific award in the applicable award agreement, the Company may, to the extent permitted by applicable laws, deduct any such tax obligations from any payment of any kind otherwise due to a holder.
Certain Transactions
The Board has broad discretion to take action under the 2018 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock splits, reverse stock splits, stock dividends, combinations, consolidations, and reclassifications. In addition, in the event of certain non-reciprocal transactions, extraordinary dividends, recapitalizations, rights offerings, reorganizations, mergers, spin-offs, split-ups, or similar changes in corporate structure, the Board will make equitable adjustments to the 2018 Plan and outstanding awards.
Plan Amendment and Termination
Our Board may amend or terminate the 2018 Plan at any time; however, no amendment may materially and adversely affect the rights of any participant under an outstanding 2018 Plan award without the consent of the affected participant. No awards may be granted under the Plan after its termination.
Transferability
Awards under the 2018 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or pursuant to a domestic relations order, and are generally exercisable only by the participant.
Awards Granted Under the 2018 Plan
As of February 28, 2022, there were 9,526,939 shares of Class A common stock subject to outstanding options and 458,313 shares of Class A common stock subject to outstanding RSUs under the

2018 Plan. It is anticipated that any unvested stock options and RSUs granted pursuant to the 2018 Plan will remain outstanding and continue to vest in accordance with their terms upon and following the completion of this offering.
2012 Stock Incentive Plan
On December 26, 2012, our Board adopted and our stockholders approved the 2012 Stock Incentive Plan, or the 2012 Plan. The 2012 Plan provides our employees (including the named executive officers), consultants, non-employee directors, and other service providers and those of our affiliates the opportunity to participate in the equity appreciation of our business through the receipt of stock options to purchase shares of our common stock and restricted stock.
In connection with the adoption of our 2018 Plan, we ceased granting awards under the 2012 Plan; however, outstanding awards under the 2012 Plan continue to be governed by its existing terms.
Administration
Our employees, consultants and non-employee directors are eligible to receive awards under the Plan. The Plan provides that it will be administered by the Board, which may delegate its duties and responsibilities to one or more committees of its directors or, in certain cases, one or more officers of the Company, subject to the limitations imposed under the Plan and applicable stock exchange rules and other applicable laws. The Board has the authority to take any actions it deems necessary or advisable for the administration of the 2012 Plan.
Awards
The 2012 Plan provides that the administrator may grant or issue options, including ISOs and NSOs to purchase our Class B common stock and restricted stock to employees, consultants and directors; provided that only employees may be granted ISOs.
•Stock options. The 2012 Plan provides for the grant of ISOs or NSOs. ISOs may be granted only to employees. NSOs may be granted to employees, directors or consultants. The exercise price of ISOs granted to employees who at the time of grant own stock representing more than 10% of the voting power of all series of our common stock may not be less than 110% of the fair market value per share of our common stock on the date of grant, and the exercise price of ISOs granted to any other employees may not be less than 100% of the fair market value per share of our common stock on the date of grant.
•Restricted stock awards. The 2012 Plan provides for the grant of restricted stock awards. Each restricted stock award will be governed by a restricted stock award agreement, which will detail the restrictions on transferability, risk of forfeiture and other restrictions the administrator approves. In general, restricted stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered until restrictions are removed or expire. Holders of restricted stock, unlike recipients of other equity awards, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse.
Certain Transactions
The Board has broad discretion to take action under the 2018 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock splits, reverse stock splits, stock dividends, combinations, consolidations and reclassifications. In addition, in the event of certain non-reciprocal transactions, extraordinary dividends, recapitalizations, rights offerings, reorganizations, mergers, spin-offs, split-ups or similar changes in corporate structure, the Board will make equitable adjustments to the 2018 Plan and outstanding awards.

Amendment and Termination
The Board may amend or terminate the 2012 Plan at any time, subject to stockholder approval as required by applicable law. In connection with the adoption of our 2018 Plan, we ceased granting awards under the 2012 Plan.
Awards Granted Under 2012 Plan
As of February 28, 2022, there were 3,386,010 shares of Class B common stock subject to outstanding options under the 2012 Plan. It is anticipated that any unvested stock options granted pursuant to the 2012 Plan will remain outstanding and continue to vest in accordance with their terms upon and following the completion of this offering.
New Incentive Plans
2022 Incentive Award Plan
In connection with this offering, we adopted the 2022 Incentive Award Plan, or the 2022 Plan, effective as of the date prior to trading of our common stock. Under the 2022 Plan, we may grant cash and equity incentive awards to directors, employees (including our named executive officers) and consultants in order to attract, motivate and retain the talent for which we compete. The material terms of the 2022 Plan are set forth below.
Eligibility
Any individual who is an employee of the Company or any of its subsidiaries, or any person who provides services to the Company or its affiliates, including consultants and members of the Board, is eligible to receive awards under the 2022 Plan at the discretion of the Administrator (as defined below).
Shares Subject to the 2022 Plan
Overall Share Limit. The overall share limit, or the maximum aggregate number of shares of Class A common stock authorized for issuance as awards under the 2022 Plan shall not exceed the sum of (i) shares of Class A common stock and (ii) annual increases beginning June 1, 20 and ending on and including June 1, 20 of % of the aggregate number of shares of Class A common stock and Class B common stock outstanding on the last day of the preceding calendar year (or a lesser number determined by the Board prior to the date of the annual increase).
Share Recycling. The unused shares subject to awards granted under the 2022 Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring shares covered by the award at a price not greater than the price (as adjusted pursuant to the 2022 Plan) paid by the participant for such shares or not issuing any shares covered by the award, will, as applicable, become or again be available for award grants under the 2022 Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not count against the overall share limit.
ISO Limit. The maximum number of Shares of Class A common stock that may be issued on the exercise of incentive stock options under the 2022 Plan is shares.
Substitute Awards. Awards granted under the 2022 Plan upon the assumption of, or in substitution or exchange for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which the Company enters into a merger, consolidation, acquisition or similar corporate transaction will not reduce the shares available for grant under the 2022 Plan.
Non-Employee Director Compensation Limit. The 2022 Plan provides that the Administrator may establish compensation for non-employee directors from time to time subject to the 2022 Plan’s limitations. The Administrator may establish the terms, conditions and amounts of all such non-employee director compensation in its discretion and in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that the aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed $750,000, increased to $1,000,000 for a non-employee director’s initial fiscal year of service as a non-employee director, calculating the value of any equity awards in accordance with the terms of the 2022 Plan. The Administrator may make exceptions to these limits for individual non-employee directors in extraordinary circumstances, as the Administrator may determine in its discretion; provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.
Plan Administration
The Board, or a duly authorized committee thereof, will administer the 2022 Plan and is referred to as the “Administrator” herein. The Administrator may also delegate to one or more committees consisting of the Company’s executive officers and/or directors the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards, subject to certain limitations that maybe imposed under the 2022 Plan, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. Under the 2022 Plan, the Administrator has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award which could provide for the surrender or cancellation, transfer, or reduction or increase of exercise price, of outstanding awards, subject to the limitations provided for in the 2022 Plan. The Administrator’s determinations under the 2022 Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the 2022 Plan or any award thereunder.
Type of Awards
The following types of awards may be made under the 2022 Plan. All awards under the 2022 Plan will be set forth in award agreements and will be subject to the conditions, limitations, restrictions, exercise price, vesting and forfeiture provisions determined by the Administrator, in its sole discretion, subject to such limitations as are provided in the 2022 Plan. In addition, subject to the limitations provided in the 2022 Plan and in accordance with applicable law, the Administrator may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, and waive any conditions or restrictions imposed with respect to awards.
Non-Qualified Stock Options. An award of a non-qualified stock option grants a participant the right to purchase a certain number of shares of Class A common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of our shares on the grant date. The term of a non-qualified stock option may not exceed ten years from the date of grant. The Company may (i) modify, extend, or renew outstanding stock options or accept the cancellation of options in return for the grant of new options or a different award or cash or (ii) offer to buy out for a payment in cash or cash equivalents a non-qualified stock option previously granted. Options may be awarded in combination with SARs, and the award may provide that options will not be exercisable unless the related SARs are forfeited.
Incentive Stock Options. An ISO is a stock option that is intended to meet the requirements of Section 422 of the Code, which include an exercise price of no less than 100% of fair market value on the grant date, a term of no more than ten years, and that the option be granted from a plan that has been approved by the stockholders of the Company. Notwithstanding the foregoing, if granted to a participant who owns shares representing more than 10% of the voting power of all classes of shares of the Company or one of its subsidiaries, an ISO must have a term of not more than five years and an exercise price of not less than 110% of fair market value on the grant date.

Stock Appreciation Rights. A stock appreciation right (“SAR”) entitles the participant to receive an amount equal to the difference between the fair market value of the shares of Class A common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share on the grant date), multiplied by the number of shares subject to the SAR.
Restricted Shares. A restricted share award is an award of shares of Class A common stock that does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by the committee, and which may be forfeited if conditions to vesting are not met. At the discretion of the Administrator, participants may be credited with dividends and other distributions that will be paid to the holder only when unvested restricted shares vest. Participants are also generally entitled to the same voting rights as other holders of shares of Class A common stock.
Restricted Stock Units. A restricted stock unit is an award denominated in shares that may be settled either in shares or cash, or a combination of both, subject to terms and conditions determined by the committee. Participants may carry the right to dividend equivalents, in the Administrator’s discretion.
Other Stock and Cash Based Awards. Subject to limits in the 2022 Plan, the Administrator may issue awards of unrestricted shares, cash awards or other awards valued wholly or partially in referenced to or otherwise based on the shares of the Class A common stock or other property of the Company to any participant in such number or amount, and subject to such conditions, that the Administrator may determine.
Performance Criteria. Awards granted under the 2022 Plan may be subject to specified performance criteria or other criteria the Administrator may determine, which may or may not be objectively determinable. The Administrator may utilize any performance criteria selected by it in its sole discretion to establish performance goals. When determining performance criteria, the Administrator may provide for exclusion of the impact of an event or occurrence which the Administrator determines should appropriately be excluded, including, without limitation, non-recurring charges or events, acquisitions or divestitures, changes in the corporate or capital structure, events not directly related to the business or outside of the reasonable control of management, foreign exchange gains or losses, and legal, regulatory, tax or accounting changes.
Deferrals
Subject to compliance with Section 409A of the Code (“Section 409A”), the Administrator in its sole discretion may permit or require participants to defer certain amounts or shares paid or issued in respect of awards.
Equity Restructuring
In the event of a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Class A common stock (or other Company securities) or the share price of the Class A common stock (or other Company securities) and causes a change in the per share value of the Class A common stock underlying outstanding awards, the Administrator may make appropriate and equitable adjustments which may include: (i) adjusting the number and type of securities covered by each outstanding award; (ii) adjusting the exercise or grant price (if applicable) of any outstanding award; (iii) granting new awards to participants; or (iv) making cash payments to participants.
Corporate Transactions
In the event of any dividend or other distribution (whether in the form of cash, shares of Class A common stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Class A common stock or other securities of the Company, Change in Control (as defined below), issuance of warrants or other rights to purchase Class A common stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any applicable laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the award or by action taken prior to the occurrence of such transaction or event may take such actions as it deems appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the 2022 Plan or with respect to any Award granted or issued under the 2022 Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles, including: (i) assuming or settling outstanding awards, (ii) substituting similar stock awards for outstanding awards, (iii) accelerating the vesting of outstanding awards, (iv) making an adjustments to the number of type of shares of Class A common stock, (v) cancelling outstanding awards in exchange for an equal amount of cash of property or (vi) terminating the outstanding award. The Administrator may treat awards differently. In connection with the above, the Administrator may refuse to permit the exercise of any award for up to sixty days before or after such transaction.
For purposes of the 2022 Plan, a “Change in Control” means and includes each of the following:
a.a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company or its subsidiaries or any employee benefit plan maintained by the Company or any of its subsidiaries (or any group which includes such persons) or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the Company’s securities possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
b.the consummation by the Company (whether directly or indirectly) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
i.which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent either by remaining outstanding or by being converted into or exchanged for voting securities of the company or the person that, as a result of the transaction, controls, directly or indirectly, the company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the Company’s business, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and
ii.after which no person or group (or any group which includes any such persons) beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group shall be treated as beneficially owning 50% or more of the combined voting power of the successor entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Foreign Participants, Claw-back Provisions, and Transferability
With respect to foreign participants, the Administrator may modify award terms, establish sub plans and/or adjust other terms and conditions of awards, subject to the share limits described above. All awards will be subject to the provisions of any claw-back policy implemented by the Company to the extent set forth in such claw-back policy or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2022 Plan are generally non-transferable prior to vesting and are exercisable only by the participant.

Plan Amendment or Termination
The Administrator has the authority to amend, suspend, or terminate the 2022 Plan at any time; provided that no amendment (other than an increase to the overall share limit), materially impairs the existing rights of any participant in a manner disproportional or other similarly-situated awards without the affected participant’s written consent. Certain material amendments also require approval of the Company’s stockholders under applicable law. No stock awards may be granted under the 2022 Plan while it is suspended or after it is terminated.
Material U.S. Federal Income Tax Consequences Relating to Participation in the 2022 Plan
The following is a summary of the principal U.S. federal income tax consequences to participants and the Company with respect to participation in the 2022 Plan. No awards were issued under the 2022 Plan prior to the effective date of this offering. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2022 Plan. The 2022 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of ERISA. To the extent required by law, any amounts included in a participant’s taxable income will be subject to withholding taxes.
Non-Qualified Stock Options. There is generally no taxation upon the grant of non-qualified stock options. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to any deduction limits under the Code, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Incentive Stock Options. The 2022 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. The Company is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Stock Appreciation Rights. Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise and, the Company will be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. The Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
Restricted Stock Unit Awards. Generally, the recipient of a restricted stock unit award will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. The Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
Other Stock and Cash Based Awards. An Incentive Award Plan participant will not recognize taxable income and the Company will not be entitled to a tax deduction upon the grant of other stock or cash-based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and the Company should be entitled to a corresponding tax deduction for compensation expense. Payments in shares will be valued at the fair market value of the shares at the time of the payment. Upon the subsequent disposition of the shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.
Section 409A of the Code. Section 409A imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” could include equity-based incentive programs, including certain stock options, stock appreciation rights and RSUs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and stock appreciation rights if no deferral is provided beyond exercise, or restricted stock. The awards made pursuant to the 2022 Plan are expected to be designed in a manner intended to be exempt from, or comply with, the requirements of Section 409A of the Code. However, if the 2022 Plan or any award thereunder fails to be maintained and administered in compliance with Section 409A, a participant could be subject to the additional taxes and interest.
Tax Consequences to the Company
The Company’s ability to realize the benefit of any tax deductions described below depends on The Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of The Company’s tax reporting obligations.
Compensation of Covered Employees. The ability of the Company to obtain a deduction for amounts paid under the 2022 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Company’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.
Golden Parachute Payments. The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2022 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.
IPO Awards
In connection with this offering, we intend to grant options and restricted stock unit awards to certain of our newly-hired and/or promoted employees, under the 2022 Plan. We intend to grant, in the aggregate, equity awards with an aggregate value of approximately $            which will result in awards covering an aggregate of approximately          shares of our Class A common stock, based on an assumed initial public offering price of $           per share, which is the midpoint of the price range set forth on the cover page of this prospectus.
In addition to such awards to newly-hired and/or promoted employees, in connection with this offering, we intend to grant a long-term performance-based stock option award covering          shares of Class A common stock to Mr. Oates. The Founder Award will be eligible to vest based on both the Performance Condition and the Service Condition: (a) the achievement of pre-determined stock price goals over a five-year period following this offering and (b) Mr. Oates’ continued employment with the Company as Chief Executive Officer.
The Founder Award is intended to retain and incentivize Mr. Oates to lead the Company to sustained, long-term financial and operational performance. We believe the Founder Award further aligns Mr. Oates’ interest with those of our long-term stockholders because the vesting, in addition to the value Mr. Oates may realize from the Founder Award, if any, will depend on the creation of significantly enhanced stockholder value over the five years following the date of this offering. We currently expect that the Founder Award will be in lieu of any other equity awards that we otherwise would have awarded to Mr. Oates during the five years following this offering. However, nothing in the Founder Award or otherwise limits the Company’s ability to make future grants to Mr. Oates, including during such five-year period.
The Performance Condition of the Founder Award will be satisfied in ten equivalent tranches (each consisting of          shares covered by the Founder Award) upon the achievement of ten specified stock price thresholds (measured based upon a volume-weighted average stock price over 60 days) prior to the fifth anniversary of this offering. The stock price thresholds are represented as multiples of the initial public offering price in this offering, as set forth in the table below. To the extent the Performance Condition of any tranche is not satisfied by the fifth anniversary of this offering, it will be forfeited.
The Service Condition of the Founder Award will be satisfied with respect to each tranche described above upon Mr. Oates’ continued employment as Chief Executive Officer of the Company for a specified number of months following this offering, as set forth in the table below.

Tranche (Each Covering Shares)	Required Service Period to Satisfy the Service Condition (# of Months Following This Offering)	Stock Price Multiple of IPO Price to Satisfy Performance Condition
Tranche 1	12	x
Tranche 2	12	x
Tranche 3	18	x
Tranche 4	24	x
Tranche 5	30	x
Tranche 6	36	x
Tranche 7	42	x
Tranche 8	48	x
Tranche 9	54	x
Tranche 10	60	x
Each tranche of the Founder Award will vest upon achievement of both its Performance Condition and Service Condition. Further, Mr. Oates generally is required to hold vested options (or, if exercised, the underlying shares of Class A common stock) for a one-year period commencing on the vesting date.
Upon termination of Mr. Oates’ employment as Chief Executive Officer of the Company for any reason, any unvested portion of the Founder Award will be forfeited. In the event of termination of Mr. Oates’ employment as Chief Executive Officer of the Company by us without cause or by Mr. Oates for good reason or due to his disability or death, the one-year post-vesting holding requirement (as described above) is waived and will no longer apply, and the Founder Award will be subject to the terms and conditions of the Executive Severance Policy (as described above). In the event of termination of Mr. Oates’ employment as Chief Executive Officer of the Company by us for cause, all of the options, whether or not vested, of the Founder Award will be forfeited.
In the event of a Change in Control (as defined above for purposes of the 2022 Plan), the Performance Condition of any unvested stock options will be deemed satisfied based on the price per share received by or payable with respect to each share of Class A common stock in connection with such Change in Control, pro-rated to reflect a price per share that falls between two stock price thresholds, and any unvested stock options for which the Performance Condition is not satisfied will be forfeited. Following any such Change in Control, the Service Condition will continue to apply and each remaining unvested tranche will not vest until its Service Condition is satisfied; provided that, upon a termination of Mr. Oates’ employment by us without cause or by him for good reason at any time following a Change in Control, the Service Condition shall be deemed satisfied in respect of all remaining tranches of the Founder Award.
2022 Employee Stock Purchase Plan
In connection with this offering, we adopted the 2022 Employee Stock Purchase Plan (the “ESPP”), effective as of the date prior to trading of our common stock. The ESPP is intended to provide an avenue through which the Company may assist the Company’s eligible employees in acquiring a stock ownership interest in the Company, and may help our eligible employees provide for their future security and encourage them to remain in their employment. The Company does not have any obligation, however, to implement the ESPP and may do so (or refrain from doing so) in its sole discretion. The material terms of the ESPP are set forth below.
Description of the Material Terms of the ESPP
This subsection of the prospectus describes the material terms of the ESPP but does not purport to describe all of the provisions of the ESPP. The following summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached as an exhibit and incorporated by reference in its entirety. You are urged to read the ESPP in its entirety for more complete and detailed information about the terms and conditions of the ESPP.
General Components
The ESPP includes two components: a 423 Component and a Non-423 Component. The Company intends that the 423 Component will satisfy the requirements to be an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. The Non-423 Component authorizes the ability to establish a separate offering that does not meet all of the requirements of Section 423 of the Code.
Shares Subject to the ESPP
The maximum number of shares of Class A common stock that may be issued under the ESPP is                  shares. Additionally, the number of shares of Class A common stock reserved for issuance under the ESPP will automatically increase on June 1 of each year, beginning on June 1, 20 and continuing through and including June 1, 20 , by the lesser of (i) % of the total number of shares of Class A common stock and Class B common stock outstanding on December 31st of the preceding calendar year, or (ii) such lesser number of shares of the Company as determined by the Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP.
Plan Administration
Unless otherwise determined by the Board, the ESPP Administrator shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the ESPP) (the “ESPP Administrator”). The board of directors may at any time vest in the board of directors any authority or duties for administration of the administration of the ESPP. The ESPP Administrator may delegate administrative tasks under the ESPP to the services of an agent or employees to assist in the administration of the ESPP, including establishing and maintaining an individual securities account under the ESPP for each participant.
Eligibility
The Company employees and the employees of any of its designated subsidiaries, as designated by the ESPP Administrator, will be eligible to participate in the ESPP, provided the ESPP Administrator may require that an employee must satisfy one or more of the following service requirements before participating in the ESPP: (i) customary employment for more than 20 hours per week, (ii) customary employment for five or more months per calendar year, or (iii) satisfaction of a designated service requirement pursuant to Section 423(b)(4)(A) of the Code for a minimum period of time not to exceed two years. Directors who are not employees are not eligible to participate. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period In addition, the ESPP Administrator may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees.
An employee may not be granted rights to purchase stock under the Section 423 Component (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Company stock and other securities of the Company, or a parent or subsidiary corporation of the Company, or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of the Company stock for each calendar year that the rights remain outstanding.
Offering Periods
The 423 Component is intended to qualify as an employee stock purchase plan under Section 423 of the Code. Stock will be offered under the ESPP during the offering periods. The ESPP Administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Class A common stock will be purchased for the employees who are participating in the offering. The ESPP Administrator, in its discretion, will determine the terms of offering periods under the ESPP. The ESPP Administrator has the discretion to structure an offering so that if the fair market value of a share of Class A common stock on any purchase date during the offering period is less than or equal to the fair market value of a share of Class A common stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.
Payroll Deductions
The ESPP permits participants to purchase shares of Class A common stock through payroll deductions of a specified percentage or a fixed dollar amount of their eligible compensation, which, in either event, may not be less than 1% and may not be more than the maximum percentage specified by the plan administrator for the applicable offering period or purchase period. In the absence of a contrary designation, such maximum percentage will be 20%. The ESPP Administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period. In addition, no employee will be permitted to accrue the right to purchase stock under the Section 423 Component at a rate in excess of the maximum fair market value of shares in accordance with Section 423(b)(8) of the Code, during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of Class A common stock as of the first day of the offering period). As of the date of this prospectus, the maximum fair market value under Section 423(b)(8) of the Code is $25,000. Payroll deductions for each offering period under the ESPP will commence for a participant on the first regular payday following the applicable enrollment date of an offering period and will end on the last such payday in the offering period to which such participant’s authorization is applicable, unless sooner terminated or suspended by the participant or ESPP Administrator under the ESPP. ESPP Administrator may, in its discretion, modify the terms of future offering periods. In non-U.S. jurisdictions where participation in the ESPP through payroll deductions is prohibited, the plan administrator may provide that an eligible employee may elect to participate through contributions to the participant’s account under the ESPP in a form acceptable to the ESPP Administrator in lieu of or in addition to through payroll deductions. Unless otherwise determined by the ESPP Administrator, the purchase price of the shares will be 85% of the lower of the fair market value of shares of Class A common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest.
Withdrawal
Participants may withdraw from an offering by delivering a withdrawal form to the Company and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the ESPP Administrator. Upon such withdrawal, The Company will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.
Once a participant ceases to be an eligible employee for any reason, such participant is deemed to have elected to withdraw from the ESPP. Participation ends automatically upon termination of employment with the Company and its related corporations.
Assignability
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Changes in Capitalization
In the event of certain specified significant corporate transactions, such as a reorganization, recapitalization, merger, consolidation, change in control or other similar corporate transaction or event, that effects the shares of Class A common stock, the ESPP Administrator shall make equitable adjustments to reflect such changes with respect to (a) the aggregate number and type of shares of Class A common stock (or other securities or property) that may be issued under the ESPP (including, but not limited to, adjustments of the limitations on the maximum number of Shares that may be purchased); (b) the class(es) and number of shares of Class A common stock and price per share subject to outstanding rights; and (c) the purchase price with respect to any outstanding rights. In the event of the specified significant corporate transactions, the ESPP Administrator may also take certain actions it deems appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP or with respect to any right under the ESPP, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, including: (i) requiring a successor corporation to assume, continue, or substitute each outstanding purchase right; (ii) terminating an outstanding right in exchange for cash or other rights or property; (iii) providing that participants’ accumulated payroll deductions may be used to purchase shares prior to the next occurring purchase date on such date as the ESPP Administrator determines in its sole discretion and terminating the participants’ rights under the ongoing offering period(s); and (iv) terminating all outstanding rights shall terminate without exercise.
Amendment and Termination
The ESPP Administrator has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the Company stockholders. However, shareholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP, in excess of the initial pool and annual increase as described above, changes the classes of corporations whose employees are eligible to participate in the ESPP or to the extent required under applicable law, taking into account the terms hereof. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the ESPP Administrator in accordance with the terms of the ESPP.
Material U.S. Federal Income Tax Consequences Relating to Participation in the ESPP
The following is a summary of the principal U.S. federal income tax consequences to participants and the Company with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of shares of Class A common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of ERISA.
423 Component of the ESPP. Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares of Class A common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss. If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.
Non-423 Component. A participant will be taxed on amounts withheld for the purchase of Shares of Class A common stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by the Company or one of designated subsidiaries, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
There are no U.S. federal income tax consequences to the Company by reason of the grant or exercise of rights under the ESPP. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since June 1, 2018 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeds or will exceed $120,000; and
•any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Equity Financings
Preferred Stock Financings
Series E. In January 2020, we issued and sold to investors in a private placement, an aggregate of 2,941,176 shares of Series E preferred stock, at a purchase price of $17.00 per share, for aggregate consideration of approximately $50 million.
The following table summarizes the participation in the foregoing transactions by our directors, executive officers, and holders of more than 5% of our capital stock:

Participants(1)	Shares of Series E Preferred Stock	Aggregate Purchase Price
Entities affiliated with Bain Capital Ventures(2)	217,646	$3,699,982
Entities affiliated with Index	176,471	$3,000,007
Entities affiliated with Redpoint	294,118	$5,000,006
Entities affiliated with Thrive Capital(3)	176,471	$3,000,007
_______________
(1)Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the caption “Principal Stockholders.”
(2)Matthew Harris, a member of our board of directors, currently serves as a Partner of Bain Capital Ventures.
(3)Jared Weinstein, a member of our board of directors, currently serves as Partner and Chief Operating Officer of Thrive Capital Management, LLC.
Investors Rights Agreement
In January 2020, we entered into a Fourth Amended and Restated Investors’ Rights Agreement (the “IRA”), with certain investors, including entities affiliated with Thrive Capital, Index Ventures, Redpoint, and Bain Capital Ventures, each of which currently holds more than 5% of our capital stock. Isaac Oates, our Chief Executive Officer, and/or certain entities affiliated with Mr. Oates are also parties to the IRA. The IRA imposes certain affirmative obligations on us and also grants certain rights to holders, including certain registration rights with respect to the securities held by them, as well as certain information and observer rights. The rights and obligations under the IRA will terminate in connection with this offering, except for the registration rights granted thereunder, as more fully described in “Description of Capital Stock—Registration Rights,” and certain rights to indemnification (which will survive unless such rights are superseded by the provisions of an underwriting agreement entered into in connection with an underwritten public offering of the registrable securities).
Voting Agreement
In January 2020, we entered into a Fourth Amended and Restated Voting Agreement (the “Voting Agreement”), with certain investors, including entities affiliated with Thrive Capital, Index Ventures,

Redpoint, and Bain Capital Ventures, each of which currently holds more than 5% of our capital stock. Isaac Oates, our Chief Executive Officer, and/or certain entities affiliated with Mr. Oates are also parties to the Voting Agreement. Pursuant to the Voting Agreement, certain holders of our capital stock had agreed as to the manner in which they would vote their shares on certain matters, including with respect to the election or designation of members of our board of directors. Upon the completion of this offering, the Voting Agreement will terminate and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors.
Right of First Refusal and Co-Sale Agreement
In January 2020, we entered into a Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement (the “ROFR Agreement”) with certain investors, including entities affiliated with Thrive Capital, Index Ventures, Redpoint, and Bain Capital Ventures, each of which currently holds more than 5% of our capital stock. Isaac Oates, our Chief Executive Officer, and/or certain entities affiliated with Mr. Oates are also parties to the ROFR Agreement. Pursuant to the ROFR Agreement, we or our assignees and certain holders of our capital stock have a right to purchase shares of our capital stock which holders of our capital stock proposed to sell to other parties. Upon the completion of this offering, the ROFR Agreement will terminate and we nor such holders will not have the right to purchase shares of our capital stock that our stockholders propose to sell to other parties.
Third-Party Tender Offer
In January 2020, our board of directors authorized a tender offer for select investors to purchase up to $25 million of our outstanding capital stock, including outstanding options exercised in connection with the transaction, from certain existing stockholders and option holders. Such equity holders were granted the option to sell a certain percentage of their eligible shares as part of the transaction.
We entered into an agreement with certain stockholders, including Isaac Oates, our Founder and Chief Executive officer, and Michael Seckler, our Chief Operating Officer, pursuant to which we agreed to waive certain transfer restrictions in connection with the transaction.
An aggregate of 1,470,588 shares of our capital stock were successfully tendered pursuant to the tender offer, of which Isaac Oates, our Founder and Chief Executive Officer, successfully tendered 90,483 shares of Class A common stock, and Michael Seckler, our President and Chief Operating Officer, successfully tendered 53,375 shares of Class A common stock.
Employment Arrangements
We have entered into offer letters with certain of our executive officers. See “Executive and Director Compensation—Executive Compensation Arrangements” for a further discussion of these arrangements.
Director and Officer Indemnification and Insurance
Our amended and restated certificate of incorporation and amended and restated bylaws will provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into separate indemnification agreements with each of our directors and executive officers. We have also purchased directors’ and officers’ liability insurance for each of our directors and executive officers. See “Description of Capital Stock— Limitations on Liability and Indemnification Matters.”
Directed Share Program
At our request, the underwriters have reserved for sale at the initial public offering price up to 5% of the shares of Class A common stock offered by us in this offering, to certain individuals or entities, including our directors and employees and certain other individuals or entities identified by them.

Policies and Procedures for Related Party Transactions
Our board of directors intends to adopt a written related person transaction policy, to be effective upon the completion of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. Under the policy, the Company’s finance team is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the Company’s finance team determines that a transaction or relationship is a related person transaction requiring compliance with the policy, the chief financial officer is required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee must review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Company’s code of business conduct and ethics, and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then upon such recognition the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock as of                           , 2022, as adjusted to reflect the Preferred Stock Conversion, the sale of Class A common stock offered by us in this offering and assuming no exercise of the underwriters’ option to purchase additional shares, by:
•each of our named executive officers;
•each of our directors;
•all of our directors and executive officers as a group; and
•each person or entity know by us to own beneficially more than 5% of our Class A common stock and Class B common stock.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares beneficially owned by them, subject to any applicable community property laws.
We have based percentage ownership of our common stock before this offering on                            shares of our Class A common stock and                            shares of our Class B common stock, in each case, outstanding as of                           , 2022, after giving effect to the Preferred Stock Conversion and including                            shares of Class A common stock and                            shares of Class B common stock that were subject to our right of repurchase as of                           , 2022. For purposes of calculating percentage ownership of our common stock before this offering, we have not included the effect of any voting agreements that terminate in connection with this offering. Percentage ownership of our common stock after this offering also assumes the issuance and sale of                shares of our Class A common stock in this offering and does not assume the exercise of the underwriters’ option to purchase                additional shares of Class A common stock from us. In addition, the table below excludes any purchases that may be made through our directed share program or otherwise in this offering. See “Underwriting.”
In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of Class A common stock and Class B common stock subject to options held by the person that are currently exercisable, or would become exercisable or would vest based on service-based vesting conditions within 60 days of                           , 2022. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Justworks, Inc. 55 Water Street, New York, New York 10041.

Name of Beneficial Owner	Shares Beneficially Owned Before this Offering				% of Voting Power Before this Offering (1)	Shares Beneficially Owned After this Offering				% of Voting Power After this Offering (1)
	Class A		Class B			Class A		Class B

	Shares	%	Shares	%		Shares	%	Shares	%
5% Stockholders:
Entities affiliated with Thrive Capital(2)		%		%	%		%		%	%
Entities affiliated with Bain Capital Ventures(3)		%		%	%		%		%	%
Entities affiliated with Redpoint(4)		%		%	%		%		%	%
Entities affiliated with Index Ventures(5)		%		%	%		%		%	%
Entities affiliated with Spark Capital(6)		%	—	—%	*		%	—	—%	*
Entities affiliated with FirstMark(7)		%	—	—%	*		%	—	—%	*
Entities affiliated with Meritech Capital(8)		%	—	—%	*		%	—	—%	*
Entities affiliated with USV(9)		%	—	—%	*		%	—	—%	*
Named Executive Officers and Directors:
Isaac Oates(10)		*		%	%		*		%	%
Michael Seckler(11)		%		*	*		%		*	*
Aida Sukys(12)		%	—	—%	*		%	—	—%	*
Charles Berg(13)		*		*	*		*		*	*
Jared Weinstein(14)	—	—%	—	—%	—%	—	—%	—	—%	—%
Karen Magee(15)		%	—	—%	*		*	—	—%	*
Kristina Leslie(16)		%	—	—%	*		*	—	—%	*
Matthew Harris(17)	—	—%	—	—%	—%	—	—%	—	—%	—%
All Executive Officers and Directors as a Group (individuals):		%		%	%		%		%	%
_______________
*Represents less than one percent (1%).
(1)Percentage of voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, held beneficially as a single class. The holders of our Class B common stock will be entitled to ten votes per share, and holders of our Class A common stock will be entitled to one vote per share. For additional information about the voting rights of our Class A common stock and Class B common stock, see “Description of Capital Stock—Common Stock.”
(2)Consists of (i)                           shares of Class A common stock and                           shares of Class B common stock held by Thrive Capital Partners III, L.P. (“Thrive III”), (ii)                           shares of Class A common stock held by Thrive Capital Partners III-A, LLC (“Thrive III-A”), and (iii)                           shares of Class A common stock and                           shares of Class B common stock held by Claremount TW, L.P. (“Claremount TW” and, together with Thrive III and Thrive III-A, the “Thrive Capital Funds”). Thrive Partners III GP, LLC is the general partner of each of Thrive III and Claremount TW. Thrive Capital Holdings, LLC (together with Thrive Partners III GP, LLC, the “Thrive General Partners”) is the general partner of Thrive Capital Management Holdings, L.P., which is the sole member of Thrive Capital Management, LLC, the sole manager of Thrive III-A. Joshua Kushner is the sole managing member of each of the Thrive General Partners, and, in his capacity as managing member, has voting and investment power over the shares held by each of the Thrive Capital Funds. The principal business address of each of the foregoing entities is c/o Thrive Capital, 295 Lafayette Street, Suite 701, New York, New York 10012.
(3)Consists of (i)                           shares of Class A common stock and                           shares of Class B common stock held by Bain Capital Venture Fund 2014, L.P. (“BCV Fund 2014”), (ii)                           shares of Class A common stock and                           shares of Class B common stock held by BCIP Venture Associates (“BCIP Venture”), and (iii)                          shares of Class A common stock and                           shares of Class B common stock held by BCIP Venture Associates-B (“BCIP Venture-B” and, together with BCV Fund 2014 and BCIP Venture, the “Bain Capital Venture Entities”). Bain Capital Venture Investors, LLC (“BCVI”), the Executive

Committee of which consists of Enrique Salem and Ajay Agarwal, is the ultimate general partner of BCV Fund 2014 and governs the investment strategy and decision-making process with respect to investments held by BCIP Venture and BCIP Venture-B. By virtue of the relationships described in this footnote, each of BCVI, Mr. Salem, and Mr. Agarwal may be deemed to share voting and dispositive power over the shares held by the Bain Capital Venture Entities. The principal business address of each of the foregoing entities is c/o Bain Capital Ventures, L.P., 200 Clarendon Street, Boston, Massachusetts 02116.
(4)Consists of (i)                           shares of Class A common stock and                           shares of Class B common stock held by Redpoint Omega II, LP (“RO II”) and (ii)                           shares of Class A common stock and                           shares of Class B common stock held by Redpoint Omega Associates II, LLC (“ROA II” and, together with RO II, the “Redpoint Omega Funds”). Redpoint Omega II, LLC (“RO II LLC”) is the sole general partner of RO II. Voting and investment decisions with respect to the shares held by the Redpoint Omega Funds are made by the following members of RO II LLC and ROA II: W. Allen Beasley, Jeffrey D. Brody, Satish Dharmaraj, R. Thomas Dyal, Elliot Geidt, Timothy M. Haley, Christopher B. Moore, Scott C. Raney, John L. Walecka, and Geoffrey Y. Yang. The principal business address of each of the foregoing entities is 2969 Woodside Road, Woodside, California 94062.
(5)Consists of (i) 695,595 shares of Class A common stock and                           shares of Class B common stock held by Index Ventures VI (Jersey), L.P. (“Index VI”), (ii)                           shares of Class A common stock and                           shares of Class B common stock held by Index Ventures VI Parallel Entrepreneur Fund (Jersey), L.P. (“Index VI Parallel”), and (iii)                           shares of Class A common stock and                           shares of Class B common stock held by Yucca (Jersey) SLP. (“Yucca”). Index Venture Associates VI Limited (“IVA VI”) is the managing general partner of Index VI and Index VI Parallel and may be deemed to have voting and dispositive power over the shares held by such funds. Yucca is the administrator of the Index co-investment vehicles that are contractually required to mirror the relevant Index funds’ investment, and IVA VI may be deemed to have voting and dispositive power over their respective allocation of shares held by Yucca. David Hall, Philip Balderson, Nigel Greenwood, and Brendan Boyle are the members of the board of directors of IVA VI, and investment and voting decisions with respect to the shares over which IVA VI may be deemed to have voting and dispositive power are made by such directors collectively. The principal business address of each of the foregoing entities except for Yucca is 5th Floor, 44 Esplanade, St Helier, Jersey JE1 3FG, Channel Islands. The principal business address of Yucca is 44 Esplanade, St. Helier, Jersey JE4 9WG, Channel Islands.
(6)Consists of (i)                           shares of Class A common stock held by Spark Capital Growth Fund II, L.P. (“SCGF II”) and (ii)                           shares of Class A common stock held by Spark Capital Growth Founders’ Fund II, L.P. (“SCGFF II” and, together with SCGF II, the “Spark Growth II Funds”). Spark Growth Management Partners II, LLC (“Spark Growth II GP”) is the sole general partner of each of the Spark Growth II Funds and may be deemed to have sole voting and dispositive power over the shares held by each of the Spark Growth II Funds. Any action by the Spark Growth II Funds with respect to shares of the Company’s Class A common stock, including voting and dispositive decisions, requires at least a majority vote of the managing members of Spark Growth II GP, who are Jeremy Philips, Santo Politi, Bijan Sabet, and Paul Conway. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of the managing members, no individual managing member of Spark Growth II GP has voting or dispositive power over such shares and no individual managing member is deemed to be a beneficial owner of the Spark Growth II Funds’ shares of the Company’s Class A common stock. The principal business address of each of the foregoing entities is 200 Clarendon Street, 59th Floor, Boston, Massachusetts 02116.
(7)Represents                           shares of Class A common stock held by FirstMark Capital OF II, L.P. (“FMC OF II”). FirstMark Capital OF II GP, LLC is the general partner of FMC OF II. Richard Heitzmann and Amish Jani are the managers of FirstMark Capital OF II GP, LLC and hold voting and dispositive power over the shares held by FMC OF II. The principal business address of each of the foregoing entities is 100 Fifth Ave, 3rd Floor, New York, New York 10011.
(8)Consists of (i)                           shares of Class A common stock held by Meritech Capital Partners VI L.P. (“MC Partners VI”), (ii)                           shares of Class A common stock held by Meritech Capital Affiliates VI L.P. (“MC AFF VI”), and (iii)                           shares of Class A common stock held by Meritech Capital Entrepreneurs VI L.P. (“MC Entrepreneurs VI”). Meritech Capital Associates VI L.L.C. is the general partner of each of MC Partners VI, MC AFF VI, and MC Entrepreneurs VI and may be deemed to have indirect beneficial ownership of such shares. Each of Paul Madera, Rob Ward, George Bischof, Craig Sherman, Max Motschwiller, Alex Kurland, and Alex Clayton, directly and/or indirectly through one or more estate-planning vehicles, has voting and/or dispositive power over such shares. The principal business address of each of the foregoing entities and individuals is Meritech Capital Partners, 245 Lytton Ave, Suite 125, Palo Alto, California 94301.
(9)Consists of (i)                           shares of Class A common stock held by USV Opportunity 2019, LP (“USV Opportunity 2019 Fund”) and (ii)                           shares of Class A common stock held by USV Opportunity Investors 2019, LP (“USV Opportunity Investors 2019 Fund” and, together with USV Opportunity 2019 Fund, the “Union Square Ventures”). USV Opportunity 2019 GP, LLC (“USV Opportunity 2019”), is the general partner of each of the Union Square Ventures and has sole voting and investment power with regard to the shares held by the Union Square Ventures. Fred Wilson, Brad Burnham, Albert Wenger, John Buttrick, Andy Weissman, and Rebecca Kaden are partners at Union Square Ventures and, therefore, may be deemed to have shared voting and investment power with regard to the shares held directly by Union Square Ventures. Shares held by each of these entities include shares that may be subsequently sold by each of Fred Wilson, Brad Burnham, Albert Wenger, John Buttrick, Andy Weissman, and Rebecca Kaden following in-kind distributions of shares by these entities. The principal business address of each of the foregoing entities is 915 Broadway, 19th Floor, New York, New York.
(10)Consists of: (i)                           shares of Class B common stock held by Mr. Oates, (ii)                           shares of Class B common stock held by a family trust, of which Jerry Colonna serves as trustee and over which Mr. Oates claims beneficial ownership, (iii)                           shares of Class B common stock held by a family trust, of which Jerry Colonna serves as trustee and Mr. Oates serves as investment advisor, (iv)                           shares of Class A common stock underlying options to purchase Class A common stock held by Mr. Oates that are currently exercisable or would be exercisable within 60 days of                          , 2022, and (v)                           shares of Class B common stock underlying options to purchase Class B common stock held by Mr. Oates that are currently exercisable or would be exercisable within 60 days of                          , 2022. Jerry Colonna may be deemed to share voting and dispositive power with respect to the shares held by Mr. Oates’ family trusts.
(11)Consists of: (i)                           shares of Class A common stock held by Mr. Seckler, (ii)                           shares of Class B common stock (including                           shares subject to repurchase by us within 60 days of                          , 2022) held by Mr. Seckler, and (iii)                           shares of Class A common stock underlying options to purchase Class A common stock held by Mr. Seckler that are currently exercisable or would be exercisable within 60 days of                          , 2022.
(12)Represents                           shares of Class A common stock underlying options to purchase Class A common stock held by Ms. Sukys that are currently exercisable or would be exercisable within 60 days of                          , 2022.
(13)Consists of: (i)                           shares of Class B common stock (including                           shares subject to repurchase by us within 60 days of                          , 2022) held by Charles G. Berg 2016 Family Trust, for which Kathleen C. Berg, Mr. Berg’s spouse, serves as trustee, and (ii)                           shares of Class A common stock underlying options to purchase Class A common stock held by Mr. Berg that are currently exercisable or would be exercisable within 60 days of                          , 2022. Kathleen C. Berg may be deemed to share voting and dispositive power with respect to the shares held by Charles G. Berg 2016 Family Trust.
(14)Does not include the shares held by the Thrive Capital Funds. Mr. Weinstein is a Partner and the Chief Operating Officer of Thrive Capital Management, LLC. See footnote 2 above. The address of Mr. Weinstein is c/o Thrive Capital, 295 Lafayette Street, Suite 701, New York, New York 10012.
(15)Represents                           shares of Class A common stock underlying options to purchase Class A common stock held by Ms. Magee that are currently exercisable or would be exercisable within 60 days of                          , 2022.
(16)Represents                           shares of Class A common stock underlying options to purchase Class A common stock held by Ms. Leslie that are currently exercisable or would be exercisable within 60 days of                          , 2022.
(17)Does not include the shares held by the Bain Capital Venture Entities. Mr. Harris is a Managing Director of BCVI. As a result, by virtue of the relationships described in footnote 3 above, Mr. Harris may be deemed to share beneficial ownership of such securities held by the Bain Capital Venture Entities. The address of Mr. Harris is c/o Bain Capital Ventures, L.P., 200 Clarendon Street, Boston, Massachusetts 02116.

DESCRIPTION OF CAPITAL STOCK
The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will be in effect at the closing of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.
General
Upon the completion of this offering, our authorized capital stock will consist of:
•400,000,000 shares of our Class A common stock, par value $0.0005 per share,
•50,000,000 shares of our Class B common stock, par value of $0.0005 per share, and
•20,000,000 shares of undesignated preferred stock, par value $0.0005 per share.
As of February 28, 2022, assuming (1) the filing and effectiveness of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, each of which will occur immediately prior to the completion of this offering, and (2) the Preferred Stock Conversion, which will occur prior to the filing and effectiveness of our amended and restated certificate of incorporation, there were 13,358,203 shares of our Class A common stock outstanding, held by approximately 278 stockholders of record (including 66,943 shares of Class A common stock that were subject to our right of repurchase), and 42,135,392 shares of our Class B common stock outstanding, held by approximately 237 stockholders of record (including 77,952 shares of Class B common stock that were subject to our right of repurchase).
Common Stock
Upon completion of this offering, we will have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock will be identical, except with respect to voting, conversion and transfer rights.
Voting Rights
Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and holders of our Class B common stock are entitled to 10 votes for each share held on all matters submitted to a vote of stockholders. The holders of our Class A common stock and Class B common stock will vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation. Delaware law could require holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:
•if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
The holders of our Class A common stock and Class B common stock will not have cumulative voting rights in the election of directors.

Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. Dividends may not be declared or paid in respect of any of the Class A common stock or Class B common stock unless they are declared or paid in the same amount in respect of the other class of common stock. With respect to stock dividends, holders of Class A common stock must receive Class A common stock, and holders of Class B common stock must receive Class B common stock. See the section titled “Dividend Policy” for additional information.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and Class B common stock and any participating preferred stock outstanding at that time, subject to the prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any shares of preferred stock outstanding at that time.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.
Fully Paid and Nonassessable
All of our outstanding shares of Class A common stock and Class B common stock are, and the shares of Class A common stock to be issued in this offering will be, fully paid and nonassessable.
Change of Control Transactions
In the case of any distribution or payment in respect of the shares of our Class A common stock or Class B common stock upon a merger or consolidation with or into any other entity, or other substantially similar transaction, the holders of our Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them, unless the only difference in the per share distribution to the holders of the Class A common stock and Class B common stock is that any securities distributed to the holder of a share of Class B common stock have 10 times the voting power of any securities distributed to the holder of a share of Class A common stock, or such merger, consolidation or other transaction is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting as a separate class.
Subdivisions and Combinations
If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting as a separate class.
Conversion
Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, which occurs after the completion of this offering, except for certain permitted transfers described in our amended and restated certificate of incorporation, including transfers to trusts solely for the benefit of the stockholder or their family members, and partnerships, corporations and other entities under the sole dispositive control and exclusive voting control of the stockholder or certain entities affiliated with such stockholder. Once converted or transferred and converted into Class A common stock, the Class B common stock may not be reissued.
All outstanding shares of our Class B common stock will convert automatically into shares of our Class A common stock upon the tenth year anniversary of the completion of this offering. Following such conversion, each share of Class A common stock will have one vote per share and the rights of the holders of all outstanding common stock will be identical. Once converted into Class A common stock, the Class B common stock may not be reissued.
Upon the conversion of all shares of Class B common stock into shares of Class A common stock, the rights of the holders of all outstanding common stock will be identical.
Preferred Stock
Following the completion of this offering, and pursuant to the provisions of our amended and restated certificate of incorporation that will be in effect thereafter, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.
Warrants
As of February 28, 2022, there were warrants to purchase 53,000 shares of our Class A common stock and 87,500 shares of our Class B common stock. Upon the closing of this offering, certain of these warrants may remain outstanding.
Stock Options
As of February 28, 2022, we had outstanding options to purchase an aggregate of 3,386,010 shares of our Class B common stock under our 2012 Plan, with a weighted-average exercise price of $6.36 per share. As of February 28, 2022, we had outstanding options to purchase an aggregate of 9,526,939 shares of our Class A common stock under our 2018 Plan, with a weighted-average exercise price of $8.35 per share. In addition, in connection with this offering, we intend to grant the Founder Award and the IPO Options, which will become effective immediately following the determination of the initial public offering price per share of our Class A common stock and will have a per share exercise price equal to the initial public offering price. Up to           shares of our Class A common stock will be issuable upon the exercise of the Founder Award, and based on an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus,                shares of our Class A common stock will be issuable upon the exercise of the IPO Options. See “Executive and Director Compensation” for additional information regarding the Founder Award and IPO Options.

Restricted Stock Units
As of February 28, 2022, we had outstanding RSUs that may be settled for an aggregate of 458,313 shares of our Class A common stock granted pursuant to our 2018 Plan. In connection with this offering, we intend to grant the IPO RSUs, which will become effective immediately following the determination of the initial public offering price per share of our Class A common stock. Based on an assumed initial public offering price of $               per share, which is the midpoint of the price range set forth on the cover page of this prospectus,             shares of our Class A common stock will be issuable upon the vesting and settlement of the IPO RSUs. See “Executive and Director Compensation” for additional information regarding the IPO RSUs.
Registration Rights
Upon the completion of this offering, subject to the lock-up agreements entered into in connection with this offering, the holders of certain outstanding shares of our common stock will be entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of our IRA, and include demand registration rights, Form S-3 registration rights and piggyback registration rights. The registration of shares of our common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. The registration rights set forth in the IRA terminate upon the earlier to occur of (i) five years following the completion of this offering, (ii) a Deemed Liquidation Event (as defined in the IRA) and (iii) with respect to any particular stockholder, such time such stockholder is able to sell all of its Registrable Securities (as defined in the IRA), without restriction pursuant to Rule 144 or another similar exemption during any three-month period. We will pay the registration expenses (other than any underwriting discounts and selling commissions) of the holders of the shares registered for sale pursuant to the registrations described below, including the reasonable fees of one counsel for the selling holders not to exceed $50,000. However, we will not be required to bear the expenses in connection with the exercise of the demand registration rights of a registration if the request is subsequently withdrawn at the request of the selling stockholders holding a majority of securities to be registered. In an underwritten public offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include.
Demand Registration Rights
Upon the completion of this offering, the holders of up to             shares of our Class A common stock (including certain shares of Class A common stock issued or issuable upon the conversion of Class B common stock and/or exercise of stock options) will be entitled to certain demand registration rights. Under the terms of the IRA, at any time after 180 days following the effective date of this prospectus, the holders of at least a majority of these shares then outstanding can request that we register the offer and sale of their shares on a registration statement on Form S-1 if we are eligible to file a registration statement on Form S-1 so long as the request covers at least 30% of the shares having registration rights then outstanding. We are obligated to effect only two such registrations. If we determine that it would be materially detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 120 days. In addition, we will not be required to effect a demand registration during the period beginning 60 days prior to our good faith estimate of the date of the filing of and ending on a date 180 days following the effectiveness of a registration statement initiated by us.
Form S-3 Registration Rights
Upon the completion of this offering, the holders of up to           shares of our Class A common stock (including certain shares of Class A common stock issued or issuable upon the conversion of Class B common stock and/or exercise of stock options) will be entitled to certain Form S-3 registration rights. The holders of at least 30% of these shares then outstanding may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers at least that number of shares with an anticipated offering price, net of underwriting discounts and commissions, of at least $2.0 million. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the 12-month period preceding the date of the request. If we determine that it would be materially detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 120 days. In addition, we will not be required to effect a demand registration during the period beginning 30 days prior to our good faith estimate of the date of the filing of and ending on a date 90 days following the effectiveness of a registration statement initiated by us.
Piggyback Registration Rights
Upon the completion of this offering, if we propose to register the offer and sale of our Class A common stock under the Securities Act in connection with the public offering of such common stock, the holders of up to          shares of our Class A common stock (including certain shares of Class A common stock issued or issuable upon the conversion of Class B common stock and/or exercise of stock options) will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations, which, in the case of an underwritten offering, will be in the sole discretion of the underwriters. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration related to the sale of securities to employees or a subsidiary pursuant to a company stock plan, (ii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the public offering of our common stock, or (iv) a registration in which the only common stock being registered is common stock issuable upon the conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.
Anti-Takeover Provisions
The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, as we expect they will be in effect upon the completion of this offering, could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, DGCL Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder unless:
•prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale, or other transaction, or series of transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions
Our amended and restated certificate of incorporation and our amended and restated bylaws will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:
•Board of Directors Vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats, subject to the rights of the holders of any series of our preferred stock to elect directors. In addition, subject to the rights of the holders of any series of our preferred stock to elect directors, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by the board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.
•Classified Board. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our board of directors will be classified into three classes of directors. The existence of a classified board of directors could discourage a third party from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See the section titled “Management—Board Composition and Election of Directors—Classified Board of Directors” for additional information.
•Directors Removed Only for Cause. Our amended and restated certificate of incorporation will provide that, subject to the rights of the holders of any series of our preferred stock to elect directors, stockholders may remove directors only for cause and by the affirmative vote of the holders of our capital stock representing a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote thereon, voting together as a single class.
•Supermajority Requirements for Amendments of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Our amended and restated certificate of incorporation will further provide that the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend, repeal, or adopt certain provisions of our amended and restated certificate of incorporation, including provisions relating to the amendment of terms of our common stock, the classified board, the size of the board, the removal of directors, the filling of vacancies on our board of directors, the calling of special meetings of stockholders, actions by written consent of stockholders, limitation of liability of directors, indemnification of officers and directors, and the choice of forum relating to certain legal actions. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for the stockholders to adopt, amend, alter, or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.
•Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation will provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Further, our amended and restated certificate of incorporation and amended and restated bylaws will provide that special meetings of our stockholders may be called only by a resolution of our board of directors or by or at the direction of the chair of our board of directors, our lead independent director, or our chief executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.
•Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws will not provide for cumulative voting.
•Issuance of Undesignated Preferred Stock. After the filing of our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to 20,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.
•Choice of Forum. Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, (A)(i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees, or stockholders to us, or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or amended and restated bylaws (as either may be amended or restated) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, shall be exclusively brought in the

Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware, and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Our amended and restated certificate of incorporation will also provide that, to the fullest extent permitted by law, any person, or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
•Dual Class Stock. As described above in the section titled “—Common Stock—Voting Rights,” our amended and restated certificate of incorporation will provide for a multi-class common stock structure pursuant to which holders of our Class B common stock will have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of all outstanding shares of our common stock, including the election of directors and significant corporate transactions, such as a merger, or other sale of our company or our assets. Current investors, executives, and employees will have the ability to exercise significant influence over those matters.
Limitations on Liability and Indemnification Matters
Our amended and restated bylaws, which will become effective immediately prior to the closing of this offering, will provide that we will indemnify each of our directors and executive officers to the fullest extent permitted by the DGCL, subject to limited exceptions. We have entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. Further, pursuant to our indemnification agreements and directors’ and officers’ liability insurance, our directors and executive officers are indemnified and insured against the cost of defense, settlement, or payment of a judgment under certain circumstances. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation will include provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Transfer Agent and Registrar
Upon the completion of this offering, the transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC.
Listing
We have applied to list our Class A common stock on the Nasdaq under the symbol “JW.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our Class A common stock, and a liquid trading market for our Class A common stock may not develop or be sustained after this offering. Sales of substantial amounts of our Class A common stock in the public market after this offering, or the perception that such sales could occur, could adversely affect the trading price of our Class A common stock and may make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate.
Upon the completion of this offering, based on the number of shares of our capital stock outstanding as of February 28, 2022, we will have an aggregate of                   shares of Class A common stock and                    shares of Class B common stock outstanding. All of the shares of Class A common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement. Shares of our Class B common stock are convertible into an equivalent number of shares of our Class A common stock and generally convert into shares of our Class A common stock upon transfer.
The remaining outstanding shares of Class A common stock and Class B common stock, and shares of common stock subject to stock options or warrants will be on issuance, deemed “restricted securities,” as that term is defined in Rule 144. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. We expect that substantially all of these shares will be subject to the 180-day lock-up period, subject to certain exceptions and certain provisions that provide for the automatic early release of certain shares, under the lock-up agreements described below.
Lock-Up Agreements and Market Stand-Off Provisions
We and all directors and executive officers and certain other record holders that together represent substantially all of our shares of capital stock are subject to lock-up agreements agreeing that, subject to certain exceptions, without the prior written consent of the representatives, we and they will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus:
•offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock;
•file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or
•enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;
whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.
The holders of outstanding options to purchase our common stock and holders of our common stock issued pursuant to option exercises are subject to market stand-off provisions in agreements with us that impose similar restrictions.
Notwithstanding the foregoing restrictions, certain shares may automatically be released pursuant to the following conditions:
•if a holder is a current or former employee, contractor, or consultant of us or any of our subsidiaries (excluding any current officer or director of the Company and any entity through which any current officer or director of the Company beneficially owns shares of our common stock) (an “Employee Stockholder”), subject to compliance with applicable securities laws, including, without limitation, Rule 144, the holder may sell in the public market, for a six-consecutive trading day period (or such fewer number of consecutive trading days as we may determine) beginning at the commencement of trading on the first trading day on which our Class A common stock is traded on Nasdaq, up to 1,000, in the aggregate, of the shares of common stock and derivative instruments held by the holder as of the date of this prospectus for which all vesting conditions have been satisfied as of the date of this prospectus (the “First Window Eligible Shares”) (up to approximately                   shares of our common stock held by such holders may be released pursuant to this provision);
•subject to compliance with applicable securities laws, including, without limitation, Rule 144, a holder (excluding any current officer or director of the Company and any entity through which any current officer or director of the Company beneficially owns shares of our common stock) may sell in the public market, beginning at the commencement of trading on the second trading day after our public release of financial results for the third quarter of fiscal 2022 (which, for this purpose, shall not include “flash” numbers or preliminary, partial earnings) (the “Third Fiscal Quarter Earnings Date”), a number of shares not in excess of (A) 20% of the holder’s shares of common stock and derivative instruments, which percentage shall be calculated based on the number of shares of common stock and derivative instruments held by the holder as of the date of this prospectus (including any securities held by the holder for which all vesting conditions have been satisfied as of the date of this prospectus, but excluding any securities that have not vested as of the date of this prospectus) plus (B) any remaining First Window Eligible Shares in the event that the holder is an Employee Stockholder who did not sell all of its First Window Eligible Shares pursuant to the clause set forth immediately above (up to approximately                   of our common stock held by such holders may be released pursuant to this provision); and
•if a holder is a current officer or director of the Company or an entity through which any current officer or director of the Company beneficially owns shares of our common stock, subject to compliance with applicable securities laws, including, without limitation, Rule 144, the holder may sell in the public market, beginning at the commencement of trading on the second trading day immediately following the Third Fiscal Quarter Earnings Date, a number of shares not in excess of 5% of the holder’s shares of common stock and derivative instruments, which percentage shall be calculated based on the number of shares of common stock and derivative instruments held by the holder as of the date of this prospectus (including any securities held by the holder for which all vesting conditions have been satisfied as of the date of this prospectus, but excluding any securities that have not vested as of the date of this prospectus); provided that the last reported closing price of our Class A common stock on the Nasdaq shall at least be equal to the initial public offering price per share set forth on the cover page of this prospectus for 10 trading days out of any 15-consecutive trading day period ending on or after the Third Fiscal Quarter Earnings Date (up to approximately                   shares of our common stock held by such holders may be released pursuant to this provision).
The restrictions on our executive officers, directors, and other record holders set forth above are subject to certain exceptions, including with respect to transfers of our common stock or securities convertible into, exchangeable for or that represent the right to receive shares of our common stock: (i) as a bona fide gift or gifts or charitable contribution, or for bona fide estate planning purposes; (ii) to any trust for the direct or indirect benefit of such holder or the immediate family of such holder, or if such holder is a trust, to a trustor or beneficiary of the trust or to the estate of the beneficiary of such trust; (iii) if such holder is a corporation, to any wholly-owned subsidiary of such corporation; (iv) in connection with the sale or other transfer of such holder’s shares of common stock or other securities acquired from the underwriters in this offering or in open market transactions after the completion of this offering; (v) upon death, by will or intestacy; (vi) to any immediate family member; (vii) to a partnership, limited liability company or other entity of which such holder or the immediate family members of such holder are the legal and beneficial owner(s) of all of the outstanding equity securities or similar interests; (viii) by operation of law or pursuant to a qualified domestic order or in connection with a divorce settlement, separation agreement or any related court order; (ix) as part of a distribution, transfer or disposition without consideration by such holder to its limited or general partners, members or equity holders, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such holder or its affiliates; (x) in connection with the conversion or reclassification of our outstanding capital stock as described in this prospectus; (xi) in connection with a bona fide third-party merger, consolidation, tender offer or other similar transaction involving a change of control that is approved by our board of directors, provided that if such transaction is not completed, all such securities would remain subject to the restrictions set forth above; (xii) to us pursuant to contractual arrangements under which we have, in connection with the termination of service of such holder, (A) the option to repurchase such shares common stock or derivative instruments or (B) a right of first refusal with respect to transfers of such shares of common stock or derivative instruments; provided that in the case of clauses (A) and (B) above, (1) such contractual arrangement (or form thereof) is described in this prospectus or filed as an exhibit to the registration statement and (2) such contractual arrangement is in effect on the date of this prospectus; (xiii) to us in connection with the vesting or settlement of restricted stock units or the exercise of options or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise), including any transfer to us for the payment of exercise price, tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, options or other rights, in all such cases, pursuant to equity awards granted under a stock incentive plan or other equity award plan that is described in this prospectus; or (xiv) with the prior written consent of the representatives on behalf of the underwriters.
The lock-up restrictions described above do not apply to us with respect to certain transactions, including in connection with (1) the sale of our Class A common stock to the underwriters pursuant to the underwriting agreement; (2) any shares of our common stock issued upon the reclassification, conversion and/or exchange of convertible or exchangeable securities (including preferred stock and warrants) outstanding as of the date of the underwriting agreement and described elsewhere in this prospectus; (3) any shares of our common stock or any securities or other awards convertible into, exercisable for, or that represent the right to receive, shares of our common stock pursuant to any of our stock option plans, incentive plans or stock purchase plans or otherwise in equity compensation arrangements described elsewhere in this prospectus or any shares of common stock issuable upon the exercise, conversion or settlement of such awards, provided that (a) any directors or officers who are the recipient thereof have provided to the representatives a signed lock-up agreement and (b) any employees who are the recipient thereof after the first time of delivery of the shares in this offering have provided to the representatives a signed lock-up agreement or have otherwise received securities that are subject to market standoff provisions that we agree we will not waive or amend (other than to permit a transfer of securities that would be permissible if such securities were subject to the terms of such lock-up agreement) without the prior written consent of the representatives; (4) the issuance by us of shares of our Class A common stock upon the conversion of shares of our Class B common stock; (5) the filing by us of any registration statement on Form S-8 or a successor form thereto relating to any of our stock plans described elsewhere in this prospectus or any assumed employee benefit plan contemplated by clause (6); and (6) any shares of our common stock or any securities convertible into or exchangeable for, or that represent the right to receive, shares of our common stock issued in connection with any joint venture, commercial or collaborative relationship or the acquisition or license by us of the securities, businesses, property or other assets of another person or entity or pursuant to any employee benefit plan assumed by us in connection with any such acquisition, provided that in the case of clause (6), the aggregate number of shares that we may sell or issue or agree to sell or issue pursuant to clause (6) shall not exceed 10.0% of the total number of shares of capital stock issued and outstanding immediately following the completion of this offering.
Rule 144
In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.
In general, Rule 144 provides that our affiliates or persons selling shares of our common stock on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described in this prospectus, within any three-month period, a number of shares of common stock that does not exceed the greater of:
•1% of the number of shares of our Class A common stock then outstanding; or
•the average weekly trading volume in shares of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
Sales made in reliance upon Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
Rule 701 generally allows a stockholder who acquired shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, notice, or other provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701. Moreover, substantially all Rule 701 shares are subject to lock-up agreements as described above and under the section titled “Underwriting” and will not become eligible for sale until the expiration of those agreements.
Equity Incentive Plans
We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of our Class A common stock issuable or reserved for issuance under our 2012 Plan, 2018 Plan, 2022 Plan, and 2022 ESPP. We expect to file the registration statement covering shares offered pursuant to our plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144.
Registration Rights
We have granted demand, Form S-3 and piggyback registration rights to certain of our stockholders to sell our Class A common stock. Registration of the sale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section titled “Description of Capital Stock—Registration Rights” for additional information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the U.S. federal tax consequences of the purchase, ownership, and disposition of our Class A common stock.
This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons holding our Class A common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies, and other financial institutions;
•brokers, dealers, or traders in securities;
•“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
•persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•tax-qualified retirement plans; and
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.
If an entity (or arrangement) treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity (or arrangement) treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions
As described in the section entitled “Dividend Policy,” we have never declared or paid any cash dividends on our capital stock, and we do not anticipate declaring or paying any dividends in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”
Subject to the discussion below regarding effectively connected income, FATCA (as defined herein), and backup withholding, dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate to the applicable withholding agent prior to the payment of dividends). A Non-U.S. Holder that does not timely furnish the required documentation to the applicable withholding agent, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above, provided certain certification requirements are satisfied. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates in the same manner as if the Non-U.S. Holder were a U.S. person as defined under the Code. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
Subject to the discussion below regarding FATCA and backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates as if the Non-U.S. Holder were a U.S. person as defined under the Code. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests, if any, and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaty that may provide for different rules.

Information Reporting and Backup Withholding
Payments of dividends on our Class A common stock held by a Non-U.S. Holder will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a U.S. person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. Person, or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)), on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING
We and the underwriters named below have entered into an underwriting agreement with respect to the shares of our Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and BofA Securities, Inc. are the representatives of the underwriters.

Underwriters	Number of Shares of Class A Common Stock
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
BofA Securities, Inc.
Robert W. Baird & Co. Incorporated
Piper Sandler & Co.
Raymond James & Associates, Inc.
Stifel, Nicolaus & Company, Incorporated
William Blair & Company, L.L.C.
Siebert Williams Shank & Co., LLC
Total
The underwriters are committed to take and pay for all of the shares of our Class A common stock being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional                   shares of our Class A common stock from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase                   additional shares.

Paid by Us
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $          per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We and our officers, directors, and holders of substantially all of our shares of capital stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their shares of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, subject to certain exceptions and certain provisions that provide for the automatic early release of certain shares, except with the prior written consent of Goldman Sachs & Co. LLC, J.P. Morgan

Securities LLC and BofA Securities, Inc. See “Shares Eligible for Future Sale” for a discussion of certain early release provisions and other exceptions to transfer restrictions that would allow for sales during this 180-day period.
Prior to this offering, there has been no public market for shares of our Class A common stock. The initial public offering price has been negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company’s historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.
We have applied to list our Class A common stock on the Nasdaq under the symbol “JW.”
In connection with this offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.
We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately . We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, in an amount not to exceed $40,000. In addition, the underwriters are expected to reimburse us for certain expenses in connection with this offering.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
At our request, the underwriters have reserved for sale at the initial public offering price up to 5% of the shares of Class A common stock offered by us in this offering, to certain individuals or entities, including our directors and employees and certain other individuals or entities identified by them, through a directed share program. If purchased by these individuals or entities, these shares will be subject to a lock-up restriction for a period of 180 days from the date of this prospectus. The number of shares of Class A common stock available for sale to the general public will be reduced by the number of reserved shares sold to these individuals or entities. Any reserved shares not purchased by these individuals or entities will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock offered under this prospectus. We have agreed to indemnify the underwriters and their affiliates against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sale of the shares reserved for the directed share program. Raymond James & Associates, Inc. will administer our directed share program.
European Economic Area
In relation to each EEA Member State (each a Relevant Member State), no shares of our Class A common stock have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant Member State at any time:
a.to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
b.to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the representatives for any such offer; or
c.in any other circumstances falling within Article 1(4) of the Prospectus Regulation;
provided that no such offer of the shares shall require the company and/or selling stockholders or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an ‘offer to the public’ in relation to the shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offering contemplated hereby will be deemed to have represented, warranted, and agreed to with each of the underwriters and their affiliates and the Company that:
a.it is a qualified investor within the meaning of the Prospectus Regulation; and
b.in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the representatives has been given to the offer or resale; or (ii) where the shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Regulation as having been made to such persons.

The Company, the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the representative of such fact in writing may, with the prior consent of the representative, be permitted to acquire shares in the offering.
United Kingdom
This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “FPO”); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the United Kingdom (the “UK”); or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, “FSMA”)) in connection with the issue or sale of any shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as Relevant Persons). The shares are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the shares will be engaged in only with, the Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus or any of its contents.
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
a.to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
b.to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
c.in any other circumstances falling within Section 86 of the FSMA;
provided that no such offer of the shares shall require the company and/or any underwriters or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Each person in the UK who acquires any shares in the offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the company, the underwriters and their affiliates that it meets the criteria outlined in this section.
Canada
The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any

resale of the shares must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (Companies (Winding Up and Miscellaneous Provisions) Ordinance) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (Securities and Futures Ordinance), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the SFA)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section

276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (Regulation 32)
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to customers that they should acquire, long and/or short positions in such assets, securities, and instruments.

LEGAL MATTERS
The validity of the shares of our Class A common stock offered hereby will be passed upon for us by Latham & Watkins LLP. Skadden, Arps, Slate, Meagher & Flom LLP has acted as counsel for the underwriters in connection with certain legal matters related to this offering.
EXPERTS
The consolidated financial statements of Justworks, Inc. at May 31, 2021 and 2020, and for each of the two years in the period ended May 31, 2021, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Class A common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy, and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.justworks.com. Upon the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The inclusion of our website address in this prospectus is an inactive textual reference only. The information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our Class A common stock in this offering.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Justworks, Inc. and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Justworks, Inc. and subsidiaries (the Company) as of May 31, 2021 and 2020, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for each of the two years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at May 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years then ended in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2019.
New York, NY
September 17, 2021

JUSTWORKS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
May 31, 2021 and 2020
(In millions, except share and per share data)

	2021	2020
ASSETS:
Current assets:
Cash and cash equivalents	$101.0	$96.1
Restricted cash	95.3	54.7
Prepaid expenses and other current assets	10.8	6.3
Co-employment assets	89.0	47.9
Total current assets	296.1	205.0
Cost to obtain revenue contracts, net	21.2	18.7
Operating lease right of use asset, net	118.7	0.3
Property and equipment, net	6.0	5.5
Intangible assets, net	11.5	6.8
Goodwill	0.5	—
Noncurrent restricted cash	0.3	0.3
Other noncurrent assets	—	1.6
Total assets	$454.3	$238.2
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable	$0.5	$2.1
Accrued expenses and other current liabilities	38.5	17.2
Deferred revenue	86.8	67.4
Co-employment liabilities	89.2	47.6
Current portion of operating lease liability	8.2	0.4
Current portion of long-term debt	5.0	—
Total current liabilities	228.2	134.7
Operating lease liability	108.8	—
Long-term debt, net	9.6	14.4
Other noncurrent liabilities	5.7	4.1
Total liabilities	352.3	153.2
Commitments and contingencies (see Note 11)
Redeemable convertible preferred stock, $.0005 par value, authorized 71,465,641 shares; issued and outstanding 40,577,516 shares at May 31, 2021 and 2020 (see Note 8)	147.1	147.1
Stockholders' deficit:
Class A common stock, $.0005 par value, authorized 67,000,000 shares; issued 3,341,472 and 3,268,478 shares; outstanding 3,296,401 and 3,189,592 shares at May 31, 2021 and 2020, respectively	—	—
Class B common stock, $.0005 par value, authorized 47,732,649 shares; issued 11,318,201 and 11,034,438 shares; outstanding 11,198,197 and 10,826,093 shares at May 31, 2021 and 2020, respectively	—	—
Treasury stock, at cost, 2,751,580 shares at May 31, 2021 and 2020	—	—
Additional paid-in capital	24.0	17.9
Accumulated deficit	(69.1)	(80.0)
Total stockholders’ deficit	(45.1)	(62.1)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$454.3	$238.2
See accompanying notes to consolidated financial statements.

JUSTWORKS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended May 31, 2021 and 2020
(In millions, except share and per share data)

	2021	2020
Revenue:
Subscription revenue	$87.4	$68.4
Benefits and insurance related revenue	895.3	674.0
Total revenue	982.7	742.4
Cost of Revenue:
Benefits and insurance fees	842.9	638.7
Cost of providing services	33.7	26.6
Total cost of revenue	876.6	665.3
Gross profit	106.1	77.1
Operating expenses:
Sales and marketing	37.8	49.2
General and administrative	39.9	38.0
Product development	15.6	11.2
Total operating expenses	93.3	98.4
Income (loss) from operations	12.8	(21.3)
Interest and other expenses	(2.2)	(1.8)
Interest and other income	0.3	2.8
Net income (loss) before taxes	10.9	(20.3)
Income taxes	—	—
Net income (loss)	$10.9	$(20.3)

Net income (loss) per share attributable to Class A and Class B common stockholders (see Note 3):
Basic	$0.20	$(1.52)
Diluted	$0.19	$(1.52)

Weighted average Class A and Class B common shares outstanding (see Note 3):
Basic	14,346,763	13,407,274
Diluted	56,860,078	13,407,274
See accompanying notes to consolidated financial statements.

JUSTWORKS, INC. AND SUBSIDIARIES
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Years ended May 31, 2021 and 2020
(In millions, except for share data)

	Redeemable Convertible Preferred Stock		Class A Common Stock		Class B Common Stock		Treasury Stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, May 31, 2019	37,636,340	$97.2	994,943	$—	12,024,482	$—	2,751,580	$—	$0.6	$(74.4)	$(73.8)
Cumulative effect of adoption of ASC 606	—	—	—	—	—	—	—	—	—	14.7	14.7
Proceeds from issuance of preferred shares, net of issuance costs	2,941,176	49.9	—	—	—	—	—	—		—	—
Conversion of common stock	—	—	1,990,746	—	(1,990,746)	—	—	—	—	—	—
Exercise of stock options	—	—	150,957	—	704,946	—	—	—	1.1	—	1.1
Exercise of warrants	—	—	52,946	—	87,411	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	16.2	—	16.2
Net loss	—	—	—	—	—	—	—	—	—	(20.3)	(20.3)
Balance, May 31, 2020	40,577,516	$147.1	3,189,592	$—	10,826,093	$—	2,751,580	$—	$17.9	$(80.0)	$(62.1)
Exercise of stock options	—	—	106,809	—	372,104	—	—	—	0.9	—	0.9
Stock-based compensation	—	—	—	—	—	—	—	—	5.2	—	5.2
Net income	—	—	—	—	—	—	—	—	—	10.9	10.9
Balance, May 31, 2021	40,577,516	$147.1	3,296,401	$—	11,198,197	$—	2,751,580	$—	$24.0	$(69.1)	$(45.1)
See accompanying notes to consolidated financial statements.

JUSTWORKS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended May 31, 2021 and 2020
(In millions)

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$10.9	$(20.3)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3.9	3.4
Amortization of cost to obtain revenue contracts	4.0	3.1
Non-cash lease expense	5.5	3.9
Stock-based compensation	5.0	16.0
Non-cash interest expense	0.2	0.2
Interest income on marketable securities	—	(0.1)
Loss from write-off of noncurrent assets	0.7	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(4.6)	(1.1)
Cost to obtain revenue contracts	(6.5)	(7.5)
Accounts payable	(1.6)	(2.7)
Accrued expenses and other liabilities	22.5	3.9
Deferred revenue	19.3	16.2
Co-employment liabilities	41.6	(44.3)
Operating lease liabilities	(5.7)	(4.6)
Net cash provided by (used in) operating activities	95.2	(33.9)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2.0)	(3.9)
Business acquisition, net of cash acquired	(2.8)	—
Capitalization of software	(4.6)	(3.3)
Purchase of marketable securities	—	(5.0)
Maturity of marketable securities	—	20.0
Net cash (used in) provided by investing activities	(9.4)	7.8
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred shares, net of issuance costs	—	49.9
Proceeds from exercise of stock options, including early exercises	0.8	1.2
Proceeds from debt issuance	—	15.0
Repayment of debt	—	(15.0)
Net cash provided by financing activities	0.8	51.1

Net increase in cash, cash equivalents, co-employment assets, and restricted cash	86.6	25.0
Cash, cash equivalents, co-employment assets, and restricted cash at beginning of period	199.0	174.0
Cash, cash equivalents, co-employment assets, and restricted cash at end of period	$285.6	$199.0

	2021	2020
SUPPLEMENTAL DISCLOSURE INFORMATION:
Cash paid for interest	$1.3	$1.3
Cash paid for taxes	$—	$—
NON-CASH ACTIVITY:
Increase in accounts payable related to the purchase of property and equipment	$—	$1.1
Capitalized stock-based compensation	$0.2	$0.2
Early exercises as of prior year that vested this year	$0.2	$0.1

	2021	2020
SUPPLEMENTAL SCHEDULE OF CASH, CASH EQUIVALENTS, CO-EMPLOYMENT ASSETS, AND RESTRICTED CASH
Cash and cash equivalents	$101.0	$96.1
Restricted cash	95.3	54.7
Co-employment assets	89.0	47.9
Noncurrent restricted cash	0.3	0.3
Cash, cash equivalents, co-employment assets, and restricted cash at end of period	$285.6	$199.0
See accompanying notes to consolidated financial statements.

Justworks, Inc.
Notes to Consolidated Financial Statements
1. Organization and description of business
Justworks, Inc., a Delaware corporation founded on October 5, 2012, is a cloud-based software platform that gives small and medium-sized businesses (“SMBs”) access to benefits, payroll, HR, and compliance support—all in one place. Justworks, Inc. and its wholly-owned subsidiaries (“Justworks” or the “Company”) leverages economies of scale via co-employment, which can drive attractive cost savings for customers, as well as enable them to provide a richer suite of benefits for their people and compete with larger businesses to attract top talent. Justworks combines this powerful demand aggregation dynamic with simple, easy-to-use software and 24/7 expert support, empowering entrepreneurs and businesses to grow with confidence. Core offerings include access to high-quality benefits, universal payments from one place, streamlined HR with cloud-native tools, and on-demand expertise and compliance support. The Company is able to sponsor and maintain a broad range of attractive benefits plans by aggregating employees from many small businesses into a single large entity known as a professional employer organization (“PEO”).
2. Summary of significant accounting policies
Emerging growth company status
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.
The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. As a result, the Company’s consolidated financial statements may not be comparable to financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards based on public company effective dates.
Basis of presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the accounts of the Company. All intercompany balances and transactions have been eliminated upon consolidation. The Company does not have other comprehensive income (loss) for the year ended May 31, 2021, and the other comprehensive loss for the year ended May 21, 2020 was immaterial.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on historical experience and various other assumptions that management believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s consolidated balance sheets and the amounts of revenue and expenses reported in the Company’s consolidated statements of operations for the periods presented are affected by estimates and assumptions, which are used for, but not limited to, the accounting for useful lives of property and equipment, capitalized software, accrual for workers’ compensation claims, income taxes, the valuation of common stock and determination of stock-based compensation, stock warrants, present value of lease obligations, recoverability of long-lived assets, the valuation of goodwill and other intangibles, and the amortization period for costs to obtain revenue contracts. Actual results could differ from those estimates.

Justworks, Inc.
Notes to Consolidated Financial Statements
COVID-19
During COVID-19, the Company instituted a number of service offerings and developed tools to assist customers in obtaining government-provided tax credits, tax deferrals, and loans as well as to provide guidance to assist customers addressing the challenges faced by employers as a result of the pandemic. At the same time, cornerstone features of our platform, including self-service, tax processing and multi-state compliance, and online open enrollment for health insurance, continue to take on increased importance for our customers in an increasingly hybrid remote working-environment.
Segment Data
The Company identifies operating segments as components of an entity for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The Company defines the term “chief operating decision maker” to be its chief executive officer. The Company has determined it operates in one operating segment and one reportable segment, as its chief operating decision maker reviews financial information presented on only a consolidated basis for purposes of allocating resources and evaluating financial performance.
Cash, cash equivalents, and restricted cash
The Company considers all cash investments available with original maturities of three months or less to be cash equivalents. Cash and cash equivalents relates to cash generally available for use in operations in the amounts of $101.0 million and $96.1 million as of May 31, 2021 and 2020, respectively.
Restricted cash includes funds held to be used for the payment of benefits and insurance fees, which are pass-through in nature as they relate to charges paid covering medical, dental, vision, and other insurance-related coverage in the amounts of $95.3 million and $54.7 million as of May 31, 2021 and 2020, respectively. The Company does not have any contractual obligations to hold such cash as restricted.
Marketable securities
During the year ended 2020, the Company had investments in marketable debt securities which were sold by May 31, 2020 and did not have investments in marketable debt securities during the year ended 2021. The Company determines the appropriate classification of our investments at the date of purchase and reevaluates the classifications at the balance sheet date. Marketable debt securities with maturities of 12 months or less are classified as short-term. Marketable debt securities with maturities greater than 12 months are classified as long-term. The Company’s marketable securities are accounted for as available for sale and reported at fair value.
Accounts receivable
The Company requires its customers to prefund payroll and related liabilities before payroll is processed or due for payment. If a customer fails to fund payroll or misses the funding cut-off, at its sole discretion, the Company may pay the payroll and the resulting amounts due to us are recognized as accounts receivable. Accounts receivable as of May 31, 2021 and 2020 is not material and is presented within prepaid expenses and other current assets on the consolidated balance sheets. Accounts receivable is recorded at net realizable value consisting of the carrying amount less the allowance for uncollectible accounts, as needed.
Co-employment assets and liabilities
Co-employment assets includes cash held in accounts for payroll and payroll tax-related funds collected and held for remittance to worksite employees (“WSEs”) and the respective government agencies, as well as healthcare, benefit, and 401(k) contribution funds collected and held for remittance to the associated plans. The Company collects payroll taxes from customers and remits them to the

Justworks, Inc.
Notes to Consolidated Financial Statements
federal government and other respective government agencies where the customers’ business and employees reside. Unremitted payroll taxes are shown in the consolidated balance sheets as co-employment assets with the associated liabilities reported as co-employment liabilities. The Company collects state unemployment taxes from customers and remits them to states based on taxable wages and remit rates. In some cases, estimated remit rates are used to calculate the remittance and the subsequent payment is made in the relevant period.
Property and equipment, net
Property and equipment, net is recorded at cost less accumulated depreciation and is depreciated using the straight-line method over the estimated useful lives. Expenditures for maintenance and repairs are charged to expense in the period incurred. The current useful lives being used by the Company are as follows:

Computer equipment	3 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of the useful life or the lease term
When items of property and equipment are retired or otherwise disposed of, loss or income on disposal is recorded for the difference between the net book value and proceeds received.
The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired if the carrying amount exceeds the undiscounted future net cash flows the asset is expected to generate. An impairment charge is recognized for the amount by which the carrying amount of the assets exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less selling costs.
Intangible assets, net and goodwill
The Company capitalizes internal and external costs incurred to develop internal-use computer software and website costs during the application development stage as intangible assets, net on the consolidated balance sheets. Application development stage costs include software configuration, and coding and installation, which are accounted for in accordance with ASC Topic 350-40, Internal Use Software.
Capitalized software is amortized on a straight-line basis over the estimated useful life, typically five years, commencing when the software is placed into service. The Company expenses costs incurred during the preliminary project stage, as well as general and administrative, overhead, maintenance and training costs, and costs that do not add functionality to existing systems. Internally developed software costs are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
Intangible assets with finite useful lives are amortized over their respective estimated useful lives ranging from one year to five years using the straight-line method. Intangible assets are reviewed for indicators of impairment at least annually and evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on the results of the qualitative analysis performed, the Company determined that there was no impairment loss recognized in the results of operations for the years ended May 31, 2021 and 2020.
In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill is tested at least annually for impairment, or when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, by assessing qualitative factors or performing a quantitative analysis in determining whether it is more likely than not that its fair value exceeds the carrying value. Assets to be

Justworks, Inc.
Notes to Consolidated Financial Statements
disposed of are reported at the lower of the carrying amount or fair value, less selling costs. The measurement date of the Company's annual goodwill impairment test is March 1st. Based on the results of the qualitative analysis performed, the Company determined that there was no impairment loss recognized in the results of operations for the year ended May 31, 2021.
Accrued expenses and other current liabilities
Accrued expenses and other current liabilities as of May 31, 2021 and 2020 was $38.5 million and $17.2 million, respectively, and included $19.0 million and $0.3 million, respectively, of amounts due to customers mainly pertaining to COVID-related tax credits to be passed back to the Company’s customers. Expense accruals are recognized based on an estimate of the timing of services provided by a vendor or supplier.
Revenue recognition
Revenue is recognized when, or as, performance obligations under the terms of a contract are satisfied, which generally occurs when, or as, control of the promised products or services is transferred to customers. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or services to a customer (“transaction price”). To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price.
At contract inception, the Company assesses the services promised in our contracts with customers and identifies a performance obligation for each distinct promise to transfer to the customer a service or bundle of services. Contracts with customers contain multiple performance obligations. For such arrangements, the transaction price is allocated to each performance obligation based on the estimated relative standalone selling prices of the promised products or services underlying each performance obligation or using the variable consideration allocation exception if the required criteria are met.
The majority of the Company’s customers are subject to month-to-month contractual arrangements. Remaining customers are subject to annual contractual arrangements. Subscription revenue is typically billed to customers and collected in the month in which the service is performed. Customers subject to annual contracts are billed based on an annualized usage for the number of existing users in the month the contract is executed. The majority of benefits and insurance related revenue is billed to customers in the month prior to the service being performed and collected from customers prior to the processing of payroll for the applicable billing period. Either party may generally terminate the contract upon thirty days' prior written notice without penalty.
The Company’s revenue recognition policies summarizing the nature, amount, timing, and uncertainty associated with each major source of revenue from contracts with customers are described below.
Subscription revenue
Subscription revenue represents fees charged to customers for accessing the Company’s cloud-based HR administration solution for employee payroll and benefits management, recruiting, and onboarding. The solution facilitates payroll and payroll tax processing, which includes filing and remitting federal, state, and local payroll taxes on behalf of our customers, and benefits administration services related to Company-sponsored health benefit plans. The transaction price is determined based on the number of WSEs and the fixed per employee per month (“PEPM”) rate. Subscription revenue is recognized over the time in which the customer has access to the solution for payroll and benefit processing, recruiting, and onboarding using an output method. Although the transaction price includes variable consideration, as these services qualify as a series of distinct services, the Company applies the variable consideration allocation exception and allocates the fees to each distinct service period (i.e. each pay period).

Justworks, Inc.
Notes to Consolidated Financial Statements
Subscription revenue is stated net of the gross payroll and payroll tax amounts funded by our customers. Although the Company assumes the responsibilities to process and remit the payroll and payroll related obligations, it does not assume employment-related responsibilities including determining the amount of the payroll and related payroll obligations, and the worksite employer remains the common law employer of its WSEs. As a result, the Company is the agent in the arrangement for revenue recognition purposes.
Benefits and insurance related revenue
Benefits and insurance related revenues consist of insurance-related amounts collected from customers and withheld from covered employees for risk-based and non-risk based insurance plans primarily provided through third-party insurance carriers, including employee health insurance benefits and workers’ compensation insurance. The Company’s performance obligation is to provide access to the Company’s sponsored health benefits and insurance coverage through insurance policies provided by third-party insurance carriers under its benefits and insurance related revenue consisting of state unemployment insurance (“SUI”), workers’ compensation insurance, and health insurance benefits provided to WSEs under Company-sponsored plans.
SUI revenue is recognized over the monthly period using an output method in which the control of the promised services is considered transferred when a customer’s payroll is processed over the contract period. For workers’ compensation insurance and health insurance benefits, the Company recognizes revenue over the monthly period of time that the customer and WSEs are covered under the Company-sponsored insurance policies.
The transaction price for SUI is based on the payroll costs of WSEs serviced and the applicable state’s tax rate. For workers’ compensation insurance, the transaction price is determined as a percentage of payroll processed by the Company. The transaction price for the Company’s health insurance benefits is based on the number of WSEs serviced, the individual benefits elected by the WSEs, and the fees established by the Company for the various benefits. Although the transaction price for these performance obligations are variable, as these services qualify as a series of distinct services, the Company applies the variable consideration allocation exception and allocates the fees to each distinct service period.
Benefits and insurance related revenue is recorded on a gross basis as the Company is considered the principal for each of the performance obligations noted above as the Company controls payment for SUI, along with the selection of workers' compensation and health benefit coverage made available.
Disaggregation of revenue
Substantially all of the Company’s revenues relate to services transferred over time and it does not recognize any significant revenue for products and services transferred at a point in time.
Deferred revenue
Deferred revenue represents advance payments received from customers for professional employer organizations services, which include payroll, human resources, and compliance support, and are deferred and recognized as revenue over the contract period as the performance obligations are satisfied. In instances where the timing of revenue recognition differs from the timing of advance payments, the Company has determined its contracts do not include a significant financing component as the related performance obligations are generally satisfied within one year. As of May 31, 2021 and May 31, 2020, the balance of deferred revenue was $86.8 million and $67.4 million, respectively. The majority of the Company’s deferred revenue balance is collected from customers one month preceding the month of revenue recognition and mainly relates to benefits and insurance-related revenue. Approximately $60.1 million of the deferred revenue balance as of May 31, 2020 was recognized into revenue during the first quarter of fiscal year 2021.

Justworks, Inc.
Notes to Consolidated Financial Statements
Costs to obtain revenue contracts
Sales commissions earned by the Company’s sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions are deferred and amortized on a straight-line basis over the estimated average customer life which the Company has determined to be approximately seven years. Deferred sales commissions were $21.2 million and $18.7 million at May 31, 2021 and May 31, 2020, respectively. During fiscal year 2021, the Company capitalized $6.5 million of sales commissions compared to $7.5 million in fiscal year 2020. The Company amortized $4.0 million in sales commissions during fiscal year 2021 compared to $3.1 million in fiscal year 2020, which is included in sales and marketing expenses in the accompanying consolidated statements of operations.
Leases
At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement including the use of an identified asset(s) and the Company’s control over the use of that identified asset. The Company has elected, as allowed under ASC Topic 842, Leases, to not recognize on its consolidated balance sheets leases with a lease term of one year or less. Leases with a term greater than one year are recognized on the consolidated balance sheets as right-of-use assets and current and noncurrent operating lease liabilities, as applicable.
The Company evaluates the classification of our leases as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: (i) the lease transfers ownership of the asset by the end of the lease term, (ii) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (iii) the lease term is for a major part of the remaining useful life of the asset, (iv) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset, or (v) the leased asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease. A lease is classified as an operating lease if it does not meet any of these criteria. Currently, all of our leases are classified as operating leases.
Operating lease liabilities and their corresponding operating lease right-of-use assets are initially recorded based on the present value of lease payments over the expected remaining lease term. Certain adjustments to the right-of-use asset may be required for items such as incentives received or paid. The Company typically only includes the initial lease term in our assessment of a lease arrangement. Options to extend a lease are not included in our assessment unless there is reasonable certainty that it will renew. The Company monitors its plans to renew its material leases based on current economic factors and as circumstances may change.
The interest rate implicit in our leases is typically not readily determinable. As a result, the Company utilizes its incremental borrowing rate, which reflects the fixed rate at which the Company could borrow, on a collateralized basis, the amount of the lease payments in a similar economic environment over the lease term.
Lease cost for operating leases is recognized on a straight-line basis over the lease term as an operating expense. The Company elected to combine lease and non-lease components and there is $5.3 million due to tenant improvements included in the right of use asset balance. Variable lease costs are expensed as incurred as an operating expense.
Insurance fees
The Company provides group health insurance coverage to its WSEs through partnerships with prominent healthcare providers covering medical, dental, vision, and other insurance benefits. The Company currently operates under guaranteed-cost policies, which means their carriers establish the premiums and there is no deductible. Monthly premiums are paid to the insurance providers for medical, dental, vision, and other benefits and associated amounts are collected from customers one month prior to the month of benefit.

Justworks, Inc.
Notes to Consolidated Financial Statements
Workers’ compensation costs
The Company’s workers’ compensation coverage has been provided through an arrangement with an insurance carrier since 2016. The insurance carrier is a fully-insured policy whereby it has the responsibility to pay all claims incurred regardless of whether the Company satisfies its responsibilities. Under the plan, and through May 31, 2021, the Company bears the economic burden for the first $0.5 million layer of claims per occurrence. As of June 1, 2021, the deductible threshold was increased to $1.0 million. The insurance carrier bears the economic burden for all claims in excess of this level.
Because the Company bears the economic burden for claims up to the levels noted above, such claims are recorded in the period incurred. Workers’ compensation insurance includes ongoing health care and indemnity coverage whereby claims are paid over numerous years following the date of injury. Accordingly, the accrual of related incurred costs in each reporting period includes estimates, which take into account the ongoing development of claims and therefore requires a significant level of judgment.
The Company consults with a third-party actuarial service to assist with establishing actuarial reserving methods to arrive at a range of ultimate loss indications by policy period, from which the Company selects the ultimate loss development rate. These factors are based on overall workers’ compensation industry trends as well as geographic locations, industry segments, and payroll classifications within our program, in addition to actual claims activity processed by the insurance carrier. The Company considers these rates to be reasonable.
At the beginning of each policy period, the insurance carrier establishes monthly funding requirements comprised of premium costs and funds to be set aside for payment of future claims (claim funds). The level of claim funds is primarily based upon anticipated worksite employee payroll levels and expected workers’ compensation loss rates, as determined by the insurance carrier. The Company’s estimate of incurred claim costs expected to be paid within one year are included in accrued expenses and other current liabilities while the estimate of incurred claim costs expected to be paid beyond one year are included in other noncurrent liabilities on our consolidated balance sheets. Expenses associated with both liabilities are recorded in benefits and insurance fees within the consolidated statements of operations. The breakout between short-term and long-term workers’ compensation liabilities can be seen below:

(in millions)	May 31, 2021	May 31, 2020
Accrued workers’ compensation short-term	$2.1	$2.0
Accrued workers’ compensation long-term	$4.1	$2.9
For the years ended May 31, 2021 and 2020 the undiscounted workers’ compensation costs for claims and premiums were $22.1 million and $18.0 million, respectively.
Advertising costs
The Company expenses the costs of producing advertisements at the time production occurs, and expenses the cost of running advertisements in the period in which the advertising space or airtime is ran. Advertising costs are reflected in sales and marketing expense. Advertising costs were $6.7 million and $14.4 million for the years ended May 31, 2021 and 2020, respectively. Advertising costs do not include internal expenses.
Income taxes
The Company accounts for its income taxes using the asset and liability method. Under the asset and liability method, deferred taxes are recognized for differences between the carrying values and tax bases of assets and liabilities. The Company also recognizes net operating loss carry forwards that are available to offset future taxable income as deferred tax asset. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Justworks, Inc.
Notes to Consolidated Financial Statements
The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.
Stock-based compensation
Stock-based compensation represents the cost related to stock-based awards granted to employees and non-employees. The Company measures stock-based compensation cost at grant date, based on the estimated fair value of the award, and recognizes the expense straight-lined over the employee’s requisite service period. Compensation expense associated with stock options are based on the estimated grant date fair value method using the Black-Scholes option pricing model. Expense is recognized using a straight-line amortization method over the respective vesting period, with adjustments to expense recognized in the period in which forfeitures occur.
Key Assumptions
The Company’s Black-Scholes option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected volatility of the price of the Company’s common stock, risk-free interest rates, the expected term of the option, and the expected dividend yield of our common stock. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future.
•Fair Value of the Company’s Common Stock. Because the Company’s stock is not publicly traded, it must estimate the fair value of its common stock.
•Expected Volatility. As the Company has not been a public company and does not have a trading history for its common stock, the expected stock price volatility for its common stock is estimated by taking the average historical price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. Industry peers, which the Company has selected, consist of several public companies in the industry similar in size, stage of life cycle and financial leverage. These industry peers are also used in the Company’s common stock valuations. The Company intends to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of its own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer similar to it, in which case more suitable companies whose share prices are publicly available would be used in the calculation.
•Risk-free Interest Rate. The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.
•Expected Term. The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. As the Company does not have sufficient historical experience for determining the expected term of the stock option awards granted, it bases its expected term for awards issued to employees or members of its Board of Directors on the simplified method, which represents the average period from vesting to the expiration of the stock option.
•Expected Dividend Yield. The Company has never declared or paid any cash dividends to common stockholders and does not presently plan to pay cash dividends in the foreseeable future. Consequently, it uses an expected dividend yield of zero.

Justworks, Inc.
Notes to Consolidated Financial Statements
Common stock subject to repurchase
Option holders are allowed to exercise stock options to purchase common stock prior to vesting. The Company has the right to repurchase at the original purchase price any unvested but outstanding common shares upon termination of service of the option holder. The consideration received for an early exercise of a stock option is considered to be a deposit of the exercise price and the related amount is recorded as a liability. While such shares have been issued, they are not considered outstanding for accounting purposes until they vest and are therefore excluded from shares used in determining income per share until the repurchase right lapses and the shares are no longer subject to the repurchase feature. The liability is reclassified into common stock and additional paid-in capital as the shares vest and the repurchase right lapses.
Accordingly, the Company has recorded the unvested portion of the early exercise proceeds of $0.4 million and $0.7 million as of May 31, 2021 and 2020, respectively, within other noncurrent liabilities in the consolidated balance sheets.
Legal proceedings
In the ordinary course of business, the Company is subject to loss contingencies that cover a range of matters. An estimated loss from a loss contingency, such as a legal proceeding or claim, is accrued if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In determining whether a loss should be accrued, the Company evaluates, among other factors, the degree of probability and the ability to reasonably estimate the amount of any such loss.
Concentration of credit risk
Financial instruments that may be subject to concentration of credit risk include cash, cash equivalents, co-employment assets, and restricted cash. The Company maintains cash balances at a financial institution which is insured by the Federal Deposit Insurance Corporation up to two hundred and fifty thousand dollars per account.
The Company’s customer service agreement requires that customers timely pay their fees due under the agreement, which include, among other things, administrative fees, wage payments, payroll taxes, and other PEO service fees, and any other amounts that may accrue or may become outstanding relating to services provided by the Company. The Company generally requires payment from its customers on or before the applicable payroll date.
No customer accounted for more than 1% of total revenues in the years ended May 31, 2021 and 2020. The Company made payments to an insurance provider that represents approximately 80% of payments made to suppliers for the years ended May 31, 2021 and 2020.
Recent accounting pronouncements
Accounting pronouncements not listed below were assessed and determined to be not applicable or are expected to have minimal impact on our consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires a reporting entity to estimate credit losses on certain types of financial instruments, and present assets held at amortized cost and available-for-sale debt securities at the amounts expected to be collected. The new guidance is effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021, and early adoption is permitted. The early adoption of ASU 2016-13 on June 1, 2020 did not have a material effect on our consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which modifies the treatment of intraperiod tax allocation in certain circumstances, eliminating an exception to recognizing deferred tax liabilities for outside basis differences

Justworks, Inc.
Notes to Consolidated Financial Statements
for foreign equity method investments and foreign subsidiaries when ownership or control changes, and modifying interim period tax calculations when a loss is forecast. In addition, this ASU also requires that enacted changes in tax laws or rates be included in the annual effective rate determination in the period that includes the enactment date and clarifies the tax accounting of a step-up in the tax basis of goodwill. The new guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, and early adoption is permitted. The early adoption of ASU 2019-12 on June 1, 2020 did not have a material effect on the Company’s consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance to ease the potential burden in accounting for the discontinuation of a reference rate such as the London Inter-bank Offered Rate (“LIBOR”) because of reference rate reform. The ASU is effective for all entities as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact of adopting this guidance on its consolidated financial statements.
Subsequent events
The Company has assessed subsequent events through September 17, 2021, the date the consolidated financial statements were issued, and has determined that no additional subsequent events occurred that would require recognition or disclosure in these consolidated financial statements.
3. Income (loss) per share
The Company computes income (loss) per share of Class A common stock and Class B common stock using the two-class method required due to the participating nature of both the redeemable convertible preferred stock (see Note 8), and the unvested stock options that have been early exercised by option holders (see Note 2). The rights, including the liquidation and dividend rights, of the Class A common stock and Class B common stock are substantially identical, other than voting rights. Accordingly, the Class A common stock and Class B common stock share in the Company’s net income (loss). The weighted-average number of shares outstanding utilized in diluted income per share is computed using the weighted-average number of common shares outstanding plus the number of common shares that would be issued assuming exercise and conversion of all potentially dilutive instruments. The dilutive effect of the securities that are issuable under the Company’s equity incentive plans (see Note 9) are reflected in diluted income per share by application of the treasury stock method.

Justworks, Inc.
Notes to Consolidated Financial Statements
For the year ended May 31, 2021 and 2020, basic and diluted income (loss) per share was as follows:

	Year Ended May 31,
(in millions, except share and per share amounts)	2021	2020
Numerator:
Net income (loss)	$10.9	$(20.3)
Less: net income allocated to participating securities	(8.0)	—
Net income (loss) attributable to common stockholders —basic	2.9	(20.3)
Add: reallocation of net income attributable to participating securities	8.0	—
Net income (loss) attributable to common stockholders—diluted	$10.9	$(20.3)

Denominator:
Weighted-average common shares outstanding—basic	14,346,763	13,407,274
Dilutive effect of assumed conversion of redeemable convertible preferred stock	40,577,516	—
Dilutive effect of assumed conversion of stock options	1,795,490	—
Dilutive effect of assumed conversion of warrants	140,309	—
Weighted-average common shares outstanding—diluted	56,860,078	13,407,274

Income (loss) per share: (1)
Net income (loss) per share attributable to common stockholders—basic	$0.20	$(1.52)
Net income (loss) per share attributable to common stockholders—diluted	$0.19	$(1.52)
______________
(1)Income (loss) per share amounts may contain summation differences due to rounding.
Dilutive securities having an anti-dilutive effect on diluted net income per share are excluded from the calculation. For the year ended May 31, 2020, our diluted and basic loss per share attributable to common stockholders is the same as the Company was in a net loss position.
The following weighted-average outstanding shares of potentially dilutive securities were excluded from the calculation of diluted income (loss) per share, as they are anti-dilutive for the periods presented:

	Year Ended May 31,
	2021	2020
Redeemable convertible preferred stock	—	38,737,272
Stock options	6,158,900	7,271,526
Warrants	—	228,792
Total anti-dilutive securities	6,158,900	46,237,590
4. Lease commitments
The Company is party to non-cancelable operating lease agreements that have original lease periods expiring between 2023 and 2034. The Company does not assume renewals in the determination of the lease term unless the renewals are deemed to be reasonably assured at lease commencement. Effective July 2020, the Company entered into a 12-year operating lease agreement for approximately 236,545 square feet of office space on 55 Water Street for its Corporate headquarters. In October 2020, the Company deferred rental payments for one floor by three years and extended the operating lease to 14 years. The Company's current lease agreements do not contain any material residual value guarantees, nor material restrictive covenants.

Justworks, Inc.
Notes to Consolidated Financial Statements
For the years ended May 31, 2021 and 2020, the components of lease expense are as follows:

	Year Ended May 31,
(in millions)	2021	2020
Operating lease expense	$11.9	$4.1
Variable and short-term lease expense	0.4	0.3
Total lease expense	$12.3	$4.4
As of May 31, 2021 and 2020, the weighted average lease-term and discount rate of the Company's leases are as follows:

Other information:	May 31, 2021	May 31, 2020
Weighted average remaining lease term (in years)	13.1	0.10
Weighted average discount rate	6.20%	6.92%
As of May 31, 2021, scheduled future maturities of the Company’s lease liabilities are as follows:

(in millions)	May 31, 2021
2022	$8.5
2023	8.8
2024	13.1
2025	15.3
2026 and after	127.7
Total undiscounted cash flows	173.4
Less: imputed interest	(56.4)
Present value of lease liabilities	$117.0
For the years ended May 31, 2021 and 2020, supplemental cash flow information related to leases is as follows:

(in millions)	May 31, 2021	May 31, 2020
Cash paid for amounts included in the measurement of lease liabilities	$12.1	$4.8
Right-of-use assets obtained in exchange for lease liabilities	$123.9	$4.3
5. Property and equipment, net
Property and equipment, net as of May 31, 2021 and 2020 consists of the following:

(in millions)	May 31, 2021	May 31, 2020
Computer equipment	$4.0	$1.7
Furniture and fixtures	3.9	0.1
Construction in progress	—	5.5
Leasehold improvements	0.3	1.3
	8.2	8.6
Less accumulated depreciation	(2.2)	(3.1)
Property and equipment, net	$6.0	$5.5
Depreciation expense was $1.4 million and $1.7 million for the years ended May 31, 2021 and 2020, respectively, and is included in general and administrative in the consolidated statements of operations.

Justworks, Inc.
Notes to Consolidated Financial Statements
Write-off of furniture and fixtures resulted in a $0.1 million and $0.0 million loss for the years ended May 31, 2021 and 2020, respectively.
6. Intangible assets, net and goodwill
Boomr acquisition
On October 2, 2020, the Company acquired, through a wholly owned subsidiary, a 100% interest in Boomr, LLC (the “Boomr Acquisition”) for a total purchase price of $3.5 million, which consisted of $2.8 million paid in cash and $0.7 million payable on October 2, 2021. Further, there was a contingent consideration of up to a maximum of $1.0 million based on the achievement of specified measurement targets over a one-year period following completion of the acquisition. As the contingent consideration is dependent on employment, it is expensed on a straight-line basis over the twelve month service period in general and administrative on the consolidated statements of operations. Boomr, LLC is a time and attendance platform that allows employers to track hours worked by their employees, which will integrate with the Company’s stand-alone platform. In accordance with ASC Topic 805, Business Combinations, the Company determined that the Boomr Acquisition constituted the purchase of a business. For the year ended May 31, 2021, the Company incurred transaction-related expenses of $0.3 million in connection with the acquisition, which are recorded in general and administrative in the consolidated statements of operations. Revenues of Boomr, LLC totaled 0.03% of the Company’s consolidated financial statements for the year ended May 31, 2021.
The fair value of the acquired software of $2.9 million and customer relationships of $0.1 million were determined as of October 2, 2020, and acquired software was determined using the replacement cost approach (Level 3 measurement). The amount of the purchase price in excess of the fair value of the net assets acquired was recorded as goodwill in the amount of $0.5 million and primarily relates to intangible assets that do not qualify for separate recognition, including assembled workforce and synergies.
Intangible assets, net
Intangible assets, net, as of May 31, 2021 and 2020 consists of the following:

(in millions)	Amortization period (in years)	May 31, 2021	May 31, 2020
Gross amount:
Capitalized software	5	$14.6	$10.7
Acquired software	5	3.0	—
Customer relationships	5	0.1	—
Total gross amount		$17.7	$10.7
Accumulated amortization:
Capitalized software		$(5.8)	$(3.9)
Acquired software		(0.4)	—
Customer relationships		—	—
Total accumulated amortization		$(6.2)	$(3.9)
Intangible assets, net:
Capitalized software		8.8	6.8
Acquired software		2.6	—
Customer relationships		0.1	—
Intangible assets, net		$11.5	$6.8
Amortization expense of $2.5 million and $1.5 million for the years ended May 31, 2021 and 2020, respectively, is included in cost of providing services and product development in the consolidated

Justworks, Inc.
Notes to Consolidated Financial Statements
statements of operations. As of May 31, 2021 and 2020, intangible assets with a carrying amount of $1.4 million and $1.8 million, respectively, are included in the gross amount of capitalized software, and have not commenced amortization, as they are not ready for their intended use.
Write-off of capitalized software resulted in a $0.6 million and $0.0 million loss for the years ended May 31, 2021 and 2020, respectively. This loss is recorded in interest and other expenses on the consolidated statements of operations.
As of May 31, 2021, estimated amortization expense related to the Company's intangible assets for the next 5 years is expected to be as follows (1) :

(in millions)	May 31, 2021
2022	$2.4
2023	2.4
2024	2.4
2025	2.4
2026	1.9
Total	$11.5
_______________
(1)The Company is estimating that capitalized software that has not yet commenced amortization, mentioned above, will amortize ratably over the next five years.
Goodwill
Goodwill represents the cost in excess of fair value of net assets acquired in a business combination. As of May 31, 2021, the total balance of goodwill was $0.5 million, which is deductible for tax purposes, and is a result of the Boomr Acquisition.
7. Long-term debt, net
Long-term debt, net consists of the following:

(in millions)	May 31, 2021	May 31, 2020
Principal amount	$15.0	$15.0
Less: Unamortized debt financing costs	0.4	0.6
Long-term debt, net	$14.6	$14.4
Less: Current portion of long-term debt	5.0	—
Long-term debt, net (noncurrent)	$9.6	$14.4
SVB Credit Agreement
The Company has an amended and restated loan and security agreement with Silicon Valley Bank (“SVB”), dated May 31, 2019, as amended on June 1, 2020, and March 11, 2021 (“Loan and Security Agreement”).
According to the Loan and Security Agreement, the Company may borrow up to $20.0 million upon closing and up to an additional $5.0 million upon achieving certain milestone events, on a revolving line facility. The floating interest rate for the revolving line facility was amended to the higher of (1) Wall Street Journal Prime Rate + 0.75%, floating and (2) 5.50%. Interest is payable on the last day of each month; the first principal payment is due on June 1, 2021. As of May 31, 2021, the Company had outstanding letters of credit of approximately $21.0 million, including $7.1 million in connection with its obligations to its workers’ compensation carrier and certain lease obligations.

Justworks, Inc.
Notes to Consolidated Financial Statements
Also, according to the Loan and Security Agreement, the Company may borrow up to $15.0 million upon closing on a term loan facility. The floating interest rate for the capital growth advance is the higher of (1) Wall Street Journal Prime Rate + 3%, floating and (2) 8.25%, which was 8.50% for the period ended May 31, 2020. The loan principal is due in 36 equal monthly installments, amended to commence on June 1, 2021.
As of May 31, 2021, the Company had $15.0 million outstanding under the term loan facility and is in compliance with all debt covenants.
Warrants
In connection with the Loan and Security Agreement, the Company issued warrants to purchase stock (see Note 8).
The warrants were valued using the Black-Scholes option-pricing model upon issuance and recorded as a reduction of the debt outstanding. For the years ended May 31, 2021 and 2020, non-cash warrant expense was $0.1 million. These amounts have been recorded as interest and other expenses in the consolidated statements of operations.
Maturities
As of May 31, 2021, scheduled future maturities of the long-term debt are as follows:

(in millions)	May 31, 2021
2022	$5.0
2023	5.0
2024	5.0
Total	$15.0
Fair Value
As of May 31, 2021, the fair value of long-term debt is considered to approximate its carrying value. The fair value assessment represents a Level 2 measurement.
JPM Credit Agreement
On June 4, 2021 (the “Closing Date”), the Company entered into a credit agreement (the “Credit Agreement”) by and among, Justworks, Inc., and JP Morgan Chase Bank, N.A., as administrative agent, sole bookrunner, and sole lead arranger. The Credit Agreement provides for a term loan in the aggregate principal amount of up to $20.0 million, $15.2 million of which was funded on the Closing Date (the “Term Loan”), along with an undrawn revolving credit facility of up to $30.0 million (the “Revolving Credit Facility”). The Term Loan and Revolving Credit Facility mature on June 4, 2025 and June 4, 2024, respectively.
The proceeds of the Term Loan were used to repay all outstanding amounts under the Loan and Security Agreement, including transaction fees and expenses. Borrowings under the Credit Agreement bear interest at a rate per annum equal to LIBOR, or the Applicable Margin Rate, plus a Benchmark Spread of 2.50% or 3.50% depending on the Company’s EBITDA for the trailing twelve month period.
Borrowings under the Credit Agreement are secured by substantially all of the assets of Justworks, Inc. (excluding, among other things, deposit accounts used exclusively as escrow, fiduciary, withholding, tax payment, or trust accounts). Subject to certain terms of the Credit Agreement, the Company may prepay its borrowings under the Credit Agreement without premium or penalty prior to maturity. The Credit Agreement contains certain customary affirmative and negative covenants.

Justworks, Inc.
Notes to Consolidated Financial Statements
The Term Loan is subject to an interest-only period (payable monthly) which lasts until December 4, 2022. Commencing December 4, 2022 through and including December 4, 2024, the outstanding principal balance of the Term Loan will be subject to equal quarterly payments of principal based on a 5% per annum amortization schedule, or $0.2 million per quarter, and thereafter a 10% per annum amortization schedule until maturity, or $0.4 million for the remaining two quarters.
The Credit Agreement provides for a $25.0 million sub-limit for letters of credit. As of June 4, 2021, the Company transferred its outstanding letters of credit over from the Loan and Security Agreement to the Revolving Credit Facility.
8. Redeemable convertible preferred stock and stockholders’ deficit
All classes of redeemable convertible preferred stock are optionally convertible by the holder into shares of Series A common stock at the then applicable conversion price. See below for further discussion of conversion. In the event of liquidation of the Company (including certain events outside of the Company’s control such as a change in control), the holders of redeemable convertible preferred stock are entitled to a liquidation preference equal to the respective original issue price plus declared and unpaid dividends ahead of the classes of common stock described below. The aggregate preferential amount for all classes of redeemable convertible preferred stock was $147.1 million as of May 31, 2021and May 31, 2020.
The liquidation preference for each series of redeemable convertible preferred stock as of May 31, 2021 and 2020 is as follows:

	Authorized shares	Shares outstanding	Liquidation preference (per share)	Par value (per share)	Redeemable convertible preferred stock (in millions)
Series A	10,926,405	10,847,580	$0.8700	$0.0005	$9.5
Series A-1	12,157,378	1,309,798	$0.8700	$0.0005	$1.1
Series B	9,142,892	9,090,144	$1.4200	$0.0005	$12.9
Series B-1	9,142,892	52,748	$1.4200	$0.0005	$0.1
Series C	10,818,828	10,818,828	$3.1000	$0.0005	$33.5
Series C-1	10,818,828	—	$3.1000	$0.0005	$—
Series D	5,517,242	5,517,242	$7.2500	$0.0005	$40.0
Series E	2,941,176	2,941,176	$17.0000	$0.0005	$50.0
Redeemable convertible preferred shares	71,465,641	40,577,516			$147.1
On January 16, 2020, the Company issued 2,941,176 shares of Series E redeemable convertible preferred stock for total proceeds of $50.0 million.
The Principal terms for redeemable convertible preferred stock are as follows:
(i) Dividends
The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to that dividend per share of Preferred Stock as would equal the product of (i) the dividend payable on each share of such class or series of Preferred Stock determined, if applicable, as if all shares of such class or series of Preferred Stock had been converted into Class A Common Stock or Class B Common Stock, as applicable, and (ii) the number of shares of Class A Common Stock or Class B Common Stock,

Justworks, Inc.
Notes to Consolidated Financial Statements
as applicable, issuable upon conversion of a share of such series of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.
(ii) Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up, merger or asset sale, each class or series of Preferred Stock then outstanding, on a pari passu basis, shall be entitled to be paid out of the assets available for distribution to the Company’s stockholders before any payment to holders of the Common Stock, an amount equal to the respective original issue price of such class or series of Preferred Stock plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up the assets of the Company available for distribution are insufficient to pay the holders of shares of Preferred Stock the full amount which they shall be entitled under the Certificate of Incorporation, the holders of Preferred Stock shall share ratably in any distribution of the assets of the Company available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
(iii) Voting
Holders of Series A, B and C Preferred Stock vote together with the Class B Common Stock on an as-converted basis except as otherwise provided by law or by the provisions of the Certificate of Incorporation, and holders of Series A-1, B-1, C-1, D, and E Preferred Stock vote together with the Class A Common Stock on an as-converted basis except as otherwise provided by law or by the provisions of the Certificate of Incorporation.
(iv) Conversion Rights
Holders of Preferred Stock have the right to convert into Class A Common Stock or Class B Common Stock, as applicable, at the holders’ discretion on a one-for-one basis, subject to appropriate adjustment in the event of any stock dividend, stock split, or similar recapitalization and subject to adjustments in accordance with anti-dilution provisions. Each series of Preferred Stock is subject to mandatory conversion on (i) the closing date of a Qualified Initial Public Offering at least $50.0 million of proceeds, or (ii) upon the written consent or, vote of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as converted basis. The conversion price is equal to the redemption price.
Common Stock
Holders of Class A Common Stock are entitled to one vote per share with dividend and liquidation rights subject to and qualified by the rights and preferences of the holders of the preferred stock, and holders of Class B Common Stock are entitled to ten votes per share with dividend and liquidation rights subject to and qualified by the rights and preferences of the holders of the preferred stock. So long as the Preferred Stock is outstanding, the Company is required to reserve from its authorized stock the number of shares sufficient to affect the conversion of all outstanding Preferred Stock.
Tender Offer
On January 28, 2020, the Company’s Board of Directors authorized a tender offer for select investors to purchase up to $25.0 million of outstanding capital stock (including outstanding options exercised in connection with the transaction) from certain existing stockholders and option holders commencing January 29, 2020 and ending March 6, 2020. Such equity holders were granted the option to sell a certain percentage of their eligible shares as part of the transaction.
Following the tender offer, the Company waived the applicable transfer restrictions to allow several direct secondary transactions between certain existing equity holders (including current and former employees of the Company) and a third-party purchaser.

Justworks, Inc.
Notes to Consolidated Financial Statements
During the year ended May 31, 2020, these transactions resulted in the conversion of 1,990,746 shares of Class B Common Stock to Class A Common Stock, 78,825 shares of Series A Preferred Stock to Series A-1 Preferred Stock and 52,748 shares of Series B Preferred Stock to Series B-1 Preferred Stock.
Warrants
In connection with the Loan and Security Agreement (see Note 7), in May 2019, the Company issued two warrants to purchase common stock (each with an expiration date of May 2029). These warrants provide for an aggregate of 106,000 shares of Class A Common Stock at an exercise price of $0.01 per share. On January 30, 2020, SVB net exercised one of the warrants for 52,946 shares, with a warrant to purchase 53,000 shares remaining outstanding as of May 31, 2021.
Also, in June 2017, the Company issued a warrant to purchase common stock (with an expiration date on the fifth anniversary of an initial public offering by the Company) to TriplePoint Capital. This warrant provides for 175,000 shares of Class B Common Stock at an exercise price of $0.01 per share. On March 6, 2020, TriplePoint Capital partially exercised the warrant for 87,411 shares, with 87,500 shares remaining issuable pursuant to the exercise of the warrant as of May 31, 2021.
9. Stock-based compensation
On December 26, 2012, the Company’s Board of Directors approved the adoption of the 2012 Stock Incentive Plan (the “2012 Plan”). Under the 2012 Plan, the Company grants stock options and restricted stock awards for its Class B Common Stock to employees, directors, consultants, and other individuals who provide services to the Company. As of May 31, 2021, the Company had 7,572,277 Class B Common Stock shares authorized for the issuance of equity awards under the 2012 Plan.
On February 21, 2018, the Company’s Board of Directors approved the adoption of the 2018 Stock Plan (as amended, the “2018 Plan”), as the successor of the 2012 Plan. Under the 2018 Plan, the Company grants stock options, restricted stock units, and restricted stock awards for Class A Common Stock to employees, directors, consultants, and other individuals who provide services to the Company. Following the adoption of the 2018 Plan, no additional stock awards will be granted under the 2012 Plan. As of May 31, 2021, the Company had 6,830,341 Class A Common Stock shares authorized for equity awards under the 2018 Plan.
All options granted during the years ended May 31, 2021 and 2020 were under the 2018 Plan. All future grants will be granted under the 2018 Plan.
Stock‑based compensation represents the cost related to stock-based awards granted to employees and third-party service providers in lieu of monetary payment. As discussed in Note 2, the compensation costs for such awards are accounted for in accordance with ASC Topic 718, Compensation—Stock Compensation. Accordingly, the Company measures stock-based compensation cost at the date of grant, based on the fair value of the award, and recognizes the expense straight-lined over the employee’s requisite service period.
Vesting Schedule
All options expire the day prior to the 10 year anniversary from the date of award. Almost all outstanding stock options vest according to one of the following three schedules:
(i)25% after 12 months of continuous service, with 1/48 of total shares vesting monthly for each month of continuous service thereafter, or
(ii)5% after 12 months of continuous service, 1.25% after each of the following 12 months of continuous service (for a total of 15% with respect to months 13-24 of continuous service), and the balance vesting in equal monthly installments of 3.33% over each of the next 24 months of continuous service thereafter (for a total of 80% with respect to months 25-48), or

Justworks, Inc.
Notes to Consolidated Financial Statements
(iii)0.83% after each of the first 12 months of continuous service (for a total of 10% with respect to months 1-12 of continuous service) and 2.5% after each of the following 36 months of continuous service thereafter (for a total of 90% with respect to months 13-48 of continuous service).
The Company grants stock options with an early exercise feature to its employees pursuant to the terms of the 2012 Plan and the 2018 Plan, respectively. Under the provisions of the 2012 Plan and 2018 Plan, the Company has the option to repurchase all forfeited shares of common stock that are unvested from the early exercised options from its employees upon termination at the price equal to its original purchase price. Those repurchased shares are then available for future reissuance.
For the years ended May 31, 2021 and 2020, the Company allocated stock-based compensation expense to the following accounts in the consolidated financial statements:

(in millions)	May 31, 2021	May 31, 2020
Cost of providing services	$0.7	$0.5
Sales and marketing	0.8	0.7
General and administrative	2.5	14.0
Product development	1.2	1.0
Stock-based compensation	$5.2	$16.2
Capitalized in intangible assets	(0.2)	(0.2)
Stock-based compensation expense	$5.0	$16.0
The key assumptions utilized to calculate the grant-date fair values using the Black-Scholes option pricing model for these awards are summarized below:

	Year Ended May 31, 2021			Year Ended May 31, 2020
	March 16, 2021	December 12, 2020	June 27, 2020 through October 24, 2020	September 24, 2019	June 19, 2019
Expected life (years)	6.23	6.25	6.08	6.57	6.58
Expected volatility	55.0%	55.0%	65.0%	80.0%	80.0%
Risk-free rate	1.10%	0.56%	0.39%	1.58%	1.89%
Grant date fair value of common stock	$8.39	$6.71	$6.41	$5.28	$5.28
To estimate the expected life of stock options, the Company has used the simplified method. Expected volatility is based on historical volatility of a group of peer entities. Dividend yields were determined to be $0.00. The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.

Justworks, Inc.
Notes to Consolidated Financial Statements
For the years ended May 31, 2021 and 2020, the activity related to stock options was as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Weighted average grant-date fair value	Aggregate intrinsic value (in millions)
Outstanding as of May 31, 2019	6,837,781	$4.27	8.04	$1.11	$6.7
Granted	2,608,055	$5.28	9.22	$3.49
Exercised	(855,903)	$1.35	6.36	$0.91	$4.9
Forfeited and expired	(884,662)	$3.23	8.06	$2.32
Outstanding as of May 31, 2020	7,705,271	$5.06	7.73	$1.80	$10.4
Granted	3,396,795	$6.93	9.37	$3.87
Exercised	(478,913)	$1.87	6.17	$1.29	$1.9
Forfeited and expired	(768,321)	$4.83	7.95	$2.46
Outstanding as of May 31, 2021	9,854,832	$5.88	7.57	$2.49	$51.0
Exercisable as of May 31, 2021	4,587,328	$5.41	6.41	$1.48	$25.9
For the years ended May 31, 2021 and 2020, the activity related to unvested balance of stock options was as follows:

	Number of options	Weighted average grant-date fair value
Unvested as of May 31, 2019	4,500,424	$1.37
Granted	2,608,055	$3.49
Forfeited	(865,930)	$2.29
Vested	(1,706,154)	$1.51
Unvested as of May 31, 2020	4,536,395	$2.35
Granted	3,396,795	$3.87
Forfeited	(692,702)	$2.54
Vested	(1,972,984)	$2.17
Unvested as of May 31, 2021	5,267,504	$3.37
As of May 31, 2021, unrecognized stock-based compensation expense associated with the unvested stock options granted under the 2012 Plan and 2018 Plan is $14.2 million, which is expected to be recognized over a weighted average period of 2.95 years.
For the year ended May 31, 2020, there was $12.6 million of stock-based compensation expense related to the Company’s tender offer transactions, $6.5 million of which was calculated as the excess of purchase price over fair value for the sale of employee shares to third parties as part of the secondary market transactions.
10. Income taxes
There were no U.S. federal taxes incurred for the years ended May 31, 2021 and 2020. There was an immaterial amount of state and local taxes incurred for the years ended May 31, 2021 and 2020, primarily in separate reporting states. The difference between the income tax recorded and the amounts computed by applying the U.S. federal income tax rate of 21% to the pretax income (loss) is primarily due to nondeductible expenses and the valuation allowance recorded in the current year.

Justworks, Inc.
Notes to Consolidated Financial Statements
For the years ended May 31, 2021 and 2020, reconciliation of the Company’s effective tax rate to the U.S. corporate statutory income tax rate is as follows:

	Year ended May 31,
(in millions)	2021		2020
Expected tax at statutory rate	$2.3	21.0%	$(4.6)	21.0%
Rate change	0.2	1.4	—	—
Deferred only - federal	0.5	4.6	—	(0.1)
Valuation allowance	(3.1)	(28.2)	4.2	(20.6)
Other	0.1	1.3	0.4	(1.9)
Total income tax expense	$—	—%	$—	—%
Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets (liabilities) are as follows:

	Year ended May 31,
(in millions)	2021	2020
Deferred tax assets:
Net operating loss carryforward	$24.4	$28.0
Share-based compensation	3.1	1.5
Lease liability	36.6	0.1
Interest expense limitation (163j)	—	0.5
Accrued expenses	2.4	1.6
Deferred payroll tax	0.4	—
Other	0.1	0.3
Total deferred tax assets	67.0	32.0
Less valuation allowance	(20.1)	(25.8)
Net deferred tax asset	$46.9	$6.2
Deferred tax liabilities:
Depreciation and amortization	$(3.2)	$—
Operating lease, right of use assets	(37.1)	(0.2)
Deferred commission	(6.6)	(6.0)
Total deferred tax liabilities	(46.9)	(6.2)
Total	$—	$—
The Company is subject to federal and state income taxes in the United States. For the years ended May 31, 2021 and 2020, there was no current or deferred income tax expense.
Deferred tax assets are primarily composed of net operating loss carryforwards and basis differences for financial reporting and tax purposes of certain assets and liabilities. Management reviews the recognition of deferred tax assets to determine if realization of such assets is more likely than not. The Company has been in a three-year cumulative loss position from inception to the period ending in May 31, 2021 for book purposes. For purposes of assessing the realization of the deferred tax assets, this cumulative taxable loss position, along with the evaluation of all sources of taxable income available to realize the deferred tax asset, has caused management to conclude that the Company will not be able to fully realize the deferred tax assets in the future. Accordingly, the Company has provided a valuation allowance against its deferred tax assets.

Justworks, Inc.
Notes to Consolidated Financial Statements
As of May 31, 2021 and 2020, the Company has net operating loss carryforwards for federal income tax purposes of approximately $82.9 million and $86.9 million, respectively. Of the federal net operating loss available as of May 31, 2021, $50.6 million will begin to expire in 2033 and later, if not utilized. The federal net operating losses generated for taxable years ending May 31, 2019 and after can be carried forward indefinitely, but are subject to certain limitations upon utilization. As of May 31, 2021 and 2020, the Company has net operating loss carryforwards for state income tax purposes of approximately $116.9 million and $135.5 million, respectively. Of the state net operating loss carryforwards available as of May 31, 2021, $0.1 million will begin to expire in 2025, if not utilized, while other states are unlimited.
The Internal Revenue Code and state tax codes and regulations contain provisions that limit the annual utilization of net operating loss carryforwards if there has been an ownership change, as defined in Section 382 of the Internal Revenue Code. If such an ownership change occurs, it may substantially limit the Company’s ability to utilize its net operating loss carryforwards on an annual basis. To the extent that any single year limitation is not utilized to the full amount of the limitation, such unused amounts are carried over to subsequent years until the earlier of its utilization or the expiration of the relevant carry forward period.
Consistent with the provisions of ASC Topic 740, Income Taxes, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company has not taken any tax position for which the associated benefit has not been recorded in the consolidated financial statements.
The Company files income tax returns in the U.S. federal jurisdiction, and various state jurisdictions. Tax years 2016 and forward remain open for examination for federal tax purposes and tax years 2015 and forward remain open for examination for the Company’s more significant state tax jurisdictions.
On March 27, 2020, the U.S. government enacted the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer-side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company has evaluated the impact of the CARES Act on its 2021 tax provision and determined it is not material to the consolidated financial statements.
11. Commitments and Contingencies
Legal proceedings
The Company is not currently a party to any legal proceeding, investigation, or claim which, in the opinion of management, is likely to have a material adverse effect on the business, financial condition, results of operations, or cash flows. Legal fees associated with such legal proceedings are expensed as incurred. The Company reviews legal proceedings and claims on an ongoing basis and follows the appropriate accounting guidance, including ASC Topic 450, Contingencies when making accrual and disclosure decisions. The Company establishes accruals for those contingencies where the occurrence of a loss is probable and can be reasonably estimated, and the Company discloses the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued, if such disclosure is necessary for the consolidated financial statements to not be misleading. To estimate whether a loss contingency should be accrued by a charge to income, the Company evaluates, among other factors, the probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of the loss. The Company does not accrue liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated.
In addition, the Company may be involved in litigation from time to time in the ordinary course of business. It is the opinion of the Company's management that the ultimate resolution of any such matters

Justworks, Inc.
Notes to Consolidated Financial Statements
currently pending will not have a material adverse effect on the Company's business, financial condition, results of operations, or cash flows. However, the results of such matters cannot be predicted with certainty and there can be no assurance that the ultimate resolution of any legal or administrative proceeding or dispute will not have a material adverse effect on the Company's business, financial condition, results of operations, and cash flows.
In the ordinary course of business, the Company is subject to loss contingencies that cover a range of matters. An estimated loss from a loss contingency, such as a legal proceeding or claim, is accrued if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In determining whether a loss should be accrued, the Company evaluates, among other factors, the degree of probability and the ability to reasonably estimate the amount of any such loss.
12. Related Party Transactions
The Company processes payroll in the normal course of business for certain investors. The revenue generated from these service agreements is not considered material.

JUSTWORKS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
February 28, 2022 and May 31, 2021
(In millions, except share and per share data)
(Unaudited)

	February 28, 2022	May 31, 2021
ASSETS:
Current assets:
Cash and cash equivalents	$126.1	$101.0
Restricted cash	104.3	95.3
Prepaid expenses and other current assets	15.9	10.8
Co-employment assets	260.3	89.0
Total current assets	506.6	296.1
Cost to obtain revenue contracts, net	24.2	21.2
Operating lease right of use asset, net	114.4	118.7
Property and equipment, net	5.5	6.0
Intangible assets, net	16.3	11.5
Goodwill	0.5	0.5
Noncurrent restricted cash	0.3	0.3
Other noncurrent assets	1.8	—
Total assets	$669.6	$454.3
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable	$1.5	$0.5
Accrued expenses and other current liabilities	33.4	38.5
Deferred revenue	112.3	86.8
Co-employment liabilities	260.4	89.2
Current portion of operating lease liability	8.6	8.2
Current portion of long-term debt	0.2	5.0
Total current liabilities	416.4	228.2
Operating lease liability	108.0	108.8
Long-term debt, net	14.6	9.6
Other noncurrent liabilities	7.4	5.7
Total liabilities	546.4	352.3
Commitments and contingencies (see Note 9)
Redeemable convertible preferred stock, $.0005 par value, authorized 71,465,641 shares; issued and outstanding 40,577,516 shares at February 28, 2022 and May 31, 2021, respectively (see Note 6)	147.1	147.1
Stockholders' deficit:
Class A common stock, $.0005 par value, authorized 67,000,000 shares; issued 3,537,239 and 3,341,472 shares; outstanding 3,470,296 and 3,296,401 shares at February 28, 2022 and May 31, 2021, respectively	—	—
Class B common stock, $.0005 par value, authorized 47,732,649 shares; issued 11,378,840 and 11,318,201 shares; outstanding 11,300,888 and 11,198,197 shares at February 28, 2022 and May 31, 2021, respectively	—	—
Treasury stock, at cost, 2,751,580 shares at February 28, 2022 and May 31, 2021	—	—
Additional paid-in capital	39.1	24.0
Accumulated deficit	(63.0)	(69.1)
Total stockholders’ deficit	(23.9)	(45.1)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$669.6	$454.3
See accompanying notes to consolidated financial statements.

JUSTWORKS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Nine Months Ended February 28, 2022 and 2021
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2022	2021	2022	2021
Revenue:
Subscription revenue	$31.9	$22.1	$89.9	$63.2
Benefits and insurance related revenue	362.9	264.1	917.9	652.7
Total revenue	394.8	286.2	1,007.8	715.9
Cost of Revenue:
Benefits and insurance fees	326.3	247.3	848.3	618.3
Cost of providing services	13.9	9.4	37.0	24.2
Total cost of revenue	340.2	256.7	885.3	642.5
Gross profit	54.6	29.5	122.5	73.4
Operating expenses:
Sales and marketing	14.6	9.3	42.7	27.8
General and administrative	18.3	10.2	51.2	27.3
Product development	8.3	4.2	21.1	11.1
Total operating expenses	41.2	23.7	115.0	66.2
Income from operations	13.4	5.8	7.5	7.2
Loss on extinguishment of debt	—	—	(1.1)	—
Interest and other expense	(0.2)	(0.7)	(0.5)	(1.9)
Interest and other income	0.1	0.1	0.2	0.2
Net income before taxes	13.3	5.2	6.1	5.5
Income taxes	—	—	—	—
Net income	$13.3	$5.2	$6.1	$5.5

Net income per share attributable to Class A and Class B common stockholders (see Note 3):
Basic	$0.24	$0.10	$0.11	$0.10
Diluted	$0.21	$0.09	$0.10	$0.10

Weighted average Class A and Class B common shares outstanding (see Note 3):
Basic	14,731,951	14,376,110	14,635,812	14,302,336
Diluted	62,351,319	56,880,635	63,000,763	56,791,935
See accompanying notes to consolidated financial statements.

JUSTWORKS, INC. AND SUBSIDIARIES
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Three and Nine Months Ended February 28, 2022 and 2021
(In millions, except share data)
(Unaudited)

	Redeemable Convertible Preferred Stock		Class A Common Stock		Class B Common Stock		Treasury Stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, November 30, 2021	40,577,516	$147.1	3,394,184	$—	11,287,749	$—	2,751,580	$—	$33.6	$(76.3)	$(42.7)
Exercise of stock options	—	—	76,112	—	13,139	—	—	—	0.4	—	0.4
Stock-based compensation	—	—	—	—	—	—	—	—	5.1	—	5.1
Net income	—	—	—	—	—	—	—	—	—	13.3	13.3
Balance, February 28, 2022	40,577,516	$147.1	3,470,296	$—	11,300,888	$—	2,751,580	$—	$39.1	$(63.0)	$(23.9)
Balance, May 31, 2021	40,577,516	$147.1	3,296,401	$—	11,198,197	$—	2,751,580	$—	$24.0	$(69.1)	$(45.1)
Exercise of stock options	—	—	173,895	—	102,691	—	—	—	1.0	—	1.0
Stock-based compensation	—	—	—	—	—	—	—	—	14.1	—	14.1
Net income	—	—	—	—	—	—	—	—	—	6.1	6.1
Balance, February 28, 2022	40,577,516	$147.1	3,470,296	$—	11,300,888	$—	2,751,580	$—	$39.1	$(63.0)	$(23.9)

	Redeemable Convertible Preferred Stock		Class A Common Stock		Class B Common Stock		Treasury Stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, November 30, 2020	40,577,516	$147.1	3,236,038	$—	11,091,990	$—	2,751,580	$—	$20.7	$(79.7)	$(59.0)
Exercise of stock options	—	—	39,688	—	46,751	—	—	—	0.3	—	0.3
Stock-based compensation	—	—	—	—	—	—	—	—	1.4	—	1.4
Net income	—	—	—	—	—	—	—	—	—	5.2	5.2
Balance, February 28, 2021	40,577,516	$147.1	3,275,726	$—	11,138,741	$—	2,751,580	$—	$22.4	$(74.5)	$(52.1)
Balance, May 31, 2020	40,577,516	$147.1	3,189,592	$—	10,826,093	$—	2,751,580	$—	$17.9	$(80.0)	$(62.1)
Exercise of stock options	—	—	86,134	—	312,648	—	—	—	0.7	—	0.7
Stock-based compensation	—	—	—	—	—	—	—	—	3.8	—	3.8
Net income	—	—	—	—	—	—	—	—	—	5.5	5.5
Balance, February 28, 2021	40,577,516	$147.1	3,275,726	$—	11,138,741	$—	2,751,580	$—	$22.4	$(74.5)	$(52.1)
See accompanying notes to consolidated financial statements.

JUSTWORKS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Nine Months Ended February 28, 2022 and 2021
(In millions)
(Unaudited)

	Nine Months Ended February 28,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6.1	$5.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3.7	2.8
Amortization of cost to obtain revenue contracts	3.7	2.9
Non-cash lease expense	4.3	4.2
Stock-based compensation	13.6	3.7
Non-cash interest expense	0.1	0.2
Loss from write-off of noncurrent assets	—	0.7
Non-cash loss on extinguishment of debt	0.5	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(6.9)	(2.0)
Cost to obtain revenue contracts	(6.8)	(4.8)
Accounts payable	0.9	(1.7)
Accrued expenses and other liabilities	(3.2)	6.3
Deferred revenue	25.5	13.4
Co-employment liabilities	171.2	115.2
Operating lease liabilities	(0.4)	(6.0)
Net cash provided by operating activities	212.3	140.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(0.6)	(1.5)
Business acquisition, net of cash acquired	—	(2.8)
Capitalization of software	(6.7)	(3.0)
Net cash used in investing activities	(7.3)	(7.3)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options, including early exercises	1.3	0.7
Proceeds from issuance of long-term debt, net of debt financing costs	14.7	—
Repayment of debt	(15.0)	—
Cash paid for extinguishment of debt	(0.6)	—
Net cash provided by financing activities	0.4	0.7

Net increase in cash, cash equivalents, co-employment assets, and restricted cash	205.4	133.8
Cash, cash equivalents, co-employment assets, and restricted cash at beginning of period	285.6	199.0
Cash, cash equivalents, co-employment assets, and restricted cash at end of period	$491.0	$332.8

	2022	2021
SUPPLEMENTAL DISCLOSURE INFORMATION:
Cash paid for interest	$0.4	$0.9
Cash paid for taxes	$—	$—
NON-CASH ACTIVITY:
Increase in accounts payable related to the purchase of property and equipment	$0.1	$—
Capitalized stock-based compensation	$0.5	$0.1
Early exercises as of prior year that vested this year	$0.1	$0.1

	2022	2021
SUPPLEMENTAL SCHEDULE OF CASH, CASH EQUIVALENTS, CO-EMPLOYMENT ASSETS, AND RESTRICTED CASH
Cash and cash equivalents	$126.1	$98.6
Restricted cash	104.3	71.5
Co-employment assets	260.3	162.4
Noncurrent restricted cash	0.3	0.3
Cash, cash equivalents, co-employment assets, and restricted cash at end of period	$491.0	$332.8
See accompanying notes to consolidated financial statements.

Justworks, Inc.
Notes to Consolidated Financial Statements (Unaudited)
1. Organization and description of business
Justworks, Inc., a Delaware corporation founded on October 5, 2012, is a cloud-based software platform that gives small and medium-sized businesses (“SMBs”) access to benefits, payroll, HR, and compliance support—all in one place. Justworks, Inc. and its wholly-owned subsidiaries (“Justworks” or the “Company”) leverages economies of scale via co-employment, which can drive attractive cost savings for customers, as well as enable them to provide a richer suite of benefits for their people and compete with larger businesses to attract top talent. Justworks combines this powerful demand aggregation dynamic with simple, easy-to-use software and 24/7 expert support, empowering entrepreneurs and businesses to grow with confidence. Core offerings include access to high-quality benefits, universal payments from one place, streamlined HR with cloud-native tools, and on-demand expertise and compliance support. The Company is able to sponsor and maintain a broad range of attractive benefits plans by aggregating employees from many small businesses into a single large entity known as a professional employer organization (“PEO”).
2. Summary of significant accounting policies
Emerging growth company status
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.
The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. As a result, the Company’s consolidated financial statements may not be comparable to financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards based on public company effective dates.
Basis of presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the accounts of the Company. All intercompany balances and transactions have been eliminated upon consolidation. The Company does not have other comprehensive income (loss) for three and nine months ended February 28, 2022 and 2021.
Unaudited interim financial information
In the opinion of the Company’s management, the interim financial statements reflect all adjustments, consisting only of a normal recurring nature, necessary to present fairly the Company’s balance sheet at February 28, 2022, statements of operations and statements of redeemable convertible preferred stock and stockholders’ deficit for the three and nine months ended February 28, 2022 and 2021, and statements of cash flows for the nine months ended February 28, 2022 and 2021. Certain notes and other information have been condensed or omitted from the interim consolidated financial statements. Therefore, these financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto for the fiscal year ended May 31, 2021.
There have been no significant changes in accounting policies during the three and nine months ended February 28, 2022 and 2021, from those disclosed in the annual consolidated financial statements for the year ended May 31, 2021 and the related notes.

Justworks, Inc.
Notes to Consolidated Financial Statements (Unaudited)
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on historical experience and various other assumptions that management believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s consolidated balance sheets and the amounts of revenue and expenses reported in the Company’s consolidated statements of operations for the periods presented are affected by estimates and assumptions, which are used for, but not limited to, the accounting for useful lives of property and equipment, capitalized software, accrual for workers’ compensation claims, income taxes, the valuation of common stock and determination of stock-based compensation, stock warrants, present value of lease obligations, recoverability of long-lived assets, the valuation of goodwill and other intangibles, and the amortization period for costs to obtain revenue contracts. Actual results could differ from those estimates.
Cash, cash equivalents, and restricted cash
The Company considers all cash investments available with original maturities of three months or less to be cash equivalents. Cash and cash equivalents relates to cash generally available for use in operations in the amounts of $126.1 million and $101.0 million as of February 28, 2022 and May 31, 2021, respectively.
Restricted cash includes funds held to be used for the payment of benefits and insurance fees, which are pass-through in nature as they relate to medical, dental, vision, and other insurance-related coverage in the amounts of $104.3 million and $95.3 million as of February 28, 2022 and May 31, 2021, respectively. The Company does not have any contractual obligations to hold such cash as restricted.
Co-employment assets and liabilities
Co-employment assets includes cash held in accounts for payroll and payroll tax-related funds collected and held for remittance to worksite employees (“WSEs”) and the respective government agencies, as well as healthcare, benefit, and 401(k) contribution funds collected and held for remittance to the associated plans. The Company collects payroll taxes from customers and remits them to the federal government and other respective government agencies where the customers’ business and employees reside. Unremitted payroll taxes are shown in the consolidated balance sheets as co-employment assets with the associated liabilities reported as co-employment liabilities. The Company collects state unemployment taxes from customers and remits them to states based on taxable wages and remit rates. In some cases, estimated remit rates are used to calculate the remittance and the subsequent payment is made in the relevant period.
Accrued expenses and other current liabilities
Accrued expenses and other current liabilities as of February 28, 2022 and May 31, 2021 was $33.4 million and $38.5 million, respectively, and included $6.1 million and $19.0 million, respectively, of amounts due to customers mainly pertaining to COVID-related tax credits to be passed back to the Company’s customers. Expense accruals are recognized based on an estimate of the timing of services provided by a vendor or supplier.
Revenue recognition
Revenue is recognized when performance obligations under the terms of a contract are satisfied, which generally occurs when, or as, control of the promised products or services is transferred to customers. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or services to a customer (“transaction price”). To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price.

Justworks, Inc.
Notes to Consolidated Financial Statements (Unaudited)
At contract inception, the Company assesses the services promised in our contracts with customers and identifies a performance obligation for each distinct promise to transfer to the customer a service or bundle of services. Contracts with customers contain multiple performance obligations. For such arrangements, the transaction price is allocated to each performance obligation based on the estimated relative standalone selling prices of the promised products or services underlying each performance obligation or using the variable consideration allocation exception if the required criteria are met.
The majority of the Company’s customers are subject to month-to-month contractual arrangements. Remaining customers are subject to annual contractual arrangements. Subscription revenue is typically billed to customers and collected in the month in which the service is performed. Customers subject to annual contracts are billed based on an annualized usage for the number of existing users in the month the contract is executed. The majority of benefits and insurance related revenue is billed to customers in the month prior to the service being performed and collected from customers prior to the processing of payroll for the applicable billing period. Either party may generally terminate the contract upon thirty days' prior written notice without penalty.
The Company’s revenue recognition policies summarizing the nature, amount, timing, and uncertainty associated with each major source of revenue from contracts with customers are described below.
Subscription revenue
Subscription revenue represents fees charged to customers for accessing the Company’s cloud-based HR administration solution for employee payroll and benefits management, recruiting, and onboarding. The solution facilitates payroll and payroll tax processing, which includes filing and remitting federal, state, and local payroll taxes on behalf of our customers, and benefits administration services related to Company-sponsored health benefit plans. The transaction price is determined based on the number of WSEs and the fixed per employee per month (“PEPM”) rate. Subscription revenue is recognized over the time in which the customer has access to the solution for payroll and benefit processing, recruiting, and onboarding using an output method. Although the transaction price includes variable consideration, as these services qualify as a series of distinct services, the Company applies the variable consideration allocation exception and allocates the fees to each distinct service period (i.e. each pay period).
Subscription revenue is stated net of the gross payroll and payroll tax amounts funded by our customers. Although the Company assumes the responsibilities to process and remit the payroll and payroll related obligations, it does not assume employment-related responsibilities including determining the amount of the payroll and related payroll obligations, and the worksite employer remains the common law employer of its WSEs. As a result, the Company is the agent in the arrangement for revenue recognition purposes.
Benefits and insurance related revenue
Benefits and insurance related revenues consist of insurance-related amounts collected from customers and withheld from covered employees for risk-based and non-risk based insurance plans primarily provided through third-party insurance carriers, including employee health insurance benefits and workers’ compensation insurance. The Company’s performance obligation is to provide access to the Company’s sponsored health benefits and insurance coverage through insurance policies provided by third-party insurance carriers under its benefits and insurance related revenue consisting of state unemployment insurance (“SUI”), workers’ compensation insurance, and health insurance benefits provided to WSEs under Company-sponsored plans.
SUI revenue is recognized over the monthly period using an output method in which the control of the promised services is considered transferred when a customer’s payroll is processed over the contract period. For workers’ compensation insurance and health insurance benefits, the Company recognizes revenue over the monthly period of time that the customer and WSEs are covered under the Company-sponsored insurance policies.

Justworks, Inc.
Notes to Consolidated Financial Statements (Unaudited)
The transaction price for SUI is based on the payroll costs of WSEs serviced and the applicable state’s tax rate. For workers’ compensation insurance, the transaction price is determined as a percentage of payroll processed by the Company. The transaction price for the Company’s health insurance benefits is based on the number of WSEs serviced, the individual benefits elected by the WSEs, and the fees established by the Company for the various benefits. Although the transaction price for these performance obligations are variable, as these services qualify as a series of distinct services, the Company applies the variable consideration allocation exception and allocates the fees to each distinct service period.
Benefits and insurance related revenue is recorded on a gross basis as the Company is considered the principal for each of the performance obligations noted above as the Company controls payment for SUI, along with the selection of workers' compensation and health benefit coverage made available.
Disaggregation of revenue
Substantially all of the Company’s revenues relate to services transferred over time and it does not recognize any significant revenue for products and services transferred at a point in time.
Deferred revenue
Deferred revenue represents advance payments received from customers for professional employer organizations services, which include payroll, human resources, and compliance support, and are deferred and recognized as revenue over the contract period as the performance obligations are satisfied. In instances where the timing of revenue recognition differs from the timing of advance payments, the Company has determined its contracts do not include a significant financing component as the related performance obligations are generally satisfied within one year. As of February 28, 2022 and May 31, 2021, the balance of deferred revenue was $112.3 million and $86.8 million, respectively. The majority of the Company’s deferred revenue balance is collected from customers one month preceding the month of revenue recognition and mainly relates to benefits and insurance-related revenue. Approximately $85.7 million of the deferred revenue balance as of May 31, 2021 was recognized into revenue during the nine months ended February 28, 2022.
Costs to obtain revenue contracts
Sales commissions earned by the Company’s sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions are deferred and amortized on a straight-line basis over the estimated average customer life which the Company has determined to be approximately seven years. Deferred sales commissions were $24.3 million and $21.2 million at February 28, 2022 and May 31, 2021, respectively. During the three months ended February 28, 2022 and 2021, the Company capitalized $3.1 million and $1.9 million of sales commissions, respectively, and capitalized $6.8 million and $4.8 million during the nine months ended February 28, 2022 and 2021, respectively. The Company amortized $1.3 million and $1.0 million in sales commissions during the three months ended February 28, 2022 and 2021, respectively, and amortized $3.7 million and $2.9 million during the nine months ended February 28, 2022 and 2021, respectively, which is included in sales and marketing expenses in the accompanying consolidated statements of operations.
Insurance fees
The Company provides group health insurance coverage to its WSE’s through partnerships with prominent healthcare providers covering medical, dental, vision, and other insurance benefits. The Company currently operates under guaranteed-cost policies, which means their carriers establish the premiums and there is no deductible. Monthly premiums are paid to the insurance providers for medical, dental, vision, and other benefits and associated amounts are collected from customers one month prior to the month of benefit.

Justworks, Inc.
Notes to Consolidated Financial Statements (Unaudited)
Workers’ compensation costs
The Company’s workers’ compensation coverage has been provided through an arrangement with an insurance carrier since 2016. The insurance carrier is a fully-insured policy whereby it has the responsibility to pay all claims incurred regardless of whether the Company satisfies its responsibilities. Under the plan, and through May 31, 2021, the Company bears the economic burden for the first $0.5 million layer of claims per occurrence. As of June 1, 2021, the deductible threshold was increased to $1.0 million. The insurance carrier bears the economic burden for all claims in excess of this level.
Because the Company bears the economic burden for claims up to the levels noted above, such claims are recorded in the period incurred. Workers’ compensation insurance includes ongoing health care and indemnity coverage whereby claims are paid over numerous years following the date of injury. Accordingly, the accrual of related incurred costs in each reporting period includes estimates, which take into account the ongoing development of claims and therefore requires a significant level of judgment.
The Company consults with a third-party actuarial service to assist with establishing actuarial reserving methods to arrive at a range of ultimate loss indications by policy period, from which the Company selects the ultimate loss development rate. These factors are based on overall workers’ compensation industry trends as well as geographic locations, industry segments, and payroll classifications within our program, in addition to actual claims activity processed by the insurance carrier. The Company considers these rates to be reasonable.
At the beginning of each policy period, the insurance carrier establishes monthly funding requirements comprised of premium costs and funds to be set aside for payment of future claims (claim funds). The level of claim funds is primarily based upon anticipated worksite employee payroll levels and expected workers’ compensation loss rates, as determined by the insurance carrier. The Company’s estimate of incurred claim costs expected to be paid within one year are included in accrued expenses and other current liabilities while the estimate of incurred claim costs expected to be paid beyond one year are included in other noncurrent liabilities on our consolidated balance sheets. Expenses associated with both liabilities are recorded in benefits and insurance fees within the consolidated statements of operations. The breakout between short-term and long-term workers’ compensation liabilities can be seen below:

(in millions)	February 28, 2022	May 31, 2021
Accrued workers’ compensation short-term	$3.3	$2.1
Accrued workers’ compensation long-term	$6.5	$4.1
For the three months ended February 28, 2022 and 2021, the undiscounted workers’ compensation costs for claims and premiums were $4.1 million and $6.3 million, respectively. For the nine months ended February 28, 2022 and 2021, the undiscounted workers’ compensation costs for claims and premiums were $12.9 million and $16.7 million, respectively.
Income taxes
The Company accounts for its income taxes using the asset and liability method. Under the asset and liability method, deferred taxes are recognized for differences between the carrying values and tax bases of assets and liabilities. The Company also recognizes net operating loss carry forwards that are available to offset future taxable income as deferred tax asset. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

Justworks, Inc.
Notes to Consolidated Financial Statements (Unaudited)
Stock-based compensation
Stock-based compensation represents the cost related to stock-based awards granted to employees and non-employees. The Company measures stock-based compensation cost at grant date, based on the estimated fair value of the award, and recognizes the expense straight-lined over the employee’s requisite service period. Compensation expense associated with stock options are based on the estimated grant date fair value method using the Black-Scholes option pricing model. Expense is recognized using a straight-line amortization method over the respective vesting period, with adjustments to expense recognized in the period in which forfeitures occur.
Key Assumptions
The Company’s Black-Scholes option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected volatility of the price of the Company’s common stock, risk-free interest rates, the expected term of the option, and the expected dividend yield of our common stock. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future.
•Fair Value of the Company’s Common Stock. Because the Company’s stock is not publicly traded, it must estimate the fair value of its common stock.
•Expected Volatility. As the Company has not been a public company and does not have a trading history for its common stock, the expected stock price volatility for its common stock is estimated by taking the average historical price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. Industry peers, which the Company has selected, consist of several public companies in the industry similar in size, stage of life cycle and financial leverage. These industry peers are also used in the Company’s common stock valuations. The Company intends to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of its own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer similar to it, in which case more suitable companies whose share prices are publicly available would be used in the calculation.
•Risk-free Interest Rate. The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.
•Expected Term. The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. As the Company does not have sufficient historical experience for determining the expected term of the stock option awards granted, it bases its expected term for awards issued to employees or members of its Board of Directors on the simplified method, which represents the average period from vesting to the expiration of the stock option.
•Expected Dividend Yield. The Company has never declared or paid any cash dividends to common stockholders and does not presently plan to pay cash dividends in the foreseeable future. Consequently, it uses an expected dividend yield of zero.
Common stock subject to repurchase
Option holders are allowed to exercise stock options to purchase common stock prior to vesting. The Company has the right to repurchase at the original purchase price any unvested but outstanding common shares upon termination of service of the option holder. The consideration received for an early exercise of a stock option is considered to be a deposit of the exercise price and the related amount is recorded as a liability. While such shares have been issued, they are not considered outstanding for

Justworks, Inc.
Notes to Consolidated Financial Statements (Unaudited)
accounting purposes until they vest and are therefore excluded from shares used in determining income per share until the repurchase right lapses and the shares are no longer subject to the repurchase feature. The liability is reclassified into common stock and additional paid-in capital as the shares vest and the repurchase right lapses.
Accordingly, the Company has recorded the unvested portion of the early exercise proceeds of $0.7 million and $0.4 million as of February 28, 2022 and May 31, 2021, respectively, within accrued expenses & other current liabilities and other noncurrent liabilities in the consolidated balance sheets.
Legal proceedings
In the ordinary course of business, the Company is subject to loss contingencies that cover a range of matters. An estimated loss from a loss contingency, such as a legal proceeding or claim, is accrued if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In determining whether a loss should be accrued, the Company evaluates, among other factors, the degree of probability and the ability to reasonably estimate the amount of any such loss.
Concentration of credit risk
Financial instruments that may be subject to concentration of credit risk include cash, cash equivalents, co-employment assets, and restricted cash. The Company maintains cash balances at a financial institution which is insured by the Federal Deposit Insurance Corporation up to two hundred and fifty thousand dollars per account.
The Company’s customer service agreement requires that customers timely pay their fees due under the agreement, which include, among other things, administrative fees, wage payments, payroll taxes, and other PEO service fees, and any other amounts that may accrue or may become outstanding relating to services provided by the Company. The Company generally requires payment from its customers on or before the applicable payroll date.
No customer accounted for more than 1% of total revenues in the three and nine months ended February 28, 2022 and 2021. The Company made payments to an insurance provider that represents approximately 80% of payments made to suppliers for the three and nine months ended February 28, 2022 and 2021.
Recent accounting pronouncements
Accounting pronouncements not listed below were assessed and determined to be not applicable or are expected to have minimal impact on our consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This aligns the accounting for implementation costs incurred in cloud computing arrangements with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The guidance is effective for nonpublic companies for annual reporting periods beginning after December 15, 2020 and interim periods within annual periods beginning after December 15, 2021 with early adoption permitted. The amendments in this standard can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The adoption of this standard as of June 1, 2021, on a prospective basis, did not have a material effect on the Company’s consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance to ease the potential burden in accounting for the discontinuation of a reference rate such as the London Inter-bank Offered Rate (“LIBOR”) because of reference rate reform. The guidance is effective for all entities as

Justworks, Inc.
Notes to Consolidated Financial Statements (Unaudited)
of March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact of adopting this guidance on its consolidated financial statements.
3. Income per share
The Company computes income per share of Class A common stock and Class B common stock using the two-class method required due to the participating nature of both the redeemable convertible preferred stock (see Note 6), and the unvested stock options that have been early exercised by option holders (see Note 2). The rights, including the liquidation and dividend rights, of the Class A common stock and Class B common stock are substantially identical, other than voting rights. Accordingly, the Class A common stock and Class B common stock share in the Company’s net income. The weighted-average number of shares outstanding utilized in diluted income per share is computed using the weighted-average number of common shares outstanding plus the number of common shares that would be issued assuming exercise and conversion of all potentially dilutive instruments. The dilutive effect of the securities that are issuable under the Company’s equity incentive plans (see Note 7) are reflected in diluted income per share by application of the treasury stock method.
For the three and nine months ended February 28, 2022 and 2021, basic and diluted income per share was as follows:

	Three Months Ended February 28,		Nine Months Ended February 28,
(in millions, except share and per share amounts)	2022	2021	2022	2021
Numerator:
Net income	$13.3	$5.2	$6.1	$5.5
Less: net income allocated to participating securities	(9.8)	(3.9)	(4.5)	(4.1)
Net income attributable to common stockholders —basic	3.5	1.3	1.6	1.4
Add: reallocation of net income attributable to participating securities	9.8	3.9	4.5	4.1
Net income attributable to common stockholders—diluted	$13.3	$5.2	$6.1	$5.5

Denominator:
Weighted-average common shares outstanding—basic	14,731,951	14,376,110	14,635,812	14,302,336
Dilutive effect of assumed conversion of redeemable convertible preferred stock	40,577,516	40,577,516	40,577,516	40,577,516
Dilutive effect of assumed conversion of stock options	6,901,404	1,786,702	7,646,935	1,771,792
Dilutive effect of assumed conversion of warrants	140,448	140,307	140,500	140,291
Weighted-average common shares outstanding—diluted	62,351,319	56,880,635	63,000,763	56,791,935

Income per share: (1)
Net income per share attributable to common stockholders—basic	$0.24	$0.10	$0.11	$0.10
Net income per share attributable to common stockholders—diluted	$0.21	$0.09	$0.10	$0.10
______________
(1)Income per share amounts may contain summation differences due to rounding.

Justworks, Inc.
Notes to Consolidated Financial Statements (Unaudited)
Dilutive securities having an anti-dilutive effect on diluted net income per share are excluded from the calculation.
The following weighted-average outstanding shares of potentially dilutive securities were excluded from the calculation of diluted income per share, as they are anti-dilutive for the periods presented:

	Three Months Ended February 28,		Nine Months Ended February 28,
	2022	2021	2022	2021
Redeemable convertible preferred stock	—	—	—	—
Stock options	427,313	5,937,254	287,087	5,584,071
Warrants	—	—	—	—
Total anti-dilutive securities	427,313	5,937,254	287,087	5,584,071
4. Intangible assets, net and goodwill
Intangible assets, net
Intangible assets, net, as of February 28, 2022 and May 31, 2021 consists of the following:

(in millions)	Amortization period (in years)	February 28, 2022	May 31, 2021
Gross amount:
Capitalized software	5	$21.9	$14.6
Acquired software	5	3.0	3.0
Customer relationships	5	0.1	0.1
Total gross amount		$25.0	$17.7
Accumulated amortization:
Capitalized software		$(7.9)	$(5.8)
Acquired software		(0.8)	(0.4)
Customer relationships		—	—
Total accumulated amortization		$(8.7)	$(6.2)
Intangible assets, net:
Capitalized software		$14.0	$8.8
Acquired software		2.2	2.6
Customer relationships		0.1	0.1
Intangible assets, net		$16.3	$11.5
Amortization expense of $0.9 million and $0.7 million for the three months ended February 28, 2022 and 2021, respectively, and $2.5 million and $1.8 million for the nine months ended February 28, 2022 and 2021, respectively, is included in cost of providing services and product development in the consolidated statements of operations. As of February 28, 2022 and May 31, 2021, intangible assets with a carrying amount of $4.9 million and $1.4 million, respectively, are included in the gross amount of capitalized software, and have not commenced amortization, as they are not ready for their intended use.
Write-off of capitalized software resulted in a $0.0 million and $0.2 million loss for the three months ended February 28, 2022 and 2021, respectively, and a $0.0 million and $0.6 million loss for the nine months ended February 28, 2022 and 2021, respectively.

Justworks, Inc.
Notes to Consolidated Financial Statements (Unaudited)
Goodwill
Goodwill represents the cost in excess of fair value of net assets acquired in a business combination. As of February 28, 2022 and May 31, 2021, the total balance of goodwill was $0.5 million.
5. Long-term debt, net
Long-term debt, net consists of the following:

(in millions)	February 28, 2022	May 31, 2021
Principal amount	$15.2	$15.0
Less: Unamortized debt financing costs	0.4	0.4
Long-term debt, net	$14.8	$14.6
Less: Current portion of long-term debt	0.2	5.0
Long-term debt, net (noncurrent)	$14.6	$9.6
JPM Credit Agreement
On June 4, 2021 (the “Closing Date”), the Company entered into a credit agreement (the “Credit Agreement”) by and among, Justworks, Inc., and JP Morgan Chase Bank, N.A., as administrative agent, sole bookrunner, and sole lead arranger. The Credit Agreement provides for a term loan in the aggregate principal amount of up to $20.0 million, $15.2 million of which was funded on the Closing Date (the “Term Loan”), along with a revolving credit facility of up to $30.0 million (the “Revolving Credit Facility”) of which, $6.3 million remains undrawn as of February 28, 2022. The Term Loan and Revolving Credit Facility mature on June 4, 2025 and June 4, 2024, respectively. As of February 28, 2022, the Company had $15.2 million outstanding under the term loan facility and is in compliance with all debt covenants.
On the Closing Date, the Company repaid $15.0 million aggregate principal amount of its Loan and Security Agreement dated May 31, 2019, as amended on June 1, 2020 and March 11, 2021, resulting in a loss of $1.1 million as a cost of extinguishment of debt, recorded in the nine month ended February 28, 2022.
Borrowings under the Credit Agreement bear interest at a rate per annum equal to LIBOR, or the Applicable Margin Rate, plus a Benchmark Spread of 2.50% or 3.50% depending on the Company’s EBITDA for the trailing twelve month period.
Borrowings under the Credit Agreement are secured by substantially all of the assets of Justworks, Inc. (excluding, among other things, deposit accounts used exclusively as escrow, fiduciary, withholding, tax payment, or trust accounts). Subject to certain terms of the Credit Agreement, the Company may prepay its borrowings under the Credit Agreement without premium or penalty prior to maturity. The Credit Agreement contains certain customary affirmative and negative covenants.
The Term Loan is subject to an interest-only period (payable monthly) which lasts until December 4, 2022. Commencing December 4, 2022 through and including December 4, 2024, the outstanding principal balance of the Term Loan will be subject to equal quarterly payments of principal based on a 5% per annum amortization schedule, or $0.2 million per quarter, and thereafter a 10% per annum amortization schedule until maturity, or $0.4 million for the remaining two quarters.
The Credit Agreement provides for a $25.0 million sub-limit for letters of credit. As of June 4, 2021, the Company transferred its outstanding letters of credit over from the Loan and Security Agreement to the Revolving Credit Facility.
As of February 28, 2022, the Company had outstanding letters of credit of approximately $23.7 million, including $9.9 million in connection with its obligations to its workers’ compensation carrier and certain lease obligations of $13.8 million.

Justworks, Inc.
Notes to Consolidated Financial Statements (Unaudited)
Maturities
As of February 28, 2022, scheduled future maturities of the long-term debt are as follows:

(in millions)	February 28, 2022
remainder of fiscal year 2022	$—
2023	0.4
2024	0.8
2025	1.1
2026	12.9
Total	$15.2
Fair Value
As of February 28, 2022, the fair value of long-term debt is considered to approximate its carrying value. The fair value assessment represents a Level 2 measurement.
6. Redeemable convertible preferred stock and stockholders’ deficit
All classes of redeemable convertible preferred stock are optionally convertible by the holder into shares of Series A common stock at the then applicable conversion price. See below for further discussion of conversion. In the event of liquidation of the Company (including certain events outside of the Company’s control such as a change in control), the holders of redeemable convertible preferred stock are entitled to a liquidation preference equal to the respective original issue price plus declared and unpaid dividends ahead of the classes of common stock described below. The aggregate preferential amount for all classes of redeemable convertible preferred stock was $147.1 million as of February 28, 2022 and May 31, 2021.
The liquidation preference for each series of redeemable convertible preferred stock as of February 28, 2022 and May 31, 2021 is as follows:

	Authorized shares	Shares outstanding	Liquidation preference (per share)	Par value (per share)	Redeemable convertible preferred stock (in millions)
Series A	10,926,405	10,847,580	$0.8700	$0.0005	$9.5
Series A-1	12,157,378	1,309,798	$0.8700	$0.0005	1.1
Series B	9,142,892	9,090,144	$1.4200	$0.0005	12.9
Series B-1	9,142,892	52,748	$1.4200	$0.0005	0.1
Series C	10,818,828	10,818,828	$3.1000	$0.0005	33.5
Series C-1	10,818,828	—	$3.1000	$0.0005	—
Series D	5,517,242	5,517,242	$7.2500	$0.0005	40.0
Series E	2,941,176	2,941,176	$17.0000	$0.0005	50.0
Redeemable convertible preferred shares	71,465,641	40,577,516			$147.1
Common Stock
Holders of Class A Common Stock are entitled to one vote per share with dividend and liquidation rights subject to and qualified by the rights and preferences of the holders of the preferred stock, and holders of Class B Common Stock are entitled to ten votes per share with dividend and liquidation rights subject to and qualified by the rights and preferences of the holders of the preferred stock. So long as the

Justworks, Inc.
Notes to Consolidated Financial Statements (Unaudited)
Preferred Stock is outstanding, the Company is required to reserve from its authorized stock the number of shares sufficient to affect the conversion of all outstanding Preferred Stock.
7. Stock-based compensation
On December 26, 2012, the Company’s Board of Directors approved the adoption of the 2012 Stock Incentive Plan (the “2012 Plan”). Under the 2012 Plan, the Company grants stock options and restricted stock awards for its Class B Common Stock to employees, directors, consultants, and other individuals who provide services to the Company. As of February 28, 2022, the Company had 7,508,546 Class B Common Stock shares authorized for the issuance of equity awards under the 2012 Plan.
On February 21, 2018, the Company’s Board of Directors approved the adoption of the 2018 Plan, as the successor of the 2012 Plan. Under the 2018 Plan, the Company grants stock options, restricted stock units (“RSUs”), and restricted stock awards for Class A Common Stock to employees, directors, consultants, and other individuals who provide services to the Company. Following the adoption of the 2018 Plan, no additional stock awards will be granted under the 2012 Plan. As of February 28, 2022, the Company had 11,509,575 Class A Common Stock shares authorized for equity awards under the 2018 Plan.
All options and RSUs granted during the nine months ended February 28, 2022 and 2021 were under the 2018 Plan. All future grants will be granted under the 2018 Plan.
Stock‑based compensation represents the cost related to stock-based awards granted to employees and third-party service providers in lieu of monetary payment. As discussed in Note 2, the compensation costs for such awards are accounted for in accordance with ASC Topic 718, Compensation—Stock Compensation. Accordingly, the Company measures stock-based compensation cost at the date of grant, based on the fair value of the award, and recognizes the expense straight-lined over the employee’s requisite service period.
For the three and nine months ended February 28, 2022 and 2021, the Company allocated stock-based compensation expense to the following accounts in the consolidated financial statements:

	Three Months Ended February 28,		Nine Months Ended February 28,
(in millions)	2022	2021	2022	2021
Cost of providing services	$0.8	$0.2	$2.1	$0.5
Sales and marketing	0.7	0.2	2.0	0.7
General and administrative	2.3	0.6	6.4	1.7
Product development	1.3	0.4	3.6	0.9
Stock-based compensation	$5.1	$1.4	$14.1	$3.8
Capitalized in intangible assets	(0.2)	(0.1)	(0.5)	(0.1)
Stock-based compensation expense	$4.9	$1.3	$13.6	$3.7
As of February 28, 2022, unrecognized stock-based compensation expense associated with the unvested stock options and RSUs granted under the 2012 Plan and 2018 Plan is $64.5 million, which is expected to be recognized over a weighted average period of 3.5 years.

All options expire the day prior to the 10 year anniversary from the date of award. Almost all outstanding stock options and RSUs vest according to one of the following three schedules:
(i)25% after 12 months of continuous service, with the remaining balance of 80% vesting in equal installments over months 13-48 of continuous service, or

Justworks, Inc.
Notes to Consolidated Financial Statements (Unaudited)
(ii)5% after 12 months of continuous service,15% vesting in equal installments over months 13-24 of continuous service, and the balance of 80% vesting in equal installments over months 25-48 of continuous service, or
(iii)10% over 12 months of continuous service and the balance of 90% vesting in equal installments over months 13-48 of continuous service
Stock Options
The Company grants stock options with an early exercise feature to its employees pursuant to the terms of the 2012 Plan and the 2018 Plan, respectively. Under the provisions of the 2012 Plan and 2018 Plan, the Company has the option to repurchase all forfeited shares of common stock that are unvested from the early exercised options from its employees upon termination at the price equal to its original purchase price. Those repurchased shares are then available for future reissuance.
The key assumptions utilized to calculate the grant-date fair values using the Black-Scholes option pricing model for these awards are summarized below:

	Nine Months Ended February 28, 2022
	February 17, 2022	September 28, 2021	July 8, 2021	June 15, 2021
Expected life (years)	6.15	6.27	6.16	6.30
Expected volatility	45.0%	45.0%	50.0%	50.0%
Risk-free rate	1.89%	1.22%	0.92%	1.06%
Grant date fair value of common stock	$21.21	$29.55	$24.73	$20.10
To estimate the expected life of stock options, the Company has used the simplified method. Expected volatility is based on historical volatility of a group of peer entities. Dividend yields were determined to be $0.00. The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.
For the nine months ended February 28, 2022, the activity related to stock options was as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Weighted average grant-date fair value	Aggregate intrinsic value (in millions)
Outstanding as of May 31, 2021	9,854,832	$5.88	7.57	$2.49	$51.0
Granted	4,386,180	$13.77	9.37	$13.27
Exercised	(276,586)	$3.89	6.88	$2.64	$3.9
Forfeited and expired	(906,582)	$17.11	8.82	$9.23
Outstanding as of February 28, 2022	13,057,844	$7.79	7.53	$5.64	$175.2
Exercisable as of February 28, 2022	6,184,627	$5.82	6.15	$2.11	$95.2

Justworks, Inc.
Notes to Consolidated Financial Statements (Unaudited)
For the nine months ended February 28, 2022, the activity related to unvested balance of stock options was as follows:

	Number of options	Weighted average grant-date fair value
Unvested as of May 31, 2021	5,267,504	$3.37
Granted	4,386,180	$13.27
Forfeited	(876,954)	$9.45
Vested	(1,903,513)	$3.74
Unvested as of February 28, 2022	6,873,217	$8.81
As of February 28, 2022, unrecognized stock-based compensation expense associated with stock options granted under the 2012 and 2018 Plan is $55.4 million, which is expected to be recognized over a weighted average period of 3.41 years.
Restricted stock units
For the nine months ended February 28, 2022, the activity related to unvested balance of RSUs was as follows:

	Number of options	Weighted average grant-date fair value
Unvested as of May 31, 2021	—	$—
Granted	459,445	$21.21
Forfeited	(1,132)	$21.21
Vested	—	$—
Unvested as of February 28, 2022	458,313	$21.21
As of February 28, 2022, unrecognized stock-based compensation expense associated with RSUs granted under the 2018 Plan is $9.1 million, which is expected to be recognized over a weighted average period of 3.74 years.
8. Income taxes
The Company has an effective tax rate of 0% for the three and nine months ended February 28, 2022 and 2021, respectively.
The Company is subject to federal and state income taxes in the United States. The tax provision for interim periods is determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. The Company updates its estimated annual effective tax rate on a quarterly basis and, if the estimate changes, makes a cumulative adjustment. The estimate of the annual effective tax rate for the full year is applied to the respective interim period, taking into account year-to-date amounts and projected results for the full year.
As of February 28, 2022 and May 31, 2021, the Company has recorded a full valuation allowance against net deferred tax assets, and intends to continue maintaining a full valuation allowance on these net deferred tax assets until there is sufficient evidence to support the release of all or a portion of these allowances. Release of some or all of the valuation allowance would result in the recognition of certain deferred tax assets and an increase in deferred tax benefit for any period in which such a release may be recorded.

Justworks, Inc.
Notes to Consolidated Financial Statements (Unaudited)
9. Commitments and Contingencies
Legal proceedings
The Company is not currently a party to any legal proceeding, investigation, or claim which, in the opinion of management, is likely to have a material adverse effect on the business, financial condition, results of operations, or cash flows. Legal fees associated with such legal proceedings are expensed as incurred. The Company reviews legal proceedings and claims on an ongoing basis and follows the appropriate accounting guidance, including ASC Topic 450, Contingencies when making accrual and disclosure decisions. The Company establishes accruals for those contingencies where the occurrence of a loss is probable and can be reasonably estimated, and the Company discloses the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued, if such disclosure is necessary for the consolidated financial statements to not be misleading. To estimate whether a loss contingency should be accrued by a charge to income, the Company evaluates, among other factors, the probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of the loss. The Company does not accrue liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated.
In addition, the Company may be involved in litigation from time to time in the ordinary course of business. It is the opinion of the Company's management that the ultimate resolution of any such matters currently pending will not have a material adverse effect on the Company's business, financial condition, results of operations, or cash flows. However, the results of such matters cannot be predicted with certainty and there can be no assurance that the ultimate resolution of any legal or administrative proceeding or dispute will not have a material adverse effect on the Company's business, financial condition, results of operations, and cash flows.
In the ordinary course of business, the Company is subject to loss contingencies that cover a range of matters. An estimated loss from a loss contingency, such as a legal proceeding or claim, is accrued if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In determining whether a loss should be accrued, the Company evaluates, among other factors, the degree of probability and the ability to reasonably estimate the amount of any such loss.
10. Related Party Transactions
The Company processes payroll in the normal course of business for certain investors. The revenue generated from these service agreements is not considered material.
11. Subsequent Events
In May 2022, the Company’s Board of Directors approved grants of 248,740 restricted stock units and 125,579 stock options under the 2018 Plan. The grant date fair value of these awards totaled $5.0 million and $1.2 million, respectively, and will be recognized as stock-based compensation expense over a four year period.

           Shares
Class A Common Stock

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by Justworks, Inc. (the “Registrant”), in connection with the sale of its common stock being registered. All amounts are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the Nasdaq listing fee.

Amount
SEC registration fee	*
FINRA filing fee	*
Initial Nasdaq listing fee	*
Printing fees and expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees and expenses	*
Miscellaneous fees and expenses	*
Total	$ *
_____________
*To be provided by amendment
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The registrant is governed by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.
The registrant’s amended and restated certificate of incorporation and amended and restated bylaws will authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL, subject to limited exceptions.
Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.
We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), against certain liabilities.
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
Set forth below is information regarding all unregistered securities sold by us since January 1, 2018. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.
Preferred Stock Issuances
In February 2018, we issued and sold an aggregate of 5,517,242 shares of our Series D preferred stock, par value $0.0005 per share, to 11 accredited investors at a purchase price of $7.25 per share, for aggregate consideration of $40,000,005.
In January 2020, we issued and sold an aggregate of 2,941,176 shares of our Series E preferred stock, par value $0.0005 per share, to 17 accredited investors at a purchase price of $17.00 per share, for an aggregate purchase price of $49,999,992.
Warrant Issuances
In May 2019, we issued two warrants to purchase up to an aggregate of 106,000 shares of our Class A common stock, par value $0.0005 per share, to two accredited investors at an exercise price of $0.01 per share for an aggregate exercise price of $1,060.
Option, RSU, and Common Stock Issuances
From January 1, 2018 through the date of this registration statement, we granted to our directors, officers, employees, consultants and other service providers options to purchase an aggregate of 12,548,710 shares of Class A common stock, par value $0.0005 per share, at per share exercise prices ranging from $3.06 to $29.55, and restricted stock units in respect of 708,185 shares of Class A common stock, par value $0.0005 per share. From January 1, 2018 through the date of this registration statement, we issued an aggregate of 372,960 shares of Class B common stock, par value $0.0005 per share, at per share purchase price ranging from $1.16 to $1.59 pursuant to the exercise of options by our directors, officers, employees, consultants and other service providers.

In May 2018, we issued 72,000 shares of Class B common stock, par value $0.0005 per share, to one accredited investor at a per share exercise price of $0.44 pursuant to the exercise of a warrant.
In May 2018, we issued 40,000 shares of Class B common stock, par value $0.0005 per share, to one accredited investor at a per share exercise price of $1.155 pursuant to the exercise of a warrant.
In May 2018, we issued 40,000 shares of Class B common stock, par value $0.0005 per share, to one accredited investor at a per share exercise price of $0.01 pursuant to the exercise of a warrant.
In January 2020, we issued 52,946 shares of Class A common stock, par value $0.0005 per share, to one accredited investor at a per share exercise price of $0.01 pursuant to the net exercise of a warrant.
In March 2020, we issued 87,411 shares of Class B common stock, par value $0.0005 per share, to one accredited investor at a per share exercise price of $0.01 pursuant to the net exercise of a warrant.
The issuances of the securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act and/or Rule 506, Rule 701 or Regulation S promulgated thereunder. The securities were issued directly by us and did not involve a public offering or general solicitation. The recipients of such securities represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.
None of the transactions set forth in Item 15 involved any underwriters, underwriting discounts or commissions or any public offering. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a)Exhibits.

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1*	Certificate of Incorporation of the Registrant, as amended (currently in effect)
3.2*	Bylaws of the Registrant, as amended (currently in effect)
3.3*	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective immediately prior to the closing of this offering)
3.4*	Form of Amended and Restated Bylaws of the Registrant (to be effective immediately prior to the closing of this offering)
4.1*	Specimen Stock Certificate evidencing the shares of Class A common stock
4.2X+*	Fourth Amended and Restated Investors’ Rights Agreement, dated January 16, 2020
4.3*	Warrant Agreement, dated June 23, 2017 by and between Justworks, Inc. and Triplepoint Capital LLC
4.4*	Warrant to Purchase Stock, dated as of May 31, 2019, issued by Justworks, Inc. to Silicon Valley Bank
5.1**	Opinion of Latham & Watkins LLP
10.1#*	2012 Stock Incentive Plan, as amended, and form of option agreements thereunder
10.2#*	2018 Stock Plan, as amended, and form of option agreements thereunder
10.3#*	2022 Incentive Award Plan
10.4#*	Non-Employee Director Compensation Program
10.5#*	Form of Indemnification Agreement for Directors and Officers
10.6#X*
Credit Agreement, dated as of June 4, 2021, among Justworks, Inc., as borrower, the other loan parties thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended

10.7X*	Lease, dated as of June 5, 2019, between New Water Corp. and Justworks, Inc., as amended
10.8#+*	Offer Letter, dated August 24, 2019, by and between Justworks, Inc. and Michael Seckler
10.9#*	Executive Severance Policy Participation Noticed, dated November 8, 2020, by and between Justworks Inc. and Michael Seckler
10.10#†+*	Offer Letter, dated February 8, 2021, by and between Justworks, Inc. and Aida Sukys
10.11#*	2022 Employee Stock Purchase Plan
10.12#*	Form Stock Option Agreement under the 2022 Incentive Award Plan
10.13#*	Form Restricted Stock Unit Agreement under the 2022 Incentive Award Plan
10.14#*	Isaac Oates Stock Option Agreement under the 2022 Incentive Award Plan
10.15#*	Executive Severance Policy
10.16#*	Form Director Restricted Stock Unit Agreement under the 2022 Incentive Award Plan
21.1*	Subsidiaries of the Registrant
23.1	Consent of Ernst & Young LLP
23.2**	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107	Filing Fee Table
_______________
*Previously filed.
**To be filed by amendment.
#    Indicates management contract or compensatory plan.

†Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).
+    Certain portions of this exhibit (indicated by “####”) have been redacted pursuant to Regulation S-K, Item 601(a)(6).
X     Certain of the schedules and attachments to this exhibit have been omitted pursuant to Regulation S-K, Item 601(a)(5). The registrant hereby undertakes to provide further information regarding such omitted materials to the SEC upon request.
(b)Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 27, 2022.

JUSTWORKS, INC.

By:	/s/ Isaac Oates
Isaac Oates
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Isaac Oates	Chief Executive Officer and Chair of the Board of Directors (Principal Executive Officer)	June 27, 2022
Isaac Oates

/s/ Aida Sukys	Chief Financial Officer (Principal Financial and Accounting Officer)	June 27, 2022
Aida Sukys

*	Director	June 27, 2022
Charles Berg

*	Director	June 27, 2022
Jared Weinstein

*	Director	June 27, 2022
Karen Magee

*	Director	June 27, 2022
Kristina Leslie

*	Director	June 27, 2022
Matthew Harris

*By:	/s/ Isaac Oates
Isaac Oates
Attorney-in-Fact